As filed with the U.S. Securities and Exchange Commission on June 26, 2024

Registration No. 333-279893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LandBridge Company LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	6792	93-3636146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230-8864

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Long

Chief Executive Officer

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230-8864

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Michael S. Telle Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222	Hillary H. Holmes Harrison Tucker Cynthia M. Mabry Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus Dated June 26, 2024

Preliminary Prospectus

14,500,000 Shares

LandBridge Company LLC

Class A Shares

Representing Limited Liability Company Interests

This is the initial public offering of Class A shares representing limited liability company interests (“Class A shares”) of LandBridge Company LLC, a Delaware limited liability company (“LandBridge”). We have elected to be treated as a corporation for U.S. federal income tax purposes.

We expect that the public offering price for our Class A shares will be between $19.00 and $22.00 per Class A share. We have been authorized to list our Class A shares on the New York Stock Exchange (the “NYSE”) under the symbol “LB.”

Following this offering, we will have two classes of authorized equity securities outstanding: Class A shares and Class B shares representing limited liability company interests (“Class B shares” and, together with Class A shares, “common shares”). Our Class B shares have no economic rights but entitle holders to one vote per Class B share on all matters to be voted on by shareholders generally. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement (as defined herein). Our outstanding Class A shares and Class B shares will represent approximately 20.1% and 79.9%, respectively, of the total voting power of our outstanding common shares immediately following this offering, assuming no exercise of the underwriters’ option to purchase additional Class A shares, with our affiliates owning approximately 79.9% of such total voting power, without giving effect to any purchases that any of our affiliates may make through the directed share program.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Please see the sections titled “Risk Factors” and “Summary—Emerging Growth Company and Smaller Reporting Company Status.” Immediately following this offering, we expect to be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements. See “Management—Status as a Controlled Company” for additional information.

Investing in our Class A shares involves risks. See “Risk Factors” beginning on page 46 of this prospectus to read about factors you should consider before investing in our Class A shares. These risks include the following:

•

Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity on or around our land. If E&P companies do not maintain drilling, completion and production activities on or around our land, the demand for the use of our land and resources, as well as the royalties we receive from the production of oil and natural gas and related activities on our land, could be reduced, which could have a material adverse effect on our results of operations, cash flows and financial position.

•

The willingness of E&P companies to engage in drilling, completion and production activities on and around our land is substantially influenced by the market prices of oil and natural gas, which are highly volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our results of operations, cash flows and financial position.

•

Because a significant portion of our future revenue growth is expected to be derived from WaterBridge and Desert Environmental (each, as defined herein), any development that materially and adversely affects their business, operations or financial condition could have a material adverse impact on us.

•	Our reliance on WaterBridge and its personnel to manage and operate our business exposes us to certain risks.

•

LandBridge Holdings (as defined herein) has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. LandBridge Holdings’ interests may conflict with those of our other shareholders.

•

LandBridge Holdings, Five Point (as defined herein) and WaterBridge, as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.

•

There are certain provisions in our Operating Agreement (as defined herein) regarding fiduciary duties of our directors, exculpation and indemnification of our officers and directors and the approval of conflicted transactions that differ from the Delaware General Corporation Law (the “DGCL”) in a manner that may be less protective of the interests of our public shareholders and restrict the remedies available to shareholders for actions taken by our officers and directors that might otherwise constitute breaches of fiduciary duties if we were subject to the DGCL.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Class A share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to LandBridge (before expenses)	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters the option to purchase, exercisable within 30 days from the date of this prospectus, up to 2,175,000 additional Class A shares from us, at the public offering price less the underwriting discounts.

At our request, the underwriters have reserved up to 10% of the Class A shares for sale at the public offering price through a directed share program to certain individuals associated with us. See “Underwriting—Directed Share Program.”

Certain funds and accounts managed by Horizon Kinetics Asset Management LLC (the “cornerstone investor”), have indicated an interest in purchasing up to an aggregate of $80 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

The underwriters expect to deliver the Class A shares to purchasers on or about      , 2024 through the book-entry facilities of The Depository Trust Company.

Goldman Sachs & Co. LLC	Barclays

Wells Fargo Securities
Citigroup	Piper Sandler	Raymond James

Janney Montgomery Scott	Johnson Rice & Company	Pickering Energy Partners	Texas Capital Securities	Roberts & Ryan

Prospectus dated      , 2024.

LANDBRIDGE

Northern Position

Stateline Position

Southern Position

62
206
176
18
31
Eddy
DELAWARE BASIN
Lea
Andrews
62
285
128
CENTRAL BASIN PLATFORM
NEW MEXICO
TEXAS
2
652
Loving
Winkler
302
18
285
Culberson
2119
Ward
Reeves
285
20
17
Pecos
10
Davis
LandBridge
Interstate
US Route
Other Main Road
0 5 10 20
Miles
NM
OK
TX

Mission Statement

Land is critical to energy and broader industrial development. Access to expansive surface acreage is necessary for oil and natural gas development, solar power generation, power storage and non-hazardous oilfield reclamation and solid waste facilities.

*Includes 960 acres currently under contract, which is expected to close in the second half of 2024

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell Class A shares and seeking offers to buy Class A shares only under circumstances and in jurisdictions where such offers and sales are lawful. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A shares. Our business, liquidity position, financial condition, prospects or results of operations may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

i

BASIS OF PRESENTATION

This is the initial public offering of Class A shares of LandBridge. We were formed on September 27, 2023 by WaterBridge NDB LLC (“NDB LLC”) and have not conducted and will not conduct any material business operations prior to the completion of the transactions described under “Corporate Reorganization” (such transactions, the “Corporate Reorganization”) other than certain activities related to this offering. Following the Corporate Reorganization, LandBridge will be a holding company, the sole material asset of which will consist of membership interests (“OpCo Units”) in DBR Land Holdings LLC, a Delaware limited liability company (“OpCo”). LandBridge will also be the sole managing member of OpCo.

Our organizational structure following the Corporate Reorganization will allow us to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct ownership interest in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we have elected to be taxed as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement (as defined herein), our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “Corporate Reorganization” and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Throughout this prospectus, we present operational and financial information regarding the business of OpCo. This information is generally presented on an enterprise-wide basis. However, the Class A shares to be issued to the public shareholders in this offering will initially represent a minority economic interest in OpCo. We expect that LandBridge Holdings LLC (“LandBridge Holdings”) will initially hold a majority of the economic interest in OpCo, as a non-controlling interest holder, through its ownership of a majority of the OpCo Units outstanding immediately following the closing of this offering. Immediately following this offering, LandBridge Holdings will directly control us and, as a result, will indirectly control OpCo through its ownership of Class B shares representing greater than a majority of our outstanding common shares. Because the Class A shares issued in this offering will initially indirectly represent a minority economic interest in OpCo, prospective investors should therefore evaluate performance metrics and financial information in this prospectus accordingly. To the extent that OpCo Units (along with a corresponding number of our Class B shares) are redeemed for our Class A shares (or, at our election, for cash) over time, the relative economic interest of LandBridge and our public shareholders in OpCo’s economic results will increase relative to that of LandBridge Holdings.

Recent Acquisitions

As discussed under “Summary—Recent Developments—Acquisitions,” on May 10, 2024, we acquired approximately 103,000 surface acres in Loving and Winkler Counties, Texas, and Lea County, New Mexico (the “East Stateline Ranch”) from a private third-party seller (the “East Stateline Acquisition”). In tandem with the East Stateline Acquisition, WaterBridge, an affiliated entity, acquired brackish and produced water handling infrastructure located on the East Stateline Ranch and the associated commercial contracts from the same seller (the “WaterBridge Stateline Acquisition”).

Additionally, on May 10, 2024, we acquired approximately 34,000 surface acres in Lea County, New Mexico and Andrews County, Texas (the “Speed Ranch”) from the same private third-party seller from which we acquired the East Stateline Ranch (the “Speed Acquisition” and, together with the East Stateline Acquisition, the “May 2024 Acquisitions”).

Finally, on March 18, 2024, we acquired approximately 11,000 surface acres in Lea County, New Mexico (the “Lea County Ranches” and, collectively with the East Stateline Ranch and the Speed Ranch, the “Acquired Lands”) from a private third-party seller (the “Lea County Acquisition”). We refer to the East Stateline Acquisition, the Speed Acquisition and the Lea County Acquisition collectively as, the “Acquisitions.”

Financial and Operating Data Presentation

Unless otherwise indicated, the historical financial and operating data presented herein generally consists of the consolidated financial and operating results of OpCo and its subsidiaries. OpCo has no operations, income (loss), liabilities or material assets, other than its interests in DBR Land LLC, a Delaware limited liability company and wholly-owned subsidiary of OpCo (“DBR Land”), and following this offering, its financial results will be included in the consolidated financial statements of LandBridge.

In certain instances in this prospectus, we present financial and operating data on a “pro forma” or “pro forma, as adjusted” basis, as applicable. As used herein and as applicable based on the periods presented, these references have the following meanings:

•

the term “pro forma” when used with respect to financial data refers to the historical financial data of OpCo, as adjusted to give effect to the East Stateline Acquisition and the Credit Agreement Amendment (as defined herein), unless otherwise indicated; and

•

the term “pro forma, as adjusted” when used with respect to financial data refers to the historical financial data of OpCo, as adjusted to give effect to the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering and the application of the net proceeds therefrom, unless otherwise indicated.

Unless otherwise indicated, pro forma financial data for the year ended December 31, 2023 gives effect to the East Stateline Acquisition and the Credit Agreement Amendment as if each transaction had been consummated on January 1, 2023. Unless otherwise indicated, pro forma financial data as of and for the three months ended March 31, 2024 gives effect to the East Stateline Acquisition and the Credit Agreement Amendment as if each transaction had been consummated on January 1, 2023, in the case of the statement of operations data, and March 31, 2024, in the case of the balance sheet data. Unless otherwise indicated, pro forma, as adjusted, financial data for the year ended December 31, 2023 gives effect to the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering and the application of the net proceeds therefrom as if each transaction had been consummated on January 1, 2023. Unless otherwise indicated, pro forma, as adjusted, financial data as of and for the three months ended March 31, 2024 gives effect to the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering and the application of the net proceeds therefrom as if each transaction had been consummated on January 1, 2023, in the case of the statement of operations data, and March 31, 2024, in the case of the balance sheet data. Pro forma and pro forma, as adjusted financial data contain certain reclassification adjustments to conform the historical East Stateline Ranch financial statement presentation to the Company’s financial statement presentation, as applicable.

The pro forma and pro forma, as adjusted, financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition or the operating results that would have been achieved if the East Stateline Acquisition, the Credit Agreement Amendment, the

Corporate Reorganization and this offering and the use of proceeds therefrom, as applicable, had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma and pro forma, as adjusted data and should not be relied on as an indication of future results. Please refer to our unaudited pro forma condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus for additional information.

INDUSTRY DATA

Certain market and industry data and other statistical information used throughout this prospectus have been obtained from the following independent industry sources as well as from research reports prepared for other purposes: (i) Enverus; (ii) NSAI; (iii) Berkeley National Laboratory; (iv) BloombergNEF; (v) B3 Insights; and (vi) Pickering Energy Partners. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of publicly available industry publications, our internal research and our knowledge of the markets in which we currently operate and, as of the date of this prospectus, anticipate operating in the future. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with us or endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner or licensor to these trademarks, service marks and trade names.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision in our Class A shares. The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto included elsewhere in this prospectus. You should read this entire prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical and pro forma financial statements and related notes thereto included elsewhere in this prospectus before deciding to invest in our Class A shares. In addition, certain statements in this prospectus include forward-looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus for additional information.

Unless the context otherwise requires, references in this prospectus to “LandBridge,” the “Company,” “we,” “our,” “us” or like terms refer to LandBridge Company LLC and its subsidiaries. When used in a historical context, such terms refer to DBR Land Holdings LLC and its subsidiaries. References in this prospectus to “Five Point” refer to Five Point Energy LLC. References in this prospectus to “WaterBridge NDB” refer to WaterBridge NDB Operating LLC, and references to “WaterBridge” collectively refer to WaterBridge NDB and WaterBridge Operating LLC, together with their respective operating subsidiaries. References in this prospectus to “Desert Environmental” refer to Desert Environmental LLC. See “Glossary of Certain Industry Terms” for other defined terms used in this prospectus.

Unless the context indicates otherwise, the information presented in this prospectus assumes (i) a public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) and (ii) that the underwriters’ option to purchase additional Class A shares is not exercised.

Company Overview

Land is critical to energy development and production. We own approximately 220,000 surface acres in and around the Delaware sub-basin in the prolific Permian Basin, which is the most active region for oil and natural gas exploration and development in the United States. Access to expansive surface acreage is necessary for oil and natural gas development, solar power generation, power storage, data centers and non-hazardous oilfield reclamation and solid waste facilities. Further, the significant industrial economy that exists to service and support energy development requires access to surface acreage to support those activities. Our strategy is to actively manage our land and resources to support and encourage oil and natural gas development and other land uses that will generate long-term revenue and Free Cash Flow for us and returns to our shareholders.

The Delaware Basin is the most active oil and natural gas development and production region of the prolific Permian Basin due to the abundant remaining oil and natural gas resources and low break-even cost of development. Activity in the Delaware Basin is dominated by large, generally publicly listed, well-capitalized producers. Our land is located predominantly in the heart of the Delaware Basin, along and near the regulatory divide of the Texas-New Mexico state border, which represents some of the most productive acreage in the Delaware Basin with a high concentration of hydrocarbons and growing drilling and completion activity. We believe that our strategic location positions us to capture additional revenues from the growth in infrastructure required to facilitate the development of these resources.

We share a financial sponsor, Five Point, and our management team with WaterBridge. WaterBridge is one of the largest water midstream companies in the United States and operates a large-scale network of pipelines and other infrastructure in the Delaware Basin that, as of June 15, 2024, handled more than 2.0 million bpd of water associated with oil and natural gas production, consisting of 139 produced water handling facilities and approximately 3.4 million bpd of total handling capacity. WaterBridge operates primarily under long-term agreements with E&P companies to provide critical produced water handling throughout the full life cycle of its customers’ oil and natural gas wells. These relationships provide our shared management team visibility into key areas of oil and natural gas production and long-term trends, which we leverage to encourage and support the development of critical infrastructure on our land and generate additional revenue for us.

Five Point and our management team formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of WaterBridge’s large-scale produced water handling infrastructure and to actively manage our land and resources to support and encourage broader industrial and commercial development. Since our formation, our management and Five Point have successfully started and expanded businesses that generate new and growing revenues for us by capturing and monetizing commercial activity both on and near our land. Examples of the benefits of these relationships include WaterBridge’s strategic partnership with Devon Energy, which supports the development of significant additional infrastructure on and around our land. We believe that WaterBridge’s future growth will continue to underpin increased revenues for us, into which we have significant visibility and that requires minimal investment by us. Additionally, Five Point formed Desert Environmental to develop non-hazardous oilfield reclamation and solid waste facilities on our land. We believe Desert Environmental will provide a responsible waste disposal solution to those operating on or near our surface and generate additional revenues for us that otherwise would have gone to other landowners.

In addition to our relationships with WaterBridge and Desert Environmental, we have actively grown third-party revenues. We utilize a collaborative commercial approach with a diversified customer base to provide availability, timing and consistent terms for our customers’ development activities on our land. As a landowner, we benefit from these activities by charging fees and royalties based on our customers’ usage of our land and resources. Furthermore, the cost of development on our land is primarily borne by our customers, allowing us to benefit from their growth on our land while deploying minimal capital of our own. In furtherance of our strategy, we and WaterBridge entered into agreements with Texas Pacific Land Company (“TPL”), one of the largest landowners in Texas, to provide reciprocal crossing rights and produced water royalty and revenue sharing across an area of mutual interest that provides our customers (including WaterBridge) with greater development efficiency and enables them to increase their operations on our land. Please see “Business—Our Assets—Our Stateline Position” for more information related to our agreements with TPL.

We generate multiple revenue streams from the use of our surface acreage, the sale of resources from our land and oil and gas royalties.

•

Surface Use Royalties and Revenues: We receive fees from our customers for the use of our surface acreage for their business operations, which currently include oil and natural gas development and production, produced water transportation and handling, pipeline and electrical infrastructure, a commercial fuel distribution facility and other commercial and industrial activities, including non-hazardous oilfield reclamation and solid waste facilities. This revenue stream will also include revenues generated from two solar facilities currently being developed on our land.

•

Resource Sales and Royalties: We receive fees from the sale of resources from our land, including sales of brackish water utilized in connection with oil and natural gas well completions, and royalties from sand extracted from our land for oil and natural gas operations. These resources are used by our customers in their projects on and around our land and elsewhere throughout the Delaware Basin.

•

Oil and Gas Royalties: We receive a share of recurring revenues from the production of oil and natural gas on our 4,180 gross mineral acres through our ownership of mineral interests, of which approximately 96% underlie our surface acreage. Other than our gross mineral acres, we do not own the mineral interests that underlie our surface acreage.

A key attribute of our business model is entering into agreements under which our customers bear substantially all of the operating and capital expenditures related to their operations on our land, with minimal capital requirements of our own for both current and future commercial opportunities, resulting in the ability to create significant Free Cash Flow. The following table summarizes our financial performance for the periods shown:

	Predecessor	Pro Forma(1)
	Year Ended December 31, 2023	Year Ended December 31, 2023
	(in thousands)
Total revenues	$72,865	$92,902
Net income	63,172	51,454
Adjusted EBITDA(2)	62,804	82,369
Cash flows from operating activities	53,042
Capital expenditures	2,783
Free Cash Flow(2)	50,259

(1)

Does not reflect management adjustments of $9.4 million in additional revenues that would have been recognized as a result of commercial royalty rates that were effected pursuant to new commercial arrangements between us and WaterBridge entered into at the close of the East Stateline Acquisition, if such agreements had been in place as of January 1, 2023. For more information, see “Note 4—Management Adjustments” in our unaudited pro forma condensed consolidated financial statements.

(2)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. See “—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

Active Land Management

We actively manage the commercial development of our land, seeking to maximize the long-term value of our surface acreage and our resources by identifying and developing, or supporting the development of, new uses and revenues from our land. We communicate frequently with existing and potential customers with respect to new opportunities and revenue streams from our land. Unlike landowners focused primarily on agricultural or livestock operations, we proactively promote our land as a location for commercial and industrial uses, and we offer our customers an efficient contracting process that provides a holistic solution to their operational needs.

Further, we are actively growing revenue streams beyond the hydrocarbon value chain to maximize utilization of our land and resources. As we have continued to attract and support operations on our land, the resulting infrastructure provides the opportunity to attract new businesses that can take advantage of that existing infrastructure to pursue additional commercial opportunities. For example, roads and power and other infrastructure in place on our land reduce development costs for natural gas processing facilities, crypto currency mines and data centers. We target opportunities that make the most efficient use of our surface acreage, allow the same surface acreage to be used for multiple activities and/or improve the value of the surrounding acreage, and have entered into, or are currently pursuing, primarily long-term commercial relationships with businesses focused on solar power generation, power storage, crypto currency mining and data management, as well as other renewable energy production, among other industries and applications. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we do not expect to own or operate such projects or expect to incur significant capital expenditures in connection therewith.

For the year ended December 31, 2022, we generated $33.5 million of non-oil and gas royalty revenue on our initial approximately 72,000 owned surface acres, or $465 in revenue per owned surface acre. As a result of our active management strategy, we have increased non-oil and gas royalty revenue on such 72,000 owned surface acres by 56% to $52.1 million for the year ended December 31, 2023, or $724 in revenue per owned surface acre. We measure our revenue divided by our total acreage as a performance metric, which we refer to as “surface use economic efficiency.” We believe that the Acquired Lands present an attractive opportunity to apply our active land management strategy in a similar fashion and generate attractive returns for our investors.

Land and Produced Water Relationship

Produced water naturally exists in underground formations and is brought to the surface during crude oil and natural gas production throughout the entire life of an oil or natural gas well. Produced water must be reliably separated and handled in order for these wells to be brought online and remain in production. The gathering, treating, handling and recycling of produced water requires both access to significant surface acreage for operations and subsurface reservoirs that are porous, uniform and stable where produced water can be injected and sequestered.

Access to significant surface acreage and subsurface reservoirs for produced water handling is of particular importance to operators in the Delaware Basin. The Delaware Basin has experienced significant growth in oil and natural gas production activity over the last three years, with approximately 60% and 45% growth in oil and natural gas wells brought online and active rigs, respectively, according to Enverus. We believe that this growth in oil and natural gas production activity will require increased produced water handling capacity, as the amount of produced water produced from wells in the Delaware Basin significantly exceeds the amount of the related oil and natural gas production. Specifically, for every barrel of oil produced in the Delaware Basin from 2016 to 2023, approximately four barrels of associated water were produced, according to Enverus. Produced water volumes have increased as hydrocarbon production has increased in the Delaware Basin over the last several years. From 2016 to 2023, produced water in the Delaware Basin grew from approximately 2.6 MMBbl/d to approximately 10.7 MMBbl/d, a CAGR of 22%. Historical and forecasted Delaware Basin produced water volumes as of September 30, 2023, including the anticipated incremental increase in produced water volumes that could be recycled or handled in existing and/or new produced water handling facilities, are shown in the graphic below, in each case according to Pickering Energy Partners and B3 Insights.

Delaware Basin Produced Water Volumes

Source:	Pickering Energy Partners and B3 Insights

Produced water handling facilities and their access to specific geologic zones are regulated at the state level and are required to meet guidelines imposed by the relevant state agencies. Because the Delaware Basin straddles the Texas–New Mexico state border, the planning, permitting and building of produced water infrastructure is dependent upon the laws and regulations of either Texas or New Mexico.

In contrast to New Mexico, Texas generally provides a more favorable regulatory environment for produced water permitting. Between January 1, 2021 and March 31, 2024, the Texas produced water permitting process has taken an average of 171 days from initial submission to approval for produced water handling facilities located in the Delaware Basin (as defined by the EIA’s Permian Sub-Basin boundary), compared to an average of 655 days in New Mexico for produced water handling facilities located in the Delaware Basin over the same time period. Furthermore, we believe that New Mexico regulatory agencies have been less likely to approve shallow geological produced water handling wells. Only 30% of all approved permits in the Delaware Basin in New Mexico from January 1, 2021 to March 31, 2024 were for shallower intervals (defined as injection formations above the top of the Woodford formation), compared to 99% in the Delaware Basin in Texas over the same time period. Building infrastructure for deep geological produced water handling is time consuming, operationally complex and expensive, which increases the economic risks and limits operational flexibility and certainty desired by water midstream companies and E&P companies. The combination of favorable geological characteristics and a comparatively less restrictive regulatory environment drives increased demand for produced water handling facilities on the Texas side of the Texas-New Mexico state border. Our Stateline and Northern Positions benefit from the demand for surface acreage and pore space in Texas that is driven by the regulatory divide between Texas and New Mexico and the level of oil and gas activity in the Northern Delaware Basin. Please see “Business—Our Assets—Our Stateline Position” and “Business—Our Assets—Our Northern Position” for more information.

New Mexico also presents a more restrictive regulatory and hydrological environment for sourcing brackish water used for oil and natural gas well completion activity. As a result, much of the brackish water supplied to the oil and natural gas industry in New Mexico is sourced from Texas. Our Stateline and Northern Positions contain significant underground brackish water sources from which brackish water can be produced for sale to companies that deliver this water to E&P companies in New Mexico for use in their drilling and completion activities.

We believe that expected future growth of produced water volumes in the Delaware Basin will require incremental pore space to ensure proper handling. We also believe that our large land position strategically located at the intersection of significant producer activity and access to largely underutilized pore space offers critical capacity for produced water disposal, along with our management team’s extensive experience in the produced water industry, uniquely positions us to provide producers and produced water companies with access to our land and pore space to establish large-scale, reliable produced water handling solutions, from which we will generate multiple revenue streams, including the sale of resources from our land and produced water handling royalties.

Northern Delaware Basin Pore Space for Water Handling

Source:	Enverus and B3 Insights

As of June 15, 2024, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land and has approximately 1.4 million bpd of additional permitted capacity available for future development on our land. We believe that our land position supports more than 3.5 million bpd of water handling capacity, as of June 15, 2024, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities. We receive royalties for each barrel of produced water handled on our land as well as surface use payments for infrastructure constructed on our land.

Our Assets

We own approximately 220,000 surface acres in and around the Delaware Basin in Texas and New Mexico, the most active oil and natural gas development and production region of the United States, as of June 15, 2024. Our surface acreage is located across three separate areas, which we refer to as our Stateline, Northern and Southern Positions. Our land positions are shown below.

The estimated ultimate recovery (“EUR”) represents the total amount of oil and natural gas expected to be recovered over the life of a well. Wells with longer lateral lengths generally have a higher EUR. Because not all wells have the same lateral length, EUR per foot of lateral length is commonly used for comparability purposes. The EUR per foot of lateral length from oil and natural gas wells on and near our land position, according to Enverus, as of April 30, 2024 after giving effect to the May 2024 Acquisitions, is shown in the graphic below.

Overview of our Land Position

Gaines
Lea
Eddy
Andrews
NEW MEXICO
TEXAS
Loving
Winkler
Ward
Reeves
Pecos
Davis
285
62
62
285
20
10
Oil EUR (bbl/ft)
> 110
≤ 50
Active Rigs
LandBridge
Stateline AMI
Road Network
Interstate
US Route
0 5 10 20
Miles

Position	Surface Acres	Gross Mineral Acres
Northern	48,526	–
Stateline	137,454	1,322
Southern	33,964	2,858
Total	**219,944**	**4,180**

Source: Enverus

Our Stateline Position

Our Stateline Position consists of approximately 137,000 surface acres located primarily in Loving, Reeves and Winkler Counties, Texas, and Lea County, New Mexico, near and along the Texas-New Mexico state border, as of June 15, 2024. Our Stateline Position is comprised of a significant and large land position and geological formations that are generally characterized by high permeability and porosity, that we believe will enable reliable water handling. There are substantial hydrocarbon resources under and in close proximity to our Stateline Position, which attracts high-quality, well-capitalized producers, including Devon Energy, EOG Resources, ConocoPhillips, Continental Resources, Admiral Permian and Occidental Petroleum. According to NSAI as of April 30, 2024 after giving effect to the East Stateline Acquisition, approximately 11,527 identified well locations across seven formations exist within a 10-mile radius of our surface acreage in our Stateline Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing. We believe that our geographic proximity to the operations of large, well-capitalized producers positions us to benefit from anticipated growth in oil and natural gas development on and around our land.

The western portion of our Stateline Position is semi-contiguous, or checkerboarded, with surface acreage held by TPL, one of the largest landowners in Texas. The nature of the checkerboarded acreage results in E&P companies, midstream companies, service companies and other operators in the area generally needing to access both our and TPL’s surface acreage for rights of way. In order to unlock opportunities for the checkerboarded surface acreage, we, together with WaterBridge, entered into agreements with TPL in the first quarter of 2022 that established an approximate 64,000 acre area of mutual interest (the “Stateline AMI”) across much of the western portion of our Stateline Position and the adjacent TPL surface acreage. These agreements provide reciprocal crossing rights as well as royalty and revenue sharing across the Stateline AMI, and provides WaterBridge the certainty necessary to develop large scale water infrastructure assets on and around such land. We believe these agreements provide WaterBridge with greater water handling opportunities across the western portion of our Stateline Position, which we expect to result in additional royalty revenue for us. Please see “Business—Our Assets—Our Stateline Position” for more information related to our agreements with TPL.

As of June 15, 2024, WaterBridge and other producers operated approximately 650,000 bpd of existing produced water handling capacity on the western portion of our Stateline Position. We believe that the pore space underlying the western portion of our Stateline Position will be able to support approximately 1.1 million bpd of additional produced water handling capacity, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities.

The eastern portion of our Stateline Position includes 103,000 contiguous surface acres in Winkler and Loving Counties, Texas and Lea County, New Mexico that we acquired in the East Stateline Acquisition. Furthermore, in tandem with the East Stateline Acquisition, WaterBridge acquired produced water handling infrastructure on the East Stateline Ranch with 140,000 bpd of existing produced water handling capacity and a brackish water supply system that serves producers active on the East Stateline Ranch, including ConocoPhillips, Continental Resources, Devon Energy, Occidental Petroleum, Admiral and Permian Resources. These producers are subject to SUAs (as defined herein) that govern commercial activities on the East Stateline Ranch, which we believe will generate significant revenues for us. We believe that WaterBridge will invest substantial capital to expand the existing produced water system on the East Stateline Ranch to handle both growing needs on our land as well as to handle produced water from surrounding areas, particularly from New Mexico. In addition, we believe that the East Stateline Ranch contains substantial sand resources, which we expect to support additional sand mine developments over time and generate surface use revenue for us in connection with the utilization of our land.

As of June 15, 2024, WaterBridge and other producers operated approximately 435,000 bpd of existing produced water handling capacity on the eastern portion of our Stateline Position. We believe that the pore space underlying the eastern portion of our Stateline Position will be able to support approximately 1.5 million bpd of additional produced water handling capacity, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities.

As shown below under “—Hydrocarbon Resources Near Our Stateline Position,” our Stateline Position and the surrounding acreage represent some of the most productive acreage in the Delaware Basin due to the relatively high concentration of hydrocarbons in the area. According to Enverus as of April 25, 2024, within the Delaware Basin, approximately 52% of active drilling rigs, 50% of active drilling permits and 52% of drilled but uncompleted wells (“DUCs”) were located within 10 miles of our land position, after giving effect to the May 2024 Acquisitions.

As shown below under “—Water to Oil Production Near Our Stateline Position,” the oil produced in and around our Stateline Position is accompanied by significant volumes of produced water, averaging a ratio of approximately 4.5 barrels of water per barrel of oil, or approximately 82% of total liquids produced from a typical well according to NSAI, as of April 30, 2024. This water must be reliably handled in order for these wells to be brought online and remain in production, driving continuing demand for water handling on acreage in close proximity to the operations of producers. We believe that our land is well situated to participate in the growth in strategic infrastructure necessary to handle these large volumes of produced water.

The EUR of oil and natural gas wells on and around our Stateline Position, according to Enverus as of June 15, 2024, is shown in the graphic below. EUR is expressed per foot of lateral length for comparability purposes.

Hydrocarbon Resources Near Our Stateline Position

Water to Oil Production Near Our Stateline Position

Source: Enverus

WaterBridge’s ability to capture growth in and around our Stateline Position is evidenced by the announcement of a strategic partnership between WaterBridge and Devon Energy in August 2023 to own and operate the largest private water infrastructure system in the Delaware Basin along the Texas-New Mexico state border. As a part of this strategic partnership, Devon Energy and WaterBridge entered into a long-term agreement pursuant to which Devon Energy committed all of its produced water handling to WaterBridge within a large area of mutual interest, including an initial dedication of approximately 52,000 acres. As a result of WaterBridge’s commercial development activity, including its partnership with Devon Energy, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land, primarily on our Stateline Position, as of June 15, 2024.

In 2022, we entered into an agreement with a large, investment grade E&P company to develop up to an approximately 1,600 acre portion of our Stateline Position for the mining of sand to be used in oil and natural gas well completions. This mine commenced operations in 2022, is expected to produce up to 3.0 million tons per year of sand and is expected to have reserves that will allow our customer to produce sand for 10 years or more. We earn a royalty on every ton of sand extracted from this acreage, and the mine purchases brackish water from us to process the sand. We believe there are multiple areas with high quality sand to be developed on our Stateline Position.

Although oil and natural gas production and related services account for a large majority of the activity in our Stateline Position, Desert Environmental has built two non-hazardous oilfield reclamation and solid waste facilities, which pay royalties to us based on waste handled. In addition, as oil and natural gas activities continue to support the buildout of electric and data infrastructure, there are opportunities with developers seeking to build data centers, crypto currency mining facilities, power storage facilities and commercial fueling stations across our Stateline Position.

Our Northern Position

Our Northern Position, which includes land positions in Eddy and Lea Counties, New Mexico and Andrews County, Texas, consists of approximately 49,000 fee-owned surface acres and 14,165 additional surface acres leased from the BLM and State of New Mexico, as of June 15, 2024. Our BLM and State of New Mexico acreage is leased under customary BLM and State of New Mexico lease terms, respectively, on a year-to-year basis. The northern part of the Delaware Basin currently is experiencing significant growth in oil and natural gas development activity, which will require investments in produced water handling capacity. According to NSAI as of April 30, 2024 after giving effect to the May 2024 Acquisitions, approximately 1,552 identified well locations across four formations exist within a 10-mile radius of our surface acreage in our Northern Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing.

Our Northern Position supports much needed water infrastructure development to serve oil and natural gas development in the northern part of the Delaware Basin. Our surface acreage in northern Eddy County was initially utilized by WaterBridge to support the operations of Permian Resources, APA Corporation and Devon Energy. We own approximately 44,000 surface acres on the border of Andrews County, Texas and Lea County, New Mexico, as of June 15, 2024, and we have also entered into a lease for exclusive pipeline right-of-way rights across approximately 2,000 surface acres in Lea County, New Mexico with an initial term of 10 years and four automatic 10-year renewal terms. We believe that there is a need for produced water systems serving central and northern Lea and Eddy Counties to transport produced water east out of the Delaware Basin. The recent Speed Ranch and Lea County Acquisitions within our Northern Position provide critical access to pore space that we believe will be able to handle significant produced water volumes.

As of June 15, 2024, WaterBridge operated 50,000 bpd of existing produced water handling capacity on our Northern Position. We believe that the pore space underlying our Northern Position will be able to support approximately 1.0 million bpd of additional produced water handling capacity, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities.

Our Southern Position

Our Southern Position consists of approximately 34,000 surface acres located in Reeves and Pecos Counties, Texas in the Delaware Basin, as of June 15, 2024. Various producers have operations on or in the vicinity of our Southern Position, including ConocoPhillips, APA Corporation, Permian Resources and Diamondback Energy, and we generate revenues from their use of our Southern Position acreage and its resources. According to NSAI as of April 30, 2024, after giving effect to the May 2024 Acquisitions, approximately 9,117 identified well locations across seven formations exist within a 10-mile radius of our surface acreage in our Southern Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing. In addition, we continually seek to identify and pursue opportunities with a broad array of customers, including new, distinct operations on our Southern Position. For example, through our subsidiaries, DBR Solar and Pecos Renewables, we are permitting the construction and operation of two facilities with an aggregate of 330-megawatts of solar generation capacity on our Southern Position, and we have identified a third location in our Southern Position that we believe will be an attractive location for an additional 120 megawatts of solar capacity. In addition, our Southern Position is adjacent to the I-10 interstate highway corridor, the fourth longest interstate highway system in the country, as well as I-20, which, each individually and collectively, serve as corridors for significant vehicle traffic and for pipeline and electrical infrastructure, representing additional development opportunities for this surface acreage.

Our Mineral Interests

We own 4,180 gross mineral acres in the Delaware Basin with a weighted average royalty interest based on acreage of 23.9% and an average proved developed producing net revenue interest per well of 4.4%, as of June 15, 2024. Our mineral interests are leased to some of the top operators in the Delaware Basin, including APA Corporation, Chevron, ConocoPhillips and Occidental Petroleum. Our leases with these and other E&P companies permit the lessee to explore for and produce oil, natural gas and NGLs from our land and entitle us to receive an upfront cash payment, or lease bonus, and a percentage of the proceeds from the sales of these commodities in the form of an oil and gas royalty interest. Unlike owners of working interests in oil and natural gas properties, we are not obligated to fund drilling and completion costs, plugging and abandonment costs or lease operating expenses associated with oil and natural gas production. As a mineral owner, we incur only our proportionate share of production and ad valorem taxes and, in some cases, gathering, processing and transportation costs. If the lessee does not meet certain requirements, such as drilling and completing wells within the leased mineral acreage by a specified date, the lessee must pay to extend the lease, or the lease will terminate. If terminated, we would seek to re-lease our mineral interests to another E&P company. Of our gross mineral acres, approximately 96% underlie our surface acreage. Other than our gross mineral acres, we do not own the mineral interests that underlie our surface acreage.

Unlike businesses that focus on buying oil and gas royalty interests, which are more directly exposed to commodity prices, our focus is on surface acreage ownership and the associated fee-based revenue. As a result, we expect to acquire additional mineral interests only incidentally in connection with property acquired primarily for other purposes and, consequently, oil and natural gas is expected to become a smaller percentage of our total revenues over time.

Our Business Model

We are focused on actively growing revenue from the use of our surface acreage and the sale of resources from our land, while continuing to maximize value from our current mineral interests. We believe that our largely fee-based contracts, as well as our strong base of revenues from our customers’ oil and natural gas production, help mitigate our direct exposure to commodity price fluctuations and promote cash flow stability through commodity price cycles.

Sources of Revenue

Our sources of revenue currently include:

Surface Use Royalties and Revenues

•

Surface Use Royalties: Under our surface use royalty agreements, including produced water handling facility leases and certain surface use agreements that contain water handling royalties (“SURAs”), which typically provide for five- to 10-year initial terms, we receive a royalty based on a percentage of gross revenues derived from the use of our land and/or volumetric use of infrastructure installed on our land in exchange for rights of use of our land. Royalties we receive from operations under our SURAs include produced water transportation and handling operations, skim oil recovery and produced water throughput and waste reclamation, all of which are required for oil and natural gas production throughout the lifecycle of a well.

•	Easements and Surface-Related Revenues: Under our surface use agreements, including easements and rights of way (collectively, “SUAs”), which typically provide for five- to 10-year initial terms, we typically receive a fee when the contract is executed, fixed monthly or annual payments, and often additional fees at the beginning of each renewal period. Such agreements typically include pre-defined terms for fees that we will receive for our customers’ development and use of drilling sites, new and existing roads, pipeline easements and electric transmission easements. Our SUAs generally require our customers to use the resources from our land, such as brackish water and sand, for their operations on our land, for which we receive our customary fees.

Resource Sales and Royalties

•

Resource Sales: Under our water supply agreements, we sell brackish water to be used primarily in well completions in exchange for a per barrel fee. These fees are negotiated and vary depending on the destination of the brackish water, with brackish water sold for use outside the Stateline AMI typically at wholesale prices, and brackish water sold for use in the Stateline AMI sold directly to producers at retail prices. Revenue from brackish water sold for use in the Stateline AMI is shared with TPL (please see “—Our Assets—Our Stateline Position” for more information related to our agreements with TPL). We and TPL have strong relationships with, and contractual commitments from, many of the E&P companies in the Stateline AMI. Additionally, the immediate proximity of our Stateline Position to the Texas-New Mexico state border provides us the ability to deliver brackish water volumes into the otherwise constrained market in New Mexico. Through our relationships, as well as the strategic location of our brackish water resources, we believe that we will benefit from strong demand going forward in both Texas and New Mexico. Similarly, our customers buy caliche from us for the construction of access roads and well pads for which we receive a fixed-fee per cubic yard of caliche extracted from our surface acreage. Businesses operating on our land are generally required to buy all caliche they use on our land from us.

•

Resource Royalties: Under our sand lease agreements, we lease our surface acreage to customers to construct and operate at their expense sand mines to provide in-basin sand for use in oil and natural gas completion operations. We receive a fixed royalty per ton of sand extracted, as well as a fixed-fee per barrel of brackish water used to support sand mining operations. A large E&P company currently operates a sand mine on our land, and we have recently executed sand leases with two additional sand mine operators to develop and operate sand mines on our lands.

Oil and Gas Royalties

•

Under our oil and natural gas mineral leases, we receive a lease bonus at inception and in connection with any extensions and oil and gas royalties on a per unit produced basis at a market rate, less production taxes and, in some instances, gathering, processing and transportation costs. Our leases, which typically extend for a one- to three-year primary term, permit the lessee to explore for and produce oil, natural gas and NGLs from our land and entitle us to receive a percentage of the proceeds from the sales of these commodities in the form of a royalty. If the lessee does not meet certain requirements, such as drilling and completing wells within the leased mineral acreage by a specified date, the lessee must pay to extend the lease, or the lease will terminate. If terminated, we would seek to re-lease our mineral interests to another E&P company.

We expect our fee-based revenues to grow over time relative to our revenues generated from oil and gas royalties. While our focus is on fee-based arrangements, our revenues generated from oil and gas royalties fluctuate with market prices for oil and natural gas. For the year ended December 31, 2023,

35% of our total revenues were surface use royalties and revenues, 36% were resource sales and royalties and 29% were oil and gas royalties. As shown in the chart below, for the year ended December 31, 2023, 43% of our pro forma total revenues were surface use royalties and revenues, 35% were resources sales and royalties and 22% were oil and gas royalties.

2023 Pro Forma Revenue Breakdown

We seek to include inflation escalators in each of our contracts for surface use royalties and revenues and resource sales and royalties, which, when combined with our relatively low operating and capital expenditures, may assist in mitigating our exposure to rising costs. Given the expected long-term nature of production in the Delaware Basin, we expect these contracts to be renewed over an extended period of time. While we expect these revenue streams to be recurring over the long-term, our contracts with our significant customers, which represent a large portion of our revenues, generally do not contain minimum commitment provisions for land use or brackish water volumes to be purchased. As a result, our revenues are dependent on ongoing demand from these customers, which may decrease due to factors beyond our control despite our current expectations regarding long-term activity by our customers on our land. Among other risks to which we are exposed, we are subject to the risk of geographic concentration in the Permian Basin where we compete with other landowners to provide an attractive development site for the limited number of potential customers that seek to develop and/or construct infrastructure or procure resources necessary for their projects and operations.

Financial Performance

Key to our business model is entering into agreements under which our customers bear substantially all of the operating and capital expenditures related to their operations, while requiring only modest capital investment by us. As a result, we are able to grow our revenues, net income and Adjusted EBITDA while maintaining relatively high Free Cash Flow.

Our success in signing new commercial agreements through the active management of our land combined with the strength of our existing contracts and our proactive land acquisition strategy has resulted in significant growth in our business.

Please see the table below comparing results for the periods shown:

	Predecessor		Percentage Change	Pro Forma	Pro Forma Percentage Change
	Year Ended December 31, 2022	Year Ended December 31, 2023	From December 31, 2022 to December 31, 2023	Year Ended December 31, 2023	From December 31, 2022 to December 31, 2023
	(in thousands)			(in thousands)
Total revenues	$51,777	$72,865	41%	$92,902	79%
Net (loss) income	$(6,361)	$63,172	—	$51,454	—
Net (loss) income margin	(12)%	87%	—	55%	—
Adjusted EBITDA(1)	$41,212	$62,804	52%	$82,369	100%
Cash flow from operating activities	$20,500	$53,042	159%
Free Cash Flow(1)	$17,209	$50,259	192%
Operating Cash Flow Margin(2)	40%	73%	33%
Free Cash Flow Margin(1)	33%	69%	36%

(1)

Adjusted EBITDA, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

(2)	Operating cash flow margin is calculated by dividing cash flow from operating activities by total revenues.

Although we believe that we have been successful in growing our business, the Acquisitions required a significant expenditure of capital and, as of March 31, 2024, we had $400.4 million of total debt outstanding on a pro forma basis, with a deficit in working capital, defined as current assets less current liabilities, of $7.4 million, and cash and cash equivalents of $8.9 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our Relationship with WaterBridge

We share a management team and financial sponsor with WaterBridge. WaterBridge owns and operates one of the largest integrated water midstream systems in the United States, providing water sourcing and produced water handling in key oil and natural gas producing basins in Texas, New Mexico and Oklahoma. WaterBridge’s key customers include Chevron, Devon Energy, EOG Resources, ConocoPhillips, Diamondback Energy, Occidental Petroleum, Vital Energy, Permian Resources, Mewbourne Oil Company and APA Corporation. As of June 15, 2024, WaterBridge handled approximately 2.2 million bpd of aggregate produced water and maintained 174 produced water handling facilities and had approximately 4.0 million bpd of aggregate handling capacity, in each case across its aggregate areas of operation. WaterBridge has the right to construct produced water infrastructure on our Stateline and Northern Positions and is one of our largest customers, representing 14% of our revenue and 11% of our pro forma revenue during the year ended December 31, 2023. These revenues consist of:

•	produced water handling fees;

•	skim oil royalties; and

•	fees associated with rights of way for pipelines, equipment and roads and related surface use permits.

During the year ended December 31, 2023, we generated $10.4 million of revenues and $10.4 million of pro forma revenues from WaterBridge. For every 100,000 bpd of incremental produced water that WaterBridge brings onto our surface, we expect to generate royalty fees of $4.0 million to $6.0 million per year, including skim oil revenues. The shared management team between LandBridge and WaterBridge facilitates our common goal of capitalizing on energy production in the Permian Basin through a mutually beneficial relationship. Additionally, our shared management team’s visibility into oil and natural gas production and long-term trends in the Permian Basin as a result of WaterBridge’s platform allows us to facilitate development of infrastructure in certain premier locations, thus capturing additional revenue streams.

In the Permian Basin, WaterBridge is primarily focused on building and operating integrated water networks to provide operational continuity for its upstream customers. WaterBridge’s integrated systems provide continuous handling capacity for water produced in connection with production operations. WaterBridge’s network provides operational redundancy, customer flow assurance and recycling and redelivery across its entire Permian Basin footprint. Within the Delaware Basin, WaterBridge has approximately 1,600 miles of pipeline, 139 produced water handling facilities and 3.4 million bpd of water handling capacity, as of June 15, 2024. In particular, as of June 15, 2024, WaterBridge operates an integrated water network on our land with approximately 600,000 bpd of existing water handling capacity, primarily on our Stateline Position, and has approximately 1.4 million bpd of additional permitted capacity available for future development on our land.

In addition, the Stateline AMI provides WaterBridge the certainty necessary to develop large-scale water infrastructure assets on our land, which we believe will provide WaterBridge with greater water sourcing and handling opportunities and will generate additional royalty revenue for us. A map of WaterBridge’s assets in the Delaware Basin, as of June 15, 2024 is shown in the graphic below.

WaterBridge Assets Map

Our Relationship with Desert Environmental

We share a financial sponsor with Desert Environmental. Desert Environmental has developed two environmental remediation facilities for non-hazardous oilfield reclamation and solid waste disposal on our land. We will receive a percentage of gross revenue from solid waste disposal and reclamation operations, as well as revenue from providing brackish water for landfill operations. Desert Environmental’s facilities were completed in the first quarter of 2024, and we expect our revenues received from Desert Environmental to increase as a result of its proximity to various sources of energy production and related services activity and major roadways in the area, which allow easy access for the transportation of waste products.

Although WaterBridge has historically contracted with unaffiliated parties to handle solid waste from its water handling facilities, in tandem with the formation of Desert Environmental, WaterBridge contracted with Desert Environmental to handle substantially all of its solid waste, which we expect to result in additional revenue for us. This contract provides the base level of business required to support the two waste facilities on our land. We believe that Desert Environmental will also benefit from our management’s commercial relationships with WaterBridge’s customers, as well as our relationships with E&P companies that operate on our land.

Our Relationship with Five Point

Five Point is an investment firm focused on building businesses within the environmental water management and sustainable infrastructure sectors. Five Point acquires and develops in-basin assets, provides growth capital and builds industry leading companies with experienced management teams and large E&P partners. As of March 31, 2024, Five Point had approximately $5 billion of assets under management. Five Point will indirectly own a majority of our common shares immediately following this offering and owns a majority of the equity interests in WaterBridge and Desert Environmental.

Our Competitive Strengths

We believe that the following competitive strengths will allow us to successfully execute our business strategies and achieve our business objectives.

Our land is critical to our customers’ business operations in and around the Delaware Basin, which often require our land and resources for multiple uses.

For the year ended December 31, 2023, 72% of our revenue and 78% of our pro forma revenue was generated from uses of our land and its resources to support the development and production of oil and natural gas. Our customers use our land and its resources in a variety of ways, including for:

•	the construction of access roads, well pads and other infrastructure;

•	rights of way for pipelines and electrical transmission easements;

•	the extraction of brackish water and sand; and

•	produced water handling.

We offer our customers a streamlined commercial process through long-term agreements that provide surface access as well as access to sand, brackish water and other resources. Our customers actively seek to enter into agreements to use our land and resources because of our strategic location in the core of the Permian Basin, and, consequently, we believe that we are well situated to receive favorable terms from our customers. Additionally, as our customers conduct development activities, additional infrastructure is installed, such as roads and electrical transmission and telecommunications infrastructure, the presence of which provides the opportunity to attract additional customers who can take advantage of that installed infrastructure to pursue new commercial opportunities that drive increased use of our land and generate incremental revenue for us.

Our relationship with WaterBridge uniquely positions us to capture produced water volume growth.

We have a symbiotic relationship with WaterBridge. Efficient and reliable produced water handling requires pipelines, equipment and roads to be developed across large, contiguous tracts of land. Under our water facilities agreement with WaterBridge, WaterBridge may obtain rights of way across our footprint, and we receive increasing revenues as its system is developed. Our land position enables WaterBridge to optimize the development of its infrastructure by building larger water hubs more quickly and efficiently.

Additionally, our relationship with WaterBridge provides a clearer line-of-sight to future revenue, which enables more accurate planning and forecasting. Our produced water-related royalties and fees are primarily generated by WaterBridge’s infrastructure built on our land. Our shared management team has visibility into the expected volumes of produced water that will be handled on our land as a result of its insights into producer activity that is contracted on WaterBridge’s produced water system.

Since we acquired our initial acreage, WaterBridge has constructed or acquired, as of June 15, 2024, approximately 600,000 bpd of water handling capacity on our land, with approximately 1.4 million bpd of permitted capacity available for future development on our land. We believe that, following the WaterBridge Stateline Acquisition, WaterBridge will promptly expand its water handling capacity on the Acquired Lands to accommodate growth in produced water volumes on and around our land.

Our business has largely fee-based, recurring and growing revenue streams and is unburdened by substantial operating or capital expenditures.

Our revenue is primarily generated from recurring land use and royalty payments derived from customers who use our land and resources to operate and grow their businesses. During the year ended December 31, 2023, 69% of our revenue and 75% of our pro forma revenue was fee-based and not directly exposed to commodity prices. Further, during the year ended December 31, 2023, our Operating Cash Flow Margin was 73% and our Free Cash Flow Margin was 69%. Moreover, we do not incur substantial operating or capital expenditures in order to generate or increase revenue, and, as a result, we believe that we have the ability to generate attractive returns for our investors. Additionally, the contracts underlying our fee-based revenue streams generally include inflation escalators and, when combined with our relatively low operating and capital expenditure requirements, may assist in mitigating our exposure to rising costs.

Our land is strategically located along and near the Texas-New Mexico state border and in the heart of the highly active, low cost and deep inventory Permian Basin.

Our land sits in and around the Delaware Basin, which is the most active region of the prolific Permian Basin due the abundant remaining oil and natural gas resources and the low break-even cost of development. According to Enverus as of April 25, 2024, (i) 161 active drilling rigs were located in the Delaware Basin, 44 rigs or 38% more rigs than in the Midland Basin, which is the second most active sub-basin in the U.S. Lower 48, and (ii) after giving effect to the May 2024 Acquisitions, approximately 52% of drilling rigs and 50% of drilling permits in the Delaware Basin are located within 10 miles of our land.

According to NSAI as of April 30, 2024 after giving effect to the May 2024 Acquisitions, approximately 22,196 identified well locations across eight formations exist within a 10-mile radius of our surface acreage, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing.

Our Stateline and Northern Positions along and near the Texas-New Mexico state border are dominated by large, generally publicly listed, well-capitalized producers seeking responsible water management. Producers that have operations in New Mexico look across the state border to Texas to do business with us for multiple reasons, including:

•	access to brackish water for well completions given the relative abundance of water resources on the Texas side of the state border;

•	more favorable regulatory environment for produced water handling in Texas; and

•

more burdensome regulatory and permitting requirements associated with more stringent state-level regulatory requirements for oil and natural gas development and the significant amount of BLM acreage in New Mexico.

We benefit from development activities both on and around our land, and we believe that over the long-term our strategically located position in the Permian Basin will continue to be a center of oil and natural gas development and production activity and an interconnected industrial ecosystem from which we can generate revenue.

Our land has multiple potential uses that extend beyond its current uses, and customer development on one tract of land can improve the value of surrounding areas.

The infrastructure and oil and natural gas development projects that our customers pursue on our land are intended to be long-term assets, over the life of which we expect to earn revenue. Upon expiration of any particular contract, we can redeploy the previously occupied surface acreage for new revenue generating opportunities.

The infrastructure on our land supports the development and production of oil and natural gas, which attracts additional uses of our land near the areas of drilling and production, such as onsite power generation, hydrogen sulfide (“H2S”) treatment and storage, pipelines and road construction. While these additional activities generate revenue for us, they are not land intensive and allow for other uses of our land. For example, through our subsidiaries, DBR Solar and Pecos Renewables, we are obtaining permits for the construction and operation of two solar facilities with an aggregate of 330-megawatts of capacity on our Southern Position, and we have identified a third location in our Southern Position that we believe will be an attractive location for an additional 120-megawatts of solar capacity. We have also entered into agreements with Desert Environmental pursuant to which Desert Environmental has developed two non-hazardous oilfield reclamation and solid waste facilities on our land. These facilities, which became operational in the first quarter of 2024, generate surface use royalty revenue for us. In addition, we have identified and are currently pursuing opportunities to receive surface use payments from crypto currency mining, data centers, power storage facilities and commercial fueling stations, as well as other applications. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we would not own or operate such projects or expect to incur significant capital expenditures in connection therewith.

We have an entrepreneurial management team with a demonstrated history of building businesses and creating value.

Our management team has an average of 18 years of experience in the energy industry, with a proven history of value creation. Notably, our management team has grown WaterBridge into one of the largest water midstream companies in the United States.

Our management team has sought, and continues to seek, opportunities to efficiently commercialize and optimize our land position. Since acquiring our initial land position in October 2021, our management team has successfully created or identified new sources of revenue with minimal capital investment including:

•	unlocking the value of our checkerboarded surface acreage through the Stateline AMI;

•	forming a joint venture between WaterBridge and Devon Energy for the development and utilization of significant additional produced water infrastructure from which we earn royalty payments;

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entering into sand lease agreements with a large, investment-grade E&P company and a customer to construct, at their respective expense, sand mines on our surface acreage which generates sand and source water royalties for us;

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identifying and pursuing development opportunities to earn incremental surface use payments from oil and natural gas and energy transition development activities, including two solar facilities in the process of being permitted;

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through our relationship with Desert Environmental, coordinating the development of two integrated non-hazardous oilfield reclamation and solid waste facilities on our land, which were completed in the first quarter of 2024 and from which we will earn a percentage of gross revenue from waste disposal and reclamation, as well as additional revenue from providing water for landfill operations; and

•	adding approximately 150,000 surface acres to our portfolio through the consummation of the Acquisitions.

Our Business Strategies

Our principal business objective is maximizing risk-adjusted total return to our shareholders by growing free cash flow. We intend to pursue the following business strategies to achieve this objective.

Actively manage our land to grow existing revenue streams and drive new activity while investing minimal capital.

Since we acquired our initial surface and mineral assets in October 2021, we have rapidly grown our contracted revenue base while investing minimal capital, resulting in a substantial increase in free cash flow. We achieved this growth by actively managing our land to increase existing revenue streams as well as entering into new business lines. We offer a streamlined contract negotiation process, and we are actively performing initial project development activities (site identification, system design and permitting) to create a differentiated value proposition for potential customers.

Although we have made considerable progress in increasing our revenue, we believe that our land and resources remain underdeveloped, with significant opportunities for growth within the hydrocarbon and energy transition value chains, among others. We target opportunities that make the most efficient use of our surface acreage, allow the same acre to be used for multiple activities and/or improve the value of surrounding areas, resulting in an interconnected industrial ecosystem. Accordingly, we are in frequent communication with existing and potential customers with respect to creating new, and enhancing existing, revenue streams from our land. We seek to provide a holistic solution and expect to require our customers, when possible, to use our land and resources to meet their needs for produced water handling, source water and sand for well completions, easements and rights of way for roads, utilities, pipelines and other access facilities and waste disposal and reclamation. For example, our sand mine contracts provide us with a per ton royalty on sand and require the operators to purchase from us any water required for their sand operations on our land.

Actively pursue revenue streams beyond the oil and natural gas value chain, which may include the development of energy transition related infrastructure on our land.

Our land provides multiple opportunities for further commercialization, and we comprehensively evaluate our land to understand its highest value use, which includes the potential to employ the land for use outside of the oil and natural gas industry. Investments in energy transition projects such as hydrogen, solar, carbon capture and sequestration, and regenerative agriculture are growing rapidly. The Inflation Reduction Act of 2022 (the “IRA”) provides incentives that greatly improve the economics of these projects and has accelerated their development. For example, we are in the process of permitting two new solar projects and have identified a third project that could take advantage of IRA incentives on our land, with our land serving as a prime location for such projects given the flat and open terrain, high solar irradiance and proximity to transmission infrastructure.

We have identified multiple potential projects and activities in the near-term that will foster a more sustainable future, including water recycling hubs, beneficial re-use for produced water, and solid waste and reclamation facilities. We are actively performing initial solar and power storage developments through site identification, system design and permitting to provide us with the opportunity to generate long-term, fixed-fee revenue streams. We structure our contracts to include remediation requirements, which are intended to protect our land and ensure that at the end of the contract life, should we choose to, we are able to employ our land for use outside of its previously contracted function.

Capitalize on our relationship with WaterBridge and Desert Environmental to increase revenue.

We share a financial sponsor and management team with WaterBridge, one of the largest water midstream companies in the United States, and Desert Environmental. WaterBridge has an expansive asset base in the Delaware Basin, including over 1,600 miles of pipeline and 139 produced water handling facilities capable of handling over 3.4 million bpd of produced water, as of June 15, 2024. Our management team’s visibility into basin-wide activity as a result of WaterBridge’s platform provides significant insights into oil and natural gas production in key areas of volume growth and long-term trends, which our management team leverages to position us to capture additional development opportunities and revenue streams. Desert Environmental recently put into operation two integrated non-hazardous oilfield reclamation and solid waste facilities on our land to service customers in the Delaware Basin, including WaterBridge.

As part of the WaterBridge Stateline Acquisition, WaterBridge acquired integrated produced water handling and brackish supply water networks serving producers on the East Stateline Ranch. We expect WaterBridge to expand these systems to support growth on and around the area and to serve growing needs across the New Mexico border. We also expect WaterBridge to seek to capitalize on substantial growth in water handling demand in the Northern Delaware Basin through the development of infrastructure on our Northern Position.

Supporting the buildout of produced water infrastructure on our acreage along and near the Texas-New Mexico state border is a key piece of our strategy to grow our business in the Northern Delaware Basin. As of June 15, 2024, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land. WaterBridge has an additional approximately 1.4 million bpd of permitted capacity available for future development on and around our land.

We believe that WaterBridge’s produced water system, which is designed for operational redundancy, customer flow assurance and recycling and redelivery across its entire Delaware Basin footprint, will be a leader among the next generation of water handling facilities including water recycling, enhanced evaporation and desalination facilities, which could potentially provide incremental surface use revenues and royalties to us.

We expect to grow organically alongside WaterBridge and Desert Environmental as they increase operational capacities on our surface acreage. For each incremental barrel of source or produced water handled by WaterBridge on our land, we will earn additional revenue while investing minimal capital. We also receive a percentage of gross revenue from Desert Environmental’s waste disposal and reclamation on our land and revenue from providing water for landfill operations. Additionally, should we choose to acquire additional surface acreage, we may be able to enhance returns by entering into additional commercial agreements with WaterBridge and/or Desert Environmental when our respective businesses align.

Maintain a conservative balance sheet that provides flexibility to pursue disciplined and opportunistic acquisitions while returning capital to shareholders.

We believe that our diverse revenue streams combined with modest operating and capital expenditures provide a robust Free Cash Flow profile for investors. The long-term success of our company will be driven by our ability to effectively generate Free Cash Flow. We may seek to maximize value to our shareholders by paying dividends, buying back our common shares or pursuing potential value-accretive acquisitions or divestitures of our surface acreage and/or mineral interests. We intend to employ a conservative financial policy and maintain a robust balance sheet that will provide us flexibility to pursue these strategies. For example, immediately following this offering, we intend to target a net leverage ratio, which we define as the ratio of our net debt to our Adjusted EBITDA, of approximately 2.5x.

We also believe that fragmented surface ownership in the Permian Basin provides the option to acquire land at attractive valuations and to further commercialize and optimize such land over time. As demonstrated by the Acquisitions and further discussed under “—Recent Developments—Acquisitions,” we will seek acquisition targets that offer returns based on their existing customer base that also have opportunities for us to further enhance returns by growing revenue through continued commercialization and optimization of the surface acreage.

Recent Developments

Acquisitions

On May 10, 2024, we acquired the East Stateline Ranch, consisting of approximately 103,000 surface acres, from a private third-party seller. In tandem with the East Stateline Acquisition, WaterBridge acquired brackish and produced water handling infrastructure and associated commercial contracts from such seller on the East Stateline Ranch Acreage. The purchase price for the East Stateline Acquisition was funded by equity contributions and borrowings under our credit facility. Neither we nor the third-party seller have any material post-closing obligations under the purchase agreement related to the East Stateline Acquisition.

Additionally, on May 10, 2024, we acquired the Speed Ranch, consisting of approximately 34,000 surface acres, from the same private third-party seller from which we acquired the East Stateline Ranch. The purchase price for the Speed Acquisition was funded by cash on hand and borrowings under our credit facility.

On March 18, 2024, we acquired the Lea County Ranches, consisting of approximately 11,000 surface acres, from a private third-party seller. The purchase price for the Lea County Acquisition was funded with cash on hand and borrowings under our credit facility.

The East Stateline Ranch is located in Loving and Winkler Counties, Texas and Lea County, New Mexico; the Speed Ranch is located in Andrews County, Texas and Lea County, New Mexico; and the Lea County Ranches are located in Lea County, New Mexico. Through the Acquisitions, we acquired approximately 150,000 surface acres near and along the Texas-New Mexico state border. We believe that the Acquisitions increase the exposure of our land position to the operations of large, well-capitalized producers and position us to benefit from anticipated growth in oil and natural gas, as well as other development on and around our land, among other benefits.

Amendment to Credit Facility

On May 10, 2024, in order to fund a portion of the purchase price for each of the East Stateline Acquisition and the Speed Acquisition, we entered into that certain First Amendment to Credit Agreement (the “Credit Agreement Amendment”), which amended the credit agreement governing our credit facility, by and among DBR Land, certain of our subsidiaries, as guarantors, Texas Capital Bank, as administrative agent and letter of credit issuer, and the other lenders party thereto from time to time (as so amended, our “credit facility”). Among other things, the Credit Agreement Amendment increased the four-year term loan facility to $350 million and the four-year revolving credit facility to $75 million. Following our entry into the Credit Agreement Amendment, we borrowed $265 million under our credit facility to fund a portion of the purchase price of the Acquisitions.

Corporate Reorganization

LandBridge was formed as a Delaware limited liability company by NDB LLC on September 27, 2023. LandBridge has elected to be treated as a corporation for U.S. federal income tax purposes. LandBridge has not conducted and will not conduct any material business operations prior to the completion of the Corporate Reorganization, other than certain activities related to this offering. DBR Land currently directly or indirectly owns all of the outstanding equity interests of the subsidiaries through which we will operate our business.

Following the Corporate Reorganization, LandBridge will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate financial results of OpCo and its subsidiaries. OpCo will own all of the outstanding membership interests in DBR Land and operate its assets through various subsidiaries.

In connection with the completion of this offering, the following transactions will occur in the following order, which are collectively referred to in this prospectus as our “Corporate Reorganization”:

•	LandBridge Holdings will be formed and will acquire NDB LLC’s interest in OpCo and LandBridge;

•	LandBridge Holdings will cause each of LandBridge and OpCo to amend and restate their respective operating agreements to facilitate this offering;

•

LandBridge will issue 14,500,000 Class A shares in this offering to the public, representing 100% of the economic rights in LandBridge, in exchange for the proceeds of this offering at a price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus);

•

LandBridge will contribute all of the net proceeds from this offering (including any net proceeds from the exercise of the underwriters’ option to purchase additional Class A shares) to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in this offering;

•	LandBridge Holdings will receive a number of Class B shares equal to the number of OpCo Units held by it immediately following this offering; and

•	OpCo will use the net proceeds (including any net proceeds from the exercise of the underwriters’ option to purchase additional Class A shares) from this offering as described in “Use of Proceeds.”

To the extent the underwriters’ option to purchase additional Class A shares is exercised in full or in part, LandBridge will contribute the net proceeds therefrom to OpCo in exchange for an additional number of OpCo Units equal to the number of Class A shares issued pursuant to the underwriters’ option. OpCo intends to use such proceeds as described in “Use of Proceeds.”

After giving effect to the Corporate Reorganization, this offering and assuming the underwriters’ option to purchase additional Class A shares is not exercised:

•	LandBridge Holdings will own all 57,500,000 of our Class B shares, representing 79.9% of our common shares;

•	investors in this offering will own all 14,500,000 of our Class A shares, representing 20.1% of our common shares;

•	LandBridge will own an approximate 20.1% interest in OpCo; and

•	LandBridge Holdings will own an approximate 79.9% interest in OpCo.

The diagrams under “—Organizational Structure” below depict a simplified version of our organization and ownership structure immediately before and after giving effect to this offering and the Corporate Reorganization.

For further details on our agreements with OpCo and its affiliates, please see “Certain Relationships and Related Party Transactions.”

Possible Concurrent Private Placement

We have been in discussions with an accredited investor and its investment and legal advisors regarding a private placement of our Class A shares that would close concurrently with, and would be contingent and conditioned upon, the closing of this offering. The aggregate gross proceeds of such concurrent private placement would be no more than $20 million, and the net proceeds per share sold in such concurrent private placement would be approximately equal to the net proceeds per share sold in this offering. Any Class A shares we sell in a concurrent private placement would be in addition to the Class A shares sold in this offering. This offering is not contingent on the consummation of any concurrent private placement. We have no binding agreement or commitment from the potential private investor to purchase Class A shares in the concurrent private placement, and there can be no assurance of how many Class A shares (if any) we may sell through such private placement. All information in this prospectus, including the number of Class A shares, Class B shares and OpCo Units outstanding, and the corresponding economic interest and voting power of such shares and units, following the completion of this offering, as well as the amount of proceeds raised, assumes, unless otherwise indicated, that we do not sell any Class A shares through a concurrent private placement.

If we were to sell Class A shares through a concurrent private placement, we would rely on the “private placement” exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and Regulation D promulgated thereunder, and accordingly, Class A shares issued to the potential private investor in the concurrent private placement would not be registered under the Securities Act. Goldman Sachs & Co. LLC would act as placement agent in connection with any concurrent private placement and would receive a customary placement agent fee. We expect that the potential private investor would enter into a lock-up agreement with us pursuant to which it would be subject to certain restrictions with respect to the sale or other disposition of our Class A shares for a period of 180 days. We intend to contribute all of the net proceeds from a concurrent private placement to OpCo in exchange for additional OpCo Units, and OpCo intends to use such additional net proceeds in a manner consistent with the application of the proceeds described under the section titled “Use of Proceeds.”

Our Common Shares

Our First Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) will provide for two classes of common shares, Class A shares and Class B shares, representing limited liability company interests in us. Only our Class A shares will have economic rights and entitle holders thereof to participate in any dividends our board of directors may declare. Each holder of a Class A share will be entitled to one vote on all matters to be voted on by our shareholders generally. We have been authorized to list our Class A shares for trading on the NYSE under the symbol “LB.”

Class B shares will not be entitled to participate in any dividends our board of directors may declare but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement. We do not intend to list the Class B shares on any stock exchange. All of our Class B shares will initially be owned by LandBridge Holdings. For a description of the rights and privileges of shareholders under our Operating Agreement, including voting rights, please see “Description of Shares” and “Our Operating Agreement.”

Redemption Right

Following this offering, under the OpCo limited liability company agreement (the “OpCo LLC Agreement”), each holder of an OpCo Unit will, subject to certain limitations, have the right (the “Redemption Right”) to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to conversion rate adjustments for equity splits, dividends and reclassifications and other similar transactions (“applicable conversion rate adjustments”), or (ii) cash in an amount equal to the Cash Election Amount (as defined herein) of such Class A shares. OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming holder of OpCo Units (“OpCo Unitholder”) for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

Our acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units pursuant to an exercise of the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will be allocated to us. These adjustments would not have been available to us absent our acquisition or deemed acquisition of OpCo Units and are expected to reduce the amount of cash tax that we would otherwise be required to pay in the future.

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Holding Company Structure

Our post-offering organizational structure will allow LandBridge Holdings to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we have elected to be taxed as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement, our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “—Organizational Structure” and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Our Controlling Shareholder

While our relationship with our financial sponsor, Five Point and its affiliates, including LandBridge Holdings and WaterBridge, is a significant strength, it is also a source of potential conflicts. Please see “—Conflicts of Interest” and “Risk Factors.”

Following the completion of this offering, LandBridge Holdings will retain a significant interest in us through its ownership of 57,500,000 Class B shares, representing a 79.9% voting interest in us, and a corresponding number of OpCo Units. LandBridge Holdings may purchase Class A shares in the offering.

Conflicts of Interest

One or more of our officers and directors have responsibilities and commitments to entities other than us. For example, we have some of the same directors and officers as Five Point and WaterBridge. In addition, we do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging in business activities of the types conducted by us for their own account.

Although we have established certain policies and procedures designed to mitigate and resolve conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

Our Operating Agreement will provide that LandBridge Holdings and its affiliates are not restricted from owning assets or prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, LandBridge Holdings and its affiliates, including Five Point and WaterBridge, may compete with us for investment opportunities and may own an interest in entities that compete with us. Our Operating Agreement will also provide that we renounce any interest or expectancy in, or in being offered, an opportunity to participate in, any business opportunity that may from time to time be presented to LandBridge Holdings that would otherwise be subject to a corporate opportunity or other analogous doctrine under the DGCL. LandBridge Holdings and its affiliates, including Five Point and WaterBridge, and certain of our directors, may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. These affiliates may have meaningful access to capital, which may change over time depending upon a variety of factors, including available equity capital and debt financing, market conditions and cash on hand. Five Point has multiple existing and planned funds focused on investing in the industries in which we currently, and may seek to in the future, operate, each with significant current or expected capital commitments.

Our key agreements, including our Operating Agreement and the OpCo LLC Agreement, were negotiated among related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated at an arm’s-length basis with unaffiliated parties.

Organizational Structure

The following diagram reflects our current simplified organizational structure immediately prior to the completion of this offering and the transactions described under “—Corporate Reorganization.”

*	This diagram is provided for illustrative purposes only and has been simplified by not depicting each individual operating subsidiary.

The following diagram reflects our simplified organizational structure immediately following the completion of this offering and the transactions described under “—Corporate Reorganization” (assuming that the underwriters’ option to purchase additional Class A shares is not exercised).

*	This diagram is provided for illustrative purposes only and has been simplified by not depicting each individual operating subsidiary.
**

Any Class A shares we sell in the concurrent private placement described under “—Possible Concurrent Private Placement” would be in addition to the Class A shares sold in this offering. We intend to contribute all of the net proceeds from a concurrent private placement to OpCo in exchange for additional OpCo Units. As a result, if we were to sell Class A shares through a concurrent private placement, it would increase our ownership percentage in OpCo relative to that of LandBridge Holdings. Assuming a price of $20.50 per Class A share (the midpoint of the public offering price range set forth on the cover page of this prospectus) and a $20 million concurrent private placement, our ownership interest in OpCo would increase to approximately 21.5% and LandBridge Holdings’ ownership interest in OpCo would decrease to approximately 78.5%.

The Class A shares to be issued to the public in this offering will initially represent an indirect minority interest in OpCo. LandBridge Holdings will initially own 79.9% of the economic interests in OpCo through its ownership of OpCo Units, and LandBridge Holdings will control us and OpCo through its ownership of 79.9% of our outstanding common shares, in each case, without giving effect to the concurrent private placement. See “Basis of Presentation” and “—Conflicts of Interest.”

Summary Risk Factors

Risks Related to Our Business and Operations

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Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity on or around our land. If E&P companies do not maintain drilling, completion and production activities on or around our land, the demand for the use of our land and resources, as well as the royalties we receive from the production of oil and natural gas and related activities on our land, could be reduced, which could have a material adverse effect on our results of operations, cash flows and financial position.

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The willingness of E&P companies to engage in drilling, completion and production activities on and around our land is substantially influenced by the market prices of oil and natural gas, which are highly volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our results of operations, cash flows and financial position.

•	Future land acquisitions would expose us to risks associated with acquisitions and the commercialization of additional acreage.

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Because a significant portion of our future revenue growth is expected to be derived from WaterBridge and Desert Environmental, any development that materially and adversely affects their business, operations or financial condition could have a material adverse impact on us.

•	Our reliance on WaterBridge and its personnel to manage and operate our business exposes us to certain risks.

•	Our acreage is located in the Permian Basin, making us vulnerable to risks associated with geographic concentration in a single geographic area.

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We have a limited operating history, and an investment in our Class A shares is highly speculative. Because we have a limited operating history, it may be difficult to evaluate our ability to successfully implement our business strategy.

•	We may not be successful in pursuing additional commercial opportunities on our land from non-hydrocarbon based energy production and other users.

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The construction by our customers of new infrastructure on our land is subject to regulatory, construction, supply chain and other risks common in the development and operation of facilities and other infrastructure.

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Technological advancements in connection with alternatives to hydraulic fracturing could decrease the demand for our brackish water sales and WaterBridge’s produced water transportation and handling operations on our land.

•	Our proved undeveloped reserves may not ultimately be developed or produced by the operators of our mineral or royalty interests or may take longer to develop than anticipated.

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Sand operations are subject to operating risks that are often beyond the control of the mine operator. These risks can adversely affect production levels and costs, which could adversely affect sand production from our acreage.

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Reserves estimates depend on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserves estimates or underlying assumptions could materially affect the quantities and present value of our reserves.

Risks Related to Environmental and Other Regulations

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Our results of operations, cash flows and financial position are subject to major trends in our industry, such as decarbonization, and may be adversely affected by future developments that are outside of our control.

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Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as WaterBridge’s ability to handle produced water gathered from its customers, which could have a material adverse effect on our results of operations, cash flows and financial position.

Risks Related to Our Financial Condition

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We are subject to interest rate risk, which may cause our debt service obligations to increase significantly. The weighted average interest rate on borrowings outstanding under the new credit facility as of March 31, 2024 was 8.59% in the case of revolving credit borrowings and 8.45% in the case of term loan borrowings.

•	We are subject to counter-party credit risk. Nonpayment or nonperformance by our customers could have an adverse effect on our results of operations, cash flows and financial position.

•	Our obligations under our credit facility are secured by a first priority security interest in substantially all of our assets and various guarantees.

Risks Related to this Offering and Our Class A Shares

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The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, will strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

•	Investors in this offering will experience immediate and substantial dilution of $16.26 per Class A share.

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If we do not pay regular cash dividends on our Class A shares following this offering, you may not receive a return on investment unless you sell your Class A shares for a price greater than that which you paid for them.

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LandBridge Holdings has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. LandBridge Holdings’ interests may conflict with those of our other shareholders.

•

LandBridge Holdings, Five Point and WaterBridge, as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.

•

Certain of our directors and officers may have significant duties with, and spend significant time serving, other entities, including entities that may compete with us in seeking acquisitions and business opportunities, and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

•

The U.S. federal income tax treatment of dividends on our Class A shares to a holder will depend upon our tax attributes and the holder’s tax basis in our common shares, which are not necessarily predictable and can change over time, and could cause taxable gain or loss on the sale of our Class A shares to be more or less than expected.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, we are not required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;

•

provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

•	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

•	the last day of the fiscal year in which we have $1.235 billion or more in annual revenues;

•

the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30 of such year);

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies.

We are also a “smaller reporting company” as defined under the Securities Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our common shares held by non-affiliates is $700 million or more, as measured on the last business day of our second fiscal quarter, and our annual revenues are $100 million or more during the most recently completed fiscal year or our common shares held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter.

Controlled Company Status

Because LandBridge Holdings will initially own 57,500,000 OpCo Units and 57,500,000 Class B shares, representing approximately 79.9% of our combined voting power following the completion of this offering, we expect to be a controlled company as of the completion of the offering under the Sarbanes-Oxley Act and the NYSE rules. A controlled company is not required to have a majority of independent directors on its board of directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the Sarbanes-Oxley Act and the rules of the NYSE that require us, subject to certain phase-in periods, to have an audit committee composed entirely of independent directors. Under these rules, we must have an audit committee that has one member that is independent by the date that our Class A shares are first traded on the NYSE (the “listing date”), a majority of members that are independent within 90 days of the effectiveness of the registration statement of which this prospectus forms a part (the “effective date”) and all members that are independent within one year of the effective date. We expect to have three independent directors upon the closing of this offering.

If at any time we cease to be a controlled company, we intend to take all action necessary to comply with the Sarbanes-Oxley Act and the NYSE rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 5555 San Felipe Street, Suite 1200, Houston, Texas 77056, and our telephone number at that address is (713) 230-8864. Our website is located at www.landbridgeco.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Issuer	LandBridge Company LLC.

Class A shares offered by us	14,500,000 Class A shares (or 16,675,000 Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full).

Option to purchase additional Class A shares	We have granted the underwriters the option to purchase, exercisable within 30 days from the date of this prospectus, up to additional 2,175,000 Class A shares from us, at the same terms and conditions set forth above if the underwriters sell more than 14,500,000 Class A shares in this offering.

Class A shares to be outstanding immediately after completion of this offering	14,500,000 Class A shares (or 16,675,000 Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full).

Class B shares to be outstanding immediately after completion of this offering

57,500,000 Class B shares (or 55,325,000 Class B shares if the underwriters’ option to purchase additional Class A shares is exercised in full), or one Class B share for each OpCo Unit held by LandBridge Holdings immediately following this offering. Class B shares vote together as a single class with Class A shares, but do not have any economic rights and holders thereof have no right to receive any dividends. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares will be cancelled.

Voting power of Class A shares after giving effect to this offering

20.1% (or 23.2% if the underwriters’ option to purchase additional Class A shares is exercised in full). The voting power of our Class A shares would be 100% if all outstanding OpCo Units were redeemed (along with the cancellation of a corresponding number of our Class B shares) for newly issued Class A shares on a one-for-one basis.

Voting power of Class B shares after giving effect to this offering	79.9% (or 76.8% if the underwriters’ option to purchase additional Class A shares is exercised in full). The voting power of our Class B shares would be 0% if all outstanding OpCo Units were redeemed (along with the cancellation of a corresponding number of our Class B shares) for newly issued Class A shares on a one-for-one basis.

Voting rights	Each Class A share entitles its holder to one vote on all matters to be voted on by shareholders generally. Each Class B share entitles its holder to one vote on all matters to be voted on by shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement. Please see “Description of Shares” and “Our Operating Agreement.”

Under the Shareholder’s Agreement, LandBridge Holdings will have the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares.

In addition, under our Operating Agreement, LandBridge Holdings will have certain consent rights with respect to approval of certain business matters, incurrence of indebtedness and transactions for so long as LandBridge Holdings beneficially owns at least 40% of our outstanding common shares.

As a result, our public shareholders will have no right to nominate a majority of the members of our board or approve certain transactions for so long as LandBridge Holdings beneficially owns at least 40% of our outstanding common shares. See “Certain Relationships and Related Party Transactions—Shareholder’s Agreement” and “Our Operating Agreement—Anti-Takeover Effects of Delaware Law and Our Operating Agreement—Consent Rights.”

Use of proceeds	We expect to receive $271.2 million of proceeds (or $313.0 million if the underwriters’ option to purchase additional Class A shares is exercised in full) from this offering based upon the assumed public offering price of $20.50 per

Class A share (the midpoint of the price range set forth on the cover page of this prospectus), net of underwriting discounts and estimated offering expenses payable by us. See “Underwriting.”

We intend to contribute all of the net proceeds from this offering to OpCo in exchange for newly issued OpCo Units at a per-unit price equal to the per share price paid by the underwriters for our Class A shares in this offering. OpCo intends to use the net proceeds from this offering to repay approximately $100.0 million of the outstanding borrowings under our credit facility and to make a distribution to LandBridge Holdings of approximately $171.2 million.

If the underwriters exercise their option to purchase additional Class A shares in full, we expect to receive approximately $41.8 million of additional net proceeds based upon the assumed public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to contribute all of the net proceeds from any exercise of such option to OpCo in exchange for additional OpCo Units. OpCo intends to use such additional net proceeds to increase the distribution to LandBridge Holdings. After the application of the net proceeds from this offering, we will own approximately 20.1% of outstanding OpCo Units (or approximately 23.2% of outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full).

Please see “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend policy	We intend to pay dividends on our Class A shares in amounts determined from time to time by our board of directors. Please see “Dividend Policy.”

Redemption Right	Under the OpCo LLC Agreement, each OpCo Unitholder and any permitted transferee thereof (other than us) will, subject to certain limitations, have the right, pursuant to the Redemption Right, to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right, pursuant to the Call Right, to acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be cancelled.

The OpCo LLC Agreement and our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring a corresponding number of OpCo Units and vice versa.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Directed share program	At our request, the underwriters have reserved up to 10% of the Class A shares being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by Raymond James & Associates, Inc. an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved Class A shares, but any purchases they do make will reduce the number of Class A shares available to the general public. Any reserved Class A shares not so purchased will be offered by the underwriters to the general public on the same terms as the other Class A shares. Class A shares purchased by our directors, officers and employees in the directed share program will be subject to lock-up restrictions described in this prospectus. We have agreed to indemnify Raymond James & Associates, Inc. against certain liability and expenses, including liabilities under the Securities Act, in connection with the sales of reserved Class A shares. See “Underwriting—Directed Share Program.”

Listing and trading symbol	We have been authorized to list our Class A shares on the NYSE under the symbol “LB.”

Indication of interest	The cornerstone investor has indicated an interest in purchasing up to an aggregate of $80 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our Class A shares.

The information above excludes (i) 3,600,000 Class A shares reserved for issuance under our LTIP (as defined herein), which we intend to adopt in connection with the completion of this offering, and (ii) 57,500,000 Class A shares reserved for issuance in connection with any exercise of the Redemption Right or the Call Right. Except as otherwise noted, all information in this prospectus assumes (i) no exercise by the underwriters of their option to purchase additional Class A shares and (ii) no purchase of Class A shares by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program.

Summary Historical and Pro Forma Financial Data

The following table shows summary historical and pro forma financial data for each of the periods indicated. The summary historical consolidated financial data set forth below as of and for the years ended December 31, 2023 and 2022 has been derived from the audited consolidated financial statements of OpCo, our predecessor, included elsewhere in this prospectus. The summary historical consolidated financial data set forth below as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 has been derived from the unaudited consolidated financial statements of OpCo, our predecessor, included elsewhere in this prospectus. The unaudited summary pro forma consolidated financial data set forth below as of and for the three months ended March 31, 2024 and for the year ended December 31, 2023 has been derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma historical financial data set forth below gives effect to the East Stateline Acquisition and the Credit Agreement Amendment as if each transaction had occurred on January 1, 2023, in the case of the statement of operations data, and March 31, 2024, in the case of the balance sheet data. The unaudited pro forma, as adjusted, financial data set forth below gives effect to the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering and the use of proceeds therefrom as if such events had occurred on January 1, 2023, in the case of the statement of operations data, and March 31, 2024, in the case of the balance sheet data. The unaudited pro forma and unaudited pro forma, as adjusted historical financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have existed or the financial results that would have occurred if the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering and the use of proceeds therefrom, as applicable, had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of our operations in the future. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial statements, are preliminary and based upon currently available information and certain assumptions that our management believes are reasonable. The summary historical consolidated financial data is qualified in its entirety by, and should be read in conjunction with, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus and the consolidated financial statements and related notes and other financial information included in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

	Predecessor				Pro Forma		Pro Forma, As Adjusted
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Three Months Ended March 31, 2024	Year Ended December 31, 2023	Three Months Ended March 31, 2024	Year Ended December 31, 2023

	(in thousands)
Statement of Operations Data:
Revenues:
Oil and gas royalties	$4,185	$3,591	$20,743	$18,286	$4,185	$20,743	$4,185	$20,743
Resource sales	3,508	6,400	19,830	14,869	4,146	22,483	4,146	22,483
Easements and other surface-related revenues	5,137	2,054	12,644	9,744	7,761	20,417	7,761	20,417
Surface use royalties	4,205	2,271	13,216	7,672	6,450	19,679	6,450	19,679

	Predecessor				Pro Forma		Pro Forma, As Adjusted
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Three Months Ended March 31, 2024	Year Ended December 31, 2023	Three Months Ended March 31, 2024	Year Ended December 31, 2023

	(in thousands)
Resource royalties	1,979	1,570	6,432	1,206	2,367	9,548	2,367	9,548
Other	—	—	—	—	66	32	66	32

Total revenues	19,014	15,886	72,865	51,777	24,975	92,902	24,975	92,902
Resource sales-related expense	673	1,080	3,445	3,840	673	3,445	673	3,445
Other operating and maintenance expense	517	504	2,740	2,648	551	2,971	551	2,971
General and administrative expense	2,159	12,418	(12,091)	41,801	2,207	(11,850)	2,207	(11,850)
Depreciation, depletion, amortization and accretion	2,145	1,725	8,762	6,720	2,158	8,825	2,158	8,825

Operating income (loss)	13,520	159	70,009	(3,232)	19,386	89,511	19,386	89,511
Interest expense, net	2,884	718	7,016	3,108	8,784	38,236	6,694	29,421
Other income	(241)	(15)	(549)	(143)	(241)	(549)	(241)	(549)

Income (loss) from operations before taxes	10,877	(544)	63,542	(6,197)	10,843	51,824	12,933	60,639
Income tax expense	101	103	370	164	101	370	721	3,368

Net income (loss)	$10,776	$(647)	$63,172	$(6,361)	$10,742	$51,454	$12,212	$57,271

Net income (loss) margin	57%	(4)%	87%	(12)%	43%	55%	49%	62%
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$17,215	$11,905	$53,042	$20,500
Investing activities	(55,161)	(1,609)	(2,772)	(11,672)
Financing activities	9,015	(14,631)	(37,798)	3,269
Operating cash flow margin (1)	91%	75%	73%	40%

Supplementary Financial Data:
Adjusted EBITDA(2)	$16,907	$13,238	$62,804	$41,212	$22,786	$82,369	$22,786	$82,369
Adjusted EBITDA Margin (2)	89%	83%	86%	80%	91%	89%	91%	89%
Free Cash Flow (2)	$17,126	$10,285	$50,259	$17,209
Free Cash Flow Margin(2)	90%	65%	69%	33%

	Predecessor				Pro Forma		Pro Forma, As Adjusted
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Three Months Ended March 31, 2024	Year Ended December 31, 2023	Three Months Ended March 31, 2024	Year Ended December 31, 2023

	(in thousands)
Selected Balance Sheet Data (at end of period):
Cash and cash equivalents including restricted cash	$8,892		$37,823	$25,351	$4,785		$4,785
Total assets	$310,357		$288,949	$276,020	$641,472		$636,985
Long-term debt	$118,452		$108,343	$45,917	$360,233		$260,233
Total liabilities	$148,024		$138,202	$66,061	$405,139		$303,232
Member’s equity	$162,333		$150,747	$209,959	$236,333		$67,214

(1)	Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenues.
(2)

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are Non-GAAP financial measures. See “—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Predecessor				Pro Forma
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Three Months Ended March 31, 2024	Year Ended December 31, 2023

	(in thousands)
Net income (loss)	$10,776	$(647)	$63,172	$(6,361)	$10,742	$51,454
Adjustments:
Depreciation, depletion, amortization and accretion	2,145	1,725	8,762	6,720	2,158	8,825
Interest expense, net	2,884	718	7,016	3,108	8,784	38,236
Income tax expense	101	103	370	164	101	370

EBITDA	15,906	1,899	79,320	3,631	21,785	98,885

Adjustments:
Share-based compensation(1)	810	11,235	(17,230)	36,360	810	(17,230)
Transaction-related expenses(2)	191	126	598	1,175	191	598
Other(3)	—	(22)	116	46	—	116

Adjusted EBITDA	$16,907	$13,238	$62,804	$41,212	$22,786	$82,369

Net income (loss) margin	57%	(4)%	87%	(12)%	43%	55%
Adjusted EBITDA Margin	89%	83%	86%	80%	91%	89%

(1)

Share-based compensation represents the non-cash charge for the periodic fair market value changes associated with liability awards for which the cumulative vested amount is recognized ratably over the applicable vesting period. Incentive units were issued to certain members of management by NDB LLC, and changes to the incentive units’ fair market values are driven by changes in period end valuations of LandBridge and other NDB LLC subsidiaries, the issuance of new incentive units at NDB LLC, and the vesting of previously issued incentive units. This expense is a non-cash charge for LandBridge and represents a liability at NDB LLC that impacts NDB LLC’s equity ownership. It is neither a liability of LandBridge nor potentially dilutive to LandBridge equity owners. The allocation of expense included in the consolidated results of LandBridge is recognized as a deemed non-cash contribution to or distribution from member’s equity of OpCo.

(2)	Transaction-related expenses consists of non-recurring costs associated with both completed and attempted acquisitions.
(3)	Other consists primarily of other non-cash or non-recurring items.

Free Cash Flow and Free Cash Flow Margin

Free Cash Flow and Free Cash Flow Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

Management believes Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities as determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Years Ended December 31, 2023	Years Ended December 31, 2022
Net cash provided by operating activities	$17,215	$11,905	$53,042	$20,500
Net cash used in investing activities	(55,161)	(1,609)	(2,772)	(11,672)

Cash provided by (used in) operating and investing activities	$(37,946)	$10,296	$50,270	$8,828
Adjustments:
Acquisitions	55,072	—	—	8,381
Proceeds from disposal of assets	—	(11)	(11)	—

Free Cash Flow	$17,126	$10,285	$50,259	$17,209

Operating Cash Flow Margin(1)	91%	75%	73%	40%

Free Cash Flow Margin	90%	65%	69%	33%

(1)	Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.

RISK FACTORS

Investing in our Class A shares involves a significant degree of risk. The risks described below as well as all other information in this prospectus, including the historical and pro forma financial statements and the notes thereto and the matters addressed under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements,” should be considered carefully before deciding to invest in our Class A shares. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially affect our business. The occurrence of any of the following risks or additional risks and uncertainties that are currently deemed immaterial or unknown could materially and adversely affect our business, financial condition, liquidity, results of operations, cash flows and prospects. In such an event, the trading price of our Class A shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Operations

Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity on or around our land. If E&P companies do not maintain drilling, completion and production activities on or around our land, the demand for the use of our land and resources, as well as the royalties we receive from the production of oil and natural gas and related activities on our land, could be reduced, which could have a material adverse effect on our results of operations, cash flows and financial position.

We are not an E&P company, and we have no control over the oil and natural gas development activity on or around our land. The willingness and ability of E&P companies to continue development activities on and around our land is dependent on a variety of factors that are outside of their and our control, including:

•	the demand for and supply of oil and natural gas;

•	the capital costs required for drilling, completion and production activities, which could be significantly more than anticipated;

•	the ability to access, and cost of, capital;

•	prevailing oil and natural gas prices;

•	the availability of suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;

•	the producers’ expected return on investment in wells drilled on or around our land as compared to opportunities in other areas; and

•	regulatory developments.

The SUAs we enter into and the sand, brackish water and other resources that we or our customers sell are substantially dependent on drilling, completion and production activities by E&P companies on or around our acreage. Similarly, the services WaterBridge and Desert Environmental provide from which we earn royalties and fees are substantially dependent on those same activities. If E&P companies do not maintain such activities on or around our land, their demand for the use of our land and resources and WaterBridge’s and Desert Environmental’s services will decline, negatively impacting our results of operations, cash flows and financial position.

Demand for the use of our land and resources, as well as the services provided by WaterBridge and Desert Environmental, depends substantially on capital spending by producers to construct and maintain infrastructure on and around our acreage and explore for, develop and produce oil and natural gas in the area. These expenditures are generally dependent on such producers’ overall financial position, capital allocation priorities and ability to access capital, and their views of future demand for, and prices of, oil and natural gas. Volatility in oil or natural gas prices (or the perception that oil or natural gas prices will decrease) affects such producers’ capital expenditures and willingness to pursue development activities. This, in turn, could lead to lower demand for the use of our land and resources or WaterBridge’s and Desert Environmental’s services, delays in payment of, or nonpayment of, amounts that are owed to us and cause lower rates and lower utilization of our land. In addition, we own oil and gas royalty interests that generate revenue based on oil and natural gas prices and production. As a result, a significant decrease in the price of oil and natural gas or decrease in levels of production of oil and natural gas on and around our land could adversely affect our results of operations, cash flows and financial position. For additional information, please see “—The willingness of E&P companies to engage in drilling, completion and production activities on and around our land is substantially influenced by the market prices of oil and natural gas, which are highly volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our results of operations, cash flows and financial position.”

For the year ended December 31, 2023, on an actual basis, we received revenue from approximately 170 customers, and our top ten customers represented 84% of our total revenues. For the year ended December 31, 2023, on a pro forma basis, we received revenue from 215 customers, and our top ten customers represented 78% of our total revenues. While we expect these revenue streams to be recurring, our contracts with our significant customers, which represent a large portion of our revenues, typically do not contain minimum volume commitment provisions for land use or brackish water volumes to be purchased. As a result, our revenues are dependent on ongoing demand from these customers, which may decrease due to factors beyond our control. Our producers make all decisions as to investments in, and production from, their wells, and our revenues are dependent upon decisions made by such producers, among other factors. For example, we cannot control whether a producer chooses to develop a property or the success of drilling and development activities, which depend on a number of factors under the control of such producer. There can be no assurance that such producers will take actions or make decisions that will be beneficial to us, which could result in adverse effects on our results of operations, cash flows and financial position.

The willingness of E&P companies to engage in drilling, completion and production activities on and around our land is substantially influenced by the market prices of oil and natural gas, which are highly volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our results of operations, cash flows and financial position.

Market prices for oil and natural gas are volatile and a decrease in prices could reduce drilling, completion and production activities by producers on or around our land, resulting in a reduction in the use of our land and resources and WaterBridge’s and Desert Environmental’s services, as well as the amount of revenues we receive from the production of oil and natural gas. The market prices for oil and natural gas are subject to U.S. and global macroeconomic and geopolitical conditions, among other things, and, historically, have been subject to significant price fluctuations and may continue to change in the future. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control and the control of producers on or around our land, such as:

•	general market conditions, including macroeconomic trends, inflation, elevated interest rates and associated policies of the Federal Reserve;

•	the domestic and foreign supply of and demand for oil and natural gas;

•	the price and quantity of foreign imports and U.S. exports of oil and natural gas;

•	market expectations about future prices of oil and natural gas;

•	oil and natural gas drilling, completion and production activities and the cost of such activities;

•

political and economic conditions and events domestically, including the U.S. presidential and congressional elections in the fall of 2024 election and any resultant political uncertainty, and in foreign oil and natural gas producing countries, including embargoes, increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war and associated economic sanctions on Russia, as well as the Israel-Hamas conflict, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;

•

the ability of and actions taken by members of the Organization of Petroleum Exporting Countries (“OPEC”), Russia and other allied producing countries (together with OPEC, “OPEC+”) and other oil-producing nations in connection with their arrangements to maintain oil prices and production controls;

•	the impact on worldwide economic activity of an epidemic, outbreak or other public health event;

•	the level of consumer product demand and efforts to accelerate the transition to a low-carbon economy;

•	weather conditions, such as winter storms, earthquakes and flooding, and other natural disasters;

•	the level of U.S. domestic oil and natural gas production;

•	U.S. and non-U.S. governmental regulations and energy policy, including environmental initiatives and taxation;

•	changes in global and domestic political and economic conditions, both generally and in the specific markets in which we operate;

•	the effects of litigation;

•	physical, electronic and cybersecurity breaches;

•	shareholder activism or activities by non-governmental organizations to restrict the exploration, development and production of oil and natural gas to minimize emissions of carbon dioxide, a GHG;

•	the proximity, cost, availability and capacity of oil and natural gas pipelines and other transportation infrastructure;

•	technological advances affecting energy consumption, energy storage and energy supply;

•	the price and availability of alternative fuels; and

•	the impact of energy conservation efforts.

These factors have at times resulted in, and may in the future result in, a reduction in global economic activity and volatility in the global financial markets and make it extremely difficult to predict future oil and natural gas price movements with certainty. A sustained decline in oil and natural gas prices may reduce the amount of oil and natural gas that can be produced economically by producers on or around our land, which may reduce such producers’ willingness to develop such land and use our land and resources and WaterBridge’s and Desert Environmental’s services. Producers on or around our land could also determine during periods of low oil and natural gas prices to shut-in or curtail production from wells on such land, or plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. The scale and duration of the impact of these factors cannot be predicted but could lead to an increase in our customers’ operating costs or a decrease in our or our customers’ revenues, and any substantial decline in the price of oil and natural gas or prolonged period of low oil and natural gas prices may materially and adversely affect our results of operations, cash flows and financial position.

Future land acquisitions would expose us to risks associated with acquisitions and the commercialization of additional acreage.

We may pursue opportunistic future land acquisitions that we expect to complement or expand our current land position. We may not be able to identify attractive acquisition opportunities, and even if we do so, we may not be able to complete the acquisition on commercially acceptable terms, or at all. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms, or at all, or successfully acquire such identified acreage.

The process of integrating acquired acreage, including the Acquired Lands, may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. Our failure to realize the anticipated benefits of our acquisitions, including the Acquisitions, could have a material and adverse effect on our results of operations, cash flows and financial position. The successful acquisition and integration of acreage requires an assessment of several factors, including:

•	the availability of brackish water and the suitability of the land for produced water handling;

•	proximity to recoverable oil and natural gas reserves and the level of drilling, completion and production operations of the target acreage;

•	presence of minable sand;

•	future oil and natural gas prices and their applicable differentials;

•	potential environmental and other liabilities;

•	any restrictive covenants or other use restrictions that would prohibit or restrict the ability to engage in certain activities on the target land; and

•	regulatory, permitting and other similar matters.

The accuracy of these assessments is inherently uncertain. Although we will perform a review of the subject acreage that we believe to be generally consistent with industry practices, the accuracy of these assessments is inherently uncertain and may not reveal all existing or potential problems or fully assess their deficiencies and capabilities. Inspections may not always be performed on the totality of such acreage, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.

Because a significant portion of our future revenue growth is expected to be derived from WaterBridge and Desert Environmental, any development that materially and adversely affects either of their businesses, operations or financial condition could have a material adverse impact on us.

WaterBridge is, and Desert Environmental is anticipated to be, among our most significant customers and are expected to play an increasingly important role in our financial performance over the long term. Accordingly, we are indirectly subject to the business risks faced by WaterBridge and Desert Environmental. Because a significant portion of our revenues is derived from WaterBridge and

Desert Environmental, any development that materially and adversely affects either of WaterBridge’s or Desert Environmental’s businesses, operations or financial condition could have a material adverse impact on us.

In addition, WaterBridge does not own all of the land on which its infrastructure is located and certain portions of such infrastructure located outside of our land are subject to leases, rights-of-way and easements with third parties. Such infrastructure is necessary to deliver produced water volumes to facilities on our land and if WaterBridge were to lose these rights or be required to relocate its infrastructure, our business could be materially and adversely affected as a result of produced water delivery interruptions. If WaterBridge is unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, it may not be able to construct and operate its assets as anticipated, or at all, which could negatively affect our results of operations, cash flows and financial position.

Our reliance on WaterBridge and its personnel to manage and operate our business exposes us to certain risks.

Pursuant to the Shared Services Agreement (as defined herein), WaterBridge provides general and administrative services, as well as limited operational and maintenance services to us, together with four dedicated employees providing field services and two dedicated employees providing corporate services. Our success depends on the efforts, experience, diligence, skill and network of business contacts of such personnel and the quality of services that WaterBridge offers. However, the allocation of such resources is generally within WaterBridge’s discretion. We can offer no assurance that WaterBridge will continue to provide services to us or that we will continue to have access to WaterBridge’s personnel. If the Shared Services Agreement is terminated and no suitable replacement is found to provide management and operating services for our land, we may not be able to execute our business plan, and our results of operations, cash flows and financial position may be materially and adversely affected.

We rely on a small number of key individuals, certain of whom have responsibilities with affiliated entities, whose absence or loss could adversely affect our business, and difficulty attracting and retaining experienced personnel could reduce our competitiveness and prospects for future success.

The successful operation and growth of our business depends to a large extent on a small number of individuals to whom many key responsibilities within our business have been assigned. Such individuals hold positions with our affiliates, including Five Point, WaterBridge and Desert Environmental, and dedicate a portion of their time and resources to the activities of such affiliates, and there can be no assurance as to the future allocation of time and resources between our business, on the one hand, and our affiliates in which our employees and management team hold an interest, on the other hand. We rely on our key personnel for their knowledge of the energy industry, relationships within the industry and experience in operating a business in the Permian Basin. The loss of the services of one or more of these key employees, and the inability to recruit or retain additional key personnel, could have an adverse effect on our business. Further, we do not have currently a succession plan for the replacement of, and do not maintain “key-person” life insurance policies on, such key personnel.

In addition, our business and the success thereof is also dependent, in part, on our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated due to competition within the broader energy industry. Other companies may be able to offer better compensation and benefits packages to attract and retain such personnel. If we cannot retain our experienced personnel or attract additional experienced personnel, our ability to compete in our industry could be harmed, which could materially and adversely affect our results of operations, cash flows and financial position.

Our acreage is located in the Permian Basin, making us vulnerable to risks associated with geographic concentration in a single geographic area.

Our acreage is located in the Permian Basin in Texas and New Mexico making us vulnerable to risks associated with geographic concentration in that basin. In particular, we and our customers may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from oil and natural gas wells in this area, availability of equipment, facilities, personnel or services, market limitations, governmental regulation and political activities, processing or transportation capacity constraints, natural disasters, adverse weather conditions, water shortages or other drought related conditions or interruption of the processing or transportation of oil and natural gas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Delaware Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions.

Additionally, our brackish water sales and sand royalties may be adversely affected by risks associated with our geographic concentration, including the presence of a limited number of potential customers on or near our land, competition with adjacent landowners to provide an attractive development site for such resources, particularly if such landowners are closer to the location of oil and natural gas development activity, and legislation or regulatory initiatives limiting the utilization of brackish water and sand in the Permian Basin.

We have a limited operating history, and an investment in our Class A shares is highly speculative. Because we have a limited operating history, it may be difficult to evaluate our ability to successfully implement our business strategy.

Our predecessor for accounting purposes, OpCo, was formed in September 2021, and, accordingly, we have a limited operating history and track record. As a result, our prior operating history and historical financial statements may not be a reliable basis for evaluating our business prospects or the future value of our Class A shares and may make it difficult to assess our ability to operate profitably. Our future results will be dependent on, among other things, a number of factors and trends discussed in the “Business” section and elsewhere in this prospectus and the risks discussed elsewhere in this “Risk Factors” section, as well as our ability to execute our business model. Our business model may not be successful, and if unsuccessful, we may be unable to modify it in a timely and successful manner.

Because of our limited operating history, our business model and the attractiveness of our acreage to our customers, as well as the performance of any other future assets, are not yet proven. As a result, it may be difficult to evaluate our business and results of operations to date and to assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly acquired assets, such as failing to integrate, or realizing the expected benefits of, such assets. As a result of the foregoing, we may be less successful in achieving a consistent revenue base capable of generating cash flows from operations compared with a company that has a longer operating history. In addition, we may be less equipped to identify and address risks and hazards in the conduct of our business than those companies that have longer operating histories.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources, possibly negatively affecting our results of operations, cash flows and financial position. Our ability to grow will depend on a number of factors, including:

•	investment by our customers in infrastructure on or around our land;

•	the amount of brackish water use and associated prices for such brackish water;

•	the results of drilling operations on and in proximity to our land;

•	future and existing limitations imposed by law or environmental regulations;

•	oil and natural gas prices;

•	our ability to develop existing and future projects, including sand mines and solar projects;

•	our ability to identify and acquire additional acreage;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with customers; and

•	our access to, and cost of, capital in the event we pursue future acquisitions.

We may also be unable to make attractive acquisitions, which could inhibit our ability to grow, or we could experience difficulty commercializing any acquired acreage. It may be difficult to identify attractive acquisition opportunities and, even if such opportunities are identified, our existing and/or future debt agreements contain, or may contain, limitations on our ability to enter into certain transactions, which could limit our future growth.

We may not be successful in pursuing additional commercial opportunities on our land from non-hydrocarbon based energy production and other users.

One of our strategies is to expand the use of our land by customers not engaged in hydrocarbon-based energy development. We may not be able to correctly identify such commercial opportunities or may be unsuccessful in attracting industry participants to develop projects on our land. The rapidly evolving and competitive nature of many of the industries we are targeting for such development makes it difficult to evaluate the future prospects of these projects. In addition, we have limited insight into emerging trends that may adversely affect the development of such projects on our land or otherwise, and the developers of these projects, if they were to materialize, would encounter the risks and difficulties frequently experienced by growing companies and project developers in rapidly changing industries, including, unpredictable and volatile revenues, increased expenses, an uncertain regulatory environment, novel litigation and corresponding outcomes and changes in business conditions. The viability of this business strategy and the resulting demand for the use of our land and its resources by such project developers will be affected by many factors outside of our control and may not be successful.

The construction by our customers of new infrastructure on our land is subject to regulatory, construction, supply chain and other risks common in the development and operation of facilities and other infrastructure.

We intend to grow our business through revenues from SUAs or other contracts pursuant to which our customers develop infrastructure on our land. These infrastructure projects involve numerous regulatory, environmental, political and legal uncertainties, including political opposition by environmental groups, local groups and other advocates. Such opposition can take many forms, including the delay or denial of required governmental permits, organized protests, attempts to block or sabotage our customers’ operations, intervention in regulatory or administrative proceedings related to our customers’ permitting efforts or otherwise involving their assets, or lawsuits or other actions designed to prevent, disrupt or delay the operation of our customers’ assets or their business. There can be no assurance that such infrastructure will be developed at all or that our customers will complete these projects on schedule or at an economical cost, and we may not realize the anticipated benefits of such projects.

Our customers may also encounter technical difficulties during the construction of such infrastructure leading to a reduction in capacity or a shorter useful life. Moreover, our customers may undertake expansion projects to capture anticipated future growth that does not materialize or for which they are unable to acquire new customers. As a result, the new facilities and infrastructure developed by our customers on our acreage may not be able to attract enough demand to achieve their expected investment return, which could materially and adversely affect our results of operations, cash flows and financial position.

In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits our customers require to conduct their operations to be withheld, delayed or burdened by requirements that restrict our customers’ ability to profitably conduct their business. Any such event that delays or otherwise interrupts the revenues generated by our customers’ operations, or which causes them to make significant expenditures not covered by insurance, could adversely affect their payments to us in respect of use of existing infrastructure as well as future development of infrastructure on our land.

Technological advancements in connection with alternatives to hydraulic fracturing could decrease the demand for our brackish water sales and WaterBridge’s produced water transportation and handling operations on our land.

Wide-scale development of techniques to recycle produced water for use in completion activities or otherwise could adversely affect the amount of produced water transported to and handled on our land, which could materially and adversely affect our results of operations, cash flows and financial position. Some E&P companies are focusing on developing and utilizing non-water fracturing techniques, including those utilizing propane, carbon dioxide or nitrogen instead of water. If producers in the Permian Basin begin to shift their fracturing techniques to waterless fracturing in the development of their wells, our brackish water sales could be materially and negatively impacted.

Inadequate brackish water supplies could have a material adverse effect upon our revenues.

One of our significant sources of revenue is the sale of brackish water for use in oil and natural gas drilling, completion operations. Our ability to meet the existing and future demand for brackish water depends on an adequate supply of such brackish water from our acreage. Additionally, regulatory restrictions on the use of brackish water and the development of brackish water wells, lack of available water rights, drought, overuse of sources of water, protection of threatened species or habitats or other factors may limit the availability of brackish water. No assurance can be given that we will be able to produce enough brackish water to fully satisfy future customer demand.

If we are unable to produce adequate brackish water supplies, our results of operations, cash flows, and financial position may be adversely affected by, among other things, the following:

•	a reduction in the amount of brackish water we sell and reduced revenues therefrom;

•	an increase in operating costs; and

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an increase in capital expenditures associated with building pipelines to connect to alternative sources of brackish water supply, new wells to replace those that are no longer in service or are otherwise inadequate to meet the needs of customers, and reservoirs and other facilities to conserve or reclaim water.

We may or may not be able to recover increased operating and capital costs as a result of water shortages on a timely basis, or at all.

Our proved undeveloped reserves may not ultimately be developed or produced by the operators of our mineral and royalty interests or may take longer to develop than anticipated.

As of December 31, 2023, 1,495 Mboe of our 2,913 Mboe total estimated proved reserves, or 51.3%, were proved developed reserves. Our remaining total estimated proved reserves are classified as PUDs and may not be ultimately developed or produced by the operators of our mineral and royalty interests. Conversion of PUDs into producing volumes requires significant capital expenditures and successful drilling and development by such operators. The reserve data included in the reserves reports of Von Gonten (as defined herein), our independent petroleum engineer, assume that substantial capital expenditures by such operators are required to develop such PUDs. See “Business—Oil, Natural Gas and NGL Data—PUDs.” We cannot be certain that the estimated costs of the development of these PUDs are accurate, that our operators will develop the properties underlying our mineral and royalty interests in accordance with any publicly announced schedule or that the results of such development will be as estimated. The development of our PUDs may take longer than expected as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, lack of proximity to and shortage of capacity of transportation facilities, equipment failures or accidents and shortages or delays in the availability of drilling rigs, equipment, personnel and services and compliance with governmental requirements, and may require higher levels of capital expenditures from the operators than anticipated. Delays in the development of our PUDs, increases in costs to drill and develop PUDs or decreases or continued volatility in commodity prices will reduce the future net cash flows of our estimated undeveloped reserves and may result in some projects becoming uneconomic for the operators of our mineral and royalty interests.

Sand operations are subject to operating risks that are often beyond the control of the mine operator. These risks can adversely affect production levels and costs, which could adversely affect sand production from our acreage.

We do not operate the sand mines on our land, but our customers that conduct such operations are subject to risks normally encountered in the mining industry generally and the sand mining industry in particular. These risks include:

•	changes in the price and availability of transportation, natural gas or electricity;

•	unanticipated ground, grade or water conditions;

•	unusual or unexpected geological formations or pressures;

•	pit wall failures or surface rock falls;

•	inclement or hazardous weather conditions, as well as any effects of climate change;

•	environmental hazards and industrial accidents;

•	changes in applicable laws and regulations (or the interpretation thereof);

•	inability to maintain necessary permits or mining or water rights;

•	restrictions on blasting operations;

•	inability to obtain necessary mining or production equipment or replacement parts;

•	fires, explosions or industrial accidents or other accidents;

•	technical difficulties or key equipment failures;

•	labor disputes;

•	late delivery of supplies; and

•	facility shutdowns in response to environmental regulatory actions.

Any of these risks could result in damage to current and future mining properties or production facilities on our land, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at any of the mining properties or production facilities on our acreage could have a material adverse effect on our results of operations, cash flows and financial position.

In addition, transportation and related logistics costs are a significant component of the total delivered cost of sand for oil and natural gas operations. As a result, the cost of transporting sand to the well site is a key factor in our customers’ purchasing decisions. The development of additional in-basin sand mines that are closer to areas of drilling activity could reduce demand for sand produced from our acreage. For example, a number of companies have announced plans to develop or acquire, are currently developing or expanding, or have recently acquired or completed sand mine projects in the Delaware Basin that may be closer to ongoing development activity. Any such reduction in demand for sand from our land could materially affect our results of operations, cash flows and financial position.

Interruption of our customers’ supply chains could negatively impact our business and operations as well as reduce our revenues.

Any material interruption in our customers’ supply chains, such as a material interruption of the resources required to drill and complete oil and natural gas wells, to construct produced water pipelines on our land and otherwise construct infrastructure and extract resources from our land, such as those resulting from interruptions in service by the third-party providers or common carriers that ship goods within our customers’ distribution channels, trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions, social or labor unrest, natural disasters, epidemics or pandemics or political disputes and military conflicts that cause a material disruption in our customers’ supply chains, could have a negative impact on our business and our profitability. In the event of disruptions in our customers’ supply chains, the labor and materials they rely on in the ordinary course of business may not be available at reasonable rates or at all.

Any such supply disruption could adversely affect activity levels on or around our land or significantly delay construction and development on our land, which could materially and adversely affect our results of operations, cash flows and financial position.

Operational disruptions on or around our land from weather, natural disasters, terrorism or other similar causes could impact our results of operations, cash flows and financial position.

A natural disaster (such as an earthquake, tornado, fire or flood) or an act of terrorism could damage or destroy our customers’ infrastructure on or around our land or result in a disruption of operations on or around our land.

Additionally, our land is located in the Permian Basin, which may be adversely affected by earthquakes and adverse weather conditions. During periods of heavy rain or extreme weather conditions such as tornados or after other disruptive events such as earthquakes or wildfires, we or our customers may be unable to access our land and our customers’ infrastructure may be damaged. Such disruptions could materially and adversely affect our results of operations, cash flows and financial position.

Global incidents, such as the COVID-19 pandemic, could have a similar effect of disrupting our or our customers’ businesses to the extent they reach and impact the service areas on or around our land, the availability of supplies our customers need, the customers we or our customers serve, or the employees who operate our or our customers’ businesses.

Any such destruction of or damage to infrastructure or interruptions of operations could materially and adversely affect our results of operations, cash flows and financial position.

We or our customers may be unable to obtain and renew permits necessary for operations, which could materially and adversely affect our results of operations, cash flows and financial position.

Our or our customers’ ability to conduct operations are subject to a variety of required permits from various governmental authorities, which may limit such operations, including those associated with oil and natural gas drilling, completion and production activities, disposal or transport of produced water and other hazardous materials or wastes or oilfield wastes, construction, stormwater, water use, air emissions, mining, and other activities that may be conducted in association with operations on our acreage. The public often has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention. Accordingly, permits required to conduct our or our customers’ operations may not be issued, maintained, or renewed, may not be issued or renewed in a timely fashion, or may involve requirements that restrict our or our customers’ ability to economically conduct operations. Limitations on our or our customers’ ability to conduct operations due to the inability to obtain or renew necessary permits or similar approvals could materially and adversely affect our results of operations, cash flows and financial position.

The deterioration of the financial condition of our customers could adversely affect our business, and the termination of activities on or around our land by one or more significant customers could materially and adversely affect our results of operations, cash flows and financial position.

For the year ended December 31, 2023, on a pro forma basis, revenues from ConocoPhillips, EOG Resources and WaterBridge each individually comprised more than 10% of our total revenues and collectively represented 45% of our total revenues. Texas Pacific Water Resources, EOG Resources and ConocoPhillips individually each comprised 13%, 12% and 11% of accounts receivable and collectively represented 36% of our outstanding accounts receivables at such date on a pro forma basis. For the year ended December 31, 2022, revenues from Chevron and ConocoPhillips, each individually comprised more than 10% of our total revenues and collectively represented 24% of our total revenues. Ace Fluid Solutions and Mewbourne Oil Company individually each comprised approximately 35% and 12% of accounts receivable and collectively represented approximately 47% of our outstanding accounts receivables at December 31, 2022. No other customer accounted for more than 10% of our total revenues or outstanding accounts receivables.

We expect to continue to depend on key customers to support our revenues for the foreseeable future, and although each of ConocoPhillips, EOG Resources and WaterBridge operates on our land under long-term contracts, each of these customers has the right to reduce or cease operations on our acreage at their sole discretion under certain circumstances, as our contracts with such customers generally do not contain minimum commitment provisions for land use or brackish water volumes to be purchased. See “Business—Customers; Material Contracts and Marketing” for further information on our agreements with ConocoPhillips, EOG Resources and WaterBridge. The loss of revenue derived from any of these customers’ operations on our land could adversely affect our results of operations, cash flows and financial position. During times when the oil and natural gas markets weaken, our customers are more likely to experience financial difficulties, including generating less cash flow due to lower oil and natural gas prices and being unable to access or receive favorable terms in connection with debt or equity financing, which could result in a reduction in our customers’ activities on or around our land. Furthermore, the determination by a customer to initiate or maintain activities on or around our land largely depends on the location of our surface acreage relative to the nature and location of such customer’s operations and such customer’s need for the use of our land and resources. Our customers are limited to entities operating on and around our acreage in the Delaware Basin.

We cannot assure you that any of our customers will continue to do business with us. If these customers do not maintain their activities on or around our land, their demand for use of our land and resources will be reduced. The loss of revenue from key customers, failure to renew contracts upon expiration, or a sustained decrease in demand by key customers could result in a substantial loss of revenues and could materially and adversely affect our results of operations, cash flows and financial position.

We may experience delays in the payment of royalties and fees and be unable to replace customers or producers that do not make required payments to us, and we may not be able to terminate our agreements with defaulting customers that declare bankruptcy.

We may experience delays in receiving royalty, fee and other payments from our customers or producers. A failure on the part of a producer to make royalty payments typically gives us the right to terminate the lease agreement, repossess the property and enforce payment obligations under the agreement. If we repossessed any of our mineral interests, we would seek a replacement producer. However, we might not be able to find a replacement producer and, if we did, we might not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, with respect to a customer or producer that is subject to a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), our right to enforce or terminate the agreement for any defaults, including non-payment, may be substantially delayed or otherwise impaired. In general, in a proceeding under the Bankruptcy Code, the bankrupt customer or producer would have a substantial period of time to decide whether to ultimately reject or assume our agreement, which could prevent the execution of a new agreement or the assignment of the existing agreement to another customer or producer. In the event that the customer or producer rejected the agreement, our ability to collect amounts owed would be substantially delayed, and our ultimate recovery may be only a fraction of the amount owed or nothing. In addition, if we are able to enter into a new agreement with a new customer or producer, the replacement customer or producer may not achieve the same levels of activity on or around our land at the same price as the customer or producer it replaced.

Declining general economic, business or industry conditions and inflation may have a material adverse effect on our results of operations, cash flows and financial position.

Concerns over global economic conditions, global health threats, supply chain disruptions, increased demand, labor shortages associated with a fully employed U.S. labor force, geopolitical issues, inflation, the availability and cost of credit and the United States financial markets and other factors have contributed to increased economic uncertainty. Although inflation in the United States had been relatively low for many years, there was a significant increase in inflation beginning in the second half of 2021, with a moderate decline during the second half of 2022. Average inflation for the year ended December 31, 2023 and for the twelve months ended March 31, 2024 was 3.4% and 3.5%, respectively. Though we incorporate inflation escalators in most of our long-term customer contracts, contractual provisions providing for inflation escalators in certain contracts are subject to caps, which may limit the amount of any single pricing increase, and may also vary as to the commencement date of such increases and the timing and calculation of the applicable adjustment. As a result, inflation may outpace the revenue adjustments provided by those provisions. Our customers may also experience supply chain constraints and inflationary pressure on their cost structures, which could impact the revenues we receive from them. Our customers also may face shortages of equipment, raw materials, supplies, commodities, labor and services, which may prevent them from executing their development plans on or around our land. These supply chain constraints and inflationary pressures may continue to adversely impact our customers’ operating costs and, if they are unable to manage their supply chain, it may impact their ability to procure materials and equipment in a timely and cost-effective manner, if at all, which could materially and adversely affect the revenues received in respect of our customers’ operations on or around our land.

In addition, increased hostilities related to the Russia-Ukraine war, as well as the Israel-Hamas conflict and increased tensions in the Middle East, including Iran, and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the global economy. These and other factors, such as declining business and consumer confidence, may contribute to an economic slowdown and a recession. Recent concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for oil and natural gas products could diminish, which could impact operations on or around our land, affect the ability of our customers to continue operations and ultimately adversely impact our results of operations, cash flows and financial position.

Uncertainty surrounding potential legal, regulatory and policy changes, as well as the potential for general market volatility and regulatory uncertainty, because of the upcoming U.S. presidential election and congressional elections may have a material adverse effect on our results of operations, cash flows and financial position.

We and our customers, particularly in the oil and natural gas industry, face regulatory and tax uncertainties due to the upcoming U.S. presidential and congressional elections in the fall of 2024. The nature, timing and economic effects of any potential change to the current legal and regulatory framework affecting our and our customers’ businesses remain highly uncertain. Uncertainty surrounding future changes may adversely affect our or our customers’ operations and have an adverse impact on our business, financial condition, results of operations and growth prospects.

We may be subject to claims for personal injury and property damage, or for catastrophic events, which could materially and adversely affect our results of operations, cash flows and financial position.

Our customers will be subject to all of the hazards and operating risks associated with their operations, which include oil and natural gas drilling, completion and production activities, sand mining, production and distribution of brackish water, water handling, waste disposal, construction and operation of non-hazardous oilfield reclamation and solid waste facilities, fuel stations, battery and/or solar facilities, and any other operations that may occur on our acreage. These hazards may include the risk of fire, explosions, blowouts, seismic events, surface cratering, uncontrollable flows of crude oil, natural gas, NGLs and produced water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as crude oil and NGL spills, natural gas leaks and ruptures or discharges of toxic gases, release of hazardous materials into the environment, and worker health and safety issues. The occurrence of any of these events could result in substantial losses to our customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.

In addition, litigation arising from operations on our acreage may cause us to be named as a defendant in lawsuits asserting potentially large claims, including claims for defense, indemnity, and exemplary damages. We generally seek indemnity from our customers for liabilities arising from their operations on our land, and we maintain what we believe is customary and reasonable insurance to protect our business against these potential losses, but such indemnity and insurance may not be adequate to cover our liabilities, and we are not fully protected or insured against all risks.

Subject to certain exceptions, our customers assume responsibility for, including control and removal of, all other pollution or contamination that may result from their operations on our acreage. We may have liability in such cases if we are grossly negligent or commit willful acts, or as owners of the land under laws that impose strict liability for pollution clean-up, such as CERCLA (as defined herein). Our customers generally agree to indemnify and defend us against claims relating to damage or loss of a well, reservoir, geological formation, underground strata, or water resources, or the loss of oil, natural gas, mineral, or water, but sometimes such indemnity and defense is subject to exceptions for claims for gross negligence or willful misconduct, and we may not be able to collect under these indemnities if the applicable customer is in financial distress. Our customers also generally assume responsibility for claims arising from their employees’ personal injury or death, or the damage or loss of their property, to the extent that their employees are injured or their properties are damaged by operations on our acreage, but sometimes such indemnity and defense is subject to exceptions for claims resulting from our gross negligence or willful misconduct, and we may not be able to collect under these indemnities if the applicable customer is in financial distress. However, we might not succeed in enforcing such contractual risk allocation or might incur an unforeseen liability falling outside the scope of such risk allocation.

The occurrence of any of these events could result in interruption of our customers’ operations or substantial losses to us or our customers, which could materially and adversely affect our results of operations, cash flows and financial position.

Our insurance coverage may not fully cover our losses, and we may in the future encounter increased costs related to, and lack of availability of, insurance.

While we maintain insurance coverage at levels that we believe to be reasonable and prudent, we can provide no assurance that our current levels of insurance will be sufficient to cover any losses that we have incurred or may incur in the future, whether due to deductibles, coverage challenges or other limitations. Additionally, we may not be able to maintain adequate insurance in the future at rates or on other terms we consider commercially reasonable. Additionally, insurance will not cover many types of interruptions or events that might occur and will not cover all risks associated with our business. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. The occurrence of a significant event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could materially and adversely affect our results of operations, cash flows and financial position.

Cyber incidents or attacks targeting systems and infrastructure used by the oil and natural gas industry may adversely impact our operations, and a cyber incident or systems failure could result in information theft, data corruption and operational disruption and our results of operations, cash flows or financial position may be adversely impacted.

We and our customers, and the energy industry generally, increasingly rely on information technology systems and digital technologies to operate our respective businesses. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. The U.S. government has issued public warnings that specifically indicate energy assets could be targets of cybersecurity threats. For example, on April 29, 2021, Colonial Pipeline suffered a cyber incident that resulted in fuel shortages across the U.S. and in the payment of an approximate $4.4 million ransom. Our technologies and systems, networks, and those of our customers, affiliates and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring misuse, loss or destruction of proprietary, personal and other information, or other disruption of business operations. Our information technology and other systems for protecting against cybersecurity risks may not be sufficient, and some of these networks and systems are managed by third-party service providers and are not under our direct control. We regularly enter into transactions with third parties, some of whom may have less sophisticated electronic systems or networks and may be more vulnerable to cyberattacks. In addition, certain cyber incidents, such as surveillance, may remain undetected for some period of time, and cyber incidents and attacks are continually evolving and unpredictable. As cyber incidents and attacks continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. While we utilize various procedures and controls to reduce the risk of the occurrence of cyber incidents, there can be no assurance that our business, finances, systems and assets will not be compromised in a cyber incident.

Reserves estimates depend on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserves estimates or underlying assumptions could materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex, as it is not possible to measure underground accumulation of oil, natural gas or NGLs in an exact way, and requires subjective interpretations of available technical data, estimates and many assumptions, including assumptions relating to economic factors, such as future oil, natural gas and NGL prices, production levels, ultimate recoveries and operating and development cost. Any significant inaccuracies in these interpretations, subjective estimates or assumptions could materially affect our estimated quantities and present value of our reserves and such data may turn out to be incorrect.

Estimates of our reserves and related valuations as of December 31, 2023 and 2022 were prepared by our independent petroleum engineers, Von Gonten. Von Gonten conducted a detailed review of all of our properties for the periods covered by its reserves reports using information provided by us and collected by it. Over time, Von Gonten may make material changes to reserves estimates taking into account the results of actual drilling, testing and production and changes in prices. In estimating our reserves, our reserve engineers make certain assumptions that may prove to be incorrect, including assumptions regarding future oil, natural gas and NGL prices, production levels and operating and development costs. A substantial portion of our reserves estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Any significant variance from these assumptions to actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and future royalties generated from oil and natural gas development of our oil and natural gas reserves. Numerous changes over time to the assumptions on which our reserves estimates are based, as described above, often result in the actual quantities of oil, natural gas and NGLs that are ultimately recovered being different from our reserves estimates.

You should not assume that the present value of future net cash flows from proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements and the Financial Accounting Standards Board (“FASB”), Von Gonten bases the estimated discounted future net cash flows from our proved reserves on the 12-month average oil and natural gas index prices, calculated as the unweighted average for the first-day-of-the-month closing price for the previous calendar year, and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor used when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

The unaudited pro forma condensed consolidated financial statements, and any other pro forma data, included herein are based on a number of preliminary estimates and assumptions and our actual results of operations, cash flows and financial position of may differ materially.

The unaudited pro forma condensed consolidated financial statements, and any other pro forma or pro forma, as adjusted, data, included herein is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that we believe are reasonable, and is not necessarily indicative of what our actual financial position or results of operations would have been had the pro forma or pro forma, as adjusted, events been completed on the dates indicated. Further, our actual results and financial position after the pro forma or pro forma, as adjusted, events occur may differ materially and adversely from the pro forma or pro forma, as adjusted, information herein. The unaudited pro forma condensed consolidated financial statements included herein have been prepared with us as the accounting acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Our future results following the Acquisitions will suffer if we do not effectively manage our expanded operations.

Following the Acquisitions, the size of our asset base increased significantly. Our future success will depend, in part, upon our ability to manage this expanded business, which poses substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. We may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of our business. There can be no assurances that we will be successful or that we will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Acquisitions.

Risks Related to Environmental and Other Regulations

Our results of operations, cash flows and financial position are subject to major trends in our industry, such as decarbonization, and may be adversely affected by future developments that are outside of our control.

The value of the revenues we receive from the use of our land and resources by our customers is substantially based on the level of oil and natural gas drilling and production activities. Our revenues may be negatively affected by changes driven by trends such as decarbonization efforts. Such changes may relate to the types or sources of energy in demand, such as a shift to renewable sources of power generation (for example, wind and solar), along with ongoing changes in regulatory, investor, customer and consumer policies and preferences. While we intend to pursue these additional opportunities, we may ultimately be unsuccessful. The evolution of global energy sources is affected by factors out of our control, such as the pace of technological developments and related cost considerations, the levels of economic growth in different markets around the world and the adoption of climate change-related policies. In addition, the possibility of taxes on carbon emissions can affect the demand for crude oil and natural gas and the operating costs for producers on or around our land.

Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as WaterBridge’s ability to handle produced water gathered from its customers, which could have a material adverse effect on our results of operations, cash flows and financial position.

WaterBridge handles large volumes of produced water in connection with its customers’ drilling and production operations pursuant to permits issued by governmental authorities overseeing such produced water handling activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such produced water handling activities. For example, there exists a growing concern that the injection of produced water into certain produced water handling facilities triggers seismic activity in certain areas, including Texas, where a majority of our acreage is located. This has led to the creation of operator-led response plans in certain areas in New Mexico or Texas by the New Mexico Oil Conservation Division (the “NMOCD”) and the Texas Railroad Commission (the “TRRC”), respectively, which can include the TRRC suspending or declining to issue produced water handling permits, restrictions on the amount of material that can be handled, or requiring producers to cease disposal in certain produced water handling facilities.

State and federal regulatory agencies have recently focused on a possible connection between hydraulic fracturing related activities, particularly the underground injection of produced water into produced water handling facilities, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and natural gas activity and induced seismicity. The U.S. Geological Survey has recently identified Texas and New Mexico as two of six states with the most significant hazards from induced seismicity. In addition, a number of lawsuits have been filed in some states alleging that produced water handling operations have caused seismic events, caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements regarding produced water handling permits, to assess the relationship between seismicity and the use of such produced water handling facilities. For example, the TRRC has previously published a rule governing permitting or re-permitting of produced water handling facilities that would require, among other things, the submission of information on seismic events occurring within a specified radius of the produced water handling facility location, as well as logs, geologic cross sections and structure maps relating to the water handling area in question. The TRRC recently suspended produced water handling permits within the boundaries of certain Seismic Response Areas (“SRAs”). Although our acreage is not currently included in any SRA, there can be no assurance that all or a portion of our acreage will not be included in an SRA in the future. Separately, in November 2021, the NMOCD implemented protocols requiring producers to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event of a certain magnitude occurs within a specified radius of a produced water handling facility. The adoption and implementation of any new laws or regulations that restrict our customers’ ability to handle produced water gathered from E&P companies, by limiting volumes, disposal rates, produced water handling facility locations or otherwise, or requiring our customers to shut down produced water handling facilities, could limit existing operations and future development activity in affected areas by our customers, including WaterBridge, and reduce their demand for the use of our land and resources, which could have a material adverse effect on our results of operations, cash flows and financial position.

Additionally, hydraulic fracturing related activities have been linked to subsidence and expansion. Both the injection of produced water into produced water facilities and the extraction of water, oil, natural gas, or mineral resources from the ground can result in surface subsidence and uplifts caused by changes underground (such as, but not limited to, loss of volume and pressure depletion). This has been linked to various geo-and environmental hazards, such as alteration of local ecosystems and impacts upon local communities, to include increased seismic activity and the formation of sinkholes. Any new laws or regulations that may be adopted and implemented with respect to addressing subsidence and expansion risks may lead to restrictions upon our customers’ operations, which could materially and adversely affect our results of operations, cash flows and financial position.

Our reliance on revenue generated from brackish water sales and produced water handling activities expose us to potential regulatory risks.

There are unique risks associated with handling produced water, and the legal requirements related to handling produced water into a non-producing geologic formation by means of produced water handling facilities are subject to change based on concerns of the public or governmental authorities. There remains substantial uncertainty regarding the handling of produced water by means of produced water handling facilities, the regulation of which could materially and adversely affect our customers in a manner that cannot be predicted. These include liabilities related to the handling, treatment, storage, disposal, transport, release and use of radioactive materials, which could be in produced water, and uncertainties regarding the ultimate, and potential exposure to, technical and financial risks associated with modifying or decommissioning produced water handling facilities. Federal or state regulatory agencies could require the shutdown of produced water handling facilities for safety reasons or refuse to permit the restart of any facility after unplanned or planned outages. New or amended safety and regulatory requirements may give rise to additional operation and maintenance costs and capital expenditures. Additionally, aging equipment may require more capital expenditures to keep produced water infrastructure operating efficiently or in compliance with applicable laws and regulations. Such equipment is also likely to require periodic upgrading and improvement in order to maintain compliance. Although the safety record of produced water handling generally has been very good, accidents and other unforeseen problems have occurred. The consequences of a major incident could be severe and include loss of life and property damage. Any resulting liability from a major environmental or catastrophic incident could materially and adversely affect our customers and limit their operations on our land.

The Endangered Species Act (“ESA”) and Migratory Bird Treaty Act (“MBTA”) govern our and our customers’ operations and additional restrictions may be imposed in the future, which constraints could have an adverse impact on our ability to expand some of our existing operations or limit our customers’ ability to develop new infrastructure on our land.

The ESA and comparable state laws restrict activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the MBTA. To the degree that species listed under the ESA or similar state laws, or are protected under the MBTA, live in the areas where we and our customers operate, both our and our customers’ abilities to conduct or expand operations and construct facilities could be limited, or both we and our customers could be forced to incur additional material costs. Additionally, the United States Fish and Wildlife Service (“FWS”) may make determinations on the listing of unlisted species as endangered or threatened under the ESA. For example, in November 2022, the FWS designated two distinct population segments of the lesser prairie chicken under the ESA, which live in certain areas in southeastern New Mexico and western Texas; however, the U.S. Senate voted to rescind this decision, and the decision is currently subject to litigation. In May 2024, the FWS designated the dunes sagebrush lizard under the ESA, which also live in certain areas in southeastern New Mexico and western Texas. The designation of previously unidentified endangered or threatened species could indirectly cause us or our customers to incur additional costs, cause our or our customers’ operations to become subject to operating restrictions or bans and limit future development activity in affected areas, which developments could have a material adverse effect on our results of operations, cash flows and financial position.

The results of operations of our customers, as well as producers on or around our land, may be materially impacted by efforts to transition to a lower-carbon economy.

Concerns over the risk of climate change have increased the focus by global, regional, national, state and local regulators on GHG emissions, including carbon dioxide emissions, and on transitioning to a lower-carbon future. A number of countries and states have adopted, or are considering the adoption of, regulatory frameworks to reduce GHG emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, prohibitions on the sales of new automobiles with internal combustion engines, and incentives or mandates for battery-powered automobiles and/or wind, solar or other forms of alternative energy. These include laws such as the IRA, which appropriates significant federal funding for renewable energy initiatives and amends the federal Clean Air Act (the “CAA”) to impose a first-time fee on the emission of methane from sources required to report their GHG emissions to the EPA, beginning in calendar year 2024 at $900 per ton of methane, increasing to $1,200 in 2025, and set at $1,500 for 2026 and each year after. Compliance with changes in laws, regulations and obligations relating to climate change could result in increased costs of compliance for our customers on or around our land or costs of consuming oil and natural gas for such products, and thereby reduce demand for the use of our land and resources, which could reduce our profitability. Changes in laws and regulations may also result in delays or increased costs associated with obtaining permits needed for oil and natural gas operations. Additionally, our customers on or around our land could incur reputational risk tied to changing customer or community perceptions of our customers or their customers contribution to, or detraction from, the transition to a lower-carbon economy. These changing perceptions could lower demand for oil and natural gas products, resulting in lower prices and lower revenues as consumers avoid carbon-intensive industries, and could also pressure banks and investment managers to shift investments and reduce lending.

Separately, banks and other financial institutions, including investors, may decide to adopt policies that restrict or prohibit investment in, or otherwise funding, us or our customers on or around our land based on climate change-related concerns, which could affect our and our customers on or around our land’s access to and cost of capital for potential growth projects. Additionally, insurers may decide to raise rates and/or cease insuring us or our customers on or around our land based on climate change-related concerns.

Approaches to climate change and transition to a lower-carbon economy, including government regulation, company policies, and consumer behavior, are continuously evolving. For example, the SEC has adopted a new rule regarding climate change, which it has stayed pending various legal challenges, that, if ultimately made effective, requires significant disclosure obligations and would require us to update and develop our controls to accommodate these new obligations. While we intend to pursue opportunities related to the transition to a lower-carbon economy, there can be no assurance that our efforts will be successful. At this time, we cannot predict how such approaches may develop or otherwise reasonably or reliably estimate their impact on us or our customers’ financial condition, results of operations and ability to compete. However, any long-term material adverse effect on the oil and natural gas industry may affect our results of operations, cash flows and financial position.

Climate variability may cause increased volatility in weather and may impact water usage and related revenue.

The issue of climate variability is receiving increasing attention nationally and worldwide. There is consensus among climate scientists that there will be worsening of weather volatility in the future associated with climate variability. Many climate variability predictions present several potential challenges to the energy industry, including brackish water sales and water services related to oil and natural gas production, such as:

•	increased frequency and duration of droughts;

•	challenges associated with changes in temperature;

•	potential degradation of water quality;

•	decreases in available water supply and changes in water usage patterns;

•	increased frequency and severity of storms and other weather events;

•	increases in disruptions in service; or

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increased costs to reduce risks associated with the increasing frequency and severity of natural events, including to improve the resiliency and reliability of the infrastructure and systems necessary for customers’ water services.

Because of the uncertainty of weather volatility related to climate variability, we cannot predict its potential impact on our or our customers’ business, financial condition, results of operations, cash flows and liquidity. This, in turn, could lead to lower demand, rates and utilization for the use of our land and resources, and delays in payment of, or nonpayment of, amounts that are owed to us. Furthermore, laws and regulations have been enacted that seek to reduce or limit GHG emissions and require additional reporting and monitoring, and these regulations may become more pervasive or stringent in light of changing governmental agendas and priorities, although the exact nature and timing of these changes is uncertain. There can be no assurance that we or our customers would be able to recover any expenditures or costs associated with the impact of climate variability and related laws and regulations on a timely basis, or at all.

Increasing investor attention to environmental, social, and governance (“ESG”) matters may impact our or our customers’ business.

Companies across all industries are facing increasing scrutiny from stakeholders related to their ESG practices. Companies that do not adapt to or comply with investor or stakeholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected. Increasing attention to climate change, increasing societal expectations on companies to address climate change, and potential consumer use of substitutes to energy commodities may result in increased costs, reduced demand for our customers’ products and services, lower demand for the use of our land and resources, reduced profits, increased governmental investigations and private litigation against us.

Moreover, to an increasing extent, many institutional investors have announced plans to transition their portfolios to net-zero GHG emissions over the next two to three decades as part of a commitment to combat climate change. This has, and will likely continue to result in some (and perhaps a growing number of) institutions removing from their portfolios the shares of companies that do not meet their minimum investment standards. Further, banks and other capital providers are reassessing their capital allocation to our or our customers’ industries or making their participation conditional. This trend towards the divestment or limitation of future investment in companies involved in the development, production, transportation and utilization of fossil fuels may adversely affect the price of our shares and limit our access to the debt and equity markets for capital to fund our growth.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may be incorrect or may change with the passage of time. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters. Additionally, voluntary disclosures regarding ESG matters, as well as any ESG disclosures mandated by law, could result in private litigation or government investigations or enforcement action regarding the sufficiency or validity of such disclosures. In addition, failure or a perception (whether or not valid) of failure to implement ESG strategies or achieve ESG goals or commitments, including any GHG reduction or neutralization goals or commitments, could result in private litigation and damage our reputation, cause our investors or consumers to lose confidence in us, or otherwise negatively impact our operations.

In addition, organizations that provide proxy advisory services to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Currently, there are no universal standards for such scores or ratings, but the importance of sustainability evaluations is becoming more broadly accepted by investors and shareholders. Such ratings are used by some investors to inform their investment and voting decisions. Additionally, certain investors use these scores to benchmark companies against their peers and if a company is perceived as lagging, these investors may engage with companies to require improved ESG disclosure or performance. Unfavorable ESG ratings may lead to increased negative investor sentiment toward us or our customers and to the diversion of investment to other industries, which could have a negative impact on our share price and/or our access to and costs of capital.

Furthermore, public statements with respect to ESG matters, such as emissions reductions goals, other environmental targets, or other commitments addressing certain social issues, are becoming increasingly subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing” (i.e., misleading information or false claims overstating potential ESG benefits). For example, in March 2021, the SEC established the Climate and ESG Task Force in the Division of Enforcement to identity and address potential ESG-related misconduct, including greenwashing. Certain non-governmental organizations and other private actors have also filed lawsuits under various securities and consumer protection laws alleging that certain ESG-statements, goals, or standards were misleading, false, or otherwise deceptive. As a result, we may face increased litigation risks from private parties and governmental authorities related to our ESG efforts. In addition, any alleged claims of greenwashing against us or others in our industry may lead to further negative sentiment and diversion of investments. Additionally, we could face increasing costs as we attempt to comply with and navigate further regulatory ESG-related focus and scrutiny.

Our customers’ operations on our land may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements, and we may be subject to strict, as well as joint and several liability, for contamination resulting from such operations pursuant to such requirements, even if we do not have control over such operations. The occurrence of any such delays, costs and liabilities may materially and adversely affect our customers’ business, operations or financial condition, which could reduce the demand for the use of our land and its resources, as well as the royalties and other payments we receive therefrom, and thereby materially affect our results of operations, cash flows and financial position.

E&P activities, sand mining, produced water handling, and other operations on our land are subject to numerous environmental, health and safety requirements. Our customers may incur significant delays, costs and liabilities as a result of federal, state and local environmental, health and safety requirements applicable to their activities on our land. These laws and regulations may require our customers to obtain and maintain a variety of permits, approvals, certificates or other authorizations that govern air emissions, water discharges, waste disposal or other environmental impacts associated with drilling, production and transporting oil and natural gas or other operations; regulate the sourcing and disposal of water used in the drilling, fracturing and completion processes; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier, seismically active areas and other protected areas; require remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; and/or impose substantial liabilities for spills, pollution or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of oil or natural gas production. These laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed, and, in some instances, the issuance of orders or injunctions limiting or requiring discontinuation of certain operations, in each case, which could materially and adversely affect our customers’ operations on our land. Additionally, any failure to comply could result in negative sentiment toward our customers’ business and others in the industry.

Moreover, under certain environmental laws that impose strict as well as joint and several liability, we may be required to remediate contaminated properties owned by us even if a customer’s operations caused the contamination. In addition, our customers may be liable for the remediation of contamination at currently or formerly operated facilities and facilities of third parties that received waste generated by our customers’ operations, regardless of whether such contamination resulted from the conduct of others or from consequences of actions that were in compliance with all applicable environmental laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of the operations of our customers. While we seek to mitigate any potential liability we may have through indemnification, customary insurance policies and remediation activities, in each case, required under our contracts, as well as reliance on state funded programs (such as the TRRC’s Orphan Well Program) for coverage of plugging and abandonment liabilities if any of our customers declared bankruptcy or if our insurance policies did not fully cover such liabilities, we may not be fully protected. Additionally, although we generally have rights to inspect our property and the operations thereon, we may not become aware of all environmental, health and safety matters. Moreover, public interest in the protection of the environment has tended to increase over time. The trend of more expansive and stringent environmental legislation and regulations applied to extractive industries such as those our customers engage in could continue resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental actions are taken that restrict drilling or impose more stringent and costly operating, waste handling, disposal and cleanup requirements, our customers’ operations could face increased costs and potential curtailment of operations, which consequently could indirectly materially and adversely affect our business, cash flows, prospects, financial condition or results of operations.

Risks Related to Our Financial Condition

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments and any future indebtedness could adversely affect our financial condition.

As of March 31, 2024, on an actual basis, we had $140.4 million of total debt outstanding, and on a pro forma basis, we had $400.4 million of total debt outstanding. Our ability to make scheduled payments on, or to refinance, our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control, and may vary significantly from year to year. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods and we may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any insufficiency may impact our business.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to raise additional capital or refinance or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be on unfavorable terms, including at higher interest rates, and may require us to comply with more restrictive covenants. The terms of our existing or future debt instruments may restrict us from adopting some of these alternatives. We cannot assure you that any refinancing or restructuring would be possible, that any assets, including land, could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on favorable terms, if at all. In addition, any failure to service our debt, including paying interest or principal on a timely basis, would likely result in a reduction of our credit rating, if any, which could harm our ability to incur additional indebtedness. In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt.

Our indebtedness could have important consequences to you and significant effects on our business, including:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions and limiting our ability to address such changes;

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requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund general company and other purposes, including dividend payments;

•	restricting us from exploiting business opportunities and making strategic land acquisitions;

•	making it more difficult to satisfy our financial obligations, including payments on our indebtedness, and contractual and commercial commitments;

•	disadvantaging us when compared to our competitors that have less debt;

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complying with covenants contained in the documents governing such indebtedness may require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise; and

•	increasing our borrowing costs or otherwise limiting our ability to borrow additional funds for the execution of our business strategy.

Finally, the agreements governing our outstanding indebtedness limit our ability to incur additional debt, but such agreements do not prohibit us from doing so. As a result, we could incur more indebtedness in the future, which would exacerbate the foregoing risks.

We are subject to interest rate risk, which may cause our debt service obligations to increase significantly. The weighted average interest rate on borrowings outstanding under the new credit facility as of March 31, 2024 was 8.59% in the case of revolving credit borrowings and 8.45% in the case of term loan borrowings.

Borrowings under our credit facility bear interest at variable rates and expose us to interest rate risk. The weighted average interest rate on our borrowings outstanding under the new credit facility as of March 31, 2024 was 8.59% in the case of revolving credit borrowings and 8.45% in the case of term loan borrowings. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and we would be required to devote more of our cash flow to servicing our indebtedness.

In March 2022, the Federal Reserve began, and continued through 2023, to raise interest rates in an effort to curb inflation. Although the Federal Reserve has indicated that it may reduce benchmark interest rates in 2024, to the extent such rates remain elevated, we may continue to experience further financing cost increases if interest rates on borrowings, credit facilities and debt offerings increase, as compared to previous levels. Changes in interest rates, either positive or negative, may also affect the yield requirements of investors who invest in our Class A shares, and the elevated interest rate environment could have an adverse impact on the price of our Class A shares, or our ability to issue equity or incur debt for acquisitions or other purposes.

Changes to applicable tax laws and regulations, exposure to additional income tax liabilities, changes in our effective tax rates or an assessment of taxes resulting from an examination of our income or other tax returns could adversely affect our results of operations, cash flows and financial position, including our ability to repay our debt.

We are subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our results of operations, cash flows and financial position, including our ability to repay our debt. Several tax proposals have been set forth that would, if enacted into law, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rates applicable to individuals and corporations and the elimination of tax subsidies for fossil fuels. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our results of operations, cash flows and financial position.

Changes in our effective tax rates or tax liabilities could also adversely affect our results of operations, cash flows and financial position. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expansion into future activities in new jurisdictions;

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities; and

•	tax effects of share-based compensation.

In addition, an adverse outcome arising from an examination of our income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on our results of operations, cash flows and financial position.

We are subject to counter-party credit risk. Nonpayment or nonperformance by our customers could have an adverse effect on our results of operations, cash flows and financial position.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers of their respective obligations. Although we maintain policies and procedures to limit such risks, our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting increase in nonpayment or nonperformance by them of their respective obligations and our inability to collect on outstanding payables or find substitute customers could have an adverse effect on our results of operations, cash flows and financial position. A decline in oil and natural gas prices could negatively impact the financial condition of our customers and sustained lower prices could impact their ability to meet their obligations to us. Further, our contract counter-parties may not perform or adhere to our existing or future contractual arrangements. To the extent one or more of our contract counter-parties is in financial distress or commences bankruptcy proceedings, contracts with these counter-parties may be subject to renegotiation or rejection under applicable provisions of the Bankruptcy Code. Any material nonpayment or nonperformance by our contract counter-parties due to inability or unwillingness to perform or adhere to contractual arrangements could adversely affect our results of operations, cash flows and financial position.

If we fail to comply with the restrictions and covenants in our credit facility or our future debt agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of payment.

A breach of compliance with any restriction or covenant in our credit facility or any of our future debt agreements could result in a default under the terms of the applicable agreement, and our ability to comply with such restrictions and covenants may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants. A default could result in acceleration of the indebtedness and a declaration of all amounts borrowed due and payable, which could have an adverse effect on us and negatively impact our ability to borrow. If an acceleration occurs, we may be unable to make all of the required payments and may be unable to find alternative financing. Even if alternative financing were available at that time, it may not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our credit agreement or such future agreements governing our indebtedness or obtain necessary waivers on satisfactory terms.

Our obligations under our credit facility are secured by a first priority security interest in substantially all of our assets and various guarantees.

The amounts borrowed pursuant to the terms of our credit agreement are secured by substantially all of our and our subsidiaries’ present and after-acquired assets. Additionally, our obligations under our credit facility are jointly and severally guaranteed by us and our material subsidiaries.

As a result of the above, in the event of the occurrence of a default under our credit facility, the administrative agent may enforce its security interests (for the ratable benefit of the lenders under our credit facility and the other secured parties) over our and/or our subsidiaries’ assets that secure the obligations under our credit facility, take control of our assets and business, force us to seek bankruptcy protection, or force us to curtail or abandon our current business plans. If that were to happen, you may lose all, or a part of, your investment in our Class A shares.

We do not currently have in place hedging agreements with respect to oil and natural gas production from our acreage, and we will be exposed to the impact of decreases in the price of oil and natural gas.

We do not currently have in place hedging arrangements to establish, in advance, a price for the sale of the oil and natural gas produced from our acreage. As a result, although we may realize the benefit of any short-term increase in the price of oil and natural gas, we will not be protected against decreases in the price or prolonged periods of low oil and natural prices, which, in combination with all of our acreage being located solely in the Permian Basin, could materially and adversely affect our results of operations, cash flows and financial position. Any future price hedging strategy and future hedging transactions will be determined at our discretion. If we enter into hedging arrangements in the future, it may limit our ability to realize the benefit of rising prices and may result in hedging losses.

Risks Related to this Offering and Our Class A Shares

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, will strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the NYSE rules, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by the NYSE;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	accurately implement and interpret GAAP;

•	establish new internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

Upon becoming a reporting issuer, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” or a “smaller reporting company” under the applicable federal securities laws. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the fiscal year ending December 31, 2029, if we are no longer a “smaller reporting company.” Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements will strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we experience any material weaknesses in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A shares.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As a result of being a public company, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for our internal control over financial reporting. If we identify one or more material weaknesses in our internal control over financial reporting during the evaluation and testing process, we may be unable to conclude that our internal controls are effective.

Additionally, when we cease to be an “emerging growth company” or a “smaller reporting company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our Class A shares to decline.

Investors in this offering will experience immediate and substantial dilution of $16.26 per Class A share.

The initial public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $4.24 per Class A share. Based on the assumed initial public offering price of $20.50 per Class A share, shareholders will incur an immediate and substantial dilution of $16.26 per Class A share in the as adjusted net tangible book value per share. This dilution results primarily because our assets are recorded at their historical cost in accordance with GAAP, and not their fair value. Please see “Dilution.”

Our ability to pay dividends to our shareholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.

After this offering, we will be a holding company and will have no material assets other than our equity interest in OpCo, and we will not have any independent means of generating revenue. To the extent OpCo has available cash we intend to cause OpCo to make (i) generally pro rata distributions to all OpCo Unitholders, including us, in an amount at least sufficient to allow us to pay taxes, (ii) at the election of certain OpCo Unitholders, additional distributions in an amount generally intended to allow such OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions), which additional distributions may be made on a pro rata basis to all OpCo Unitholders (including us) or a non-pro rata basis to OpCo Unitholders (other than us) in redemption of OpCo Units from such holders and (iii) non-pro rata distributions to us in an amount sufficient to cover our public company and other overhead expenses. In addition, as the sole managing member of OpCo, we intend to cause OpCo to make pro rata distributions to all of its unitholders, including to us, in an amount sufficient to allow us to fund dividends to our shareholders in accordance with our dividend policy, to the extent our board of directors declares such dividends. OpCo is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from it. If OpCo is unable to make distributions, we may not receive adequate distributions, which could materially and adversely affect our results of operations, cash flows, financial position and ability to fund any dividends.

Although we intend to pay dividends on our Class A shares, we are not obligated to do so. We have not adopted a formal written dividend policy nor have we adopted a dividend policy to pay a fixed amount of cash each quarter in respect of each Class A share or to pay an amount based on the achievement of, or derivable based on, any specific financial metrics such as Free Cash Flow. Dividend payments are not guaranteed and are within the absolute discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our cash flows from operations and current and anticipated cash needs, our capital requirements, legal, tax, regulatory and contractual restrictions, and implications of such other factors as our board of directors may deem relevant in determining whether, and in what amounts, to pay such dividends. In addition, our debt agreements may limit the amount of distributions that OpCo’s subsidiaries can make to OpCo and OpCo can make to us and the purposes for which distributions could be made. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Instruments” for further discussion of our debt agreements. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. Please see “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Shares.”

If we do not pay regular cash dividends on our Class A shares following this offering, you may not receive a return on investment unless you sell your Class A shares for a price greater than that which you paid for them.

Any decision to declare and pay cash dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and such other factors that our board of directors may deem relevant. In addition, our ability to pay cash dividends is, and may be, limited by covenants of any current or future outstanding indebtedness we or our subsidiaries incur. Any return on investment in our Class A shares may be solely dependent upon the appreciation of the price of our Class A shares on the open market, which may not occur.

For more information about these restrictions, see “Dividend Policy.” There can be no assurance that we will pay dividends in the future or continue to pay any dividends if we do commence paying dividends. Investors in this offering should make any investment in our Class A shares without reliance on payment of any future dividend.

LandBridge Holdings has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. LandBridge Holdings’ interests may conflict with those of our other shareholders.

Upon completion of this offering, LandBridge Holdings will initially own an aggregate of 57,500,000 Class B shares representing 79.9% of our voting power (or 55,325,000 Class B shares representing 76.8% of our voting power if the underwriters’ option to purchase additional Class A shares is exercised in full). LandBridge Holdings may purchase Class A shares in this offering, which would increase its voting power. LandBridge Holdings’ initial beneficial ownership of greater than 50% of our common shares means LandBridge Holdings will be able to control matters requiring shareholder approval, including the election of directors, changes to our organizational documents, approval of acquisition offers and other significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Class A shares will be able to affect the way we are managed or the direction of our business. The interests of LandBridge Holdings with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other shareholders.

Furthermore, prior to the completion of this offering, we expect to enter into a Shareholder’s Agreement (as defined herein) with LandBridge Holdings, providing that for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, LandBridge Holdings shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; and for so long as LandBridge Holdings and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, LandBridge Holdings shall be entitled to designate at least three directors, two directors and one director, respectively. So long as LandBridge Holdings is entitled to designate one or more directors and notifies the board of directors of its desire to remove, with or without cause, any director previously designated by it to the board, we are required to take all necessary action to cause such removal. So long as LandBridge Holdings has the right to designate at least one director to our board of directors, it will also have the right to appoint a number of board observers, who will be entitled to attend all meetings of the board in a non-voting, observer capacity, equal to the number of directors LandBridge Holdings is entitled to appoint.

In addition, under our Operating Agreement, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, we have agreed not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of LandBridge Holdings:

•	increasing or decreasing the size of our board of directors, committees of our board of directors or boards and committees of our subsidiaries;

•	terminating our chief executive officer or removing the Chairman of our board of directors and/or hiring or appointing either of their successors;

•	agreeing to or entering into any transaction that would result in a change of control of the Company or enter into definitive agreements with respect to a change of control transaction;

•

incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt that exceeds our Adjusted EBITDA for the four quarter period immediately prior to the proposed date of the incurrence of such debt by 4.00 to 1.00;

•

authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of any kind (other than pursuant to any equity compensation plan approved by our board of directors or a committee of our board of directors or intra-company issuances among the Company and our subsidiaries);

•

making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing or any determination not to oppose such an action or proceeding commenced by a third party; and

•	selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of 2% of our

Consolidated Net Tangible Assets (as defined in the Operating Agreement) determined as of the end of the most recently completed fiscal quarter or year, as applicable, immediately prior to the proposed date of the consummation of such transaction or such series of transactions.

Additionally, for so long as LandBridge Holdings and certain affiliates beneficially own at least 10% of our outstanding common shares, we and our subsidiaries may not, without the approval of LandBridge Holdings, make any amendment, modification or waiver of our Operating Agreement or any other of our governing documents that materially and adversely affects LandBridge Holdings.

See “Certain Relationships and Related Transactions—Shareholder’s Agreement.” The existence of LandBridge Holdings as a significant shareholder may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in the best interests of our company. Moreover, LandBridge Holdings’ concentration of share ownership may adversely affect the trading price of our Class A shares to the extent investors perceive a disadvantage in owning shares of a company with a significant shareholder.

In addition, LandBridge Holdings may have different tax positions from us that could influence its decisions regarding whether and when to support the disposition of assets and the incurrence or refinancing of new or existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration LandBridge Holdings’ tax or other considerations, which may differ from the considerations of our other shareholders.

LandBridge Holdings, Five Point and WaterBridge, as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.

Our Operating Agreement will provide that our officers and directors and their respective affiliates and LandBridge Holdings, Five Point and WaterBridge, as well as their officers, directors and affiliates (each an “Unrestricted Party”), are not restricted from owning assets or prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and that we renounce any interest or expectancy in any business opportunity that may from time to time be presented to them that would otherwise be subject to a corporate opportunity or other analogous doctrine under the DGCL. In addition, the Unrestricted Parties may compete with us for investment opportunities and may own an interest in entities that compete with us. In particular, our Operating Agreement, subject to the limitations of applicable law, will provide, among other things, that (i) the Unrestricted Parties may conduct business that competes with us and may make investments in any kind of property in which we may make investments, and (ii) if any of the Unrestricted Parties acquire knowledge of a potential business opportunity, transaction or other matter, they have no duty, to the fullest extent permitted by law, to communicate such offer to us, our shareholders or our affiliates.

We may refer any conflicts of interest or potential conflicts of interest involving any of the Unrestricted Parties to a conflicts committee, which must consist entirely of independent directors, for resolution. Additionally, we anticipate that our board of directors will adopt a written related party transactions policy relating to the approval of related party transactions, pursuant to which any such transactions, including transactions with the Unrestricted Parties, will be reviewed and approved or ratified by our Audit Committee or such conflicts committee or pursuant to the procedures outlined in any such policy.

LandBridge Holdings may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Furthermore, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. Furthermore, LandBridge Holdings, Five Point and WaterBridge, are not required to utilize facilities located on our land in connection with any business opportunities, whether currently existing or arising in the future, and may pursue development opportunities with competing landowners, or pursue an alternative land position without informing us of such opportunity or offering such opportunity to us. This renouncing of our interest and expectancy in any business opportunity may create actual and potential conflicts of interest between us and LandBridge Holdings, Five Point and WaterBridge, and result in less than favorable treatment of us and our shareholders if attractive business opportunities are pursued by LandBridge Holdings, Five Point and WaterBridge, for its own benefit rather than for ours.

Certain of our directors and officers may have significant duties with, and spend significant time serving, other entities, including entities that may compete with us in seeking acquisitions and business opportunities, and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors and officers, who are responsible for managing our business may hold positions of responsibility with other entities, including those that are in the energy industry. The existing and potential positions held by these directors and officers may give rise to fiduciary or other duties that are in conflict with the duties they owe to us and may also otherwise require attention and time that could otherwise be devoted to our business. These directors and officers may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, such directors and officers may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and, as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our or your best interests.

A significant reduction by LandBridge Holdings of its ownership interests in us could adversely affect us.

We believe that LandBridge Holdings’ ownership interest in us provides it with an economic incentive to assist us to be successful. Upon the expiration of the lock-up restrictions on transfers or sales of our securities following the completion of this offering, LandBridge Holdings will not be subject to any obligation to maintain its ownership interest in us and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in us. If LandBridge Holdings sells all or a substantial portion of its ownership interests in us, it may have less incentive to assist in our success and its affiliate(s) that are expected to serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies, which could adversely affect our results of operations, cash flows and financial position.

The U.S. federal income tax treatment of dividends on our Class A shares to a holder will depend upon our tax attributes and the holder’s tax basis in our common shares, which are not necessarily predictable and can change over time, and could cause taxable gain or loss on the sale of our Class A shares to be more or less than expected.

Amounts we distribute to our shareholders with respect to our Class A shares, which we refer to as “dividends,” will constitute “dividends” for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distribution amounts exceed our current and accumulated earnings and profits, such distributed amount will be treated as a non-taxable return of capital to the extent of a holder’s tax basis in our Class A shares and thereafter as capital gain from the sale or exchange of such shares.

If a holder sells its Class A shares, the holder will recognize a gain or loss equal to the difference between the amount realized and the holder’s tax basis in such Class A shares. To the extent that the amount of our dividends is treated as a non-taxable return of capital as described above, such dividends will reduce a holder’s tax basis in the Class A shares. Consequently, such excess dividends will result in a corresponding increase in the amount of gain, or a corresponding decrease in the amount of loss, recognized by the holder upon the sale of the Class A shares or subsequent dividends with respect to such shares. Please read “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders—Gain on Disposition of Class A Shares” for a further discussion of the foregoing. Additionally, with regard to U.S. corporate holders of our Class A shares, to the extent that a dividend on our Class A shares exceeds both our current and accumulated earnings and profits and such holder’s tax basis in such shares, such holders would be unable to utilize the corporate dividends-received deduction (to the extent it would otherwise be applicable to such holder) with respect to the gain resulting from such excess dividend.

Prospective investors in our Class A shares are encouraged to consult their tax advisors regarding the tax consequences of receiving dividends on our Class A shares that are not treated as dividends for U.S. federal income tax purposes.

The Internal Revenue Service (“IRS”) Forms 1099-DIV that our shareholders receive from their brokers may over-report dividend income with respect to our Class A shares for U.S. federal income tax purposes, and failure to report dividend income in a manner consistent with the IRS Forms 1099-DIV may cause the IRS to assert audit adjustments to a shareholder’s U.S. federal income tax return. For non-U.S. holders of our Class A shares, brokers or other withholding agents may overwithhold taxes from dividends paid, in which case a shareholder generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to claim a refund of the overwithheld taxes.

Dividends we pay with respect to our Class A shares will constitute “dividends” for U.S. federal income tax purposes only to the extent of our current and accumulated earnings and profits. Dividends we pay in excess of our earnings and profits will not be treated as “dividends” for U.S. federal income tax purposes; instead, they will be treated first as a tax-free return of capital to the extent of a shareholder’s tax basis in their Class A shares and then as capital gain realized on the sale or exchange of such shares. We may be unable to timely determine the portion of our dividends that is a “dividend” for U.S. federal income tax purposes.

For a U.S. holder of our Class A shares, the IRS Forms 1099-DIV may not be consistent with our determination of the amount that constitutes a “dividend” for U.S. federal income tax purposes or a shareholder may receive a corrected IRS Form 1099-DIV (and may therefore need to file an amended federal, state or local income tax return). We will attempt to timely notify our shareholders of available information to assist with income tax reporting (such as posting the correct information on our website). However, the information that we provide to our shareholders may be inconsistent with the amounts reported by a broker on IRS Form 1099-DIV, and the IRS may disagree with any such information and may make audit adjustments to a shareholder’s tax return.

For a non-U.S. holder of our Class A shares, “dividends” for U.S. federal income tax purposes will be subject to withholding of U.S. federal income tax at a 30% rate unless an applicable income tax treaty provides for a lower rate or the dividends are effectively connected with conduct of a U.S. trade or business. Please read “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders—Dividends.” In the event that we are unable to timely determine the portion of our dividends that is a

“dividend” for U.S. federal income tax purposes, or a shareholder’s broker or withholding agent chooses to withhold taxes from dividends in a manner inconsistent with our determination of the amount that constitutes a “dividend” for such purposes, a shareholder’s broker or other withholding agent may overwithhold taxes from dividends paid. In such a case, a shareholder generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to obtain a refund of the overwithheld tax.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A shares.

We, all of our directors, all of our executive officers and LandBridge Holdings, and certain of its affiliates, will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A shares or securities convertible into or exercisable or exchangeable for Class A shares, including OpCo Units and Class B shares, for a period of 180 days following the date of this prospectus. Please see “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A shares, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A shares to decline and impair our ability to raise capital.

For as long as we are an emerging growth company and/or a smaller reporting company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We currently intend to take advantage of the exemptions described above. We have also elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our shareholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700.0 million in market value of our Class A shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in their periodic reports. We will remain a smaller reporting company until the last day of the fiscal year in which: (i) the market value of our common shares held by non-affiliates is $250 million or more as of the end of that fiscal year’s second fiscal quarter; or (ii) our annual revenues are $100 million or more during such completed fiscal year and the market value of our common shares held by non-affiliates is $700 million or more as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

To the extent that we rely on any of the exemptions available to emerging growth companies and/or smaller reporting companies, you will receive less information about our financial position, executive compensation and internal control over financial reporting than issuers that are not emerging growth companies or smaller reporting companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find our Class A shares to be less attractive as a result, there may be a less active trading market for our Class A shares and our Class A share price may be more volatile.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Class A shares or if our operating results do not meet their expectations, our share price could decline.

The trading market for our Class A shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A shares or if our operating results do not meet their expectations, our Class A share price could decline.

The initial public offering price of our Class A shares may not be indicative of the market price of our Class A shares after this offering. In addition, an active, liquid and orderly trading market for our Class A shares may not develop or be maintained, and our Class A share price may be volatile.

Prior to this offering, our Class A shares were not traded on any market. After this offering, there will be only 14,500,000 publicly-traded Class A shares. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Class A shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A shares, you could lose a substantial part or all of your investment in our Class A shares. The initial public offering price for our Class A shares will be negotiated between us and the representatives of the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our Class A shares after this offering. The market price of our Class A shares may decline below the initial public offering price. Consequently, you may not be able to sell our Class A shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our Class A share price:

•	quarterly or annual variations in our financial and operating results, or those of other companies in our industry;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, including announcements of significant contracts or acquisitions, such as the Acquisitions;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A shares;

•	sales of our Class A shares by us or other shareholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our shareholders;

•	general market conditions, including fluctuations in oil and natural gas prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our results of operations, cash flows and financial position.

The market price of our Class A shares could be adversely affected by sales of substantial amounts of our Class A shares in the public or private markets or the perception in the public markets that these sales may occur, including sales by LandBridge Holdings after the exercise of the Redemption Right.

After this offering, we will have 14,500,000 Class A shares and 57,500,000 Class B shares outstanding, assuming no exercise of the underwriters’ option to purchase additional Class A shares. The Class A shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any Class A shares that may be held or acquired by our directors, officers or affiliates, which constitute “control securities” under the Securities Act. Any Class A shares purchased by LandBridge Holdings in this offering or that LandBridge Holdings acquires through the exercise of the Redemption Right will be subject to resale restrictions under a 180 day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by LandBridge Holdings after the exercise of the Redemption Right or sales by other large holders of our Class A shares in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our Class A shares or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to LandBridge Holdings. Alternatively, we may be required to undertake a future public or private offering of Class A shares and use the net proceeds from such offering to purchase an equal number of OpCo Units, with the cancellation of a corresponding number of Class B shares, from LandBridge Holdings. Please read “Shares Eligible for Future Sale.”

The cornerstone investor has indicated an interest in purchasing up to an aggregate of $80 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters and will be freely tradeable without restriction under the Securities Act.

We may sell additional Class A shares in subsequent offerings. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

We cannot predict the size of future issuances of our Class A shares or securities convertible into Class A shares or the effect, if any, that future issuances and sales of our Class A shares will have on the market price of our Class A shares. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

We expect to be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.

Upon completion of this offering, LandBridge Holdings will hold a majority of the voting power of our common shares. As a result, we expect to be a controlled company within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors as defined under the rules of the NYSE;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. A controlled company does not need its board of directors to have a majority of independent directors or to form independent compensation and nominating and governance committees. Following this offering, we intend to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the rules of the NYSE. Please see “Management” for additional information.

Our Operating Agreement, as well as Delaware law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A shares and could deprive our investors of the opportunity to receive a premium for their shares.

Our Operating Agreement will authorize our board of directors to issue preferred shares without shareholder approval in one or more series, designate the number of shares constituting any series,

and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption prices and liquidation preferences of such series. If our board of directors elects to issue preferred shares, it could be more difficult for a third party to acquire us.

In addition, certain provisions of our Operating Agreement could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders. Among other things, upon completion of this offering, such provisions of our Operating Agreement include:

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providing that after LandBridge Holdings and certain of its affiliates no longer beneficially own or control the voting of more than 40% of our outstanding common shares (the “Trigger Event”), our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of three classes, with each class of directors elected for a three-year term to succeed the directors of the same class whose terms are then expiring; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event;

•	prohibiting cumulative voting in the election of directors;

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providing that after the Trigger Event, the affirmative vote of the holders of not less than 66 2/3% in voting power of all then-outstanding common shares entitled to vote generally in the election of our board of directors, voting together as a single class, will be required to remove any director from office, and such removal may only be for “cause”;

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providing that after the Trigger Event, all vacancies, including newly created directorships, may, except as otherwise required by the terms of the Shareholder’s Agreement, law or, if applicable, the rights of holders of a series of preferred shares, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;

•	providing that after the Trigger Event, shareholders will not be permitted to call special meetings of shareholders;

•	providing that after the Trigger Event, our shareholders may not act by written consent and may only act at a duly called annual or special meeting;

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establish advance notice procedures with respect to shareholder proposals and nominations of persons for election to our board of directors, other than nominations made by or at the direction of our board of directors or any committee thereof; and

•	providing that a majority of our board of directors is expressly authorized to adopt, or to alter or repeal our Operating Agreement.

Pursuant to our Operating Agreement, for so long as LandBridge Holdings beneficially owns at least 40% of our outstanding common shares, we have agreed not to take, and will take all necessary action to cause our subsidiaries not to take, certain direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of LandBridge Holdings. For more information, see “Our Operating Agreement—Consent Rights.”

Our Operating Agreement will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Operating Agreement will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the

State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or our Operating Agreement or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine. Our Operating Agreement will also provide that, to the fullest extent permitted by applicable law, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any complaint asserting a cause of action under the Securities Act. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our common shares will be deemed to have notice of, and consented to, the provisions of our Operating Agreement described in the preceding sentence. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Operating Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations, cash flows and financial position.

There are certain provisions in our Operating Agreement regarding fiduciary duties of our directors, exculpation and indemnification of our officers and directors and the approval of conflicted transactions that differ from the DGCL in a manner that may be less protective of the interests of our public shareholders and restricts the remedies available to shareholders for actions taken by our officers and directors that might otherwise constitute breaches of fiduciary duties.

Our Operating Agreement contains certain provisions regarding exculpation and indemnification of our officers and directors and the approval of conflicted transactions that differ from the DGCL in a manner that may be less protective of the interests of our public shareholders. For example, our Operating Agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. In contrast, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividends or (iv) a transaction from which the director derived an improper personal benefit.

Pursuant to our Operating Agreement and indemnification agreements, we must indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. In contrast, under the DGCL, a corporation can only indemnify directors and officers for acts and omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful.

Additionally, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our directors, officers, equity owners or their respective affiliates, including LandBridge Holdings, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of our board of directors to us or our shareholders, if such resolution or course of action (i) is approved by a conflicts committee, which is composed entirely of independent directors, (ii) is approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) is determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) is determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In contrast, under the DGCL, a corporation is not permitted to exempt board members from claims of breach of fiduciary duty under such circumstances.

Accordingly, our Operating Agreement may be less protective of the interests of our public shareholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

We are a holding company. Our sole material asset after completion of this offering will be our equity interest in OpCo, and accordingly, we will be dependent upon distributions from OpCo to pay taxes and cover our corporate and other overhead expenses.

We are a holding company and will have no material assets after the completion of this offering other than our equity interest in OpCo. Please see “Corporate Reorganization.” We will have no independent means of generating revenue. To the extent OpCo has available cash and subject to the terms of any debt instruments or other applicable agreements, we intend to cause OpCo to make (i) generally pro rata distributions to OpCo Unitholders, including us, in an amount at least sufficient to allow us to pay our taxes, (ii) at the election of certain holders of OpCo Units, additional distributions in an amount generally intended to allow such OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions), which additional distributions may be made on a pro rata basis to all OpCo Unitholders (including us) or a non-pro rata basis to OpCo Unitholders (other than us) in redemption of OpCo Units from such holders and (iii) non pro rata distributions to us in an amount at least sufficient to reimburse us for our corporate and other overhead expenses. In addition, as the sole managing member of OpCo, we intend to cause OpCo to make pro rata distributions to all of its unitholders, including us, in an amount sufficient to allow us to fund dividends to our shareholders in accordance with our dividend policy, to the extent our board of directors declares such dividends. Therefore, although we expect to pay dividends on our Class A shares in amounts determined by our board of directors, from time to time, our ability to do so may be limited to the extent OpCo and its subsidiaries are limited in their ability to make these and other distributions to us. To the extent that we need funds and OpCo or its subsidiaries are restricted from making distributions under applicable law or under the terms of any current or future financing or other arrangements or are otherwise unable to provide such funds, our results of operations, cash flows and financial position could be materially and adversely affected.

In certain circumstances, OpCo will be required to make tax distributions to OpCo Unitholders, and such tax distribution may be substantial. To the extent we receive tax distributions in excess of our actual tax liabilities and retain such excess cash, the OpCo Unitholders would benefit from such accumulated cash balances if they exercise their Redemption Right.

Pursuant to the OpCo LLC Agreement, OpCo will make generally pro rata distributions to the OpCo Unitholders, including us, in an amount sufficient to allow us to satisfy our actual tax liabilities. In addition, to the extent OpCo has available cash, OpCo will be required to make additional pro rata tax distributions to all OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their assumed tax liabilities with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions and as determined by OpCo). For this purpose, the determination of available cash will take into account, among other factors, (i) the existing indebtedness and other obligations of OpCo and its subsidiaries and their anticipated borrowing needs, (ii) the ability of OpCo and its subsidiaries to take on additional indebtedness on commercially reasonable terms and (iii) any necessary or appropriate reserves.

The amount of such additional tax distributions will be determined based on certain assumptions, including assumed income tax rates, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo. Additional tax distributions may significantly exceed the actual tax liability for many of the OpCo Unitholders, including us. If we retain the excess cash we receive from such distributions, the OpCo Unitholders would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the Redemption Right. However, we intend to take steps to eliminate any material excess cash balances, which could include, but are not necessarily limited to, a distribution of the excess cash to holders of our Class A shares or the reinvestment of such cash in OpCo for additional OpCo Units.

In addition, the tax distributions that OpCo may be required to make may be substantial, and the amount of any additional tax distributions OpCo is required to make likely will exceed the tax liabilities that would be owed by a corporate taxpayer similarly situated to OpCo. Funds used by OpCo to satisfy its obligation to make tax distributions will not be available for reinvestment in our business, except to the extent we or certain other OpCo Unitholders use any excess cash received to reinvest in OpCo for additional OpCo Units. In addition, because cash available for additional tax distributions will be determined taking into account the ability of OpCo and its subsidiaries to take on additional borrowing, OpCo may be required to increase its indebtedness in order to fund additional tax distributions. Such additional borrowing may adversely affect our results of operations, cash flows and financial position by, without limitation, limiting our ability to borrow in the future for other purposes, such as capital expenditures, and increasing our interest expense and leverage ratios.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the Redemption Right (or our Call Right) or other transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of OpCo Unitholders, and the OpCo LLC Agreement, which will be entered into in connection with the closing of this offering, will provide for limitations on the ability of OpCo Unitholders to transfer their OpCo Units and will provide us, as managing member of OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of OpCo Unitholders to redeem their OpCo Units pursuant to the Redemption Right to the extent we believe that it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes. Additionally, the OpCo LLC Agreement will provide that an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering.

If OpCo were to become a publicly traded partnership, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo.

Because we have elected to take advantage of the extended transition period pursuant to Section 107 of the JOBS Act, our financial statements may not be comparable to those of other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Accordingly, our financial statements may not be comparable to companies that comply with public company effective dates, and our shareholders and potential investors may have difficulty in analyzing our operating results by comparing us to such companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain “forward-looking statements.” All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, words such as “may,” “assume,” “forecast,” “could,” “would,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events at the time such statements were made. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the section titled “Risk Factors” included in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations, cash flows and financial position and could cause actual results to differ materially from those in such forward-looking statements, including:

•	our customers’ demand for and use of our land and resources;

•	the success of WaterBridge and Desert Environmental in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully;

•	our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments;

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the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by OPEC+ with respect to oil production levels and announcements of potential changes to such levels;

•	our reliance on a limited number of customers and a particular region for substantially all of our revenues;

•	our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize;

•	our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources;

•	the risk that we may not realize the anticipated benefits and synergies from the Acquisitions and/or effectively integrate the Acquired Lands;

•	costs associated with the Acquisitions;

•	commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to manage through such volatility;

•	the level of competition from other companies, including those offering resources that compete with the resources from our land, such as sand and brackish water;

•	changes in the price charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of oversupply, government regulations or other factors;

•	any planned or future expansion projects by us or our customers;

•	our ability to initiate and continue the payment of dividends;

•	the development of advances or changes in energy technologies or practices;

•	our ability to successfully implement our growth plans, including through future acquisitions of acreage and/or introduction of new revenue streams, including through the Acquisitions or otherwise;

•	the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs;

•	the degree to which consolidation among our customers may affect spending on U.S. drilling and completions in the near-term;

•	our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all;

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our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities, mines and brackish water wells;

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operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents;

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our liquidity and our ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, elevated interest rates and Federal Reserve policies and potential economic recession;

•	uncertainty of estimates of oil, natural gas and NGL reserves and production;

•

the effects of political instability or armed conflict in oil and natural gas producing regions, including the global economic distress resulting from the Russia-Ukraine war, as well as the Israel-Hamas conflict and increased tensions in the Middle East, including Iran, and potential energy insecurity in Europe, which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which could decrease demand for the use of our land and resources;

•

uncertainty surrounding the fall 2024 U.S. presidential election and congressional elections, including potential legal, regulatory and policy changes, as well as the potential for general market volatility and political uncertainty;

•	the uncertainty of future estimates of oil and natural gas and mineral reserves;

•

the demand for sand and the amount of sand that customers on our land are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geological conditions;

•	our level of indebtedness and our ability to service our indebtedness;

•	actions taken by the federal, local or state governments in relation to surface uses;

•	title defects in the acreage that we acquire;

•

the markets for real estate in the areas in which we operate and own or plan to own real estate, including pricing estimates, availability of land and our ability to acquire such land on favorable terms, or at all;

•	our ability to integrate acquired acreage, including the Acquired Lands and any future acquisitions, and manage related growth;

•	our ability to recruit and retain key management and employees;

•

actions taken by the federal or state governments, such as executive orders or new or expanded regulations, that may impact future energy production in the U.S. and any acceleration of the domestic and/or international transition to a low carbon economy as a result of the IRA or otherwise;

•

changes in laws and regulations (or the interpretation thereof), including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate brackish water transfer, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling and various other environmental matters;

•	changes in effective tax rates, or adverse outcomes resulting from other tax increases or an examination of our income or other tax returns and tax inefficiencies;

•	the severity and duration of world health events, natural disasters or inclement or hazardous weather conditions, including cold weather, droughts, earthquakes, flooding and tornadoes;

•

evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and

•	other factors discussed elsewhere in this prospectus including in the section titled “Risk Factors.”

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the operation of business in our industry. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserves estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserves estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We expect to receive $271.2 million of proceeds (or $313.0 million if the underwriters’ option to purchase additional Class A shares is exercised in full) from this offering based upon the assumed public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), net of underwriting discounts and estimated offering expenses payable by us. See “Underwriting.”

We intend to contribute all of the net proceeds from this offering, to OpCo in exchange for     newly issued OpCo Units at a per-unit price equal to the per share price paid by the underwriters for our Class A shares in this offering.

The following table illustrates the anticipated use of the proceeds of this offering:

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Gross proceeds from this offering	$297,250,000	Repayment of credit facility borrowings	$100,000,000
		Distribution to LandBridge Holdings	171,171,875
		Underwriting discounts, fees and expenses	26,078,125

Total	$297,250,000	Total	$297,250,000

If the underwriters exercise their option to purchase additional Class A shares in full, we expect to receive approximately $41.8 million of additional net proceeds based upon the assumed public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to contribute all of the net proceeds from any exercise of such option to OpCo in exchange for additional OpCo Units. OpCo intends to use such additional net proceeds to increase the distribution to LandBridge Holdings.

After the application of the net proceeds from this offering, LandBridge Holdings will own approximately 79.9% of outstanding OpCo Units (or approximately 76.8% of outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full).

Each $1.00 increase or decrease in the assumed public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $13.6 million (or approximately $15.6 million if the underwriters’ option to purchase additional Class A shares is exercised in full) and, as a result, would increase or decrease the distribution to LandBridge Holdings by approximately $13.6 million (or approximately $15.6 million if the underwriters’ option to purchase additional Class A shares is exercised in full), assuming that the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

An increase in the assumed public offering price of by $1.50 to $22.00 per Class A share (the high end of the price range set forth on the cover of this prospectus) would decrease both LandBridge Holdings’ ownership interest in OpCo and its voting power in us by approximately 0.1% to approximately 79.8% (or by approximately 0.1% to approximately 76.7% if the underwriters’ option to purchase additional Class A shares is exercised in full), assuming that the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and estimated offering expenses payable by us. A decrease in the assumed public offering price by $1.50 to $19.00 per Class A share (the low end of the price range set forth on the cover of this prospectus) would increase both LandBridge Holdings’ ownership interest in OpCo and its voting power in us by approximately 0.1% to approximately 80.0% (or by approximately 0.1% to approximately 77.0% if the underwriters’ option to purchase additional Class A shares is exercised in full), assuming that the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

Each increase or decrease of one million in the number of Class A shares offered by us in this offering would increase or decrease the net proceeds to us from this offering by approximately $19.3 million and, as a result, would increase or decrease the distribution to LandBridge Holdings by approximately $19.3 million and would decrease or increase both LandBridge Holdings’ ownership interest in OpCo and its voting power in us by approximately 1.4%, assuming that the public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) remains the same and after deducting underwriting discounts and estimated offering expenses payable by us. For example, an increase of one million in the number of Class A shares offered by us in this offering would result in LandBridge Holdings initially owning approximately 78.5% of our combined economic interest and voting power, and a decrease of one million in the number of Class A shares offered by us in this offering would result in LandBridge Holdings initially owning approximately 81.3% of our combined economic interest and voting power. Similarly, if we were to sell $20 million of Class A shares through a concurrent private placement, it would result in LandBridge Holdings initially owning approximately 78.5% of our combined economic interest and voting power (assuming a public offering price of $20.50 per share sold in this offering).

As of March 31, 2024, we had $140.0 million of outstanding borrowings consisting of $50.0 million of revolving credit borrowings and $90.0 million of term loan borrowings under our credit facility, which has a maturity date of July 3, 2027. As of March 31, 2024, we had $400.0 million of outstanding borrowings under our credit facility on a pro forma basis. The weighted average interest rate on (i) term loan borrowings outstanding under our credit facility as of March 31, 2024 was 8.45% and (ii) revolving credit borrowings outstanding under our credit facility as of March 31, 2024 was 8.59%. Borrowings under our credit facility incurred within the past year were used to fund $300.1 million of the purchase price of the Acquisitions, to repay $49.4 million of debt under our prior credit facility and to fund a distribution of $72.9 million to NDB LLC.

DIVIDEND POLICY

We intend to pay dividends on our Class A shares in amounts determined from time to time by our board of directors.

While we intend to pay dividends, we have not adopted a formal written dividend policy to pay any particular amount of dividends based on the achievement of, or derivable from, any specific financial metrics. Furthermore, we are not contractually obligated to pay any dividends and do not have any required minimum dividend amount, and our credit facility limits our ability to pay dividends. If our board of directors determines to pay dividends in the future, the amount of such dividends may vary from quarter to quarter and may be significantly reduced or eliminated entirely. The actual amount of any dividends we pay may fluctuate depending on our cash flow needs, which may be impacted by the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs, potential acquisition opportunities and general industry and business conditions, including the level of use of our land and its resources. Given our reliance on our customers and their activity on our land, we cannot provide any assurance that we will pay dividends in the future. The declaration and payment of any dividends by us will be at the sole discretion of our board of directors, which may change our dividend policy or discontinue payment of dividends at any time. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial condition and results of operations;

•	our cash flows from operations and current and anticipated cash needs;

•	our capital requirements, including future acreage acquisitions;

•

legal, tax, regulatory and contractual (including under our credit facility and future financing arrangements) restrictions and implications on the payment of dividends by us to our shareholders or the payment of distributions by our subsidiaries to us; and

•	such other factors as our board of directors may deem relevant.

We will be a holding company and will have no material assets other than OpCo Units. As a consequence, our ability to declare and pay dividends to the holders of our Class A shares will be subject to the ability of our subsidiaries to make distributions to OpCo and of OpCo to make distributions to us. The ability of our subsidiaries to make distributions to OpCo will depend upon the amount of cash they generate from their businesses, the cash flow needs of our subsidiaries and the restrictions contained in our credit facility, any future financing arrangement or any other arrangement, as well as such subsidiaries’ governing documents. For more information see “Risk Factors—Risks Related to this Offering and Our Class A Shares—Our ability to pay dividends to our shareholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.”

If OpCo makes such distributions, OpCo Unitholders, including LandBridge Holdings, will generally be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because we must pay federal income taxes, amounts ultimately distributed to Class A shareholders are expected to be less on a per share basis than the amounts distributed by OpCo to the OpCo Unitholders on a per unit basis.

Assuming OpCo makes distributions to us and the OpCo Unitholders, including LandBridge Holdings, in any given year, we intend to pay dividends in respect of our Class A shares out of some or all of such dividends, if any, remaining after the payment of taxes and other expenses. However, because our board of directors may determine to pay or not pay dividends in respect of our Class A shares based on the factors described above, holders of our Class A shares may not necessarily receive dividends, even if OpCo makes such distributions to us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2024, as follows:

•	on an actual basis for OpCo, our predecessor;

•	on a pro forma basis to give effect to the East Stateline Acquisition and the Credit Agreement Amendment; and

•

on a pro forma, as adjusted, basis to give effect to the East Stateline Acquisition, the Credit Agreement Amendment, the Corporate Reorganization and this offering at the assumed initial offering price of $20.50 per Class A shares (the midpoint of the price range set forth on the cover of this prospectus) and the application of the net proceeds therefrom as described under the section titled “Use of Proceeds.”

The information set forth below is illustrative only and will be adjusted based on the actual public offering price and other final terms of this offering. The table below should be read in conjunction with, and is qualified in its entirety by reference to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial information of OpCo and our unaudited pro forma condensed consolidated financial information for the periods and as of the dates indicated.

	As of March 31, 2024
	Actual	Pro Forma	Pro Forma, As Adjusted
	(in thousands, except number of common shares)
Cash and cash equivalents	$8,892	$4,785	$4,785

Long-term debt:
Credit facility(1)	140,000	400,000	300,000
Other	379	379	379
Current portion of long-term debt	(20,244)	(35,245)	(35,245)
Unamortized debt issuance costs	(1,683)	(4,901)	(4,901)

Total long-term debt	118,452	360,233	260,233

Equity:
Member’s equity	162,333	236,333	—
Class A member’s equity; no Class A shares issued or outstanding (actual and pro forma); 14,500,000 Class A shares issued and outstanding (pro forma, as adjusted)	—	—	67,214
Class B member’s equity; no Class B shares issued or outstanding (actual and pro forma); 57,500,000 Class B shares issued and outstanding (pro forma, as adjusted)	—	—	—
Noncontrolling interest (2)	—	—	266,539

Total capitalization	$280,785	$596,566	$593,986

(1)

As of June 15, 2024, we had $400.0 million of outstanding borrowings under our credit facility, consisting of $50.0 million of revolving credit facility borrowings and $350.0 million in term loan borrowings.

(2)

On a pro forma basis, includes the OpCo Units not owned by us, which represent approximately 79.9% of outstanding OpCo Units immediately after this offering. LandBridge Holdings will hold a non-controlling economic interest in OpCo. We will hold approximately 20.1% of outstanding OpCo Units immediately after this offering (or approximately 23.2% of outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full).

DILUTION

Purchasers of the Class A shares in this offering will experience immediate and substantial dilution in the net tangible book value per Class A share for accounting purposes. Our as adjusted net tangible book value as of March 31, 2024, after giving pro forma effect to the East Stateline Acquisition and the Credit Agreement Amendment, was $207.7 million, or $3.61 per Class A share. Pro forma net tangible book value per Class A share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities) by the total number of Class A shares that would have been outstanding immediately prior to the closing of this offering after giving effect to the Corporate Reorganization transactions other than this offering and the application of the net proceeds therefrom (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares on a one-for-one basis). After giving effect to the transactions described under “Corporate Reorganization” and the sale of Class A shares in this offering and further assuming the receipt of the estimated net proceeds from this offering (after deducting estimated underwriting discounts and estimated offering expenses payable by us), our pro forma, as adjusted net tangible book value as of March 31, 2024 would have been $305.1 million, or $4.24 per Class A share. This represents an immediate increase in the net tangible book value of $0.63 per Class A share (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares) to LandBridge Holdings, our existing shareholder, and an immediate dilution (i.e., the difference between the offering price and the as adjusted net tangible book value after this offering) to new investors purchasing Class A shares in this offering of $16.26 per Class A share. The following table illustrates the per Class A share dilution to new investors purchasing Class A shares in this offering (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares on a one-for-one basis):

Public offering price per Class A share		$20.50
As adjusted net tangible book value per Class A share as of March 31, 2024 (after giving pro forma effect to the East Stateline Acquisition and the Credit Agreement Amendment as described above)	3.61
Increase per Class A share attributable to this offering and related transactions as described above	0.63

Pro forma, as adjusted net tangible book value per Class A share (after giving further effect to this offering and the related transactions as described above)		4.24

Dilution in pro forma, as adjusted net tangible book value per Class A share to new investors in this offering		$16.26

The dilution information discussed in this section is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. Each $1.00 increase or decrease in the public offering price of $20.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) would increase or decrease the net proceeds to us from this offering by $13.6 million (or $15.6 million if the underwriters’ option to purchase additional Class A share is exercised in full), assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of June 15, 2024, the total number of Class A shares owned by our existing shareholders (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares) and to be owned by new investors in this offering, the total consideration paid, and the average price per share paid by our LandBridge Holdings and to be paid by new investors in this offering at our initial offering price of $20.50 per Class A share, calculated before deduction of estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Acquired		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
	(in thousands except share and per share amounts)
LandBridge Holdings	57,500,000	79.9%	$305,486	(1)	51%	$5.31
New investors in this offering	14,500,000	20.1%	297,250		49%	20.50

Total	72,000,000	100%	$602,736		100%	$8.37

(1)	Total consideration for LandBridge Holdings only includes the historical member contributions prior to giving any consideration to member distributions.

The information excludes (i) 3,600,000 Class A shares reserved for issuance under our LTIP, which we intend to adopt in connection with the completion of this offering, and (ii) Class A shares reserved for issuance in connection with any exercise of the Redemption Right or the Call Right.

Except as otherwise noted, all information in this prospectus assumes (i) no exercise by the underwriters of their option to purchase additional Class A shares and (ii) no purchase of Class A shares by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program. If the underwriters’ option to purchase additional Class A shares is exercised in full, the number of Class A shares held by new investors in this offering will be increased to 16,675,000, or 100% of the total number of Class A shares outstanding immediately after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the section titled “Summary—Summary Historical and Pro Forma Financial and Operating Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains “forward-looking statements” reflecting our current expectations, future plans, estimates, beliefs and assumptions concerning events and financial trends that may affect our future results of operations, cash flows and financial position. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including certain factors outside our control. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and natural gas, production volumes, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to publicly update any of these forward-looking statements except as otherwise required by applicable law.

Unless otherwise indicated, the historical financial information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects only the historical financial results of our predecessor, OpCo, and does not give effect to the East Stateline Acquisition, the Credit Agreement Amendment or the transactions described in the section titled “Corporate Reorganization.”

Overview

Land is critical to energy development and production. Access to expansive surface acreage is necessary for oil and natural gas development, solar power generation, power storage, data centers and non-hazardous oilfield reclamation and solid waste facilities. Further, the significant industrial economy that exists to service and support energy development requires access to surface acreage to support those activities. These dynamics drove our acquisition and ownership of approximately 220,000 surface acres in Texas and New Mexico located in and around the Delaware sub-basin of the prolific Permian Basin, which is among the most economic, liquids-rich hydrocarbon resources in the United States. Our strategy is to actively manage our land and resources to support and encourage oil and natural gas development and other land uses that will generate long-term revenue and Free Cash Flow for us and returns to our shareholders.

We take an active approach to the commercial development of our land, seeking to maximize the long-term value of our surface acreage and our resources by identifying and seeking investments on our land within and beyond the oil and gas value chain. For the year ended December 31, 2022, we generated $33.5 million of non-oil and gas royalty revenue on our initial approximately 72,000 owned surface acres, or $465 in revenue per owned surface acre. As a result of our active management strategy, we increased non-oil and gas royalty revenue on such 72,000 owned surface acres by 56% to $52.1 million for the year ended December 31, 2023, or $724 in revenue per owned surface acre. We measure our revenue divided by our total acreage as a performance metric, which we refer to as “surface use economic efficiency.” Further, we are actively growing revenue streams beyond the hydrocarbon value chain to maximize utilization of our land and resources. We have entered into, or are currently pursuing, primarily long-term commercial relationships with businesses focused on solar power generation, power storage, crypto currency mining and data management, as well as other renewable energy production, among other industries and applications. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we do not expect to own or operate such projects or expect to incur significant capital expenditures in connection therewith.

We share a financial sponsor, Five Point, and our management team with WaterBridge. WaterBridge is one of the largest water midstream companies in the United States and operates a large-scale network of pipelines and other infrastructure in the Delaware Basin that, as of June 15, 2024, handles approximately 2.0 million bpd of water associated with oil and natural gas production, consisting of 139 produced water handling facilities and approximately 3.4 million bpd of total handling capacity. WaterBridge operates primarily under long-term agreements with E&P companies to provide critical produced water handling throughout the full life cycle of its customers’ oil and natural gas wells. These relationships provide our shared management team visibility into key areas of oil and natural gas production and long-term trends, which we leverage to encourage and support the development of critical infrastructure on our land and generate additional revenue for us. Since we acquired our initial acreage, WaterBridge has constructed or acquired, as of June 15, 2024, approximately 600,000 bpd of water handling capacity on our land, with approximately 1.4 million bpd of permitted capacity available for future development on our land. We receive royalties for each barrel of produced water that WaterBridge handles on our land as well as surface use payments for infrastructure constructed on our land. For every 100,000 bpd of incremental produced water that WaterBridge brings onto our surface, we expect to generate royalty fees of $4.0 million to $6.0 million per year, including skim oil revenues.

Market Condition and Outlook

Over the last several years, the global economy, and more specifically the oil and natural gas industry, has experienced significant volatility, impacted by the COVID-19 pandemic and recovery, the Russia-Ukraine war, and the related sanctions imposed on Russia, as well as the Israel-Hamas conflict and increased tensions in the Middle East, including Iran, domestic political uncertainty, the activities of OPEC, a potential economic recession and elevated inflation, interest rates and costs of capital. More recently, high levels of activity in the Delaware Basin have resulted in labor and supply chain challenges, which has impacted drilling, completion and production activity. This volatility has driven material swings in WTI pricing, which has subsequently impacted development and production decisions of E&P companies.

Despite these challenges, we believe the outlook for the oil and natural gas industry, particularly within the Permian Basin, remains positive. Within the Delaware Basin, the most active sub-region within the Permian Basin, oil production has increased at a CAGR of 24% from 2016 through 2023, while water production has increased at a CAGR of 22% during the same period. According to Enverus as of December 31, 2023, there were 169 active drilling rigs in the Delaware Basin, and further, according to the EIA, oil production in the Permian Basin is expected to average 6.5 million bpd in 2024, which is higher than the average daily production of any prior year in the Permian Basin. The EIA expects this growth to continue into 2025 with the Permian Basin increasing oil production by an additional 350,000 bpd. This drilling activity requires significant build out of related infrastructure in the region and access to surface acreage to support such operations.

In addition to positive momentum within the oil and natural gas industry, we expect to benefit from advancements in clean energy alternatives. In August 2022, the IRA was signed into law. The IRA contains hundreds of billions of dollars in incentives for the development of renewable energy, clean hydrogen, clean fuels, electric vehicles and supporting infrastructure and carbon capture and sequestration, amongst other provisions. While these incentives could further accelerate the transition of the U.S. economy away from the use of fossil fuels towards lower- or zero-carbon emissions alternatives, like oil and natural gas, clean energy technologies often require access to material surface acreage and supporting infrastructure, which we are well positioned to facilitate.

How We Generate Revenue

We generate revenue from multiple sources, including the use of our surface acreage, the sale of resources from our land and oil and gas and mineral royalties. The fees, royalty rates, payment structure and other related terms in our contracts are negotiated on a case-by-case basis, taking into account the surface use of our land, the type of resources extracted, the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted. In any given period, the amount and sources of revenues we receive from any particular customer can fluctuate based on the nature, timing and scope of such customer’s activities on our land. For example, during the initial phase of a customer’s activities on our land, we would generally expect to receive usage-based fees and revenues under our SURAs or SUAs related to installation of infrastructure necessary to support long-term operations. Over time, these revenues would generally be expected to migrate to royalty revenue and resource sales based on such customer’s use of our land and resources. Our revenue consists of the principal components discussed below.

Surface Use Royalties and Revenues

Surface Use Royalties. We enter into SURAs and certain overarching SUAs with operators that require payment to us of a royalty based on a percentage of the customer’s gross revenues derived from use of our land and/or volumetric use of infrastructure installed on our land in exchange for rights of use of our land. Our SURAs typically obligate the operator to meter its volumetric utilization of infrastructure installed on our land and to include a report of such utilization for our review along with its periodic payment. Royalties we receive from operations under our SURAs include produced water transportation and handling operations, skim oil recovery and produced water throughput and waste reclamation. As discussed above, in any given year, the sources and amounts of royalty revenues received under our SURAs and certain overarching SUAs may change based on the nature and scope of our customers’ activity on our land.

Our SURAs generally have terms ranging from a minimum of five years to 10 years and impose only nominal obligations on us. As of December 31, 2023: (i) produced water royalties under our SURAs ranged from $0.10 per barrel to $0.24 per barrel; (ii) brackish water royalties under our SURAs ranged from $0.15 per barrel to $0.40 per barrel; and (iii) skim oil royalties under our SURAs ranged from 15% to 50% of net proceeds. However, the terms of our SURAs are negotiated on a customer-by-customer basis. Our SURAs typically do not include minimum purchase or use commitments by our customers but do generally provide for automatic annual increases in royalties that are tied to the Consumer Price Index (“CPI”) or are negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the surface use of our land, competitor pricing and/or customer specific considerations. Our contractual provisions providing for inflation escalators are generally based on CPI or a specified fixed percentage, which may limit the amount of any single pricing increase. Such provisions may also vary as to the commencement date of such increases and the timing and calculation of the applicable adjustment based on the term of the agreement or particular use of our land. Our SURAs generally include standard provisions relating to maintenance by our customers of insurance of specified types and amounts, environmental, health and safety covenants and indemnification of us for the unauthorized use of hazardous material or environmental claims.

Easements and other surface-related income. SUAs permit operators to install drilling sites, pipelines, roadways, electric lines and other facilities and equipment on land owned by us. We typically receive a per-rod or per-acre fee when the contract is executed, based on the aggregate amount of our land that is utilized under such SUA, and often additional fees at the beginning of each renewal period or on a monthly or annual basis. Such agreements typically include pre-defined terms for fees that we will receive for our customers’ development and use of drilling sites, new and existing roads, pipeline easements and electric transmission easements. Our SUAs generally require our customers to use the resources from our land, such as brackish water and sand, for their operations on our land, for which we receive our customary fees. As discussed above, in any given year, the sources and amounts of revenues received under our SUAs may change based on the nature and scope of our customers’ activity on our land.

Our SUAs generally have terms ranging from a minimum of five years to 10 years, with early termination rights for non-use over a pre-determined period of time, typically 12 to 18 months. Beyond making our land available in accordance with our SUAs, our SUAs impose only nominal obligations on us. As of December 31, 2023: (i) pipeline easements ranged from $20 per rod to $450 per rod based, in part, on the diameter of the pipeline and the easement term; (ii) road easements for new roads ranged from $75 per rod to $150 per rod based, in part, on the easement term; (iii) utility line easements ranged from $20 per rod to $100 per rod based, in part, on capacity and width of the utility line and the easement term; and (iv) well pads ranged from $7,000 per acre to $12,000 per acre. However, the terms of our SUAs are negotiated on a customer-by-customer basis. Our SUAs typically do not include minimum commitments with respect to the type and amount of infrastructure to be installed on our property or the amount of revenue to be received by us but do generally provide for automatic renewal-based increases in royalties that are tied to the CPI or negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the surface use of our land, competitor pricing and/or customer specific considerations. Our contractual provisions providing for inflation escalators are generally based on CPI or a specified fixed percentage, which may limit the amount of any single pricing increase. Such provisions may also vary as to the commencement date of such increase and the timing and calculation of the applicable adjustment based on the term of the agreement or particular use of our land. Our SUAs generally include standard provisions relating to maintenance by our customers of insurance of specified types and amounts, environmental, health and safety covenants and indemnification of us for environmental claims.

Resource Sales and Royalties

Resource Sales. Resource sales generally include brackish water to be used primarily in well completions in exchange for a per barrel fee, which is negotiated and varies depending on the destination of the brackish water. We have strong relationships with, and contractual commitments from, many of the E&P companies in the Stateline Position. Additionally, the immediate proximity of our Stateline Position to the Texas-New Mexico state border provides us the ability to deliver brackish water volumes into the otherwise constrained market in New Mexico. Similarly, our customers buy other surface composite materials from us for the construction of access roads and well pads for which we receive a fixed-fee per cubic yard extracted from our surface acreage. As discussed above, in any given year, the sources and amounts of revenues received from resource sales may change based on the nature and scope of our customers’ activity on our land.

Our agreements related to the sale of resources generally have terms ranging from a minimum of five years to 10 years, with early termination rights for non-use over a pre-determined period of time, typically 12 to 18 months. As of December 31, 2023: (i) per barrel prices for brackish water sold to third parties on a spot basis ranged from $0.50 to $1.10; (ii) per barrel prices for brackish water sold to oil and gas producers ranged from $0.45 to $0.95; (iii) per barrel prices for brackish water sold to resellers for delivery into New Mexico ranged from $0.25 to $0.35; and (iv) prices for caliche ranged from $5 per cubic yard to $10 per cubic yard. Such agreements may include certain exclusivity rights, such as the exclusive right to require the purchase of the subject resource for any operations on our land. Certain of our resource sales contracts may include minimum commitments that are negotiated on a case-by-case basis, taking into account the amount of activity on our land, the specific use of our land and any resultant production thereon, among other things. These agreements typically provide rights to monitor activities on our land and contain standard provisions relating to confidentiality, indemnification of us for environmental claims, and maintenance of insurance of specified types and amounts.

Resource Royalties. We lease our surface acreage to customers to construct and operate at their expense sand mines to provide in-basin sand for use in oil and natural gas completion operations. Such customers hold the exclusive right to mine sand from the leased surface acreage and may be required to make minimum royalty payments as a result. The agreements pursuant to which we receive resource royalties generally have a primary term of three years and contain rights for renewal so long as the customer continues to operate on our land. We typically receive a fee when the contract is executed and a fixed royalty per ton of sand extracted, as well as a fixed-fee per barrel of water used to support sand mining operations, which our customers, to the extent they use water for their operations, generally must acquire from us for our customary fee. As discussed above, in any given year, sources and amounts of resource royalties revenues may change based on the nature and scope of our customers’ activity on our land. Such fees are negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the type of resources extracted the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted, competitor pricing and/or customer specific considerations and such leases generally have a minimum term of three years. As of December 31, 2023, resource royalties received per ton of sand extracted ranged from $2.00 to $3.00 and ranged from $0.50 to $0.65 per barrel of water used to support sand mining operations, subject to certain minimum payment obligations. These leases generally do not impose minimum production requirements on our customers. These lease agreements contain standard provisions relating to confidentiality, indemnification of us for the unauthorized use of hazardous material or environmental claims, and maintenance of insurance of specified types and amounts.

Oil and Gas Royalties

Oil and Gas Royalties. Oil and gas royalties are received in connection with oil and natural gas mineral interests owned by us. Oil and gas royalties are recognized as revenue as oil and gas are produced or severed from the mineral lease. The oil and gas royalties we receive are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and gas royalties also include mineral lease bonus revenues. We receive lease bonus revenue by leasing our mineral interests to E&P companies. When we execute a mineral lease contract, the lease generally transfers the rights to any oil or natural gas discovered to the E&P company and grants us the right to a specified royalty interest payable on future production. Mineral lease bonuses are nonrefundable. Royalties from oil and natural gas production are generally negotiated on a case-by-case basis, depending on the particular mineral interests and holder of such mineral interests.

We expect our fee-based revenues to grow over time relative to our oil and gas royalties. While our focus is on fee-based arrangements, our oil and gas royalties fluctuate with market prices for oil and natural gas. The following table presents the amount and relative percentage of each component of our revenues for the following periods:

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023		Year Ended December 31, 2023		Year Ended December 31, 2022
	Amount ($)%		Amount ($)%		Amount ($)%		Amount ($)%
Surface use royalties and revenues
Surface use royalties	$4,205	22.1%	$2,271	14.3%	$13,216	18.1%	$7,672	14.8%
Easements and other surface-related revenues	5,137	27.0%	2,054	12.9%	12,644	17.4%	9,744	18.8%
Resource sales and royalties
Resource sales	3,508	18.5%	6,400	40.3%	19,830	27.2%	14,869	28.7%
Resource royalties	1,979	10.4%	1,570	9.9%	6,432	8.8%	1,206	2.4%
Oil and gas royalties	4,185	22.0%	3,591	22.6%	20,743	28.5%	18,286	35.3%

Total revenue	$19,014	100.0%	$15,886	100.0%	$72,865	100.0%	$51,777	100.0%

Our revenues may vary significantly from period to period as a result of the activity level of producers on and around our land, the development of new revenue streams, commodity prices, changes in volumes produced on our land and our acquisition strategy, among other things, and are significantly dependent on our customers’ activities on and around our land. For example, oil and natural gas prices have historically been volatile. Lower commodity prices may decrease our revenues as customers on and around our land decrease their activity levels in response to low commodity prices. Although we intend to pursue additional opportunities to increase our revenue streams and introduce additional revenue components, including through solar power generation, power storage and battery projects, water treatment and desalination facilities, fueling stations, data centers, telecommunication towers and equipment and other opportunities, there can be no assurance that such revenue streams will materially diversify our revenue streams.

Costs of Conducting our Business

Our costs consist primarily of resource sales-related expenses, other operating and maintenance expenses to maintain our surface acreage and general administrative expenses. Our principal costs are as follows:

Resource Sales-Related Expenses. Resource sales-related expenses are costs incurred for utilization and maintenance of our assets and facilities in the extraction or production of resources available on our land that are sold by us. These costs generally include utilities to operate our facilities and assets and repairs and maintenance expenses related to those assets.

Other Operating and Maintenance Expenses. Operating and maintenance expenses are costs incurred for maintaining our surface acreage and other assets, including field operating overhead and supervision, production taxes, insurance costs, ad valorem and property taxes, and repairs and maintenance expense.

General and Administrative Expenses. General and administrative expenses include a corporate shared services allocation from WaterBridge, directly incurred corporate costs and share-based compensation expense. Corporate shared services generally includes the cost of shared management and administrative services. The corporate shared service allocation is based on an approximation of time spent on activities supporting us as well as by underlying business activities. The shared service allocation expense is reimbursed to WaterBridge through our shared services agreement. Direct corporate costs are incurred for direct corporate employees, including payroll, benefits and other employee-related expenses of our direct corporate staff, professional services that generally consist of audit, tax, legal and valuation services and expenses for corporate insurance policies. Share-based compensation expense includes expense allocated to us for NDB LLC’s Incentive Unit plan. The Incentive Units (as defined below) awards are classified as liability awards by NDB LLC and require periodic remeasurement. See “Note 10—Share-Based Compensation” to our consolidated financial statements for additional information regarding share-based compensation.

How We Evaluate Our Operations

We use a variety of financial and operational metrics to assess the performance of our business.

Revenue

Revenue is a key performance metric of our company. We analyze realized monthly, quarterly and annual revenues and compare the results against our internal projections and budgets. Results are used to validate existing, or when applicable update, assumptions on macroeconomic drivers of our business, contractual mix driving average unit-level revenues and E&P customer development activity and commodity pricing, absent the impact of our operating costs.

Surface Use Economic Efficiency

We calculate Surface Use Economic Efficiency as (i) total revenues less oil and gas royalty revenues divided by (ii) owned surface acreage. This metric provides valuable insight into the effectiveness of our active land management strategy by examining our ability to generate value on our owned surface and track trends of our results over time, while inherently adjusting for any surface acreage acquisitions or divestitures that may occur. Further, we believe this metric serves as a worthwhile benchmark of our team’s management and growth strategy, as well as the relative value of our surface acreage, compared to our peers.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Please read “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for additional information regarding these non-GAAP financial measures.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
	(in thousands)
Net income (loss)	$10,776	$(647)	$63,172	$(6,361)
Adjustments:
Depreciation, depletion, amortization and accretion	2,145	1,725	8,762	6,720
Interest expense, net	2,884	718	7,016	3,108
Income tax expense	101	103	370	164

EBITDA	15,906	1,899	79,320	3,631

Adjustments:
Share-based compensation(1)	810	11,235	(17,230)	36,360
Transaction-related expenses(2)	191	126	598	1,175
Other(3)	—	(22)	116	46

Adjusted EBITDA	$16,907	$13,238	$62,804	$41,212

Net income (loss) margin	57%	(4)%	87%	(12)%
Adjusted EBITDA Margin	89%	83%	86%	80%

(1)

Share-based compensation represents the non-cash charge for the periodic fair market value changes associated with liability awards for which the cumulative vested amount is recognized ratably over the applicable vesting period. Incentive units were issued to certain members of management by NDB LLC, and changes to the incentive units’ fair market values are driven by changes in period end valuations of LandBridge and other NDB LLC subsidiaries, the issuance of new incentive units at NDB LLC, and the vesting of previously issued incentive units. This expense is a non-cash charge for LandBridge and represents a liability at NDB LLC that impacts NDB LLC’s equity ownership. It is neither a liability of LandBridge nor potentially dilutive to LandBridge equity owners. The allocation of expense included in the consolidated results of LandBridge is recognized as a deemed non-cash contribution to or distribution from member’s equity of OpCo.
(2)	Transaction-related expenses consists of non-recurring costs associated with both completed and attempted acquisitions.
(3)	Other consists primarily of other non-cash or non-recurring items.

Free Cash Flow and Free Cash Flow Margin

Free Cash Flow and Free Cash Flow Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

Management believes Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities. Please read “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for additional information regarding these non-GAAP financial measures.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
	(in thousands)
Net cash provided by operating activities	$17,215	$11,905	$53,042	$20,500
Net cash used in investing activities	(55,161)	(1,609)	(2,772)	(11,672)

Cash provided by (used in) operating and investing activities	(37,946)	10,296	50,270	8,828
Adjustments:
Acquisitions	55,072	—	—	8,381
Proceeds from disposal of assets	—	(11)	(11)	—

Free Cash Flow	17,126	10,285	$50,259	$17,209

Operating cash flow margin(1)	91%	75%	73%	40%
Free Cash Flow Margin	90%	65%	69%	33%

(1)	Operating cash flow data is calculated by dividing net cash provided by operating activities by total revenue.

Factors Affecting the Comparability of Our Results of Operations

In this prospectus, we present our historical results of operations for the three months ended March 31, 2024 and 2023 and for the years ended December 31, 2023 and 2022. Our future results of operations will not be directly comparable to the historical results of operations of our predecessor for the periods presented as a result of the significant growth of our business and new contracting activity completed during each year of our operation, which are not reflected in our operating results until such contracting activity has been completed. For example, we expect an increase of $9.4 million in revenue as a result of commercial royalty rates that were effected pursuant to new commercial arrangements between us and WaterBridge entered into at the close of the East Stateline Acquisition. We have also experienced additional significant growth in our business following the completion of the Acquisitions, resulting in our future results of operations for periods following the consummation of such Acquisitions to not be directly comparable with our historical results.

Public Company Costs

Following the closing of this offering, we will incur incremental, non-recurring costs related to our transition to a publicly traded and taxable entity, including the costs of this public offering and the costs associated with the initial implementation of our Sarbanes-Oxley Act internal controls and testing. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with SEC reporting and compliance requirements, consisting of the preparation and filing of annual and quarterly reports, registrar and transfer agent fees, national stock exchange fees, audit fees, legal fees, investor relations expenses, incremental director and officer liability insurance costs and director and officer compensation expenses. Additionally, in anticipation of this offering, we expect to hire additional employees and consultants, including accounting and legal personnel, in order to prepare for the requirements of being a publicly traded company.

Corporate Reorganization

We were formed to serve as the issuer in this offering and have no previous operations, assets or liabilities. The historical consolidated financial statements included in this prospectus are based on the financial statements of our accounting predecessor, OpCo, prior to the Corporate Reorganization in connection with this offering as described under “Corporate Reorganization.” As a result, the historical consolidated financial data may not give you an accurate indication of what our actual results would have been if the Corporate Reorganization had been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

Long-Term Incentive Plan

In order to incentivize individuals providing services to us or our affiliates, we expect that our board of directors will adopt an LTIP, which will become effective upon the consummation of this offering, for employees and directors. Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including our directors, may be eligible to receive awards under the LTIP at the discretion of our board of directors or a committee thereof, as applicable. We anticipate that the LTIP will provide for the grant, from time to time, at the discretion of our board of directors, or a committee thereof, of options, share appreciation rights, restricted shares, restricted share units, share awards, dividend equivalents, other share-based awards, cash awards, substitute awards and performance awards intended to align the interests of employees, directors and service providers with those of our shareholders. As such, our historical financial data may not present an accurate indication of what our actual results would have been if we had implemented the LTIP program prior to the periods presented within.

Acquisitions

In the first half of 2024, we acquired approximately 150,000 surface acres through the consummation of the Acquisitions, which will impact the comparability of our results of operations. See

“Note 13—Subsequent Events” within the notes to our audited consolidated financial statements and included elsewhere in this prospectus for further information with respect to the Acquisitions.

In addition, we may pursue acquisitions of additional surface acreage in the future. We believe we will be well positioned to acquire such surface acreage should such opportunities arise. Any additional acquisitions will further impact the comparability of our results of operations.

Credit Facility

On July 3, 2023, we entered into our credit facility which initially provided for (i) a four-year $100.0 million term loan facility and (ii) a four-year $50.0 million revolving credit facility, each of which matures on July 3, 2027. In connection with entering into our credit facility, we borrowed $100.0 million under the term loan facility and borrowed $25.0 million under the revolving credit facility. Net proceeds from these borrowings were used to repay the $49.4 million outstanding under our prior credit facility, and to make a distribution of $72.9 million to NDB LLC. On May 10, 2024, in order to fund a portion of the purchase price for each of the Acquisitions, we entered into the Credit Agreement Amendment, which amended the credit facility. Among other things, the Credit Agreement Amendment increased the four-year term loan facility to $350 million and the four-year revolving credit facility to $75 million. Following our entry into the Credit Agreement Amendment, we borrowed $300.1 million under our credit facility to fund a portion of the purchase price of each of the Acquisitions. Our credit facility is secured by a first-priority lien on substantially all assets and guaranteed by us and our subsidiaries. See “—Liquidity and Capital Resources—Debt Instruments—Credit Facility” for more information.

Income Taxes

Prior to this offering, we and our subsidiaries were primarily entities that were treated as partnerships for federal income tax purposes but were subject to certain minimal Texas franchise taxes. One of our subsidiaries is a qualified REIT for federal income tax purposes. In connection with its election of REIT status, certain assets that included non-REIT qualifying income were distributed from the REIT, but still within the consolidated reporting entity, resulting in federal income tax expense during 2021, payable in 2022. There is no tax imposed on a REIT as long as the REIT complies with the applicable tax rules and avails itself of the opportunity to reduce its taxable income through distributions. A REIT must comply with a number of organizational and operational requirements, including a requirement that it must pay at least 90% of its taxable income to shareholders.

As a result of our predominately non-taxable structure historically, income taxes on taxable income or losses realized by our predecessor, OpCo, were generally the obligation of the individual members or partners. Accordingly, the financial data attributable to our predecessor, OpCo, contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than margin tax in the State of Texas). Following consummation of this offering, although we are a limited liability company, we have elected to be taxed as a corporation and will be subject to U.S. federal, state and local income taxes. We estimate that we will be subject to U.S. federal, state and local taxes at a blended statutory rate of 5.6% of pre-tax earnings for both periods and would have incurred pro forma income tax expense of $0.7 million and $3.4 million for the three months ended March 31, 2024 and the year ended December 31, 2023, respectively.

Results of Operations

Three Months Ended March 31, 2024 Compared to the Three Months Ended March 31, 2023

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
	(In thousands)
Revenues:
Oil and gas royalties	$4,185	$3,591
Resource sales	3,508	6,400
Easements and other surface-related revenues	5,137	2,054
Surface use royalties	4,205	2,271
Resource royalties	1,979	1,570

Total revenues	19,014	15,886
Resource sales-related expense	673	1,080
Other operating and maintenance expense	517	504
General and administrative expense	2,159	12,418
Depreciation, depletion, amortization and accretion	2,145	1,725

Operating income (loss)	13,520	159
Interest expense, net	2,884	718
Other income	(241)	(15)

Income (loss) from operations before taxes	10,877	(544)
Income tax expense	101	103

Net income (loss)	$10,776	$(647)

Total revenues. Total revenues increased by $3.1 million, or 20%, to $19.0 million for the three months ended March 31, 2024, as compared to $15.9 million for the three months ended March 31, 2023. The increase was primarily attributable to increased easements and other surface-related revenues of $3.1 million, surface use royalties of $1.9 million, oil and gas royalties of $0.6 million and resource royalties of $0.4 million, partially offset by decreased resource sales of $2.9 million. Please see our discussion below regarding comparative period variances in revenue sources.

Oil and gas royalties. Oil and gas royalties increased by $0.6 million, or 17%, to $4.2 million for the three months ended March 31, 2024, as compared to $3.6 million for the three months ended March 31, 2023, which consists of increased royalty income of $1.3 million offset by lower mineral lease income of $0.7 million. The decrease in mineral lease income is attributable to no additional mineral interests being leased during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The table below provides operational and financial data by oil and gas royalty stream for the three months ended March 31, 2024, and the three months ended March 31, 2023.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net royalty volumes:
Oil (MBbls)	46	36
Natural Gas (MMcf)	171	99
NGL (MBbls)	21	5

Equivalents (MBoe)	96	58
Equivalents (MBoe/d)	1.1	0.7
Oil and gas royalties (in thousands):
Oil royalties	$3,508	$2,623
Gas royalties	238	189
NGL royalties	439	119
Mineral lease income	—	660

Total oil and gas royalties	$4,185	$3,591

Realized prices
Oil ($/Bbl)	$76.26	$72.86
Natural gas ($/Mcf)	$1.39	$1.91
NGL ($/Bbl)	$20.90	$23.80
Equivalents ($/Boe)	$43.59	$50.53

Resource sales. Resource sales decreased by $2.9 million, or 45%, to $3.5 million for the three months ended March 31, 2024, as compared to $6.4 million for the three months ended March 31, 2023. The decrease was primarily attributable to a decrease in brackish water sales volume by 3.5 million barrels, or 25%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023, in addition to a decrease in the unit price per barrel of brackish water sold. The brackish water sales volume decrease is primarily due to the timing of customer demand, and the decrease in unit price is driven by sales during the current period weighted to a lower rate customer contract.

Easements and other surface-related revenue. Easements and other surface-related revenue increased by $3.1 million, or 150%, to $5.1 million for the three months ended March 31, 2024, as compared to $2.1 million for the three months ended March 31, 2023. The increase was primarily attributable to higher activity related to new oil and gas transportation and gathering pipelines during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023.

Surface use royalties. Surface use royalties increased by $1.9 million, or 85%, to $4.2 million for the three months ended March 31, 2024, as compared to $2.3 million for the three months ended March 31, 2023. The increase was primarily attributable to increased WaterBridge produced water handling royalties of $1.6 million and Desert Environmental industrial waste handling royalties of $0.2 million on our surface for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023.

Resource royalties. Resource royalties increased by $0.4 million, or 26%, to $2.0 million for the three months ended March 31, 2024, as compared to $1.6 million for the three months ended March 31, 2023. $0.2 million of the increase was attributable to increased sand mine volumes and $0.2 million was due to an increase in the sand mine royalty rate for the three months ended March 31, 2024, as compared to the year ended three months ended March 31, 2023.

Resource sales-related expenses. Resource sales related expenses decreased by $0.4 million, or 38%, to $0.7 million for the three months ended March 31, 2024, as compared to $1.1 million for the three months ended March 31, 2023. The decrease was primarily attributable to lower utility expenses associated with sales of brackish water driven by the lower volumes sold during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023.

General and administrative expense. General and administrative expense, excluding share-based compensation expense, increased by $0.1 million, or 8%, to $1.3 million for the three months ended March 31, 2024, as compared to $1.2 million for the three months ended March 31, 2023. The increase was attributable to slightly higher employee compensation expense, professional services fees and increased corporate shared services allocation from WaterBridge. General and administrative expense, inclusive of share-based compensation, decreased by $10.3 million, or 83%, to $2.2 million for the three months ended March 31, 2024, as compared to $12.4 million for the three months ended March 31, 2023. The decrease was attributable to the change in share-based compensation expense of $10.4 million offset by increased cash expenses noted above. Share-based compensation is associated with NDB LLC’s Incentive Units which are allocated to us. Such Incentive Units are classified as liability awards and primarily reflect the impacts of change in the liability remeasurement. See “Note 7—Share-Based Compensation” within the notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Depreciation, depletion, amortization and accretion. Depreciation, depletion, amortization and accretion increased by $0.4 million, or 24%, to $2.1 million for the three months ended March 31, 2024, as compared to $1.7 million for the three months ended March 31, 2023. The increase was primarily attributable to higher depletion expense of $0.3 million due to increased oil and gas royalty development and production activities and depreciation expense of $0.1 million related to capital expenditures associated with brackish water supply sales.

Interest expense, net. Interest expense, net increased by $2.2 million, or 302%, to $2.9 million for the three months ended March 31, 2024, as compared to $0.7 million for the three months ended March 31, 2023. The increase was primarily attributable to additional borrowings under our credit facility during the year ended December 31, 2023, as compared to the year ended December 31, 2022. See “—Liquidity and Capital Resources” for additional information regarding the Company’s debt instruments and interest expense.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

	Year Ended December 31, 2023	Year Ended December 31, 2022
	(In thousands)
Revenues:
Oil and gas royalties	$20,743	$18,286
Resource sales	19,830	14,869
Easements and other surface-related revenues	12,644	9,744
Surface use royalties	13,216	7,672
Resource royalties	6,432	1,206

Total revenues	72,865	51,777
Resource sales-related expense	3,445	3,840
Other operating and maintenance expense	2,740	2,648
General and administrative expense	(12,091)	41,801
Depreciation, depletion, amortization and accretion	8,762	6,720

Operating income (loss)	70,009	(3,232)
Interest expense, net	7,016	3,108
Other income	(549)	(143)

Income (loss) from operations before taxes	63,542	(6,197)
Income tax expense	370	164

Net income (loss)	$63,172	$(6,361)

Total revenues. Total revenues increased by $21.1 million, or 41%, to $72.9 million for the year ended December 31, 2023, as compared to $51.8 million for the year ended December 31, 2022. The increase was comprised of an increase in oil and gas royalties of $2.5 million, resource sales of $4.9 million, easements and other surface-related revenues of $2.9 million, surface use royalties of $5.5 million and resource royalties of $5.2 million. Please see our discussion below regarding comparative period variances in revenue sources.

Oil and gas royalties. Oil and gas royalties decreased by $2.5 million, or 13%, to $20.7 million for the year ended December 31, 2023, as compared to $18.3 million for the year ended December 31, 2022. Mineral lease income increased $0.2 million, primarily attributable to additional mineral interests leased during the year ended December 31, 2023, as compared to the year ended December 31, 2022. The table below provides operational and financial data by oil and gas royalty stream for the year ended December 31, 2023, and the year ended December 31, 2022.

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net royalty volumes:
Oil (MBbls)	225	145
Natural Gas (MMcf)	693	438
NGL (MBbls)	68	24

Equivalents (MBoe)	409	242
Equivalents (MBoe/d)	1.1	0.7
Oil and gas royalties (in thousands):
Oil royalties	$17,138	$13,897
Gas royalties	1,623	2,965
NGL royalties	1,322	929
Mineral lease income	660	495

Total oil and gas royalties	$20,743	$18,286

Realized prices
Oil ($/Bbl)	$76.17	$95.84
Natural gas ($/Mcf)	$2.34	$6.77
NGL ($/Bbl)	$19.44	$38.71
Equivalents ($/Boe)	$49.10	$73.52

Resource sales. Resource sales increased by $4.9 million, or 33%, to $19.8 million for the year ended December 31, 2023, as compared to $14.9 million for the year ended December 31, 2022. The increase was primarily attributable to higher realized per unit sales prices. Brackish water sales volume decreased by 2.9 million barrels, or 7%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. However, the per unit sales price increased by approximately 50%, which more than offset the decline in volume. The brackish water sales volume decrease is primarily due to a shift in focus to higher margin sales in Texas rather than lower margin, long haul sales into New Mexico resulting in lower sales volume but increased overall water sales revenues for the year ended December 31, 2023, as compared to December 31, 2022.

Easements and other surface-related revenue. Easements and other surface-related revenue increased by $2.9 million, or 30%, to $12.6 million for the year ended December 31, 2023, as compared to $9.7 million for the year ended December 31, 2022. The increase was primarily attributable to new oil and natural gas transportation and gathering pipelines and continued expansion of the WaterBridge produced water handling infrastructure for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

Surface use royalties. Surface use royalties increased by $5.5 million, or 72%, to $13.2 million for the year ended December 31, 2023, as compared to $7.7 million for the year ended December 31, 2022. The increase was primarily attributable to new produced water throughput agreements and increased WaterBridge produced water handling on our surface for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

Resource royalties. Resource royalties increased by $5.2 million, or 433%, to $6.4 million for the year ended December 31, 2023, as compared to $1.2 million for the year ended December 31, 2022. The increase was primarily attributable to increased sand mine royalties. The sand mine commenced operations in September 2022 resulting in a full year of royalty revenue in 2023, as compared to four months for the year ended December 31, 2022.

Resource sales-related expenses. Resource sales related expenses decreased by $0.4 million, or 10% to $3.4 million for the year ended December 31, 2023, as compared to $3.8 million for the year ended December 31, 2022. The decrease was primarily attributable to lower utility expenses associated with sales of brackish water driven by the lower volumes sold during the year ended December 31, 2023, as compared to the year ended December 31, 2022.

Other operating and maintenance expense. Other operating and maintenance expense increased by $0.1 million, or 3%, to $2.7 million for the year ended December 31, 2023, as compared to $2.6 million for the year ended December 31, 2022. The increase was primarily attributable to higher production taxes on oil and gas and skim oil royalties due to increased additional upstream production wells drilled and completed on our mineral acreage and increased produced water handling activity on our surface for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

General and administrative expense. General and administrative expense, excluding share-based compensation expense, decreased by $0.3 million, or 5%, to $5.1 million for the year ended December 31, 2023, as compared to $5.4 million for the year ended December 31, 2022. The decrease was primarily attributable to lower professional services fees of $0.7 million for cancelled acquisitions and audit and tax services and lower employee compensation expense of $0.2 million related to short-term variable compensation offset by $0.6 million in increased corporate shared services allocation from WaterBridge. General and administrative expense, inclusive of share-based compensation, decreased by $53.9 million, or 129%, to income of $12.1 million for the year ended December 31, 2023, as compared to expense of $41.8 million for the year ended December 31, 2022. The decrease was primarily attributable to the change in share-based compensation expense of $53.6 million. Share-based compensation is associated with NDB LLC’s Incentive Units which are allocated to us. Such Incentive Units are classified as liability awards and primarily reflect the impacts of change in the liability remeasurement. See “Note 10—Share-Based Compensation” within the notes to our consolidated financial statements included elsewhere in this prospectus.

Depreciation, depletion, amortization and accretion. Depreciation, depletion, amortization and accretion increased by $2.0 million, or 30%, to $8.8 million for the year ended December 31, 2023, as compared to $6.7 million for the year ended December 31, 2022. The increase was primarily attributable to higher depletion expense of $1.4 million due to increased oil and gas royalty development activities and depreciation expense of $0.6 million related to capital expenditures associated with brackish water supply sales.

Interest expense, net. Interest expense, net increased by $3.9 million, or 126%, to $7.0 million for the year ended December 31, 2023, as compared to $3.1 million for the year ended December 31, 2022. The increase was primarily attributable to additional principal borrowings under our credit facility during the year ended December 31, 2023, as compared to the year ended December 31, 2022. See

“—Liquidity and Capital Resources” for additional information regarding the Company’s debt instruments and interest expense.

Income tax expense. Income tax expense increased by $0.2 million, or 126%, to $0.4 million for the year ended December 31, 2023, as compared to $0.2 million for the year ended December 31, 2022. The increase was primarily attributable to higher Texas franchise tax related to increased taxable income. See “Note 7—Income Taxes” within the notes to our consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Overview

Historically, our primary sources of liquidity have been capital contributions from NDB LLC, cash flows from operating activities and borrowings under the prior credit facility (and upon our refinancing of our prior term loan facility in July 2023, with borrowings under our credit facility). Following the completion of this offering, we expect our primary sources of liquidity to be cash flows from operating activities and, if required, proceeds from borrowings under our credit facility. We expect our primary liquidity and capital requirements will be for our operating expenses, servicing of our debt, the payment of dividends to our shareholders, if any, general company needs and investing in our business, including the potential acquisition of additional surface acreage, such as the Acquisitions. We believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable short-term and long-term future through cash on hand and cash flows from our operating activities. Although we believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable future through cash on hand and cash flows from our operating activities, we may choose to use borrowings under our credit facility to finance our operating and investing activities. See “—Debt Instruments—Credit Facility.”

We strive to maintain financial flexibility and proactively monitor potential capital sources, including equity and debt financing, to meet our target liquidity and capital requirements. If market conditions were to change and our revenues were to decline significantly or operating costs were to increase, our cash flows and liquidity could be reduced and we could be required to seek alternative financing sources. As of March 31, 2024, we had a deficit in working capital, defined as current assets less current liabilities, of $7.4 million, and we had cash and cash equivalents of $8.9 million. As of December 31, 2023, we had working capital of $25.2 million and cash and cash equivalents of $37.8 million.

Cash Flow

The following tables summarizes our cash flow for the periods indicated:

Three Months Ended March 31, 2024 Compared to the Three Months Ended March 31, 2023

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
	(In thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$17,215	$11,905
Net cash used in investing activities	(55,161)	(1,609)
Net cash (used in) provided by financing activities	9,015	(14,631)

Net decrease in cash and cash equivalents and restricted cash	$(28,931)	$(4,335)

Net Cash Provided by Operating Activities. Net cash provided by operating activities increased $5.3 million to $17.2 million for the three months ended March 31, 2024, as compared to $11.9 million for the three months ended March 31, 2023. The increase was primarily attributable higher net income, net of non-cash items, of $1.6 million and an increase related to working capital accounts of $3.7 million for three months ended March 31, 2024, as compared to the three months ended March 31, 2023.

Net Cash Used in Investing Activities. Net cash used in investing activities increased $53.6 million to $55.2 million for the three months ended March 31, 2024, as compared to $1.6 million for the three months ended March 31, 2023. The increase was attributable acquisition-related expenditures of $55.1 million consisting of the purchase of Lea County Ranches and the deposits on the Speed Ranch and East Stateline Ranch, offset by lower capital expenditures, primarily supporting brackish water supply sales, of $1.5 million for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023.

Net Cash Provided by Financing Activities. Net cash provided by financing activities increased $23.6 million to $9.0 million for the three months ended March 31, 2024, as compared to cash used in financing activities of $14.6 million for the three months ended March 31, 2023. For the three months ended March 31, 2024, cash provided by financing activities consisted of $10.0 million of debt borrowings, net of repayments, associated with the Lea County Ranches acquisition, offset by deferred offering costs of $0.9 million. For the three months ended March 31, 2023, cash used in financing activities was attributable to member distributions of $13.0 million and by debt repayments of $1.6 million.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

	Year Ended December 31, 2023	Year Ended December 31, 2022
	(In thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$53,042	$20,500
Net cash used in investing activities	(2,772)	(11,672)
Net cash (used in) provided by financing activities	(37,798)	3,269

Net increase in cash and cash equivalents and restricted cash	$12,472	$12,097

Net Cash Provided by Operating Activities. Net cash provided by operating activities increased $32.5 million to $53.0 million for the year ended December 31, 2023, as compared to $20.5 million for the year ended December 31, 2022. The increase was primarily attributable to higher net income, net of non-cash items of $18.1 million, lower federal income taxes paid of $8.4 million (see “Note 7—Income Taxes” within the notes to our consolidated financial statements included elsewhere in this prospectus), and an increase related to working capital accounts of $6.0 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

Net Cash Used in Investing Activities. Net cash used in investing activities decreased $9.0 million to $2.8 million for the year ended December 31, 2023, as compared to $11.7 million for the year ended December 31, 2022. The decrease was attributable to no acquisition-related expenditures for the year ended December 31, 2023 as compared to $8.4 million for the year ended December 31, 2022 and lower capital expenditures, primarily supporting brackish water supply sales, of $0.5 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

Net Cash Used in Financing Activities. Net cash used in financing activities increased $41.1 million to $37.8 million for the year ended December 31, 2023, as compared to cash provided by financing activities of $3.3 million for the year ended December 31, 2022. For the year ended December 31, 2023, cash used in financing activities consisted of $105.2 million in distributions to members offset by debt borrowings, net of repayments and debt issuance costs, of $69.1 million and deferred offering costs of $1.7 million. For the year ended December 31, 2022, cash provided by financing activities was attributable to member contributions of $11.0 million offset by debt repayments of $6.6 million and distributions to member of $1.1 million.

Capital Requirements

We focus our business model on entering into agreements under which our customers bear substantially all of the operating and capital expenditures related to their operations on our land, while minimizing our capital requirements for both current and future commercial opportunities, resulting in the ability to create significant free cash flows. Immediately following this offering, we intend to target a net leverage ratio, which we define as the ratio of our net debt to our Adjusted EBITDA, of approximately 2.5x. Our contracts generally include inflation escalators, which, when combined with our relatively low operating and capital expenditures, may assist in mitigating our exposure to broader inflationary pressures. As a landowner, we incur the initial cost to acquire our acreage, but thereafter we incur modest development capital expenditures and operating expenses as it relates to operations on our land or our mineral and royalty interests, as such expenses are borne primarily by our customers. As a result, more significant capital expenditures would be related to our acquisition of additional surface acreage, such as the Acquisitions, should we elect to do so.

The amount and allocation of future acquisition-related capital expenditures will depend upon a number of factors, including the size of acquisition opportunity, our cash flows from operating activities and our investing and financing activities. For the three months ended March 31, 2024, we incurred approximately $55.1 million for acquisition-related capital expenditures. For the year ended December 31, 2023, we incurred no costs for acquisition-related capital expenditures. We incurred $429.4 million in acquisition-related capital expenditures, inclusive of $1.5 million of transaction-related expenses, in connection with the consummation of the Acquisitions.

We periodically assess changes in current and projected cash flows, acquisition and divestiture activities and other factors to determine the effects on our liquidity. We believe that our cash on hand and cash flow from operating activities will provide us with sufficient liquidity to execute our current strategy. However, our ability to generate cash is subject to a number of factors that may directly or indirectly affect us, many of which are beyond our control, including commodity prices and general economic, financial, competitive, legislative, regulatory and other factors. If we require additional capital for acquisitions or other reasons, we may seek such capital through traditional borrowings under our debt instruments, offerings of debt and equity securities or other means. If we are unable to obtain funds when needed or on acceptable terms, we may not be able to complete acquisitions that may be favorable to us.

If and to the extent our board of directors were to declare a cash dividend to our Class A shareholders, we currently expect the dividend to be paid from Free Cash Flow. We do not currently expect to borrow funds or to adjust planned capital expenditures to finance dividends on our Class A shares, if any such dividends were to be declared by our board of directors. The timing, amount and financing of dividends, if any, will be subject to the discretion of our board of directors from time to time following this offering. Please see the section titled “Dividend Policy.”

Debt Instruments

Prior Credit Facility

On October 14, 2021, our subsidiary, Delaware Basin Ranches, Inc. entered into a $65.0 million credit agreement (as amended, our “prior credit facility”) that was scheduled to mature on

October 1, 2028. As of December 31, 2022, we had $57.4 million of outstanding borrowings under our prior credit facility, with $0.3 million of accrued interest payable. The borrowings under our prior credit facility were repaid in full with borrowings under our new credit facility.

Credit Facility

On July 3, 2023, DBR Land and certain of our other subsidiaries entered into a credit facility providing (i) a $100.0 million term loan and (ii) a $50.0 million revolving credit facility, each of which matures on July 3, 2027. In connection with entering into our credit facility, we borrowed $100.0 million under the term loan facility and $25.0 million under the revolving credit facility. Net proceeds from these borrowings were used to repay the $49.4 million outstanding under our prior credit facility and to make a distribution of $72.9 million to NDB LLC. In connection with the Acquisitions, we entered into the Credit Agreement Amendment, which, among other things, increased (i) the four-year term loan facility to $350.0 million and (ii) the four-year revolving credit facility to $75.0 million. Following our entry into the Credit Agreement Amendment, we borrowed $265.0 million under our term loan facility to pay a portion of the purchase price of each of the Acquisitions. Our credit facility is secured by a first-priority lien on substantially all of our assets and guaranteed by DBR Land and our restricted subsidiaries (other than certain immaterial subsidiaries).

Our credit facility includes certain affirmative and restrictive covenants common in such agreements that apply to DBR Land and its subsidiaries. See “Note 8—Debt” within the notes to our consolidated financial statements and included elsewhere in this prospectus for further information with respect to such affirmative and restrictive covenants.

The estimated fair value of our credit facility approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

We may elect for outstanding borrowings under our credit facility to accrue interest at a rate based on either (i) a forward-looking term rate based on the secured overnight financing rate (“Term SOFR”) plus 0.10%, or (ii) the base rate, in each case plus an applicable margin. Borrowings under our credit facility accrue interest based on a five-tiered pricing grid tied to our current leverage ratio. Prior to the date of the closing of this offering, (i) the applicable margin ranges from 3.00% to 4.00% in the case of Term SOFR loans and letter of credit fees, and 2.00% to 3.00% in the case of base rate loans, and (ii) commitment fees accrue at 0.50%. From and after consummation of this offering, (i) the applicable margin ranges from 2.75% to 3.75% in the case of Term SOFR loans and letter of credit fees, and 1.75% to 2.75% in the case of base rate loans, and (ii) commitment fees range from 0.375% to 0.50%. Our credit facility is secured by a first priority security interest in substantially all of our assets and the assets of our restricted subsidiaries, which are party to our credit facility as guarantors, and all outstanding equity interests issued by DBR Land, which are held by OpCo.

Subject to certain exceptions and materiality qualifiers, our credit facility includes certain customary affirmative and negative covenants, which, among other things, restrict our ability and our restricted subsidiaries’ ability, subject to certain exceptions, to incur debt, grant liens, make restricted payments and investments, issue equity, sell or lease assets, dissolve or merge with another entity, enter into transactions with affiliates or restrictive agreements, change our business, prepay debt and amend our organizational and material agreements. Our credit facility allows us to make cash dividends to our shareholders from and after the occurrence of this offering so long as (i) no default or event of default exists or would result therefrom, (ii) the pro forma leverage ratio is less than 3.25:1.00 and (iii) pro forma liquidity is at least $10 million.

In addition, we are required to comply the following financial maintenance covenants: (i) a maximum leverage ratio as of the last day of each fiscal quarter of no greater than 3.50:1.00 for the period of four consecutive fiscal quarters ending prior to the consummation of this offering, or 4.00:1.00 for the period of four consecutive fiscal quarters ending on or after the date of the closing of this offering (subject, in either case, to a 0.50:1.00 leverage step-up for any “qualified acquisition” for the fiscal quarter in which such “qualified acquisition” occurs and the immediately following two fiscal quarters, at DBR Land’s election, subject to a cap of 0:50:1.00 on such step-up regardless of the total number of “permitted acquisitions” and certain other limitations set forth therein), subject to an additional step up of 0.25 for the second quarter of 2024 in connection with consummation of the East Stateline Acquisition, the fiscal quarter in which the “qualified acquisition” occurs if such “qualified acquisition” is consummated on or about the effective date of the Credit Facility Amendment; (ii) a minimum interest coverage ratio of at least 2.75 to 1.00 as of the last day of each fiscal quarter ending on or after the date of the closing of this offering; and (iii) a minimum debt service coverage ratio of at least 1.25 to 1.00 as of the last day of each fiscal quarter ending prior to the date on which this offering is consummated. In addition, the credit facility requires DBR Land to repay borrowings under the credit facility in connection with the consummation of this offering in an amount equal to the lesser of (i) the amount necessary to reduce the principal amount of loans outstanding under the credit agreement to not greater than $300 million or (ii) the amount necessary to reduce the leverage ratio on a pro forma basis to not greater than 3.00 to 1.00.

In addition, concurrently with the issuance of stock or other equity interests prior to or as part of this offering, DBR Land shall be required to prepay loans in an amount equal to the lesser of (i) the amount necessary to reduce the principal amount of loans outstanding under the credit agreement to not greater than $300 million or (ii) the amount necessary to reduce the leverage ratio on a pro forma basis to not greater than 3.00 to 1.00, which prepayment shall be applied (a) first, to repayment of $75 million of term loans and (b) any remainder to be applied among the remaining principal balance of the term loans and revolving loans in such proportions as DBR Land may specify in writing to the administrative agent prior to or concurrently with such prepayment.

Our credit facility contains customary events of default, including for our failure and the failure of other loan parties to comply with the various financial, negative and affirmative covenants under our credit facility (subject to the cure provisions set forth therein). During the existence of an event of default (as defined under our credit agreement), the Agent, with the consent of or at the direction of the requisite lenders thereunder, has a right to, among other available remedies, terminate the commitments and/or declare all outstanding loans and accrued interest and fees under our credit facility to be immediately due and payable.

As of March 31, 2024, we had $140.0 million of outstanding borrowings consisting of $50.0 million of revolving credit borrowings and $90.0 million of term loan borrowings. The weighted average interest rate on the total amount of borrowings outstanding under new credit facility as of March 31, 2024 was 8.59% in the case of revolving credit borrowings, and 8.45% in the case of term loan borrowings. We are currently in compliance with all affirmative and negative covenants under our new credit facility.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks, which includes the effects of adverse changes in commodity prices and counter-party and customer credit risks and interest rate risk as described below. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and counter-party and customer credit and interest rate risk. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Commodity Price Risks

One of our major market risk exposures relates to the prices that our customers receive for the oil and natural gas produced from, or serviced on, our land. The market for the use of our land and its resources is indirectly exposed to fluctuations in the price of oil and natural gas, to the extent such fluctuations impact drilling, completion and production activity levels and thus impact the activity levels of our customers in the exploration and production and oilfield services industries. Realized prices are primarily driven by the prevailing prices for oil and natural gas in the United States. We are also directly exposed to these risks with respect to revenues we receive from the oil and natural gas interests. Pricing for oil and natural gas has been volatile and unpredictable for several years, and we expect this volatility to continue in the future.

During the past five years, the Henry Hub spot market price for natural gas has ranged from a low of $1.25 per MMBtu in March 2024 to a high of $23.86 per MMBtu in February 2021. The posted price for WTI has ranged from a low of negative $36.98 per barrel in April 2020 to a high of $123.64 per barrel in March 2022. As of December 31, 2023, the Henry Hub spot market price of natural gas was $2.58 per MMBtu and the posted price for oil was $71.89 per barrel. Lower prices may not only decrease our revenues, but also potentially the amount of oil and natural gas that our customers can produce or service economically. We expect this market will continue to be volatile in the future. A substantial or extended decline in commodity prices may adversely affect our results of operations, cash flows and financial position.

We do not currently intend to hedge our indirect exposure to commodity price risk. We may in the future enter into derivative instruments, such as collars, swaps and basis swaps, to partially mitigate the impact of commodity price volatility. These hedging instruments would allow us to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices.

Market Risks

Demand for the use of land and resources are largely dependent upon the level of activity in the energy industry in the Permian Basin. These activity levels are influenced by numerous factors over which we have no control, including: the supply of and demand for oil and natural gas; the level of prices, and expectations about future prices of oil and natural gas; the cost of exploring for, developing, producing and delivering oil and natural gas; the expected rates of declining current production; the discovery rates of new oil and natural gas reserves; available pipeline, rail and other transportation capacity; weather conditions; domestic and worldwide economic conditions; political instability domestically, as a result of the fall 2024 U.S. presidential election and congressional elections or otherwise, and in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the transition to a low-carbon economy; the price and availability of alternative fuels; technological advancements in the production of alternative energy; the ability of energy companies to raise equity capital and debt financing; and merger and divestiture activity among energy companies.

The level of U.S. energy production, including oil and natural gas development activity, is volatile. Any prolonged and substantial reduction in oil and natural gas prices would likely affect development and production activity levels and therefore affect demand for oil and natural gas and the use of our land and resources. A material decline in energy, including oil and natural gas, prices or Permian Basin activity levels could have an adverse effect on our results of operations, cash flows and financial position.

Counter-party and Customer Credit Risks

We are subject to risks of loss resulting from nonpayment or nonperformance by our counter-parties and customers of their contractual obligations. Our principal exposure to credit risk is through receivables generated by the activities of customers on our land. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. We examine the creditworthiness of any counter-party and customer and monitor our exposure to such counter-parties and customers through credit analysis, and monitoring procedures, including reviewing credit ratings, financial statements and payment history. For the year ended December 31, 2023, three customers accounted for 15%, 14%, and 13% of our total revenues, respectively. For the year ended December 31, 2022, we had two customers that accounted for 12% and 12% of our total revenues, respectively. No other customer accounted for more than 10% of total revenues. However, we believe that the credit risk associated with our counter-parties and customers is acceptable.

Interest Rate Risks

Our ability to borrow and the rates offered by lenders can be adversely affected by deterioration in the credit markets and/or deterioration of our credit profile rating. We may elect for outstanding borrowings under our credit facility to accrue interest at a rate based on either the Term SOFR, or the base rate, plus an applicable margin, which exposes us to interest rate risk to the extent we have borrowings outstanding under our credit facility.

As of March 31, 2024, we had $140.0 million of outstanding borrowings consisting of $50.0 million of revolving credit borrowings and $90.0 million of term loan borrowings. The weighted average interest rate on the borrowings outstanding under our credit facility as of March 31, 2024 was 8.59% in the case of revolving credit borrowings, and 8.45% in the case of term loan borrowings. Assuming no change in the amount outstanding, the impact on interest expense of a 1.0% increase or decrease in the weighted average interest rate would be $1.4 million per year. We do not currently have or intend to enter into any derivative hedge contracts to protect against fluctuations in interest rates applicable to our outstanding indebtedness. See “—Debt Instruments—Credit Facility.”

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent assets and liabilities. We consider our critical accounting estimates those that require subjectivity and that could inherently influence our financial result based on changes in those estimates. See “Note 2—Summary of Significant Accounting Policies and Basis of Presentation and Consolidation” within the notes to our consolidated financial statements included elsewhere in this prospectus.

Share-Based Compensation

We account for share-based compensation expense for incentive units granted at NDB LLC in exchange for employee services. Our management and employees currently participate in one share-based incentive unit plan, managed by NDB LLC. The management incentive units consist of time-based awards of profits interests in NDB LLC (the “Incentive Units”).

The Incentive Units represent a substantive class of equity of NDB LLC and are accounted for under ASC Topic 718, Compensation – Stock Compensation. Features of the Incentive Units include the ability for NDB LLC to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the incentive unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. NDB LLC classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at NDB LLC as the entity responsible for satisfying the obligation. Share-based compensation income or expense allocated to us is recognized as a deemed non-cash contribution to member’s equity or distribution from member’s equity on the consolidated balance sheet. The share-based compensation income or expense is recognized consistent with NDB LLC’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

The Incentive Units’ value is derived from a combination of its threshold value and the total value of the incentive pool. The value of the incentive pool is determined by taking the total value returned to NDB LLC’s Series A unit holders and allocating such value between the NDB LLC Series A unit holders and the incentive pool based on a return-on-investment waterfall. The total value returned constitutes any cash or property distributed by us, or other NDB LLC subsidiaries, to NDB LLC Series A unit holders. The total incentive pool is determined by summing the discrete incentive unit burden of each NDB LLC Series A unit holder. Value allocation within the incentive unit pool is impacted by incentive unit threshold values but the aggregate value of the incentive pool is based solely on the return-on-investment waterfall. The Incentive Unit liability is only applicable to NDB LLC Series A unit holders and subsequently any future dilutive impact is limited to NDB LLC’s ownership of us. Any future equity investments made at the Company, or other NDB LLC subsidiaries, are not subject to the dilution from the impact of the incentive unit pool.

At the end of each reporting period, NDB LLC’s Incentive Units are remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected distribution yield and the expected life of incentive unit vesting. The vested portion of NDB LLC’s Incentive Unit liability is allocated pro rata to us, and other NDB LLC subsidiaries, as share-based compensation income or expense on the consolidated statements of operations. The allocation is based on our contribution to the aggregate equity value derived in NDB LLC’s business enterprise valuation.

We update our assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, over the vesting period.

The risk-free rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield historically is based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

Due to not having sufficient historical volatility, we utilize the historical volatilities of publicly traded companies that are similar to us in size, stage of life cycle and financial leverage. We will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use our own historical volatility. For criteria dependent upon a change in control, we will not recognize any incremental expense until the event occurs. Differences between actual results and such estimates could have a material effect on the financial statements.

Revenue Recognition

Oil and gas royalties

Oil and gas royalties are received in connection with oil and natural gas mineral interests owned by the Company. Oil and gas royalties are recognized as revenue as oil and gas are produced or severed from the mineral lease. The oil and gas royalties we receive includes variable consideration that is dependent upon market prices for oil and gas, and producer specific location and contractual price differences. As a result, our oil and gas royalty revenues are typically constrained at the inception of the contract but will be resolved once volumes are produced and settled. Oil and gas royalty payments are typically received one to three months following the month of production. We accrue oil and gas royalties produced but not yet paid based on the historical or estimated royalty interest production and current market prices, net of estimated location and contract pricing differentials. The difference between estimated and actual amounts received for oil and gas royalties are recorded in the period the payment is received.

We monitor drilling and completion activity on our mineral acreage position from publicly available sources to identify when new royalty interest production may be coming online. We estimate our royalty interest ownership in new production wells based on our assessment of available information. Ultimate determination of division order interest from the operator could results in amounts that differ from our initial estimates. The differences related to estimated interest estimated and actual division order interest are recorded in the period in which final division orders are issued or in the period in which the initial payment is received.

During the three months ended March 31, 2024 and 2023, we accrued $1.7 million and $1.2 million of oil and gas royalties in our consolidated statements of operations, respectively. During the years ended December 31, 2023 and 2022, we accrued $3.2 million and $4.8 million of oil and gas royalties in our consolidated statements of operations, respectively.

Recently Issued Accounting Pronouncements

We adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), on January 1, 2023, which changed how we account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The adoption of this did not have a significant impact on our financial statements.

We adopted ASU 2016-02, Leases (Topic 842), and subsequent amendments thereto on January 1, 2022, with no retrospective adjustments to prior periods. The adoption of the standard had no impact on our consolidated balance sheets, consolidated statements of operation or consolidated statement of cash flows. We have elected the practical expedients to (1) carryforward prior conclusions related to lease identification and classification for existing leases, (2) combine lease and non-lease components of an arrangement for all classes of leased assets, (3) omit short-term leases with a term of 12-months or less from recognition on the balance sheet and (4) carryforward our existing accounting for land easements not previously accounted for as leases.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. We plan to adopt this guidance and conform with the applicable disclosures retrospectively when it becomes mandatorily effective for our annual report for the year ending December 31, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This guidance further enhances income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. We plan to adopt this guidance and conform with the disclosure requirements when it becomes mandatorily effective for our annual report for the year ending December 31, 2025.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a reporting issuer, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of the effectiveness of our internal control over financial reporting under Section 404 until our second annual report on Form 10-K after we become a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” and/or a “smaller reporting company” under applicable federal securities laws. Please see “Summary—Emerging Growth Company and Smaller Reporting Company Status” for more information.

Off Balance Sheet Arrangements

We currently have no material off-balance sheet arrangements.

INDUSTRY

Our land holdings are strategically located in and around the Delaware Basin in Texas and New Mexico, the most active oil and natural gas producing region of the prolific Permian Basin. The Permian Basin is among the most economic, liquids-rich hydrocarbon resources in the United States. Activity in the region is dominated by large, generally publicly listed, well-capitalized producers. A significant number of well locations are available to drill on or near our surface acreage at prices of $75 per barrel WTI NYMEX for oil and $3.00 per MMBtu Henry Hub NYMEX for natural gas. Due largely to these favorable economics, there were 298 running rigs in the Permian Basin as of April 30, 2024, representing 49% of all rigs running in the United States, according to public data sourced from Enverus. Of the 299 rigs running in the Permian Basin, approximately 68% were operated by publicly-listed companies and approximately 61% were operated by investment-grade rated companies.

Given the amount of sustained drilling activity in the region, total oil production in the Permian Basin has increased at a CAGR of 16% from 2016 through 2023, while water production has increased at a CAGR of 12% during the same time period, according to Enverus.

Permian Basin Average Daily Oil and Water Production from 2016 – 2023

Source: Enverus

According to Enverus, total Delaware Basin oil production has increased at a CAGR of 24% from 2016 through 2023, while water production has increased at a CAGR of 22% during the same time period. Furthermore, the Northern Delaware Basin is capturing a growing share of production activity in the Permian Basin. According to Enverus and B3 Insights, water production is expected to reach ~12 million barrels per day by 2025. This drilling activity and production has required a significant build out of related infrastructure in the region and for a large amount of surface acreage to support operations.

Source: Enverus; Active Rigs and TIL data based on the Delaware Basin boundary as provided by Enverus.

Surface acreage is a critical component of energy development and production. Access to expansive surface acreage is necessary for oil and natural gas development, solar generation, power storage projects and hydrogen development. In addition to the land required for the development and installation of energy producing assets, there is a significant industrial economy that exists to service and support energy development.

Due to the location of our land in and around the Delaware Basin, the majority of our current revenues are generated from the hydrocarbon value chain. The infrastructure that our customers have constructed on our acreage to support the development and production of oil and natural gas, attracts additional infrastructure development and new businesses that can take advantage of that existing infrastructure to pursue additional commercial opportunities. For example, the existence of electrical and telecommunications infrastructure and roads generate revenue for us and allow for other uses of our acreage, which generate additional fees from the use of our land and its resources. Our land also contains critical resources for oil and natural gas development that we sell or lease to our customers, including brackish water, sand and subsurface pore space for produced water injection.

Hydrocarbon Value Chain

Access to surface acreage is critical to all stages of hydrocarbon production, which includes well site preparation, drilling and completion and long-term production. We believe that areas on and around our surface acreage have a deep inventory of economically competitive undrilled well locations that will require long-term access to our surface acreage and its resources by our customers. According to NSAI as of April 30, 2024, approximately 22,196 identified well locations across eight formations exist within a 10-mile radius of our surface acreage, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing. Assuming an average rig count of 98.7 rigs (based on average over the last six quarters through March 31, 2024, according to Enverus) and 25 days from spud-to-spud, the 22,196 identified well locations translate to 29 years of inventory life. We believe that as more well locations are identified and developed on and around our surface acreage, activity on our surface acreage has the potential to grow, as each additional well location will potentially generate (i) wellsite preparation revenue streams for locations on our land and (ii) drilling and completion and long-term production revenue streams for locations on and around our land, although there is no guarantee that we will generate additional revenue from a given well location that is not on our surface acreage, as we will compete with other landowners to provide the necessary resources for operations off-site of our land. In addition, readers are cautioned that we present information regarding identified drilling locations as a general indication of the potential growth of activity on our surface acreage and not as an indication of growth in our revenues from our mineral and royalty interests. For more information regarding our mineral and royalty interest, see “Business—Our Assets—Mineral Interests.” Identified well locations on and surrounding our surface acreage is detailed in the table below.

Identified Well Locations

	Our Acreage		5-Mile Radius		10-Mile Radius
	Total Locations	Inventory Years	Total Locations	Inventory Years	Total Locations	Inventory Years
Identified Well Locations	2,686	36	23,783	32	22,196	29
Rigs within Area	5.2		50.3		98.7

Note: $75 per barrel WTI NYMEX and $3/per MMBtu Henry Hub NYMEX

Surface Acreage within Five-mile Radius and 10-mile Radius

Source: NSAI and Enverus.

We believe that the remaining economic inventory of undrilled wells on our acreage will result in continued oil and natural gas development activity on and near our surface acreage. Produced water naturally exists in underground formations and is brought to the surface during crude oil and natural gas production. Produced water is produced throughout the entire life of the well and is of particular importance to operators in the Permian Basin generally and the Delaware Basin in particular given the amount of produced water significantly exceeds the amount of the related oil and natural gas production. Specifically, for every barrel of oil produced in the Delaware Basin from 2016 to 2023, on average approximately four barrels of associated water were produced according to Enverus. Produced water volumes have increased as hydrocarbon production has increased in the Delaware Basin over the last several years. From 2016 to 2023, produced water in the Delaware Basin grew from approximately 2.6 MMBbl/d to approximately 10.7 MMBbl/d, a CAGR of 22%. Produced water must be reliably separated, handled and recycled or disposed in order for these wells to be brought online and remain in production, driving continuing demand on our acreage. These growing produced water volumes on and around our surface acreage will require customers to access and use our surface acreage throughout all stages of energy development and production.

Hydrocarbon Supply Chain: Surface Overview

Wellsite Preparation: Prior to drilling a well, the producer will identify the location for a wellsite. In order to prepare the wellsite for the required drilling rig, trucks and equipment, the producer will build roads to access the wellsite and a well pad for the drilling and hydraulic fracturing operations and future wellbores. During the wellsite preparation phase, we generate revenues from the following:

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Sales of Caliche: Producers use caliche, which is a mineral deposit of gravel, sand and nitrates, to build roads to access the wellsite and a well pad to allow wellbores to be drilled, completed and equipped for oil and natural gas production. Caliche can also be used for the construction of highways and other infrastructure projects. Caliche that is purchased from our land can be used for activities on, or in the general vicinity of, our land.

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Surface Use Payments for Utility, Telecommunications, Pipeline, Well Pad and Road Easements: Numerous easements are needed from the surface owner in the preparation of a wellsite, including for electrical and telecommunications infrastructure to provide power and communications to supporting facilities and equipment, pipelines to transport oil, natural gas and produced water, well pads for the equipment and facilities necessary for drilling and completion activities and roads to provide access to the wellsite.

Drilling and Completion: Once the producer drills a well, it uses hydraulic fracturing to complete that well prior to production. During this process, the producer pumps significant amounts of water and sand into the wellbore under high pressure to fracture the formation and stimulate production. Producers are often obligated to purchase the water, and sometimes the sand, used for hydraulic fracturing from the owner of the surface acreage on which they are operating. During drilling and completion, we generate fees from the following:

•	Fees from Brackish Water Sales: Producers purchase brackish water from us to use in hydraulic fracturing. This water can be used for completions on, or in the general vicinity of, our land.

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Fees from Sand Mining: We have leased portions of our land for the development of sand mines. The sand mine operators pay us a fee per ton of sand extracted, which is generally used in hydraulic fracturing. Our sand mine customers are also required to purchase water from us that is used in their mining operations. The sand that is mined on our acreage can be used for completions throughout the Delaware Basin.

Over the past several years, producers have been consistently increasing the lateral lengths of the wells they are drilling and completing. The longer the lateral, the more sand and water that is needed to hydraulically fracture the well. As a result, the average well in the Delaware Basin has increased the average water usage per well from 227 MBbl of total water pumped in 2016 to 468 MBbl of total water pumped in 2023 and increased average proppant (sand) usage per well from 10 million pounds of total proppant (sand) usage in 2016 to 22 million pounds of total proppant (sand) usage in 2023.

Delaware Basin per Well Averages from 2016 – 2023

Source: Enverus

Long-Term Production: Following the completion of a well, water, oil and natural gas are produced and separated into individual streams as they exit the well. This production stream may continue for decades, depending on the characteristics of the specific well. During the production phase, we generate fees from our customers from the following:

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Fees from Water Handling: Following the separation of the produced water from oil and natural gas into individual streams, the produced water is transported away from the well, primarily through pipelines. Wells in the Delaware Basin produce on average approximately four barrels of water for each barrel of oil, with that ratio often increasing over the lifetime of the well. Additionally, deeper formations that producers have been increasingly targeting, such as the Wolfcamp B and Wolfcamp C, typically have higher water-to-oil production ratios relative to the formation that is currently the most commonly drilled, the Wolfcamp A. According to NSAI, the water-to-oil ratio average per well location within a 10-mile radius of our acreage is 4.5 for Wolfcamp B and 6.2 for Wolfcamp C locations compared to 3.5 for Wolfcamp A locations and 4.1 for our Bone Spring locations. Additionally, the water volumes on average per location within a 10-mile radius of our acreage are 29% and 76% higher for Wolfcamp B and Wolfcamp C locations, respectively, compared to Wolfcamp A locations. WaterBridge and other operators of produced water handling facilities located on our surface acreage pay us a fee for each barrel of water handled and skim oil recovered on our land. Much of the produced water handled on our land originates from wells that are not located on our acreage. We believe our land supports over 3.5 million barrels per day of produced water handling capacity as of June 15, 2024, assuming 25,000 barrels per day produced water handling permits and one-mile spacing between all future produced water handling facilities (permit availability and water injection capacity subject to the applicable government regulatory authority). As of June 15, 2024, WaterBridge and other producers operated approximately 650,000 bpd of existing produced water handling capacity on the western portion of our Stateline Position and 435,000 barrels per day operating capacity on the eastern portion of our Stateline Position. We believe the geology underlying our land supports additional produced water handling capacity of approximately 1.1 million barrels per day on the western portion of our Stateline Position, approximately 1.5 million barrels per day on the eastern portion of our Stateline Position, and approximately 1.0 million barrels per day on our Northern Position.

Water-Oil-Ratio (Average Life of Well)

Source: Enverus

•

Royalties from Oil and Natural Gas Production: We own 4,180 gross mineral acres. When hydrocarbons are produced from wells in which we have leased our mineral interests, we are entitled to receive a royalty payment based on a percentage of the revenue generated from the sales of the hydrocarbons.

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Pipeline Right-of-Way Payments: We receive payments from pipeline operators as compensation for providing a right-of-way for a pipeline to cross our land. Given the amount of oil and natural gas activity in the region, we have a significant number of pipelines that cross our land. In addition to one-time up-front payments, midstream operators must also pay fees for a renewal every five to 10 years, depending on the terms of the particular agreement. If a midstream operator elects not to pay the renewal, it is required to remove the pipeline and restore the right-of-way, which, together with any continued need for the pipeline to continue to operate the underlying business, provides a significant incentive to renew the right-of-way.

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Lease Fees for Processing Plants: Midstream operators need access to land in order to build plants that process wet gas into residue gas and NGLs. As gas-to-oil ratios have been rising, the amount of gas produced in the Permian Basin has also increased. As a result, in April 2024, there were 13 processing plants under construction (or planning an expansion) in the Permian Basin, including 10 in the Delaware Basin. A processing plant typically requires 20-40 acres of land and also results in the need for related pipeline and other infrastructure. We anticipate that we will lease our land to midstream operators to construct new processing plants, and we are currently in negotiations to lease a portion of our acreage for the construction of a new processing plant on our land.

Other Land Uses

Certain areas of our surface acreage are adjacent to major highways and transmission lines, and as a result, we believe that there will be significant opportunities to drive additional uses of our land, which may generate additional surface acreage payments over time. Payments from such opportunities will be determined on a case-by-case basis, taking into account the type of activity, size of the activity and resources used, among other things. As shown below, we have identified and are currently pursuing opportunities to receive surface use payments for the following existing and potential future uses of our land:

Future Growth Strategy & Water Handling Facility Map

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Solar Power Generation: According to BloombergNEF, solar energy capacity in the United States will increase from 17.3 GW in 2023 to 49.6 GW by 2030, an increase of 188%. According to the EIA, Texas currently accounts for the second most solar power of any state at roughly 15 GW, only behind California with just over 16 GW. Our expansive land position provides an attractive location for solar development, in part, due to the existing electric transmission lines and other infrastructure in the region that have historically served oil and natural gas power needs. The area also has favorable solar irradiance, local power demand from oil and natural gas activity, a favorable regulatory environment and flat arid land that promotes development. We are actively discussing opportunities with solar project developers to develop future solar projects on our surface acreage. Through our subsidiary, DBR Solar, and our consulting partners, we are permitting the construction of one facility with 250-megawatts of solar generation capacity on our Southern Position. We will evaluate the potential sale of the project after the completion of the Full Interconnection Study (“FIS”) with ERCOT of which we have received the facilities portion of the FIS from American Electric Power Texas and a first draft of the Standard Generation Interconnection Agreement as of April 2024. We expect to receive the remaining portions of the FIS report by the end of the second quarter of 2024. Once acquired by a solar operator, we expect site planning and construction to start immediately, and first power to be generated in late 2025 or early 2026. We have identified an additional 1,000 acres of land adjacent to the 250 megawatt project, which we believe could support a second phase with an estimated 120 megawatt of additional solar power generation.

We expect to receive an upfront, one-time payment from the sale of these solar projects, as well as fees associated with the use of our land during the construction period and long-term operation of the solar projects.

Direct Normal Solar Irradiance

Source: National Renewable Energy Laboratory, U.S. Department of Energy

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Crypto Currency Mining and Data Centers: In recent years, crypto currency miners and data center operators have established operations in the Permian Basin to take advantage of lower power prices. ERCOT has classified crypto currency mining operations and data centers as Large Flexible Loads (“LFLs”), citing recent growing demand from this new industrial load type. ERCOT has observed a large load simultaneous peak consumption of approximately 2.5 GWs as of March 2024, with 4.5 GWs approved to energize. Specifically for LFLs, between March 2023 and March 2024, loads with planning studies approved has increased 62%, while LGL approved to energize increased 57%. Additionally, ERCOT’s interconnection queue of LFL projects include approximately 9.8 GWs for planning studies approved and 618.3 GW under ERCOT review by 2027. Our location is also strategically located to benefit from readily available power supply sources such as natural gas and renewable energy resources including wind and solar. The Permian Basin is the second largest natural gas producing region in the United States, accounting for 19% of total U.S. production, with gross natural gas production averaging 23.3 Bcf/d in 2023 according to the EIA. During 2023, Texas produced approximately 108,000 GWh from wind power and about 32,000 GWh from utility-scale solar generators according to the EIA. In addition to power supply access, crypto currency mining and data centers require contiguous tracks of land, water cooling and fiber optic infrastructure, which we believe our land supports. We have the opportunity to receive surface use royalties and revenues for acreage use needed for business operations of these facilities and related infrastructure on our land. Crypto currency mining and data centers can also require significant volumes of water to keep the servers cool. According to a study published by Berkeley National

Laboratory, on-site water consumption for data centers is estimated at 0.46 gallons per kWh of total data center site energy use. We have the opportunity to receive a fee for water supplied to crypto currency mining and data centers for this purpose.

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Non-Hazardous Oilfield Reclamation and Solid Waste Facilities: Our affiliate, Desert Environmental, recently commenced operations at two non-hazardous oilfield reclamation and solid waste facilities for oilfield waste on our land. We believe that our surface acreage is attractive for the construction of additional remediation facilities, given our proximity to various sources of energy production and related services activity and major roadways in the area, which allow easy access for the transportation of waste products.

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Commercial Fueling Stations: We have an existing commercial fueling station on our land and we are currently pursuing opportunities to build commercial fueling stations on our land adjacent to interstates and highways. Given the amount of energy-related vehicle traffic in the region, there is significant demand along major thoroughfares for such fueling stations.

Other surface acreage uses that we believe present opportunities longer-term include:

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Power Storage: Due to the intermittent nature of solar and wind energy, production areas reliant on renewable energy generation must have long-duration storage capabilities. Energy storage can provide more effective use of intermittent solar and wind energy resources. Pairing or co-locating an on-grid energy storage system (“ESS”) with wind and solar energy power plants can provide supplemental power supply when direct generation is limited and store excess power when generation exceeds demand or capacity. ESSs also allow for storing and using renewable energy where there is no access to an electric grid. As of April 2024, the EIA reported Battery ESS projects in various stages of development have combined nameplate power capacity additions of approximately 33,000 megawatts planned for installation in 2024 through 2028. Additionally, as of April 2024, one natural gas compressed-air storage system, located in Texas, with approximately 317 megawatt nameplate capacity is planned for completion in 2027 according to the EIA. We are currently developing relationships with power storage and battery project developers who are interested in exploring projects on our land.

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Water Treatment: Due to the amount of produced water generated in the Delaware Basin and certain initiatives in the oil and natural gas industry to identify alternatives to the handling of produced water, we are currently in discussions with developers of water treatment and desalination facilities that treat and/or desalinate produced water for beneficial reuse, which could include using treated water to irrigate non-food crops.

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Hydrogen Production: According to BloombergNEF, proposed hydrogen capacity in the United States will increase from approximately 0.3 Mt-H2 / year in 2023 to approximately 4.0 Mt-H2 / year in 2030, an increase of over 1,200%. The Permian Basin is an attractive region for future hydrogen development given the abundance of resources necessary for hydrogen production along with existing infrastructure. Natural gas can be used to produce blue hydrogen when combined with carbon capture, and hydrogen production is water intensive. The Permian Basin has abundant availability of natural gas and water (both produced water and brackish water). Additionally, hydrogen can be blended into existing natural gas streams for transport in existing pipelines, or existing pipes can be converted to transport hydrogen or ammonia. We have been approached by hydrogen project developers that are currently exploring hydrogen hub projects on our land.

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H2S Treatment and Storage:  Hydrogen sulfide (H2S) is a byproduct generated from oil and gas production and is required to be separated, treated and handled via acid gas injection (“AGI”) wells. We believe our land provides an attractive position for oil and gas producers and midstream operators to develop additional H2S handling facilities and AGI wells in order to support oil and gas development in the Delaware Basin.

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Carbon Capture and Sequestration: The IRA provides tax credits for carbon capture, utilization and storage (“CCUS”) to incentivize development of CCUS facilities. Due to the level of industrial activity in the region, there are significant opportunities to develop CCUS projects on or around our land, subject to certain restrictions, including the consent of affected mineral owners.

BUSINESS

Company Overview

Land is critical to energy development and production. We own approximately 220,000 surface acres in and around the Delaware sub-basin in the prolific Permian Basin, which is the most active region for oil and natural gas exploration and development in the United States. Access to expansive surface acreage is necessary for oil and natural gas development, solar power generation, power storage, data centers and non-hazardous oilfield reclamation and solid waste facilities. Further, the significant industrial economy that exists to service and support energy development requires access to surface acreage to support those activities. Our strategy is to actively manage our land and resources to support and encourage oil and natural gas development and other land uses that will generate long-term revenue and Free Cash Flow for us and returns to our shareholders.

The Delaware Basin is the most active oil and natural gas development and production region of the prolific Permian Basin due to the abundant remaining oil and natural gas resources and low break-even cost of development. Activity in the Delaware Basin is dominated by large, generally publicly listed, well-capitalized producers. Our land is located predominantly in the heart of the Delaware Basin, along and near the regulatory divide of the Texas-New Mexico state border, which represents some of the most productive acreage in the Delaware Basin with a high concentration of hydrocarbons and growing drilling and completion activity. We believe that our strategic location positions us to capture additional revenues from the growth in infrastructure required to facilitate the development of these resources.

We share a financial sponsor, Five Point, and our management team with WaterBridge. WaterBridge is one of the largest water midstream companies in the United States and operates a large-scale network of pipelines and other infrastructure in the Delaware Basin that, as of June 15, 2024, handled more than 2.0 million bpd of water associated with oil and natural gas production, consisting of 139 produced water handling facilities and approximately 3.4 million bpd of total handling capacity. WaterBridge operates primarily under long-term agreements with E&P companies to provide critical produced water handling throughout the full life cycle of its customers’ oil and natural gas wells. These relationships provide our shared management team visibility into key areas of oil and natural gas production and long-term trends, which we leverage to encourage and support the development of critical infrastructure on our land and generate additional revenue for us.

Five Point and our management team formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of WaterBridge’s large-scale produced water handling infrastructure and to actively manage our land and resources to support and encourage broader industrial and commercial development. Since our formation, our management and Five Point have successfully started and expanded businesses that generate new and growing revenues for us by capturing and monetizing commercial activity both on and near our land. Examples of the benefits of these relationships include WaterBridge’s strategic partnership with Devon Energy, which supports the development of significant additional infrastructure on and around our land. We believe that WaterBridge’s future growth will continue to underpin increased revenues for us, into which we have significant visibility and that requires minimal investment by us. Additionally, Five Point formed Desert Environmental to develop non-hazardous oilfield reclamation and solid waste facilities on our land. We believe Desert Environmental will provide a responsible waste disposal solution to those operating on or near our surface and generate additional revenues for us that otherwise would have gone to other landowners.

In addition to our relationships with WaterBridge and Desert Environmental, we have actively grown third-party revenues. We utilize a collaborative commercial approach with a diversified customer base to provide availability, timing and consistent terms for our customers’ development activities on our land. As a landowner, we benefit from these activities by charging fees and royalties based on our customers’ usage of our land and resources. Furthermore, the cost of development on our land is primarily borne by our customers, allowing us to benefit from their growth on our land while deploying minimal capital of our own. In furtherance of our strategy, we and WaterBridge entered into agreements with TPL, one of the largest landowners in Texas, to provide reciprocal crossing rights and produced water royalty and revenue sharing across an area of mutual interest that provides our customers (including WaterBridge) with greater development efficiency and enables them to increase their operations on our land. Please see “—Our Assets—Our Stateline Position” for more information related to our agreements with TPL.

We generate multiple revenue streams from the use of our surface acreage, the sale of resources from our land and oil and gas royalties.

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Surface Use Royalties and Revenues: We receive fees from our customers for the use of our surface acreage for their business operations, which currently include oil and natural gas development and production, produced water transportation and handling, pipeline and electrical infrastructure, a commercial fuel distribution facility and other commercial and industrial activities, including non-hazardous oilfield reclamation and solid waste facilities. This revenue stream will also include revenues generated from two solar facilities currently being developed on our land.

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Resource Sales and Royalties: We receive fees from the sale of resources from our land, including sales of brackish water utilized in connection with oil and natural gas well completions, and royalties from sand extracted from our land for oil and natural gas operations. These resources are used by our customers in their projects on and around our land and elsewhere throughout the Delaware Basin.

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Oil and Gas Royalties: We receive a share of recurring revenues from the production of oil and natural gas on our 4,180 gross mineral acres through our ownership of mineral interests, of which approximately 96% underlie our surface acreage. Other than our gross mineral acres, we do not own the mineral interests that underlie our surface acreage.

A key attribute of our business model is entering into agreements under which our customers bear substantially all of the operating and capital expenditures related to their operations on our land, with minimal capital requirements of our own for both current and future commercial opportunities, resulting in the ability to create significant Free Cash Flow. The following table summarizes our financial performance for the periods shown:

	Predecessor	Pro Forma (1)
	Year Ended December 31, 2023	Year Ended December 31, 2023
	(in thousands)
Total revenues	$72,865	$92,902
Net income	63,172	51,454
Adjusted EBITDA(2)	62,804	82,369
Cash flows from operating activities	53,042
Capital expenditures	2,783
Free Cash Flow(2)	50,259

(1)

Does not reflect management adjustments of $9.4 million in additional revenues that would have been recognized as a result of commercial royalty rates that were effected pursuant to new commercial arrangements between us and WaterBridge entered into at the close of the East Stateline Acquisition, if such agreements had been in place as of January 1, 2023. For more information, see "Note 4—Management Adjustments" in our unaudited pro forma condensed consolidated financial statements.

(2)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

Active Land Management

We actively manage the commercial development of our land, seeking to maximize the long-term value of our surface acreage and our resources by identifying and developing, or supporting the development of, new uses and revenues from our land. We communicate frequently with existing and potential customers with respect to new opportunities and revenue streams from our land. Unlike landowners focused primarily on agricultural or livestock operations, we proactively promote our land as a location for commercial and industrial uses, and we offer our customers an efficient contracting process that provides a holistic solution to their operational needs.

Further, we are actively growing revenue streams beyond the hydrocarbon value chain to maximize utilization of our land and resources. As we have continued to attract and support operations on our land, the resulting infrastructure provides the opportunity to attract new businesses that can take advantage of that existing infrastructure to pursue additional commercial opportunities. For example, roads and power and other infrastructure in place on our land reduce development costs for natural gas processing facilities, crypto currency mines and data centers. We target opportunities that make the most efficient use of our surface acreage, allow the same surface acreage to be used for multiple activities and/or improve the value of the surrounding acreage, and have entered into, or are currently pursuing, primarily long-term commercial relationships with businesses focused on solar power generation, power storage, crypto currency mining and data management, as well as other renewable energy production, among other industries and applications. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we do not expect to own or operate such projects or expect to incur significant capital expenditures in connection therewith.

For the year ended December 31, 2022, we generated $33.5 million of non-oil and gas royalty revenue on our initial approximately 72,000 owned surface acres, or $465 in revenue per owned surface acre. As a result of our active management strategy, we have increased non-oil and gas royalty revenue on such 72,000 owned surface acres by 56% to $52.1 million for the year ended December 31, 2023, or $724 in revenue per owned surface acre. We measure our revenue divided by our total acreage as a performance metric, which we refer to as “surface use economic efficiency.” We believe that the Acquired Lands present an attractive opportunity to apply our active land management strategy in a similar fashion and generate attractive returns for our investors.

Land and Produced Water Relationship

Produced water naturally exists in underground formations and is brought to the surface during crude oil and natural gas production throughout the entire life of an oil or natural gas well. Produced water must be reliably separated and handled in order for these wells to be brought online and remain in production. The gathering, treating, handling and recycling of produced water requires both access to significant surface acreage for operations and subsurface reservoirs that are porous, uniform and stable where produced water can be injected and sequestered.

Access to significant surface acreage and subsurface reservoirs for produced water handling is of particular importance to operators in the Delaware Basin. The Delaware Basin has experienced significant growth in oil and natural gas production activity over the last three years, with approximately 60% and 45% growth in oil and natural gas wells brought online and active rigs, respectively, according to Enverus. We believe that this growth in oil and natural gas production activity will require increased produced water handling capacity, as the amount of produced water produced from wells in the Delaware Basin significantly exceeds the amount of the related oil and natural gas production. Specifically, for every barrel of oil produced in the Delaware Basin from 2016 to 2023, approximately four barrels of associated water were produced, according to Enverus. Produced water volumes have increased as hydrocarbon production has increased in the Delaware Basin over the last several years. From 2016 to 2023, produced water in the Delaware Basin grew from approximately 2.6 MMBbl/d to approximately 10.7 MMBbl/d, a CAGR of 22%. Historical and forecasted Delaware Basin produced water volumes as of September 30, 2023, including the anticipated incremental increase in produced water volumes that could be recycled or handled in existing and/or new produced water handling facilities, are shown in the graphic below, in each case according to Pickering Energy Partners and B3 Insights.

Delaware Basin Produced Water Volumes

Source:	Pickering Energy Partners and B3 Insights

Produced water handling facilities and their access to specific geologic zones are regulated at the state level and are required to meet guidelines imposed by the relevant state agencies. Because the Delaware Basin straddles the Texas–New Mexico state border, the planning, permitting and building of produced water infrastructure is dependent upon the laws and regulations of either Texas or New Mexico.

In contrast to New Mexico, Texas generally provides a more favorable regulatory environment for produced water permitting. Between January 1, 2021 and March 31, 2024, the Texas produced water permitting process has taken an average of 171 days from initial submission to approval for produced water handling facilities located in the Delaware Basin (as defined by the EIA’s Permian Sub-Basin boundary), compared to an average of 655 days in New Mexico for produced water handling facilities located in the Delaware Basin over the same time period. Furthermore, we believe that New Mexico regulatory agencies have been less likely to approve shallow geological produced water handling wells. Only 30% of all approved permits in the Delaware Basin in New Mexico from January 1, 2021 to March 31, 2024 were for shallower intervals (defined as injection formations above the top of the Woodford formation), compared to 99% in the Delaware Basin in Texas over the same time period. Building infrastructure for deep geological produced water handling is time consuming, operationally complex and expensive, which increases the economic risks and limits operational flexibility and certainty desired by water midstream companies and E&P companies. The combination of favorable geological characteristics and a comparatively less restrictive regulatory environment drives increased demand for produced water handling facilities on the Texas side of the Texas-New Mexico state border. Our Stateline and Northern Positions benefit from the demand for surface acreage and pore space in Texas that is driven by the regulatory divide between Texas and New Mexico and the level of oil and gas activity in the Northern Delaware Basin. Please see “—Our Assets—Our Stateline Position” and “— Our Assets—Our Northern Position” for more information.

New Mexico also presents a more restrictive regulatory and hydrological environment for sourcing brackish water used for oil and natural gas well completion activity. As a result, much of the brackish water supplied to the oil and natural gas industry in New Mexico is sourced from Texas. Our Stateline and Northern Positions contain significant underground brackish water sources from which brackish water can be produced for sale to companies that deliver this water to E&P companies in New Mexico for use in their drilling and completion activities.

We believe that expected future growth of produced water volumes in the Delaware Basin will require incremental pore space to ensure proper handling. We also believe that our large land position strategically located at the intersection of significant producer activity and access to largely underutilized pore space offers critical capacity for produced water disposal, along with our management team’s extensive experience in the produced water industry, uniquely positions us to provide producers and produced water companies with access to our land and pore space to establish large-scale, reliable produced water handling solutions, from which we will generate multiple revenue streams, including the sale of resources from our land and produced water handling royalties.

Northern Delaware Basin Pore Space for Water Handling

Source:	Enverus and B3 Insights

As of June 15, 2024, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land and has approximately 1.4 million bpd of additional permitted capacity available for future development on our land. We believe that our land position supports more than 3.5 million bpd of water handling capacity, as of June 15, 2024, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities. We receive royalties for each barrel of produced water handled on our land as well as surface use payments for infrastructure constructed on our land.

Our Assets

We own approximately 220,000 surface acres in and around the Delaware Basin in Texas and New Mexico, the most active oil and natural gas development and production region of the United States, as of June 15, 2024. Our surface acreage is located across three separate areas, which we refer to as our Stateline, Northern and Southern Positions. Our land positions are shown below.

The EUR represents the total amount of oil and natural gas expected to be recovered over the life of a well. Wells with longer lateral lengths generally have a higher EUR. Because not all wells have the same lateral length, EUR per foot of lateral length is commonly used for comparability purposes. The EUR per foot of lateral length from oil and natural gas wells on and near our land position, according to Enverus, as of April 30, 2024 after giving effect to the May 2024 Acquisitions, is shown in the graphic below.

Overview of our Land Position

Source: Enverus

Our Stateline Position

Our Stateline Position consists of approximately 137,000 surface acres located primarily in Loving, Reeves and Winkler Counties, Texas, and Lea County, New Mexico, near and along the Texas-New Mexico state border, as of June 15, 2024. Our Stateline Position is comprised of a significant and large land position and geological formations that are generally characterized by high permeability and porosity, that we believe will enable reliable water handling. There are substantial hydrocarbon resources under and in close proximity to our Stateline Position, which attracts high-quality, well-capitalized producers, including Devon Energy, EOG Resources, ConocoPhillips, Continental Resources, Admiral Permian and Occidental Petroleum. According to NSAI as of April 30, 2024 after giving effect to the East Stateline Acquisition, approximately 11,527 identified well locations across seven formations exist within a 10-mile radius of our surface acreage in our Stateline Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing. We believe that our geographic proximity to the operations of large, well-capitalized producers positions us to benefit from anticipated growth in oil and natural gas development on and around our land.

The western portion of our Stateline Position is semi-contiguous, or checkerboarded, with surface acreage held by TPL, one of the largest landowners in Texas. The nature of the checkerboarded acreage results in E&P companies, midstream companies, service companies and other operators in the area generally needing to access both our and TPL’s surface acreage for rights of way. In order to unlock opportunities for the checkerboarded surface acreage, we, together with WaterBridge, entered into agreements with TPL in the first quarter of 2022 that established the Stateline AMI across much of the western portion of our Stateline Position and the adjacent TPL surface acreage. Under such agreements, TPL grants WaterBridge the right to operate produced water facilities on TPL surface within the Stateline AMI and the exclusive right to market and sell produced water within the Stateline AMI. In exchange, TPL receives a royalty on each barrel of produced water transported by WaterBridge within the Stateline AMI and revenue sharing on produced water sales within the Stateline AMI. We believe these agreements provide WaterBridge with greater water handling opportunities in our Stateline Position, resulting in additional royalty revenue for us.

In addition, TPL receives the exclusive right to market and sell brackish water for drilling and completion operations within the Stateline AMI and access rights across our land within the Stateline AMI for temporary brackish water transportation facilities, subject to revenue sharing with us on brackish water sales within the Stateline AMI. We believe these agreements WaterBridge with greater water handling opportunities across the western portion of our Stateline Position, resulting in additional royalty revenue for us.

The eastern portion of our Stateline Position includes 103,000 contiguous surface acres in Winkler and Loving Counties, Texas and Lea County, New Mexico that we acquired in the East Stateline Acquisition. Furthermore, in tandem with the East Stateline Acquisition, WaterBridge acquired produced water handling infrastructure on the East Stateline Ranch with 140,000 bpd of existing produced water handling capacity and a brackish water supply system that serves producers active on the East Stateline Ranch, including ConocoPhillips, Continental Resources, Devon Energy, Occidental Petroleum, Admiral and Permian Resources. These producers are subject to SUAs that govern commercial activities on the East Stateline Ranch, which we believe will generate significant revenues for us. We believe that WaterBridge will invest substantial capital to expand the existing produced water system on the East Stateline Ranch to handle both growing needs on our land as well as to handle produced water from surrounding areas, particularly from New Mexico. In addition, we believe that the East Stateline Ranch contains substantial sand resources, which we expect to support additional sand mine developments over time and generate surface use revenue for us in connection with the utilization of our land.

As of June 15, 2024, WaterBridge and other producers operated approximately 435,000 bpd of existing produced water handling capacity on the eastern portion of our Stateline Position. We believe that the pore space underlying the eastern portion of our Stateline Position will be able to support approximately 1.5 million bpd of additional produced water handling capacity, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities.

As shown below under “—Hydrocarbon Resources Near Our Stateline Position,” our Stateline Position and the surrounding acreage represent some of the most productive acreage in the Delaware Basin due to the relatively high concentration of hydrocarbons in the area. According to Enverus as of April 25, 2024, within the Delaware Basin, approximately 52% of active drilling rigs, 50% of active drilling permits and 52% of DUCs were located within 10 miles of our land position, after giving effect to the May 2024 Acquisitions.

As shown below under “—Water to Oil Production Near Our Stateline Position,” the oil produced in and around our Stateline Position is accompanied by significant volumes of produced water, averaging a ratio of approximately 4.5 barrels of water per barrel of oil, or approximately 82% of total liquids produced from a typical well according to NSAI, as of April 30, 2024. This water must be reliably handled in order for these wells to be brought online and remain in production, driving continuing demand for water handling on acreage in close proximity to the operations of producers. We believe that our land is well situated to participate in the growth in strategic infrastructure necessary to handle these large volumes of produced water.

The EUR of oil and natural gas wells on and around our Stateline Position, according to Enverus as of June 15, 2024, is shown in the graphic below. EUR is expressed per foot of lateral length for comparability purposes.

Hydrocarbon Resources Near Our Stateline Position

Water to Oil Production Near Our Stateline Position

Source: Enverus

WaterBridge’s ability to capture growth in and around our Stateline Position is evidenced by the announcement of a strategic partnership between WaterBridge and Devon Energy in August 2023 to own and operate the largest private water infrastructure system in the Delaware Basin along the Texas-New Mexico state border. As a part of this strategic partnership, Devon Energy and WaterBridge entered into a long-term agreement pursuant to which Devon Energy committed all of its produced water handling to WaterBridge within a large area of mutual interest, including an initial dedication of approximately 52,000 acres. As a result of WaterBridge’s commercial development activity, including its partnership with Devon Energy, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land, primarily on our Stateline Position, as of June 15, 2024.

In 2022, we entered into an agreement with a large, investment grade E&P company to develop up to an approximately 1,600 acre portion of our Stateline Position for the mining of sand to be used in oil and natural gas well completions. This mine commenced operations in 2022, is expected to produce up to 3.0 million tons per year of sand and is expected to have reserves that will allow our customer to produce sand for 10 years or more. We earn a royalty on every ton of sand extracted from this acreage, and the mine purchases brackish water from us to process the sand. We believe there are multiple areas with high quality sand to be developed on our Stateline Position.

Although oil and natural gas production and related services account for a large majority of the activity in our Stateline Position, Desert Environmental has built two non-hazardous oilfield reclamation and solid waste facilities, which pay royalties to us based on waste handled. In addition, as oil and natural gas activities continue to support the buildout of electric and data infrastructure, there are opportunities with developers seeking to build data centers, crypto currency mining facilities, power storage facilities and commercial fueling stations across our Stateline Position.

Our Northern Position

Our Northern Position, which includes land positions in Eddy and Lea Counties, New Mexico and Andrews County, Texas, consists of approximately 49,000 fee-owned surface acres and 14,165 additional surface acres leased from the BLM and State of New Mexico, as of June 15, 2024. Our BLM and State of New Mexico acreage is leased under customary BLM and State of New Mexico lease terms, respectively, on a year-to-year basis. The northern part of the Delaware Basin currently is experiencing significant growth in oil and natural gas development activity, which will require investments in produced water handling capacity. According to NSAI as of April 30, 2024 after giving effect to the May 2024 Acquisitions, approximately 1,552 identified well locations across four formations exist within a 10- mile radius of our surface acreage in our Northern Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing.

Our Northern Position supports much needed water infrastructure development to serve oil and natural gas development in the northern part of the Delaware Basin. Our surface acreage in northern Eddy County was initially utilized by WaterBridge to support the operations of Permian Resources, APA Corporation and Devon Energy. We own approximately 44,000 surface acres on the border of Andrews County, Texas and Lea County, New Mexico, as of June 15, 2024, and we have also entered into a lease for exclusive pipeline right-of-way rights across approximately 2,000 surface acres in Lea County, New Mexico with an initial term of 10 years and four automatic 10-year renewal terms. We believe that there is a need for produced water systems serving central and northern Lea and Eddy Counties to transport produced water east out of the Delaware Basin. The recent Speed Ranch and Lea County Acquisitions within our Northern Position provide critical access to pore space that we believe will be able to handle significant produced water volumes.

As of June 15, 2024, WaterBridge operated 50,000 bpd of existing produced water handling capacity on our Northern Position. We believe that the pore space underlying our Northern Position will be able to support approximately 1.0 million bpd of additional produced water handling capacity, assuming 25,000 bpd produced water handling permits and one-mile spacing between all future produced water handling facilities.

Our Southern Position

Our Southern Position consists of approximately 34,000 surface acres located in Reeves and Pecos Counties, Texas in the Delaware Basin, as of June 15, 2024. Various producers have operations on or in the vicinity of our Southern Position, including ConocoPhillips, APA Corporation, Permian Resources and Diamondback Energy, and we generate revenues from their use of our Southern Position acreage and its resources. According to NSAI as of April 30, 2024, after giving effect to the May 2024 Acquisitions, approximately 9,117 identified well locations across seven formations exist within a 10-mile radius of our surface acreage in our Southern Position, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing. In addition, we continually seek to identify and pursue opportunities with a broad array of customers, including new, distinct operations on our Southern Position. For example, through our subsidiaries, DBR Solar and Pecos Renewables, we are permitting the construction and operation of two facilities with an aggregate of 330-megawatts of solar generation capacity on our Southern Position, and we have identified a third location in our Southern Position that we believe will be an attractive location for an additional 120 megawatts of solar capacity. In addition, our Southern Position is adjacent to the I-10 interstate highway corridor, the fourth longest interstate highway system in the country, as well as I-20, which, each individually and collectively, serve as corridors for significant vehicle traffic and for pipeline and electrical infrastructure, representing additional development opportunities for this surface acreage.

Our Mineral Interests

We own 4,180 gross mineral acres in the Delaware Basin with a weighted average royalty interest based on acreage of 23.9% and an average proved developed producing net revenue interest per well of 4.4%, as of June 15, 2024. Our mineral interests are leased to some of the top operators in the Delaware Basin, including APA Corporation, Chevron, ConocoPhillips and Occidental Petroleum. Our leases with these and other E&P companies permit the lessee to explore for and produce oil, natural gas and NGLs from our land and entitle us to receive an upfront cash payment, or lease bonus, and a percentage of the proceeds from the sales of these commodities in the form of an oil and gas royalty interest. Unlike owners of working interests in oil and natural gas properties, we are not obligated to fund drilling and completion costs, plugging and abandonment costs or lease operating expenses associated with oil and natural gas production. As a mineral owner, we incur only our proportionate share of production and ad valorem taxes and, in some cases, gathering, processing and transportation costs. If the lessee does not meet certain requirements, such as drilling and completing wells within the leased mineral acreage by a specified date, the lessee must pay to extend the lease, or the lease will terminate. If terminated, we would seek to re-lease our mineral interests to another E&P company. Of our gross mineral acres, approximately 96% underlie our surface acreage. Other than our gross mineral acres, we do not own the mineral interests that underlie our surface acreage.

Unlike businesses that focus on buying oil and gas royalty interests, which are more directly exposed to commodity prices, our focus is on surface acreage ownership and the associated fee-based revenue. As a result, we expect to acquire additional mineral interests only incidentally in connection with property acquired primarily for other purposes and, consequently, oil and natural gas is expected to become a smaller percentage of our total revenues over time.

Our Business Model

We are focused on actively growing revenue from the use of our surface acreage and the sale of resources from our land, while continuing to maximize value from our current mineral interests. We believe that our largely fee-based contracts, as well as our strong base of revenues from our customers’ oil and natural gas production, help mitigate our direct exposure to commodity price fluctuations and promote cash flow stability through commodity price cycles.

Sources of Revenue

Our sources of revenue currently include:

Surface Use Royalties and Revenues

•

Surface Use Royalties: Under our SURAs, which typically provide for five- to 10-year initial terms, we receive a royalty based on a percentage of gross revenues derived from the use of our land and/or volumetric use of infrastructure installed on our land in exchange for rights of use of our land. Royalties we receive from operations under our SURAs include produced water transportation and handling operations, skim oil recovery and produced water throughput and waste reclamation, all of which are required for oil and natural gas production throughout the lifecycle of a well.

•

Easements and Surface-Related Revenues: Under SUAs, which typically provide for five- to 10-year initial terms, we typically receive a fee when the contract is executed, fixed monthly or annual payments, and often additional fees at the beginning of each renewal period. Such agreements typically include pre-defined terms for fees that we will receive for our customers’ development and use of drilling sites, new and existing roads, pipeline easements and electric transmission easements. Our SUAs generally require our customers to use the resources from our land, such as brackish water and sand, for their operations on our land, for which we receive our customary fees.

Resource Sales and Royalties

•

Resource Sales: Under our water supply agreements, we sell brackish water to be used primarily in well completions in exchange for a per barrel fee. These fees are negotiated and vary depending on the destination of the brackish water, with brackish water sold for use outside the Stateline AMI typically at wholesale prices, and brackish water sold for use in the Stateline AMI sold directly to producers at retail prices. Revenue from brackish water sold for use in the Stateline AMI is shared with TPL (please see “—Our Assets—Our Stateline Position” for more information related to our agreements with TPL). We and TPL have strong relationships with, and contractual commitments from, many of the E&P companies in the Stateline AMI. Additionally, the immediate proximity of our Stateline Position to the Texas-New Mexico state border provides us the ability to deliver brackish water volumes into the otherwise constrained market in New Mexico. Through our relationships, as well as the strategic location of our brackish water resources, we believe that we will benefit from strong demand going forward in both Texas and New Mexico. Similarly, our customers buy caliche from us for the construction of access roads and well pads for which we receive a fixed-fee per cubic yard of caliche extracted from our surface acreage. Businesses operating on our land are generally required to buy all caliche they use on our land from us.

•

Resource Royalties: Under our sand lease agreements, we lease our surface acreage to customers to construct and operate at their expense sand mines to provide in-basin sand for use in oil and natural gas completion operations. We receive a fixed royalty per ton of sand extracted, as well as a fixed-fee per barrel of brackish water used to support sand mining operations. A large E&P company currently operates a sand mine on our land, and we have recently executed sand leases with two additional sand mine operators to develop and operate sand mines on our lands.

Oil and Gas Royalties

•

Under our oil and natural gas mineral leases, we receive a lease bonus at inception and in connection with any extensions and oil and gas royalties on a per unit produced basis at a market rate, less production taxes and, in some instances, gathering, processing and transportation costs. Our leases, which typically extend for a one- to three-year primary term, permit the lessee to explore for and produce oil, natural gas and NGLs from our land and entitle us to receive a percentage of the proceeds from the sales of these commodities in the form of a royalty. If the lessee does not meet certain requirements, such as drilling and completing wells within the leased mineral acreage by a specified date, the lessee must pay to extend the lease, or the lease will terminate. If terminated, we would seek to re-lease our mineral interests to another E&P company.

We expect our fee-based revenues to grow over time relative to our revenues generated from oil and gas royalties. While our focus is on fee-based arrangements, our revenues generated from oil and gas royalties fluctuate with market prices for oil and natural gas. For the year ended December 31, 2023, 35% of our total revenues were surface use royalties and revenues, 36% were resource sales and royalties and 29% were oil and gas royalties. As shown in the chart below, for the year ended December 31, 2023, 43% of our pro forma total revenues were surface use royalties and revenues, 35% were resources sales and royalties and 22% were oil and gas royalties.

   2023 Pro Forma Revenue Breakdown

We seek to include inflation escalators in each of our contracts for surface use royalties and revenues and resource sales and royalties, which, when combined with our relatively low operating and capital expenditures, may assist in mitigating our exposure to rising costs. Given the expected long-term nature of production in the Delaware Basin, we expect these contracts to be renewed over an extended period of time. While we expect these revenue streams to be recurring over the long-term, our contracts with our significant customers, which represent a large portion of our revenues, generally do not contain minimum commitment provisions for land use or brackish water volumes to be purchased. As a result, our revenues are dependent on ongoing demand from these customers, which may decrease due to factors beyond our control despite our current expectations regarding long-term activity by our customers on our land. Among other risks to which we are exposed, we are subject to the risk of geographic concentration in the Permian Basin where we compete with other landowners to provide an attractive development site for the limited number of potential customers that seek to develop and/or construct infrastructure or procure resources necessary for their projects and operations.

Financial Performance

Key to our business model is entering into agreements under which our customers bear substantially all of the operating and capital expenditures related to their operations, while requiring only modest capital investment by us. As a result, we are able to grow our revenues, net income and Adjusted EBITDA while maintaining relatively high Free Cash Flow.

Our success in signing new commercial agreements through the active management of our land combined with the strength of our existing contracts and our proactive land acquisition strategy has resulted in significant growth in our business.

Please see the table below comparing results for the periods shown:

	Predecessor		Percentage Change	Pro Forma	Pro Forma Percentage Change
	Year Ended December 31, 2022	Year Ended December 31, 2023	From December 31, 2022 to December 31, 2023	Year Ended December 31, 2023	From December 31, 2022 to December 31, 2023
	(in thousands)			(in thousands)
Total revenues	$51,777	$72,865	41%	$92,902	79%
Net (loss) income	$(6,361)	$63,172	—	$51,454	—
Net (loss) income margin	(12)%	87%	—	55%	—
Adjusted EBITDA(1)	$41,212	$62,804	52%	$82,369	100%
Cash flow from operating activities	$20,500	$53,042	159%
Free Cash Flow(1)	$17,209	$50,259	192%
Operating Cash Flow Margin(2)	40%	73%	33%
Free Cash Flow Margin(1)	33%	69%	36%

(1)

Adjusted EBITDA, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

(2)	Operating cash flow margin is calculated by dividing cash flow from operating activities by total revenues.

Although we believe that we have been successful in growing our business, the Acquisitions required a significant expenditure of capital and, as of March 31, 2024, we had $400.4 million of total debt outstanding on a pro forma basis, with a deficit in working capital, defined as current assets less current liabilities, of $7.4 million, and cash and cash equivalents of $8.9 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our Relationship with WaterBridge

We share a management team and financial sponsor with WaterBridge. WaterBridge owns and operates one of the largest integrated water midstream systems in the United States, providing water sourcing and produced water handling in key oil and natural gas producing basins in Texas, New Mexico and Oklahoma. WaterBridge’s key customers include Chevron, Devon Energy, EOG Resources, ConocoPhillips, Diamondback Energy, Occidental Petroleum, Vital Energy, Permian Resources, Mewbourne Oil Company and APA Corporation. As of June 15, 2024, WaterBridge handled approximately 2.2 million bpd of aggregate produced water and maintained 174 produced water handling facilities and had approximately 4.0 million bpd of aggregate handling capacity, in each case across its aggregate areas of operation. WaterBridge has the right to construct produced water infrastructure on our Stateline and Northern Positions and is one of our largest customers, representing 14% of our revenue and 11% of our pro forma revenue during the year ended December 31, 2023. These revenues consist of:

•	produced water handling fees;

•	skim oil royalties; and

•	fees associated with rights of way for pipelines, equipment and roads and related surface use permits.

During the year ended December 31, 2023, we generated $10.4 million of revenues and $10.4 million of pro forma revenues from WaterBridge. For every 100,000 bpd of incremental produced water that WaterBridge brings onto our surface, we expect to generate royalty fees of $4.0 million to $6.0 million per year, including skim oil revenues. The shared management team between LandBridge and WaterBridge facilitates our common goal of capitalizing on energy production in the Permian Basin through a mutually beneficial relationship. Additionally, our shared management team’s visibility into oil and natural gas production and long-term trends in the Permian Basin as a result of WaterBridge’s platform allows us to facilitate development of infrastructure in certain premier locations, thus capturing additional revenue streams.

In the Permian Basin, WaterBridge is primarily focused on building and operating integrated water networks to provide operational continuity for its upstream customers. WaterBridge’s integrated systems provide continuous handling capacity for water produced in connection with production operations. WaterBridge’s network provides operational redundancy, customer flow assurance and recycling and redelivery across its entire Permian Basin footprint. Within the Delaware Basin, WaterBridge has approximately 1,600 miles of pipeline, 139 produced water handling facilities and 3.4 million bpd of water handling capacity, as of June 15, 2024. In particular, as of June 15, 2024, WaterBridge operates an integrated water network on our land with approximately 600,000 bpd of existing water handling capacity, primarily on our Stateline Position, and has approximately 1.4 million bpd of additional permitted capacity available for future development on our land.

In addition, the Stateline AMI provides WaterBridge the certainty necessary to develop large-scale water infrastructure assets on our land, which we believe will provide WaterBridge with greater water sourcing and handling opportunities and will generate additional royalty revenue for us. A map of WaterBridge’s assets in the Delaware Basin, as of June 15, 2024 is shown in the graphic below.

WaterBridge Assets Map

Our Relationship with Desert Environmental

We share a financial sponsor with Desert Environmental. Desert Environmental has developed two environmental remediation facilities for non-hazardous oilfield reclamation and solid waste disposal on our land. We will receive a percentage of gross revenue from solid waste disposal and reclamation operations, as well as revenue from providing brackish water for landfill operations. Desert Environmental’s facilities were completed in the first quarter of 2024, and we expect our revenues received from Desert Environmental to increase as a result of its proximity to various sources of energy production and related services activity and major roadways in the area, which allow easy access for the transportation of waste products.

Although WaterBridge has historically contracted with unaffiliated parties to handle solid waste from its water handling facilities, in tandem with the formation of Desert Environmental, WaterBridge contracted with Desert Environmental to handle substantially all of its solid waste, which we expect to result in additional revenue for us. This contract provides the base level of business required to support the two waste facilities on our land. We believe that Desert Environmental will also benefit from our management’s commercial relationships with WaterBridge’s customers, as well as our relationships with E&P companies that operate on our land.

Our Relationship with Five Point

Five Point is an investment firm focused on building businesses within the environmental water management and sustainable infrastructure sectors. Five Point acquires and develops in-basin assets, provides growth capital and builds industry leading companies with experienced management teams and large E&P partners. As of March 31, 2024, Five Point had approximately $5 billion of assets under management. Five Point will indirectly own a majority of our common shares immediately following this offering and owns a majority of the equity interests in WaterBridge and Desert Environmental.

Our Competitive Strengths

We believe that the following competitive strengths will allow us to successfully execute our business strategies and achieve our business objectives.

Our land is critical to our customers’ business operations in and around the Delaware Basin, which often require our land and resources for multiple uses.

For the year ended December 31, 2023, 72% of our revenue and 78% of our pro forma revenue was generated from uses of our land and its resources to support the development and production of oil and natural gas. Our customers use our land and its resources in a variety of ways, including for:

•	the construction of access roads, well pads and other infrastructure;

•	rights of way for pipelines and electrical transmission easements;

•	the extraction of brackish water and sand; and

•	produced water handling.

We offer our customers a streamlined commercial process through long-term agreements that provide surface access as well as access to sand, brackish water and other resources. Our customers actively seek to enter into agreements to use our land and resources because of our strategic location in the core of the Permian Basin, and, consequently, we believe that we are well situated to receive favorable terms from our customers. Additionally, as our customers conduct development activities, additional infrastructure is installed, such as roads and electrical transmission and telecommunications infrastructure, the presence of which provides the opportunity to attract additional customers who can take advantage of that installed infrastructure to pursue new commercial opportunities that drive increased use of our land and generate incremental revenue for us.

Our relationship with WaterBridge uniquely positions us to capture produced water volume growth.

We have a symbiotic relationship with WaterBridge. Efficient and reliable produced water handling requires pipelines, equipment and roads to be developed across large, contiguous tracts of land. Under our water facilities agreement with WaterBridge, WaterBridge may obtain rights of way across our footprint, and we receive increasing revenues as its system is developed. Our land position enables WaterBridge to optimize the development of its infrastructure by building larger water hubs more quickly and efficiently.

Additionally, our relationship with WaterBridge provides a clearer line-of-sight to future revenue, which enables more accurate planning and forecasting. Our produced water-related royalties and fees are primarily generated by WaterBridge’s infrastructure built on our land. Our shared management team has visibility into the expected volumes of produced water that will be handled on our land as a result of its insights into producer activity that is contracted on WaterBridge’s produced water system.

Since we acquired our initial acreage, WaterBridge has constructed or acquired, as of June 15, 2024, approximately 600,000 bpd of water handling capacity on our land, with approximately 1.4 million bpd of permitted capacity available for future development on our land. We believe that, following the WaterBridge Stateline Acquisition, WaterBridge will promptly expand its water handling capacity on the Acquired Lands to accommodate growth in produced water volumes on and around our land.

Our business has largely fee-based, recurring and growing revenue streams and is unburdened by substantial operating or capital expenditures.

Our revenue is primarily generated from recurring land use and royalty payments derived from customers who use our land and resources to operate and grow their businesses. During the year ended December 31, 2023, 69% our revenue and 75% of our pro forma revenue was fee-based and not directly exposed to commodity prices. Further, during the year ended December 31, 2023, our Operating Cash Flow Margin was 73% and our Free Cash Flow Margin was 69%. Moreover, we do not incur substantial operating or capital expenditures in order to generate or increase revenue, and, as a result, we believe that we have the ability to generate attractive returns for our investors. Additionally, the contracts underlying our fee-based revenue streams generally include inflation escalators and, when combined with our relatively low operating and capital expenditure requirements, may assist in mitigating our exposure to rising costs.

Our land is strategically located along and near the Texas-New Mexico state border and in the heart of the highly active, low cost and deep inventory Permian Basin.

Our land sits in and around the Delaware Basin, which is the most active region of the prolific Permian Basin due the abundant remaining oil and natural gas resources and the low break-even cost of development. According to Enverus as of April 25, 2024, (i) 161 active drilling rigs were located in the Delaware Basin, 44 rigs or 38% more rigs than in the Midland Basin, which is the second most active sub-basin in the U.S. Lower 48, and (ii) after giving effect to the May 2024 Acquisitions, approximately 52% of drilling rigs and 50% of drilling permits in the Delaware Basin are located within 10 miles of our land.

According to NSAI as of April 30, 2024 after giving effect to the May 2024 Acquisitions, approximately 22,196 identified well locations across eight formations exist within a 10-mile radius of our surface acreage, assuming $75 per barrel WTI NYMEX pricing and $3 per MMBtu Henry Hub NYMEX pricing.

Our Stateline and Northern Positions along and near the Texas-New Mexico state border are dominated by large, generally publicly listed, well-capitalized producers seeking responsible water management. Producers that have operations in New Mexico look across the state border to Texas to do business with us for multiple reasons, including:

•	access to brackish water for well completions given the relative abundance of water resources on the Texas side of the state border;

•	more favorable regulatory environment for produced water handling in Texas; and

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more burdensome regulatory and permitting requirements associated with more stringent state- level regulatory requirements for oil and natural gas development and the significant amount of BLM acreage in New Mexico.

We benefit from development activities both on and around our land, and we believe that over the long-term our strategically located position in the Permian Basin will continue to be a center of oil and natural gas development and production activity and an interconnected industrial ecosystem from which we can generate revenue.

Our land has multiple potential uses that extend beyond its current uses, and customer development on one tract of land can improve the value of surrounding areas.

The infrastructure and oil and natural gas development projects that our customers pursue on our land are intended to be long-term assets, over the life of which we expect to earn revenue. Upon expiration of any particular contract, we can redeploy the previously occupied surface acreage for new revenue generating opportunities.

The infrastructure on our land supports the development and production of oil and natural gas, which attracts additional uses of our land near the areas of drilling and production, such as onsite power generation, H2S treatment and storage, pipelines and road construction. While these additional activities generate revenue for us, they are not land intensive and allow for other uses of our land. For example, through our subsidiaries, DBR Solar and Pecos Renewables, we are obtaining permits for the construction and operation of two solar facilities with an aggregate of 330-megawatts of capacity on our Southern Position, and we have identified a third location in our Southern Position that we believe will be an attractive location for an additional 120-megawatts of solar capacity. We have also entered into agreements with Desert Environmental pursuant to which Desert Environmental has developed two non-hazardous oilfield reclamation and solid waste facilities on our land. These facilities, which became operational in the first quarter of 2024, generate surface use royalty revenue for us. In addition, we have identified and are currently pursuing opportunities to receive surface use payments from crypto currency mining, data centers, power storage facilities and commercial fueling stations, as well as other applications. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we would not own or operate such projects or expect to incur significant capital expenditures in connection therewith.

We have an entrepreneurial management team with a demonstrated history of building businesses and creating value.

Our management team has an average of 18 years of experience in the energy industry, with a proven history of value creation. Notably, our management team has grown WaterBridge into one of the largest water midstream companies in the United States.

Our management team has sought, and continues to seek, opportunities to efficiently commercialize and optimize our land position. Since acquiring our initial land position in October 2021, our management team has successfully created or identified new sources of revenue with minimal capital investment including:

•	unlocking the value of our checkerboarded surface acreage through the Stateline AMI;

•	forming a joint venture between WaterBridge and Devon Energy for the development and utilization of significant additional produced water infrastructure from which we earn royalty payments;

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entering into sand lease agreements with a large, investment-grade E&P company and a customer to construct, at their respective expense, sand mines on our surface acreage which generates sand and source water royalties for us;

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identifying and pursuing development opportunities to earn incremental surface use payments from oil and natural gas and energy transition development activities, including two solar facilities in the process of being permitted;

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through our relationship with Desert Environmental, coordinating the development of two integrated non-hazardous oilfield reclamation and solid waste facilities on our land, which were completed in the first quarter of 2024 and from which we will earn a percentage of gross revenue from waste disposal and reclamation, as well as additional revenue from providing water for landfill operations; and

•	adding approximately 150,000 surface acres to our portfolio through the consummation of the Acquisitions.

Our Business Strategies

Our principal business objective is maximizing risk-adjusted total return to our shareholders by growing free cash flow. We intend to pursue the following business strategies to achieve this objective.

Actively manage our land to grow existing revenue streams and drive new activity while investing minimal capital.

Since we acquired our initial surface and mineral assets in October 2021, we have rapidly grown our contracted revenue base while investing minimal capital, resulting in a substantial increase in free cash flow. We achieved this growth by actively managing our land to increase existing revenue streams as well as entering into new business lines. We offer a streamlined contract negotiation process, and we are actively performing initial project development activities (site identification, system design and permitting) to create a differentiated value proposition for potential customers.

Although we have made considerable progress in increasing our revenue, we believe that our land and resources remain underdeveloped, with significant opportunities for growth within the hydrocarbon and energy transition value chains, among others. We target opportunities that make the most efficient use of our surface acreage, allow the same acre to be used for multiple activities and/or improve the value of surrounding areas, resulting in an interconnected industrial ecosystem. Accordingly, we are in frequent communication with existing and potential customers with respect to creating new, and enhancing existing, revenue streams from our land. We seek to provide a holistic solution and expect to require our customers, when possible, to use our land and resources to meet their needs for produced water handling, source water and sand for well completions, easements and rights of way for roads, utilities, pipelines and other access facilities and waste disposal and reclamation. For example, our sand mine contracts provide us with a per ton royalty on sand and require the operators to purchase from us any water required for their sand operations on our land.

Actively pursue revenue streams beyond the oil and natural gas value chain, which may include the development of energy transition related infrastructure on our land.

Our land provides multiple opportunities for further commercialization, and we comprehensively evaluate our land to understand its highest value use, which includes the potential to employ the land for use outside of the oil and natural gas industry. Investments in energy transition projects such as hydrogen, solar, carbon capture and sequestration, and regenerative agriculture are growing rapidly. The IRA provides incentives that greatly improve the economics of these projects and has accelerated their development. For example, we are in the process of permitting two new solar projects and have identified a third project that could take advantage of IRA incentives on our land, with our land serving as a prime location for such projects given the flat and open terrain, high solar irradiance and proximity to transmission infrastructure.

We have identified multiple potential projects and activities in the near-term that will foster a more sustainable future, including water recycling hubs, beneficial re-use for produced water, and solid waste and reclamation facilities. We are actively performing initial solar and power storage developments through site identification, system design and permitting to provide us with the opportunity to generate long-term, fixed-fee revenue streams. We structure our contracts to include remediation requirements, which are intended to protect our land and ensure that at the end of the contract life, should we choose to, we are able to employ our land for use outside of its previously contracted function.

Capitalize on our relationship with WaterBridge and Desert Environmental to increase revenue.

We share a financial sponsor and management team with WaterBridge, one of the largest water midstream companies in the United States, and Desert Environmental. WaterBridge has an expansive asset base in the Delaware Basin, including over 1,600 miles of pipeline and 139 produced water handling facilities capable of handling over 3.4 million bpd of produced water, as of June 15, 2024. Our management team’s visibility into basin-wide activity as a result of WaterBridge’s platform provides significant insights into oil and natural gas production in key areas of volume growth and long-term trends, which our management team leverages to position us to capture additional development opportunities and revenue streams. Desert Environmental recently put into operation two integrated non-hazardous oilfield reclamation and solid waste facilities on our land to service customers in the Delaware Basin, including WaterBridge.

As part of the WaterBridge Stateline Acquisition, WaterBridge acquired integrated produced water handling and brackish supply water networks serving producers on the East Stateline Ranch. We expect WaterBridge to expand these systems to support growth on and around the area and to serve growing needs across the New Mexico border. We also expect WaterBridge to seek to capitalize on substantial growth in water handling demand in the Northern Delaware Basin through the development of infrastructure on our Northern Position.

Supporting the buildout of produced water infrastructure on our acreage along and near the Texas-New Mexico state border is a key piece of our strategy to grow our business in the Northern Delaware Basin. As of June 15, 2024, WaterBridge operates approximately 600,000 bpd of produced water handling capacity on our land. WaterBridge has an additional approximately 1.4 million bpd of permitted capacity available for future development on and around our land.

We believe that WaterBridge’s produced water system, which is designed for operational redundancy, customer flow assurance and recycling and redelivery across its entire Delaware Basin footprint, will be a leader among the next generation of water handling facilities including water recycling, enhanced evaporation and desalination facilities, which could potentially provide incremental surface use revenues and royalties to us.

We expect to grow organically alongside WaterBridge and Desert Environmental as they increase operational capacities on our surface acreage. For each incremental barrel of source or produced water handled by WaterBridge on our land, we will earn additional revenue while investing minimal capital. We also receive a percentage of gross revenue from Desert Environmental’s waste disposal and reclamation on our land and revenue from providing water for landfill operations. Additionally, should we choose to acquire additional surface acreage, we may be able to enhance returns by entering into additional commercial agreements with WaterBridge and/or Desert Environmental when our respective businesses align.

Maintain a conservative balance sheet that provides flexibility to pursue disciplined and opportunistic acquisitions while returning capital to shareholders.

We believe that our diverse revenue streams combined with modest operating and capital expenditures provide a robust Free Cash Flow profile for investors. The long-term success of our company will be driven by our ability to effectively generate Free Cash Flow. We may seek to maximize value to our shareholders by paying dividends, buying back our common shares or pursuing potential value-accretive acquisitions or divestitures of our surface acreage and/or mineral interests. We intend to employ a conservative financial policy and maintain a robust balance sheet that will provide us flexibility to pursue these strategies. For example, immediately following this offering, we intend to target a net leverage ratio, which we define as the ratio of our net debt to our Adjusted EBITDA, of approximately 2.5x.

We also believe that fragmented surface ownership in the Permian Basin provides the option to acquire land at attractive valuations and to further commercialize and optimize such land over time. As demonstrated by the Acquisitions and further discussed under “Summary—Recent Developments— Acquisitions,” we will seek acquisition targets that offer returns based on their existing customer base that also have opportunities for us to further enhance returns by growing revenue through continued commercialization and optimization of the surface acreage.

Properties

As of June 15, 2024, we owned approximately 220,000 surface acres in seven counties across Texas and New Mexico. All of our material acreage is encumbered by mortgages that secure our credit facility. Other than such mortgages and our SURAs and SUA easements, there are no material liens or encumbrances on our title to the surface estate on our acreage as of June 15, 2024.

As of June 15, 2024, we also owned 4,180 gross mineral acres in Texas with a weighted average royalty interest of 23.9% and net revenue interest per well of 4.4%. Of our gross mineral acres, approximately 96% underlie our surface acreage. Other than our gross mineral acres, we do not own the mineral interests that underlie our surface acreage. The following table shows by county our surface ownership and royalty ownership as of June 15, 2024:

	Number of Acres
Location (by county and position)	Surface	Gross Mineral Acres
Northern Position:
Andrews County (TX)	20,479	—
Lea County (NM)	27,282	—
Eddy County (NM)	765	—

Total	48,526	—

Stateline Position:
Loving County (TX)	82,981	636
Winkler County (TX)	33,201	—
Lea County (NM)	17,609	—
Reeves County (TX)	3,663	686

Total	137,454	1,322

Southern Position:
Reeves County (TX)	28,936	2,858
Pecos County (TX)	5,028	—

Total	33,964	2,858

Total Acres	219,944	4,180

Customers; Material Contracts and Marketing

Customers

We have a diverse customer base consisting primarily of businesses that develop and produce oil and natural gas or provide services in support of oil and natural gas production. Our customers are generally large, well-capitalized businesses that have strong credit ratings. For the year ended December 31, 2023:

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our five largest customers, which consisted of ConocoPhillips, EOG Resources, WaterBridge, Occidental Petroleum, and Mewbourne Oil Company, comprised 64% of total revenue (62% of total revenue on a pro forma basis);

•	no individual customer contributed more than 15% of total revenues (23% of total revenue on a pro forma basis);

•	our 10 largest customers comprised 84% of total revenue (78% of total revenue on a pro forma basis); and

•	50% of total revenue (54% of total revenue on a pro forma basis) was from customers with an investment grade credit rating.

During the year ended December 31, 2023, 43% of our total revenues came from three significant customers, ConocoPhillips, EOG Resources, and WaterBridge (45% of total revenue on a pro forma basis).

Our revenue-generating agreements with ConocoPhillips include (i) a water purchase and access agreement with an initial term of 10 years and a perpetual term thereafter, subject to termination for non-use for more than six months, pursuant to which ConocoPhillips operates brackish water wells on our lands and we receive customary royalties for each barrel of brackish water produced from such wells, (ii) brackish water supply agreements, typically on a short-term basis, pursuant to which we sell brackish water to ConocoPhillips to be used primarily in well completions, (iii) SUAs with perpetual terms so long as ConocoPhillips conducts operations thereunder, subject to termination for non-use for more than six months, pursuant to which ConocoPhillips operates produced water recycling and treatment facilities on our land and from which we receive customary royalties and fees, (iv) customary term easements, typically for five- to 10-year terms, subject to early termination for non-use over a specified period of time and (v) customary oil and natural gas mineral leases with perpetual terms so long as ConocoPhillips conducts operations thereunder. The terms and conditions of, and pricing for, our agreements with ConocoPhillips are consistent with the descriptions of such agreements set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue.” The majority of our revenues from ConocoPhillips during the year ended December 31, 2023 were generated by brackish water sales, produced water handling royalties and oil and gas royalties, with less significant revenues generated by its other land uses. Our agreements with ConocoPhillips do not contain minimum volume commitments, and our revenues from ConocoPhillips can fluctuate based on the nature, timing and scope of ConocoPhillips’ activities on our land.

Our revenue-generating agreements with EOG Resources include (i) a sand mine lease with an initial term of three years and a perpetual term thereafter so long as EOG Resources conducts operations thereunder, subject to early termination rights for non-use over six months, pursuant to which EOG Resources constructed and operates a sand mine on our land and from which we receive a per ton royalty for sand extracted and fees for water used in its mining operations, and (ii) an SUA with an initial term of 10 years and an option for EOG Resources to extend for two additional 10-year terms, pursuant to which we receive customary fees for EOG Resources’ development and use of drilling sites, new and existing roads, pipeline easements and surface and subsurface easements. The terms and conditions of, and pricing for, our agreements with EOG Resources are consistent with the descriptions of such agreements set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenues.” The majority of our revenues from EOG Resources during the year ended December 31, 2023 were generated by resource royalties and brackish water sales, with resource royalties generated during the year ended December 31, 2023 reflecting the first full year of operation of EOG Resources’ sand mining operation on our surface acreage. We generated less significant revenues from EOG Resources’ other land uses during the year ended December 31, 2023. Our agreements with EOG Resources do not contain minimum volume commitments, although our sand mine lease with EOG Resources contains a nominal minimum yearly royalty payment. Our revenues from EOG Resources can fluctuate based on the nature, timing and scope of EOG Resources’ activities on our land.

Our revenue-generating agreements with WaterBridge include water facilities agreements and related SUAs, including easements and rights-of-way, pursuant to which WaterBridge has constructed and operates produced water handling facilities and fresh water facilities on our land. See “Certain Relationships and Related Party Transactions—Historical Transaction with Affiliates—Transactions with WaterBridge NDB and—Transactions with WaterBridge Operating” for further information on our agreements with WaterBridge. The majority of our revenues from WaterBridge during the year ended December 31, 2023 were generated by produced water handling royalties, brackish water sales and surface use payments for infrastructure constructed on our lands, with less significant revenues generated by its other land uses. Our agreements with WaterBridge do not contain minimum volume commitments, and our revenues from WaterBridge can fluctuate based on the nature, timing and scope of WaterBridge’s activities on our land. Pricing for our agreements with WaterBridge is consistent with the pricing described under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—How We Generate Revenue.”

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue” for further information regarding the ranges of our customary royalties and fees, inclusive of our royalties and fees with ConocoPhillips, EOG Resources, and WaterBridge.

While we would expect to be able to replace these customers, it is possible that the loss of any one of these customers could adversely affect our total revenues and have a material adverse effect on our results of operations, cash flows and financial position, whether in the short or long term. Furthermore, the determination by a customer to initiate or maintain activities on or around our land largely depends on the location of our surface acreage relative to the nature and locations of such customer’s operations and such customer’s need for the use of our land and resources. Our customers generally consist of a limited universe of entities operating on and around our acreage in the Delaware Basin.

Material Contracts and Marketing

We enter into various agreements with our customers in the ordinary course relating to the use of our land and resources and the fees, royalty rates, payment structure and other related terms in our contracts are negotiated on a case-by-case basis, taking into account the surface use of our land, the type of resources extracted, and the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted, among other things. For a discussion regarding general market rates for similar uses of land and resources in our industry and geographic area, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue” and “Industry—Hydrocarbon Value Chain.”

Although our agreements generally do not contain minimum commitment provisions for activities on or around our land, such as brackish water volumes to be purchased, we may include such provisions on an individual basis based on a potential customer’s proposed use of our land and resources. Under our contracts, our customers generally bear liability for environmental, health and safety risks, through indemnification of the Company, mandated insurance coverage and covenants and representations regarding environmental, health and safety compliance for all such risks, in each case, related to their operations on our land. Further, our contracts include inspection rights such that we may enter and oversee certain activities on our properties to monitor our customers’ compliance with environmental, health and safety requirements, and, following completion of the term of our agreements, our customers typically must remediate our land as close as is reasonably practicable to its state prior to such customers’ activities on the land.

•	For a description of our SURAs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue—Surface Use Royalties and Revenues—Surface Use Royalties.”

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For a description of our SUAs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue—Surface Use Royalties and Revenues—Easements and Surface-Related Revenues.”

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For a description of our water supply agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue—Surface Use Royalties and Revenues—Resource Sales.”

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For a description of our sand lease agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue—Surface Use Royalties and Revenues—Resource Sales.”

In addition, we are a party to various agreements with affiliates relating to the use of our land and its resources, including:

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a produced water facilities agreement granting WaterBridge the exclusive right to construct, own and operate new produced water handling infrastructure on the western portion of our Stateline Position, with an initial term of approximately five years and automatic one-year renewals unless terminated by a party prior to renewal. We are paid a royalty for each barrel of produced water transported across our lands subject to the agreement, surface use payments in respect of its infrastructure constructed and operated on our surface acreage subject to the agreement and a percentage of the net proceeds received by WaterBridge for the sale of skim oil recovered on our land subject to the agreement. Surface use payments are based on market rates and subject to annual redetermination by us in our reasonable discretion, taking into account market rates for similar payments in the immediate vicinity of our land. The agreement provides for automatic annual increases in royalties after a specified period of time that are tied to the lesser of CPI and a fixed percentage, and mutual termination rights in the event of a counterparty default and contains standard confidentiality, indemnification, insurance and change of control provisions;

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a produced water facilities agreement granting WaterBridge the right to construct, own and operate produced water handling infrastructure on the East Stateline Ranch, the Lea County Ranches, the Speed Ranch and all future land acquired by us in our Stateline and Northern Positions, with (i) a perpetual term on the East Stateline Ranch for so long as WaterBridge conducts operations thereon and (ii) an initial term of approximately ten years and automatic one-year renewals unless terminated by a party prior to renewal for all other lands. Under the agreement, WaterBridge has the exclusive right to construct and operate up to 30 produced water handling facilities at specified locations. WaterBridge also has the exclusive right to handle produced water volumes generated from the East Stateline Ranch, subject to customary exclusions and pre-existing third-party rights. WaterBridge has the non-exclusive right to operate produced water infrastructure on all other lands subject to the agreement. We are paid a royalty for each barrel of produced water transported by WaterBridge across our land subject to the agreement, a royalty for each barrel of produced water treated and sold by WaterBridge from a recycling facility on our land subject to the agreement, surface use payments in respect of WaterBridge’s infrastructure constructed and operated on our surface acreage subject to the agreement and a percentage of the net proceeds received by WaterBridge for the sale of skim oil recovered on our land subject to the agreement. Surface use payments are based on market rates and subject to annual redetermination by us in our reasonable discretion, taking into account market rates for similar payments in the immediate vicinity of our land. The agreement provides for automatic annual increases in royalties after a specified period of time that are tied to the lesser of CPI and a fixed percentage, and mutual termination rights in the event of a counterparty default and contains standard confidentiality, indemnification, insurance and change of control provisions;

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a fresh water facilities agreement granting WaterBridge the right to construct, own and operate brackish water infrastructure on the East Stateline Ranch, the Lea County Ranches, the Speed Ranch and all future land acquired by us in our Stateline and Northern Positions, with (i) a perpetual term on the East Stateline Ranch for so long as WaterBridge conducts operations thereon and (ii) an initial term of approximately ten years and automatic one-year renewals unless terminated by a party prior to renewal for all other lands. WaterBridge has the exclusive right to market and sell brackish water produced from the East Stateline Ranch to third parties for use in oil and natural gas operations, subject to customary exclusions and pre-existing third-party rights. WaterBridge has the non-exclusive right to operate brackish water infrastructure on all other lands subject to the agreement for use in oil and natural gas operations. We may grant third parties the right to transport brackish water across the lands subject to the Agreement, including the East Stateline Ranch. We are paid a royalty for each barrel of brackish water produced by WaterBridge from, or transported by WaterBridge across, our land subject to the agreement, a percentage of the net proceeds for each barrel of brackish water produced by WaterBridge from our land subject to the agreement and sold for use off of our land and surface use payments in respect of WaterBridge’s infrastructure constructed and operated on our land subject to the agreement. Surface use payments are based on market rates and subject to annual redetermination by us in our reasonable discretion, taking into account market rates for similar payments in the immediate vicinity of our land. The agreement provides for automatic annual increases in royalties after a specified period of time that are tied to the lesser of CPI and a fixed percentage, and mutual termination rights in the event of a counterparty default and contains standard confidentiality, indemnification, insurance and change of control provisions; and

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surface use agreements with Desert Reclamation LLC and Safefill Pecos, LLC, each a subsidiary of Desert Environmental, each with an initial term of 10 years and automatic one-year renewals unless terminated by either party prior to renewal, pursuant to which we have granted certain exclusive rights to construct, operate and maintain non-hazardous oilfield reclamation and solid waste facilities on our land and we receive a percentage of gross revenue from solid waste disposal and reclamation, as well as additional revenue from providing water for landfill operations and fees for surface damages, which surface damage payments are based on market rates and subject to annual redetermination by us in our reasonable discretion, taking into account market rates for similar payments in the immediate vicinity of our land. Each party is required to purchase all dirt, gravel and similar materials utilized in connection with such facilities on our land, as well as for all brackish water, from us. These agreements contain standard confidentiality, indemnification, insurance and change of control provisions.

We are also party to lease arrangements with respect to a portion of our oil and natural gas mineral interests. See “—Our Assets—Mineral Interests” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Oil and Gas Royalties.”

In addition to continuing to capitalize on existing agreements and relationships, we intend to pursue and acquire new commercial arrangements in an effort to develop and diversify our revenue streams. As such, we are currently pursuing arrangements relating to solar power generation, crypto currency mining and data centers, non-hazardous oilfield reclamation and solid waste facilities and commercial fueling stations, among other revenue streams. Similar to the other operations conducted on our land, we expect to enter into surface use or similar agreements with the owners of these projects from which we expect to receive surface use fees and other payments in connection with the utilization of our land, but we would not own or operate such projects or expect to incur significant capital expenditures in connection therewith.

Infrastructure

In order to use our surface acreage to, among other things, support all stages of energy development and production to supply growing global demand, we have entered into various surface use agreements through which our customers have built and own or are developing infrastructure on our land, including oil, natural gas and produced water gathering pipelines, recycled water pipelines, produced water handling facilities, water recycling ponds, a sand mine, non-hazardous oilfield reclamation and solid waste facilities and a crypto currency facility, as of December 31, 2023. We also own brackish water wells and ponds on our land.

In addition to the above infrastructure, improvements with respect to permanent electrical infrastructure, including telecommunication lines, drilling pad sites, roads and landfills, among other things, have been made on our land that improve reliability and lower operating costs for our customers. Although infrastructure with the ability to increase revenue-generating activities is already present on our surface acreage, we believe that our land presents a multitude of additional opportunities for further commercialization and optimization, including coordinating with potential customers to construct infrastructure relating to power storage, water treatment facilities, hydrogen production and carbon capture and sequestration.

Cyclical Nature of Oil and Natural Gas Industry

The oil and natural gas industry is a highly cyclical industry. Demand for the use of our land and its resources depends substantially on activity levels by producers on and around our land. Prevailing commodity prices and future demand for, and price of, oil and natural gas and volatility in oil or natural gas prices (or the perception that oil or natural gas prices will decrease) affects such producers’ capital expenditures and willingness to pursue development activities. As such, the willingness of our producers to engage in drilling activities on and around our land is substantially influenced by the market prices of oil and natural gas. Producers tend to increase capital expenditures in response to increases in oil and natural gas prices, which would generally be expected to result in greater revenues for us. Increased capital expenditures can also lead to greater production, which historically has resulted in increased supplies of oil and natural gas that can, in turn, reduce prices thereby leading to a reduction in activity levels. For these reasons, the results of our operations may be cyclical and may fluctuate from quarter to quarter and from year to year, and these fluctuations may distort comparisons of results across periods.

Seasonality

While our business is not necessarily seasonal in nature, revenue from the use of our land and its resources may fluctuate over certain reporting periods due to fluctuations in the prices of oil and natural gas. Generally, but not always, the demand for natural gas, as well as associated production, decreases during the summer months and increases during the winter months, thereby affecting the amount we receive in association with natural gas production and related activities on our land.

Seasonal anomalies, such as mild winters or hotter than normal summers, may lessen this fluctuation. Demand for oil has generally not been seasonal. Our other revenue streams, including sales of brackish water, payments from SUAs and other surface related revenue and sales of resources, may also vary from period to period due to seasonal changes in supply and demand, and a variety of additional seasonal factors that are beyond our control and the control of producers on or around our land.

Our results and business are significantly dependent on our customers and their activities on our land, which are beyond our control. Weather conditions in the Permian Basin generally result in higher drilling activity in the spring, summer and fall months, although summer and fall drilling activity can be restricted due to severe weather conditions. In the fourth quarter, due to inclement weather and the exhaustion of annual drilling and completion capital expenditure budgets, drilling activity typically declines in the Permian Basin. As a result, our results of operations, cash flows and financial position may vary year over year, with particular periods of results not necessarily indicative of our future results.

Human Capital Resources

We manage our operations through our Shared Services Agreement (the “Shared Services Agreement”) with certain affiliates of WaterBridge (the “Manager”). Pursuant to the Shared Services Agreement, the Manager provides us with our senior executive management team and certain management services, as well as general, administrative, overhead and operating services to support our business and development activities, including five full-time personnel exclusively providing field services on our surface acreage and two full-time corporate services personnel exclusively providing corporate services to us. Pursuant to the Shared Services Agreement, the Manger provides operational and maintenance services, such as project and construction management, and provides operating materials and equipment. Because our customers construct and operate almost all of the infrastructure installed on our acreage, we have and expect to maintain a minimal number of employees. However, our future success will depend partially on the attraction, retention and motivation of qualified personnel who provide services to us through the Shared Services Agreement. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. In general, we believe that our personnel relations are satisfactory.

Personnel Health and Safety

Safety is important to us and begins with the protection and safety of our personnel and the communities in which we operate. We value people above all else and remain committed to making safety and health our top priority. We strive to comply with all applicable health and safety laws and regulations and continually seek to maintain and deepen our safety culture by providing a safe working environment that encourages active personnel engagement, including implementing safety programs and continuing education policies to achieve improvements in our safety culture. We intend to continue to develop and administer policies to promote our organizational goals and improve and maintain the safety of our workspace.

Competition

The market in which we operate is competitive due to the location of our land in the Permian Basin in Texas and New Mexico and to the services in which we offer our customers. Given our geographic concentration in the Permian Basin, we compete with existing landowners in the area to provide an attractive development site for the limited number of potential customers that seek to develop and/or construct infrastructure in Texas and New Mexico to support their various business activities. We also compete with such landowners over the limited supply of, and demand for, resources, including brackish water, in the area. Furthermore, to the extent any new property owner purchases land located in areas comparable to our surface acreage, such property owner could be a potential competitor. As we continue to grow our business and enter into new business lines, including with respect to renewable energy, non-hazardous oilfield reclamation and solid waste facilities and other revenue streams, we will experience increasing levels of competition. Competition in our current market is based primarily on the geographic location of land, business reputation, pricing arrangements for the use of the land and its resources and legal and regulatory restrictions, among other factors. Although some of our competitors may have a broader geographic scope, longer operating history and greater financial and other resources than we have, we believe that we are competitively well-positioned due to the premier location of our land, which also provides a multitude of resources and uses, the reliability of our assets and our customer relationships, such as our symbiotic relationships with WaterBridge and Desert Environmental.

Insurance

We maintain insurance coverage at levels that we believe are reasonable and prudent; however, as is customary in our industry, we do not insure fully against all risks associated with our business, either because such insurance is not available or because premium costs are considered prohibitive. We may not be able to maintain adequate insurance in the future at rates or on other terms we consider commercially reasonable and our actual coverage may not insure against many types of interruptions or events that might occur. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if a loss event were to occur. The occurrence of such an event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could have a materially and adverse effect on our results of operations, cash flows and financial position. Our arrangements with our customers operating on our land require the maintenance of certain levels of insurance and such customers’ indemnification of us to protect for such events occurring with respect to their operations.

Near Term Business Plan and Capital Needs

We generate multiple revenue streams from the use of our surface acreage, the sale of resources from our land and oil and gas royalties. During the remainder of 2024 and 2025, we intend to continue our active land management strategy of optimizing the current uses of our land and its resources, while also identifying and developing, or supporting the development of, new uses of and revenues from our land. We do not currently anticipate any significant capital requirements during the remainder of 2024 and 2025 associated with research and development, an increase in the number of employees or otherwise, although we may pursue any compelling acquisition opportunity that is presented to us.

Under most of our agreements with our customers, our customers bear substantially all of the operating and capital expenditures related to their operations on our land, which minimizes our capital requirements for both current and future commercial opportunities. We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our credit facility and to make a distribution to LandBridge Holdings. Management does not believe that the proceeds from this offering will be required for us to continue our active land management strategy. Instead, management believes that our cash on hand and cash flow from operating activities will provide us with sufficient liquidity to execute such strategy.

Should we seek to grow our land position through acquisitions of additional acreage and additional capital were required in excess of our cash resources, we expect that we would seek to raise such capital through borrowings under our credit facility, offerings of debt and equity securities or other similar means.

Regulation of Environmental and Occupational Safety and Health Matters

Our customers’ business operations are subject to numerous environmental and occupational health and safety laws and regulations that may be imposed at the federal, regional, state and local levels. The activities that our customers conduct in the course of oil and natural gas exploration and production, produced water handling, sand mining, and other activities are subject to or may become subject to stringent environmental regulation. Our customers are responsible for compliance with various environmental laws and regulations in the course of their operations. Although we generally have the right to inspect our properties and the activities thereon, we typically do not have any control with respect to such activities. For properties in which we hold mineral or royalty interests, we generally are not subject to direct environmental liability because we do not own, operate, or otherwise have control over any of the equipment, facilities, or operations occurring on such properties. However, with respect to land owned by us and leased to a customer, we may be subject to strict, joint and several liability for any spills or contamination on those properties, even though we generally have no control over operations on properties. For further information, see “Risk Factors—Risks Related to Environmental and Other Regulations—Operations on our properties are exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our operators.” To mitigate the risk of potential environmental liabilities that may arise in the course of operations on our properties that we do not control, we generally seek to partner with reputable customers and seek indemnification from our customers for liabilities arising from their operations on our land, and we maintain what we believe is customary and reasonable insurance to protect our business against these potential losses. We also typically include covenants relating to compliance with environmental, health and safety regulations and remediation provisions in our contracts. Additionally, we may be able to rely on state funded programs (such as the TRRC’s Orphan Well Program) for coverage of certain plugging and abandonment liabilities upon declaration of bankruptcy by any of our customers. However, such actions may not be adequate to cover our liabilities, and we are not fully protected or insured against all risks. We do not expect environmental compliance costs to have a material adverse effect on our results of operations, cash flows and financial position; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on our results of operations, cash flows and financial position, or on those of our customers.

The more significant of these existing environmental and occupational health and safety laws and regulations include the following U.S. legal standards, as amended from time to time:

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the CAA, which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring and reporting requirements, and which the EPA has relied upon as authority for adopting climate change regulatory initiatives relating to GHG emissions;

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the Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants into state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

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the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur;

•	the Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes;

•	the Oil Pollution Act of 1990, which subjects owners and operators of onshore facilities, pipelines and other facilities, as well as lessees or permittees of areas in which offshore facilities are located, that are the site of an oil spill in waters of the United States, to liability for removal costs and damages;

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the Safe Drinking Water Act (the “SDWA”), which ensures the quality of the United States’ public drinking water through the adoption of drinking water standards and control of the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

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the ESA, which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas;

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the National Environmental Policy Act, which requires federal agencies to evaluate major agency actions having the potential to impact the environment and that may require the preparation of environmental assessments and more detailed environmental impact statements that may be made available for public review and comment; and

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the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Texas and New Mexico have similar laws and regulations in many respects. These environmental and occupational health and safety laws and regulations generally restrict the level of substances generated as a result of operations that may be emitted to ambient air, discharged to surface water, and disposed or released to surface and below-ground soils and ground water. Additionally, there exist state and local jurisdictions in the United States where we operate that also have, or are developing or considering developing, similar environmental and occupational health and safety laws and regulations governing many of these same types of activities. Any failure by us, or our customers, to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal fines or penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all activities in a particular area. Certain environmental laws also provide for citizen suits, which allow environmental organizations to act in place of the government and sue customers for alleged violations of environmental law. The ultimate financial impact arising from environmental laws and regulations is neither clearly known nor determinable as existing standards are subject to change and new standards continue to evolve.

Some of our land has been or is now operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons is not under our control. Under environmental laws such as CERCLA and RCRA, we could incur strict, joint and several liability for remediating hydrocarbons, hazardous substances or wastes disposed of or released by us or prior owners or operators. We also could incur costs related to the clean-up of third-party sites to which we sent regulated substances for disposal or to which we sent equipment for cleaning, and for damages to natural resources or other claims related to releases of regulated substances at or from such third-party sites.

Waste Disposal. RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and nonhazardous wastes. Pursuant to rules issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced water, and most of the other wastes associated with the exploration, development, and production of oil or gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA, and instead are regulated under RCRA’s less stringent nonhazardous waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas drilling and production wastes now classified as nonhazardous could be classified as hazardous wastes in the future. Any loss of the RCRA exclusion for drilling fluids, produced water and related wastes could result in an increase in our and our oil and natural gas producing operators’ costs to manage and dispose of generated wastes, which could have a material adverse effect on our and our customers’ results of operations, cash flows and financial position. Texas and New Mexico have received authority from the EPA to administer the RCRA program in their respective jurisdictions, in addition to their own state regulations.

Wastes containing naturally occurring radioactive materials (“NORM”) may also be generated in connection with our customers’ operations. Certain processes used to produce oil and natural gas may enhance the radioactivity of NORM, which may be present in oilfield wastes. NORM is subject primarily to individual state radiation control regulations. For example, the TRRC and New Mexico Oil Conservation District generally regulate the management and disposal of NORM from oil and natural gas operations in their own respective jurisdictions. In addition, NORM handling and management activities are governed by regulations promulgated by OSHA. These state and OSHA regulations impose certain requirements concerning worker protection, the treatment, storage and disposal of NORM waste and the management of waste piles, containers and tanks containing NORM, as well as restrictions on the uses of land with NORM contamination.

The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and hazardous substances, into state waters and waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and analogous state laws also require individual permits or coverage under general permits for discharges of stormwater runoff from certain types of facilities.

Water Regulation. The CWA also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. There continues to be uncertainty regarding the federal government’s applicable jurisdictional reach under the CWA over waters of the U.S., including wetlands, as the EPA and the U.S. Army Corps of Engineers (“Corps”) under the Obama, Trump and Biden Administrations have pursued multiple rulemakings since 2015 in an attempt to determine the scope of such reach. In December 2022, EPA and the Corps proposed a final rule founded upon the pre-2015 regulations and incorporated updates based on existing Supreme Court decisions, including considerations based on regional and geographic differences. However, this rule has been subject to legal challenge and is currently enjoined in Texas. Additionally, the Supreme Court recently decided Sackett v. EPA, a case relating to the legal tests used to determine whether wetlands should be considered “waters of the United States.” In Sackett, the Supreme Court significantly narrowed the scope of “waters of the United States” from its earlier jurisprudence by holding that, under the CWA, the word “waters” refers only to geographical features that are described in ordinary parlance as “streams, rivers, oceans, and lakes” and adjacent wetlands that are indistinguishable from those bodies of water due to a continuous surface connection. The Sackett decision undermines the current and proposed waters of the United States rules, which both incorporate the broader “significant nexus” test previously embraced by the Supreme Court. As a result, and absent new legislation, the EPA and the Corps will likely need to issue new regulations to reflect the Supreme Court’s narrowed interpretation of the agencies’ jurisdiction under the CWA. To the extent any rule or regulation expands the scope of the CWA’s jurisdiction, we, WaterBridge, Desert Environmental and our producers and other customers could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of crude oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. To the extent that any new final rule or rules issued by the EPA and Corps under the Biden Administration expands the scope of the CWA’s jurisdiction in areas where we or our customers conduct operations, such developments could increase compliance expenditures or mitigation costs, contribute to delays, restrictions, or cessation of the development of projects, and also reduce the rate of production of oil and natural gas from producers with whom we have a business relationship and, in turn, have a material adverse effect on our results of operations, cash flows and financial position. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for noncompliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

Air Emissions. The CAA and comparable state laws restrict the emission of air pollutants from many sources through air emissions standards, construction and operating permit programs and the imposition of other compliance standards. These laws and regulations may require us, or our customers, to obtain preapproval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay our projects as well as our customers’ development of various types of projects. Over the next several years, our customers may incur certain capital expenditures for air pollution control equipment or other air emissions related issues, which could lead to an increase in our customers’ operating costs or a decrease in our or our customers’ revenues and limit future development activity by our customers, including WaterBridge and Desert Environmental, thereby reducing their demand for the use of our land and resources. For example, in 2015, the EPA issued a final rule under the CAA, making the National Ambient Air Quality Standard (“NAAQS”) for ground level ozone more stringent. Since that time, the EPA has issued attainment/nonattainment designations with respect to ground-level ozone, and in December 2020, the EPA under the Trump Administration published a final action that, upon conducting a periodic review of the ozone standard in accord with CAA requirements, elected to retain the 2015 ozone NAAQS without revision on a going-forward basis. However, several groups have filed litigation over this December 2020 decision, and the Biden Administration has announced plans to reconsider the December 2020 final action in favor of a more stringent ground-level ozone NAAQS, a decision on which is not expected until after the 2024 presidential election. State implementation of the revised NAAQS could also result in the imposition of more stringent requirements through permits issued by the New Mexico Environmental Department or the Texas Commission on Environmental Quality if projects on our land have air emissions above certain thresholds set under applicable laws and regulations. Compliance with the NAAQS requirements or other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas and other projects and increase our or our customers’ costs of development and production, which costs could reduce demand for our services and have a material adverse impact on our results of operations, cash flows and financial position. In addition, the IRA amends the CAA to impose a fee on the emission of methane from sources required to report their GHG emissions to the EPA, including those sources in the onshore petroleum and natural gas production and gathering and boosting source categories. The IRA also imposes a federal fee on the emission of GHGs through a methane emissions charge, including onshore petroleum and natural gas production. In January 2024, the EPA issued a proposed rule to implement the IRA’s methane fee, which starts at $900 per metric ton of waste emissions in 2024, increasing to $1,200 for 2025, and $1,500 for 2026 and beyond, and only applies to emissions that exceed the statutorily specified levels. These methane emissions charges, could increase costs for our customers and, indirectly, adversely affect our results of operations, cash flows and financial position.

Produced Water Handling Facilities. Water handling via underground injection is regulated pursuant to the Underground Injection Control (“UIC”) program established under the SDWA and analogous state and local laws and regulations. The UIC program includes requirements for permitting, testing, monitoring, recordkeeping and reporting of produced water handling activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require a permit from the applicable regulatory agencies to operate produced water handling facilities. Authority over underground injection and disposal wells has been delegated by the EPA to the TRRC and the NMOCD, respectively. Although our customers monitor the injection process of their facilities, any leakage from the subsurface portions of the produced water handling facilities could cause degradation of groundwater resources, potentially resulting in suspension of our customers UIC permits, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third parties claiming damages for alternative water supplies, property and personal injuries. A change in water handling regulations or the inability to obtain permits for new produced water handling permits in the future may affect our customers’ ability to handle produced water and other substances on our land, which could adversely affect our business, results of operations, cash flows and financial position.

Furthermore, in response to seismic events in the past several years near produced water handling facilities used for disposal by injection of produced water resulting from oil and natural gas activities, federal and some state agencies are investigating whether such facilities have caused increased seismic activity, and some states have restricted, suspended or shut down the use of such produced water handling facilities in certain areas prone to increased seismic activity. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region and that only a very small fraction of the tens of thousands of produced water handling facilities have been suspected to be, or have been, the likely cause of induced seismicity. In 2016, the U.S. Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. As a result of these concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water handling facilities or otherwise to assess any relationship between seismicity and the use of such wells. For example, the TRRC has issued rules for water handling facilities that imposed certain permitting and operating restrictions and reporting requirements on produced water handling facilities in proximity to faults. New Mexico has, in some parts of the state, issued monitoring and reporting guidelines with respect to seismic activity and requires significant spacing between produced water handling facilities.

States also may issue orders to temporarily shut down or to curtail the injection depth of existing facilities in the vicinity of seismic events. In Texas, the TRRC has pursued several regulatory initiatives since the latter half of 2021 as a result of recent seismic activity in an area of the Midland Basin including: (i) directing operators to pursue voluntary reductions in produced water handling from scores of produced water handling facilities in response to earthquakes; (ii) suspending certain deep produced water handling permits within seismic response areas: and (iii) suspending all produced water handling permits to inject oil and natural gas waste into deep strata within the boundaries of seismic response areas. In November 2021, New Mexico implemented protocols requiring operators to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event is of a certain magnitude. An additional consequence of this seismic activity is lawsuits alleging that produced water handling operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. The adoption and implementation of any new laws, regulations or directives that restrict our customers’, including WaterBridge’s, ability to dispose of wastewater on our land by limiting volumes, disposal rates, produced water handling facility locations or otherwise, or requiring our customers to shut down produced water handling facilities, could reduce the demand for use of our land and resources and limit the fees and royalties we receive from the transportation and the handling of produced water on our land, which would have a material adverse effect on our results of operations, cash flows and financial position.

Hydraulic Fracturing. Hydraulic fracturing involves the injection of water, sand or other proppants and chemical additives under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is an important and common practice that is typically regulated by state oil and natural gas commissions or similar agencies. However, the practice continues to be controversial in certain parts of the country, resulting in increased scrutiny and regulation of the hydraulic fracturing process, including by federal agencies that have asserted regulatory authority or pursued investigations over certain aspects of the hydraulic fracturing process.

Moreover, some state and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations, including states where our customers operate. For example, Texas, New Mexico and other states have adopted regulations that impose stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. The TRRC in 2014, for instance, issued a “well integrity rule” which updated the requirements for drilling, completing and cementing wells. The rule also included new testing and reporting requirements, such as the requirement to submit cementing reports after well completion or after cessation of drilling (whichever is later) and imposition of additional testing on wells less than 1,000 feet below usable groundwater. States could also elect to place certain prohibitions on hydraulic fracturing. For example, in recent years, in New Mexico, there have been continued efforts to pause hydraulic fracturing and cease state issuance of permits for a four year time period, although none of the bills introduced on this topic have yet passed the New Mexico Legislature.

In the event that new federal, state or local restrictions or bans on the hydraulic fracturing process are adopted in areas where our land is located, our customers may incur additional costs or permitting requirements to comply with such requirements that may be significant in nature and our customers could experience added restrictions, delays or cancellations in their exploration, development, or production activities, which would in turn reduce the demand for use of our land and resources and have a material adverse effect on our results of operations, cash flows and financial position.

Climate Change. The threat of climate change continues to attract considerable attention from the public and policymakers in the U.S. and around the world. As a result, numerous proposals have been made, and more are likely forthcoming at the international, national, regional and state levels of government to monitor and limit existing emissions of GHGs as well as to restrict or eliminate such future emissions. As a result, our operations as well as the operations of our customers are subject to a series of regulatory, political, litigation, and financial risks associated with our and their operations, including those related to the production and processing of fossil fuels and emission of GHGs.

Endangered Species. The ESA restricts activities that may affect endangered or threatened species or their habitats. Similar protections are afforded under the MBTA, which prohibits the taking of protected migratory bird species without prior authorization by the FWS. To the degree that species listed under the ESA or similar state laws, or are protected under the MBTA, live in the areas where we or our customers operate, our and our customers’ abilities to conduct or expand operations and construct facilities could be limited or we and our customers could be forced to incur material additional costs. Moreover, our customers’ drilling activities may be delayed, restricted, or cancelled in protected habitat areas or during certain seasons, such as breeding and nesting seasons. Some of our land and the operations of our customers are located in areas that are designated as habitats for protected species. In addition, the FWS may make determinations on the listing of unlisted species as endangered or threatened under the ESA. The dunes sagebrush lizard and the lesser prairie chicken are examples of species that, if listed as endangered or threatened under the ESA in the future, could impact our or our customers’ operations. For example, in November 2022, the FWS listed the northern district population segment of the lesser prairie chicken (encompassing southwest Colorado, southcentral to western Kansas western Oklahoma and the northeast Texas Panhandle) as threatened under the ESA, and the southern district population segment (covering eastern New Mexico and the southwest Texas panhandle) as endangered. The FWS listed the dunes sagebrush lizard as an endangered species under the ESA in a final rule that is effective June 20, 2024. Critical habitat for the species has not yet been designated but is expected to occur after a separate rulemaking in the future. The designation of previously unidentified endangered or threatened species could indirectly cause us or our customers to incur additional costs, cause our or our customers’ operations to become subject to operating restrictions or bans and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of, or access to, federal, state, and private lands, including our land.

Over time, the trend in environmental and occupational health and safety regulation is to typically place more restrictions and limitations on activities that may adversely affect the environment or expose workers to injury and thus, any changes in environmental or occupational health and safety laws and regulations or reinterpretation of enforcement policies that may arise in the future and result in more stringent or costly waste management or disposal, pollution control, remediation or occupational health and safety-related requirements could have a material adverse effect on our business, results of operations, cash flows and financial position. We may not have insurance or be fully covered by insurance against all environmental and occupational health and safety risks, and we may be unable to pass on increased compliance costs arising out of such risks to our customers. We review regulatory and environmental issues as they pertain to us and we consider regulatory and environmental issues as part of our general risk management approach. For more information on environmental and occupational health and safety matters, see “Risk Factors—Risks Related to Environmental and Other Regulations—Legislation or regulatory initiatives intended to address seismic activity could restrict drilling, completion and production activities, as well as WaterBridge’s ability to handle produced water gathered from its customers, which could have a material adverse effect on our results of operations, cash flows and financial position,” “Risk Factors—Risks Related to Environmental and Other Regulations—The results of operations of customers, as well as producers on or around our land, may be materially impacted by efforts to transition to a lower-carbon economy,” “Risk Factors—Risks Related to Our Business and Operations—We may be subject to claims for personal injury and property damage, or for catastrophic events, which could materially and adversely affect our results of operations, cash flows and financial position,” “Risk Factors—Risks Related to Our Business and Operations—We or our customers may be unable to obtain and renew permits necessary for operations, which could materially and adversely affect our results of operations, cash flows, and financial position” and “Risks Related to Our Business and Operations.”

Oil, Natural Gas and NGL Data

Proved Reserves

Evaluation of Proved Reserves. Our proved reserves estimates as of December 31, 2023 and 2022 are based on reserves reports prepared by W.D. Von Gonten & Co. (“Von Gonten”), our independent petroleum engineers. The reports of Von Gonten contain further discussion of the reserves estimates and their preparation procedures.

Von Gonten was founded in 1995 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-1855. Within Von Gonten, the technical persons primarily responsible for preparing the reserves estimates set forth in the reserves reports incorporated herein are William D. Von Gonten, Jr., President, and Travis C. Swanson, Petroleum Engineer. Mr. Von Gonten has served as President of Von Gonten since its founding in November 1995. His experience includes significant projects in both conventional and unconventional resources in every major U.S. producing basin and abroad, including oil and natural gas shale plays, coalbed methane fields, waterfloods and complex, faulted structures. Mr. Von Gonten graduated from Texas

A&M University in 1988 with a Bachelor of Science degree in Petroleum Engineering and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE). Mr. Swanson has been an employee of, and served as a petroleum engineer for, Von Gonten since June 2011 and has approximately 13 years of prior industry experience. Mr. Swanson graduated from Texas A&M University in 2011 with a Bachelor of Science degree in Petroleum Engineering and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE). Both Mr. Von Gonten’s and Mr. Swanson’s responsibilities include reserves and economic evaluations, fair market valuations, field studies, pipeline resource studies and acquisition/divestiture analysis.

Both Messrs, Von Gonten and Swanson meet or exceed the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. Von Gonten does not have any ownership in any of our properties, and no portion of Von Gonten’s compensation is directly dependent on the quantity of reserves booked. A summary of Von Gonten’s reports with respect to our proved reserves estimates as of December 31, 2023 and 2022 are included as exhibits to the registration statement of which this prospectus forms a part.

Our management team works closely with Von Gonten to ensure the integrity, accuracy and timeliness of the data used to estimate our reserves. Members from our management team meet with our independent petroleum engineers periodically during the period covered by the reserves reports to discuss the assumptions and methods used in the reserves estimation process. We provide historical information to Von Gonten for our properties, such as ownership interest, oil and natural gas production and commodity prices. Our Chief Accounting Officer oversees our reserve estimates process, and directly reports to our Chief Executive Officer who is responsible for overseeing the review of our reserve estimates.

The preparation of our reserves estimates were reviewed in accordance with our internal control procedures. These procedures, which are intended to ensure reliability of reserves estimations, include the following:

•	review and verification of historical production data, which data is based on actual production as reported by our operators;

•	review by our Chief Accounting Officer of all of our reported reserves, including the review of all significant reserves changes and all new PUDs additions;

•	review and verification of net revenue interests, costs inputs applicable to ownership interests and reasonableness of other cost assumptions impacting the economic life of the reserves;

•	review of reserves estimates by our Chief Accounting Officer or by personnel under his direct supervision; and

•	direct reporting responsibilities by our Chief Accounting Officer to our Chief Executive Officer and Chief Operating Officer.

Estimation of Proved Reserves. In accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” means deterministically, the quantities of oil and/or natural gas are much more likely to be achieved than not, and probabilistically, there should be at least a 90% probability of recovering volumes equal to or exceeding the estimate. All of our proved reserves as of December 31, 2023 and 2022 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (i) production performance-based methods; (ii) material balance-based methods; (iii) volumetric-based methods; and (iv) analogy. These methods may be used singularly or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a reasonably high degree of accuracy. Non-producing reserves estimates, for developed and undeveloped properties, were forecast using analogy methods. This method provides a reasonably high degree of accuracy for predicting proved developed non-producing and PUDs for our properties, due to the abundance of analog data.

To estimate economically recoverable proved reserves and related future net cash flows, we considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data that cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to our estimated proved reserves, the technologies and economic data used in the estimation of our proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, decline curve analysis, geophysical interpretation, log analysis, volumetric calculations, core analysis, reservoir simulation and historical well cost and operating expense data.

Summary of Reserves. The following table presents our estimated net proved reserves as of December 31, 2023 and 2022, based on our proved reserves estimates as of such date, which have been prepared by Von Gonten, our independent petroleum engineers, in accordance with the rules and regulations of the SEC. All of our proved reserves are located in the United States.

	December 31,
	2023 (1)	2022 (1)
Estimated proved developed reserves:
Oil (MBbls)	809	622
Natural gas (MMcf)	2,957	1,821
NGLs (MBbls)	193	121

Total (Mboe) (2)	1,495	1,047
Estimated proved undeveloped reserves:
Oil (MBbls)	887	1,154
Natural gas (MMcf)	2,278	3,151
NGLs (MBbls)	151	210

Total (Mboe) (2)	1,418	1,889
Estimated proved reserves:
Oil (MBbls)	1,696	1,776
Natural gas (MMcf)	5,235	4,972
NGLs (MBbls)	344	331

Total (Mboe) (2)	2,913	2,936

(1)

Our reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGL volumes, the average WTI posted price of $78.22 per barrel and $95.84 per barrel as of December 31, 2023 and 2022 was adjusted for items such as gravity, quality, local conditions, gathering, transportation fees and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $2.64 per MMBtu and $6.77 per MMBtu as of December 31, 2023 and 2022 was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average realized product prices over the remaining lives of the properties are $76.40 per barrel of oil, $1.67 per MMBtu of natural gas and $24.45 per barrel of NGLs as of December 31, 2023. The average realized product prices over the remaining lives of the properties were $93.67 per barrel of oil, $6.36 per MMBtu of natural gas and $28.10 per barrel of NGLs as of December 31, 2022.

(2)

We present our total reserves on an Mboe basis, calculated at the rate of one barrel of oil per six Mcf of natural gas based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserves estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net cash flows are based on a number of variables and assumptions, including geologic interpretation, prices and future production rates and costs, all of which may vary from actual results. Please read “Risk Factors.”

Additional information regarding our proved reserves can be found in the notes to our financial statements included elsewhere in this prospectus and the proved reserves reports as of December 31, 2023 and 2022, which are included as exhibits to the registration statement of which this prospectus forms a part.

PUDs

The following table summarizes our changes in PUDs during the years ended December 31, 2022 and 2023. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Proved Undeveloped Reserves (Mboe)
Balance, January 1, 2022	1,049	3,335	222	1,827
Acquisitions of reserves	—	—	—	—
Extensions and discoveries	291	560	37	421
Divestiture of minerals in place	—	—	—	—
Revisions of previous estimates	(26)	(93)	(6)	(47)
Transfers to estimated proved developed	(160)	(651)	(43)	(312)

Balance, December 31, 2022	1,154	3,151	210	1,889

Acquisitions of reserves	—	—	—	—
Extensions and discoveries	—	—	—	—
Divestiture of minerals in place	—	—	—	—
Revisions of previous estimates	(23)	(82)	(6)	(42)
Transfers to estimated proved developed	(244)	(791)	(53)	(429)

Balance, December 31, 2023	887	2,278	151	1,418

Changes in our PUDs that occurred during the year ended December 31, 2022 were primarily due to:

•	well additions, extensions and discoveries of approximately 421 Mboe primarily due to the addition of five new gross well locations based on increased operator drilling activity;

•

negative revisions of previous estimates of approximately 47 Mboe. 102 Mboe decrease was due to reclassification of three gross well locations to unproved due to modified operator development, partially offset by 55 Mboe increase was due to changes in commodity prices; and

•

transfers of approximately 312 Mboe due to three gross well locations that were previously categorized as proved undeveloped but were drilled during the year resulting in the addition of proved developed reserves.

Changes in our PUDs that occurred during the year ended December 31, 2023 were primarily due to:

•	negative revisions of previous estimates of approximately 42 Mboe. 42 Mboe decrease was due to changes in commodity prices; and

•

transfers of approximately 429 Mboe due to five gross well locations that were previously categorized as proved undeveloped but were drilled during the year resulting in the addition of proved developed reserves.

As a mineral and royalty interests owner, we do not incur any capital expenditures or lease operating expenses in connection with the development of our PUDs, which costs are borne entirely by the working interest owners. As a result, during the year ended December 31, 2023, we did not have any expenditures to convert PUDs to proved developed reserves.

We identify drilling locations based on an assessment of current geologic, engineering and land data. This includes drilling space unit formation and current well spacing information derived from state agencies and the operations of the E&P companies drilling our mineral and royalty interests. We generally do not have evidence of approval of our operators’ development plans, however we use a deterministic approach to define and allocate locations to proved reserves. In preparing our assessment, Von Gonten reviewed publicly available geological information or engineering data that it gathered and historical production data provided by operators, or otherwise publicly available information of or related to the operators of the reserves underlying our acreage, including the number of drilling rigs such operators are operating on and around our land, the drilling permits issued to such operators on or in proximity to our acreage and information disclosed by such operators regarding their drilling and development programs and their announced capital expenditure budgets and availability of liquidity. Von Gonten then compared such information against the historical drilling and development programs and trends of such operators, such as their historical conversion rates and development trends, for consistency and reasonableness relative to past practice and the then existing commodity price environment, as well as other economic conditions. In addition, our personnel confer informally from time to time with such operators to understand whether our expectations regarding their drilling and development activities are consistent with their near-term drilling schedules. Further, in providing its estimates, Von Gonten classifies proved reserves based on locations that are economically producible from a known reservoir at existing economic and operating conditions, the consideration of economic inputs, including commodity prices, contract differentials and prevailing development and operating costs in the region as of the date of the assessment, only including reserves associated with locations that are direct offsets to productive wells or units in accordance with SEC definitions with respect to proved undeveloped locations.

While many of our locations qualify as geologic PUDs, we limit our PUDs to the quantities of oil and natural gas that are reasonably certain to be recovered in the next five years. In accordance with SEC rules, our PUDs are only booked if they relate to wells that we reasonably expect, based on the above described assessment, to be scheduled to be drilled within five years after the date of booking. As of December 31, 2023 and 2022, approximately 49% and 64% of our total proved reserves were classified as PUDs, respectively.

Oil, Natural Gas and NGLs Production Prices and Costs

Production and Price History

The following table sets forth information regarding net production of oil, natural gas and NGLs, and certain price and cost information for each of the periods indicated:

	Year Ended December 31,
	2023	2022
Net royalty production volumes:
Oil (MBbls)	225	145
Natural gas (MMcf)	693	438
NGLs (MBbls)	68	24

Equivalents (Mboe) (1)(2)	409	242
Average realized prices:
Oil ($/Bbl)	$76.17	$95.84
Natural gas ($/Mcf)	2.34	6.77
NGLs ($/Bbl)	19.44	38.71

Equivalents ($/Boe) (2)	$49.10	$73.52
Average costs ($/Boe):
Severance and ad valorem taxes	$2.97	$5.28
Transportation, processing and other	0.15	0.01

Net realized ($/Boe)	$46.33	$68.23

(1)	May not sum or recalculate due to rounding.

(2)

We present our total production on an Mboe basis, calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

Productive Wells

Productive wells consist of producing horizontal wells, wells capable of production and exploratory, development or extension wells that are not dry wells. The table below sets forth our productive wells as of December 31, 2023 and 2022. All of our productive wells are gross productive horizontal wells.

	December 31,
	2023		2022
	Gross	Net	Gross	Net
Oil	43	1.7	39	1.7
Natural gas	34	1.5	19	1.0

Total	77	3.2	58	2.7

We do not own any working interests in any wells. Accordingly, we do not own any net wells as such term is defined by Item 1208(c)(2) of Regulation S-K.

Acreage

The table below sets forth historical information about our developed and undeveloped gross mineral acres and net royalty acres as of December 31, 2023 and 2022.

	December 31,
	2023			2022
	Gross Mineral Acres	Weighted Average Royalty Interest	Net Royalty Acres	Gross Mineral Acres	Weighted Average Royalty Interest	Net Royalty Acres
Developed	1,775	23.9%	423	1,423	23.9%	339
Undeveloped	2,405	23.9%	575	2,757	23.9%	659

Total	4,180	23.9%	998	4,180	23.9%	998

The table below sets forth our leased and unleased gross mineral acres as of December 31, 2023 and 2022.

	December 31,
	2023		2022
	Gross Mineral Acres	%	Gross Mineral Acres	%
Leased	3,520	84%	3,311	79%
Unleased	660	16%	869	21%

Total gross mineral acres	4,180	100%	4,180	100%

Drilling Results

The table below sets forth information related to wells drilled on our acreage during the years ended December 31, 2023 and 2022, gross and net wells turned to production. As a holder of mineral and royalty interests, we generally are not provided information as to whether any wells drilled on the properties underlying our acreage are classified as exploratory or as developmental wells. We are not aware of any dry holes drilled on the acreage underlying our mineral interests during the relevant periods.

	Year Ended December 31,
	2023	2022
Productive Gross	19	16
Dry	—	—

Total	19	16

Productive Net	0.7	0.6

Legal Proceedings

We are periodically party to proceedings and claims incidental to our business. While many of these other matters may not be predicted with certainty, we believe that the liability, if any, ultimately incurred with respect to such other proceedings and claims will not have a material adverse effect on our financial position or on our liquidity, capital resources, future results of operations or cash flows. We will continue to evaluate proceedings and claims involving us on a regular basis and will establish and adjust any estimated reserves as appropriate to reflect our assessment of the then current status of the matters.

MANAGEMENT

Set forth below are the names, ages and titles of our executive officers and director nominees:

Name	Age	Position with LandBridge Company LLC
Jason Long	42	Chief Executive Officer and Director Nominee
Scott L. McNeely	40	Senior Vice President, Chief Financial Officer
Harrison Bolling	40	Executive Vice President, General Counsel
Jason Williams	45	Executive Vice President, Chief Administrative Officer
David N. Capobianco	54	Director Nominee
Matthew K. Morrow	55	Director Nominee
Michael S. Sulton	47	Director Nominee
Frank Bayouth	58	Director Nominee
Kara Goodloe Harling	46	Director Nominee
Ben Moore	60	Director Nominee
Charles Watson	74	Director Nominee
Ty Daul	57	Director Nominee
Valerie P. Chase	41	Director Nominee

Executive Officers and Director Nominees

The following is a biographical summary of the business experience of these executive officers and director nominee:

Jason Long—Chief Executive Officer and Director Nominee. Mr. Long has served as our Chief Executive Officer since January 2024 and will continue to serve in such role upon the listing of our Class A shares. Mr. Long previously served as our Co-Chief Executive Officer and Chief Operating Officer from September 2021 until December 2023. Mr. Long joined DBR Land in September 2021. Mr. Long also currently serves as Co-Chief Executive Officer and President of WaterBridge and has served in such roles since January 2024. Mr. Long previously served as Co-Chief Executive Officer and Chief Operating Officer of WaterBridge from May 2020 to December 2023 and as Co-President and Chief Operating Officer of WaterBridge from September 2018 to May 2020. Prior to joining WaterBridge, Mr. Long founded and served as President of EnWater Solutions, LLC and Pelagic Water Systems, LLC, each a produced water gathering and disposal company in the Delaware Basin, from January 2014 to September 2017. Mr. Long graduated from Texas Christian University with a Bachelor of Science. A native of West Texas, Mr. Long is an oil and natural gas entrepreneur with more than 16 years’ experience founding and operating businesses.

We believe that Mr. Long’s role as our Chief Executive Officer, as well as his substantial experience founding and operating businesses, particularly in an industry in which we target customers, make him well qualified to serve as a member of our board of directors.

Scott L. McNeely—Senior Vice President, Chief Financial Officer. Mr. McNeely has served as our Senior Vice President, Chief Financial Officer since January 1, 2024 and will continue to serve in such role upon the listing of our Class A shares. Mr. McNeely joined DBR Land in September 2021 as Vice President, Finance. Mr. McNeely also currently serves as Senior Vice President, Finance of WaterBridge and has served in such role since January 2023. Mr. McNeely previously served as Vice President, Finance of WaterBridge from July 2019 to December 2022, and Director of Finance of WaterBridge, from April 2018 to June 2019. Prior to joining WaterBridge, Mr. McNeely served as an Investment Banking Senior Associate at Citigroup from June 2015 to March 2018. Prior to serving in such role, Mr. McNeely served in various roles within the intelligence community, including for CACI International Inc. (NYSE: CACI), from 2010 to 2012 and Leidos Holdings Inc. (NYSE: LDOS) from

2012 to 2014. Before joining CACI International, Mr. McNeely served as an active-duty Air Force intelligence officer from 2005 to 2010. Mr. McNeely graduated from the University of California, Riverside with a Bachelor of Science in Computational Mathematics in 2005, the University of Oklahoma with Master of Arts in International Relations in 2011 and the Kellogg School of Management at Northwestern University with a Master of Business Administration in 2016.

Harrison Bolling—Executive Vice President, General Counsel. Mr. Bolling has served as our Executive Vice President, General Counsel since our formation in September 2023 and will continue to serve in such role upon the listing of our Class A shares. Mr. Bolling joined DBR Land in September 2021 as its Senior Vice President, General Counsel. Mr. Bolling also currently serves as the Executive Vice President, General Counsel of WaterBridge and has served in such role since March 2018. Prior to joining WaterBridge, Mr. Bolling served as Vice President and General Counsel of Core Midstream from May 2017 to February 2018. Before joining Core Midstream, Mr. Bolling served as Assistant General Counsel of PennTex Midstream Partners, L.P. (Nasdaq: PTXP) from January 2015 to February 2017. Prior to PennTex, Mr. Bolling served as an associate at Bracewell LLP from September 2008 to December 2014. Mr. Bolling received a Bachelor of Science in History and Economics from Vanderbilt University in 2005 and a Juris Doctor from the University of Texas School of Law in 2008.

Jason Williams—Executive Vice President, Chief Administrative Officer. Mr. Williams has served as our Executive Vice President, Chief Administrative Officer since January 2024 and will continue to serve in such role upon the listing of our Class A shares. Mr. Williams joined DBR Land in September 2021 as its Senior Vice President, Chief Accounting Officer and previously served as Executive Vice President, Chief Accounting Officer and Head of Supply Chain of DBR Land from January 2023 to December 2023. Mr. Williams also currently serves as the Executive Vice President, Chief Administrative Officer of WaterBridge and has served in such role since January 2024. Mr. Williams joined WaterBridge as Vice President, Chief Accounting Officer in September 2019 and previously served as Senior Vice President, Chief Accounting Officer and Head of Supply Chain of WaterBridge from January 2021 to December 2022 and Executive Vice President, Chief Accounting Officer and Head of Supply Chain of WaterBridge from January 2023 to December 2023. Prior to joining WaterBridge, Mr. Williams served in various roles for BHP Groups Limited, a public multinational mining and metals company, including most recently as Acting Vice President, Accounting and Reporting and previously as Finance Manager Permian and Eagle Ford in which he managed 3,000 wells and 600 miles of pipelines. Before BHP, Mr. Williams served in various roles for Willbros Group, Inc., a global engineering and contractor company, including most recently as a controller. Prior to Willbros, Mr. Williams worked as an auditor at Grant Thornton LLP from January 2005 to December 2006. Mr. Williams received a Bachelor of Science in Accounting from the University of Houston, Clear Lake, in 2004.

David N. Capobianco—Director Nominee. Mr. Capobianco has served as the Chief Executive Officer and Managing Partner of Five Point since its founding in 2012. Prior to founding Five Point, Mr. Capobianco was a founder and co-head of the private equity group at Vulcan Capital. Mr. Capobianco also currently serves as a director on the boards of NDB LLC, WaterBridge Holdings LLC, Twin Eagle Resource Management, LLC, Deep Blue Midland Basin LLC, Northwind Midstream Holdings LLC, and San Mateo Midstream, LLC. He previously served as the Chairman of the Board of Vulcan Energy Corporation (formerly Plains Resources), a member of the Board and Chairman of the Compensation Committee of Plains All American (NYSE: PAA), a member of the Board of PAA/Vulcan Gas Storage (formerly Energy Center Investments), and Chairman of the Board of Vulcan Resources (formerly Calumet Florida). Before joining Vulcan, Mr. Capobianco served as senior member of the investment team at Greenhill Capital Partners, a member of the investment team of Harvest Partners and a member of the Energy Corporate Finance Group at Soloman Brothers. Mr. Capobianco received a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Duke University.

We believe that Mr. Capobianco’s skills and experience, particularly his approximately 25 years of industry experience investing and building leading infrastructure businesses of the type we target as customers make him well qualified to serve as a member of our board of directors.

Matthew K. Morrow—Director Nominee. Mr. Morrow has served as the Chief Operating Officer and Managing Partner of Five Point since its founding in 2012. Prior to founding Five Point, Mr. Morrow served as President and Chief Executive Officer of ENSTOR Inc., one of the largest independent natural gas storage franchises in North America, prior to its sale to Iberdrola Energy Holdings, a North American natural gas marketing business. Following the sale of ENSTOR Inc. to Iberdrola Energy Holdings, Mr. Morrow served as the President and Chief Executive Officer of Iberdrola Energy Holdings. Mr. Morrow also served as a senior member at PPM Energy Canada Ltd, which focused on power generation, wind renewable and natural gas marketing and storage businesses. Prior to joining ENSTOR Inc. and PPM Energy Canada Ltd, Mr. Morrow held various senior positions with Texaco Natural Gas, culminating with his position as President. Mr. Morrow also currently serves as a director on the boards of NDB LLC, WaterBridge Holdings LLC, Twin Eagle Resource Management, LLC, Deep Blue Midland Basin LLC, Northwind Midstream Holdings LLC, and San Mateo Midstream, LLC. He also serves on the board of directors on Mission Lazarus, a non-profit organization with operations in Honduras and Haiti. He previously served as a director on the board of ENSTOR Inc., Iberdrola Energy Holdings and PPM Energy Canada Ltd. Mr. Morrow received a Master of Business Administration and a Bachelor of Science degree from Texas A&M University.

We believe that Mr. Morrow’s skills and experience, particularly his approximately experience leading and operating natural gas and renewable energy businesses of the type we target as customers make him well qualified to serve as a member of our board of directors.

Michael S. Sulton—Director Nominee. Mr. Sulton joined Five Point in January 2021 as its Executive Vice President and Partner. Prior to joining Five Point, Mr. Sulton served as a Managing Director of Piper Sandler & Co. (formerly Simmons & Company International), specializing in the energy industry. Throughout his 20-year investment banking career, Mr. Sulton has executed a wide range of transactions including mergers, divestitures and capital raises and participated in over 100 successful transactions. Mr. Sulton also currently serves on the board of Desert Environmental. Mr. Sulton received a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from the University of Texas.

We believe that Mr. Sulton’s skills and experience, particularly his approximately 25 years of investing experience over a wide range of transactions make him well qualified to serve as a member of our board of directors.

Frank Bayouth—Director Nominee. Mr. Bayouth currently serves as Executive Vice President and General Counsel at Five Point and has served in such role since joining Five Point in January 2022. Prior to joining Five Point, Mr. Bayouth served in various roles with Skadden, Arps, Slate, Meagher & Flom LLP for over 30 years, including over 20 years as a Partner, where he specialized in mergers and acquisitions and general corporate and securities law matters. Mr. Bayouth also currently serves on the boards of NDB LLC and WaterBridge Holdings LLC. Mr. Bayouth received a Bachelor of Business Administration in Accounting from Texas Tech University and a Juris Doctor from the University of Texas School of Law.

We believe that Mr. Bayouth’s legal, governance and merger and acquisitions expertise enable him to provide guidance in legal affairs, corporate governance and potential acquisitions make him well qualified to serve as a member of our board of directors.

Kara Goodloe Harling—Director Nominee. Ms. Harling serves as the as the Chief Financial Officer and Chief Compliance Officer of Five Point. Prior to joining Five Point in February 2024,

Ms. Harling served as the Chief Operating Officer and Chief Compliance Officer of Mountain Capital Management, LLC from January 2016 to February 2024. Ms. Harling also previously served as Chief Accounting Officer and Corporate Controller for Ascent Resources from January 2015 to January 2016. Prior to joining Ascent Resources, she served in multiple roles with American Energy Partners, LP. Ms. Harling began her career with Arthur Anderson in 2000 and joined Ernst & Young LLP in 2002, where she ultimately served as Partner before joining American Energy Partners, LP. Ms. Harling received a Bachelor of Business Administration in Accounting from Texas A&M University. Mr. Harling is a Certified Public Accountant in the State of Texas.

We believe that Ms. Harling’s skills and experience, particularly her financial experience across a variety of industries, including in the oil and natural gas industry for businesses of the type we target as customers, make her well qualified to serve as a member of our board of directors.

Ben Moore—Director Nominee. Mr. Moore joined Five Point in 2015, and currently serves as Executive Vice President and Partner. Prior to Five Point, Mr. Moore served as CEO and President of NorTex Midstream Partners, a gas storage and processing company located in the Fort Worth Basin for two years. Prior to joining Nortex, Mr. Moore served for 12 years with Enstor, the gas midstream subsidiary of Iberdrola, working as the Vice President of Operations and Engineering and formerly as the Vice President of Business Development. Mr. Moore also served in various engineering and marketing roles in the upstream industry for Dominion Energy, Shell Oil, and Tenneco Oil. Mr. Moore earned a Bachelor of Science in Petroleum Engineering from the University of Oklahoma in 1986 and a Master of Business Administration from Duke University in 1994.

We believe that Mr. Moore’s 35 years of upstream and midstream energy industry experience, particularly in operations, engineering, and compliance make him well qualified to serve as a member of our board of directors.

Charles Watson—Director Nominee. Mr. Watson was chairman and co-founder of Twin Eagle, a midstream terminal and logistics company, from 2010 until his retirement in 2023, and currently remains on the board. He was chairman of Eagle Energy Partners, which he co-founded in 2003 and sold to Lehman Brothers in 2007. In 2008, Mr. Watson led the purchase of Eagle Energy Partners from Lehman Brothers and sale to Électricité de France (EDF). Mr. Watson was the chairman and CEO of Houston-based Dynegy Inc., a power generator, natural gas liquids producer and a large North American natural gas and power marketer. He established NGC Corp., Dynegy’s predecessor, in 1985 and served as chairman and CEO until his departure in May 2002. Mr. Watson worked at Conoco from 1972 until his departure in 1985.

He is currently on the board of Baylor College of Medicine. Mr. Watson is a past board member of Mainstream Renewable Power, a global developer of wind and solar plants. He was also on the board of Baker Hughes Inc. from 1990 to 2015. He is a member of the Angeleno Group board of advisors and also serves on the advisory council for DocuSign. Mr. Watson co-founded Caldwell Watson Real Estate Group in 1996. Mr. Watson served as governor, trustee and chairman of the Oklahoma State University Foundation and was inducted into the OSU Alumni Hall of Fame in 1997. Mr. Watson earned a bachelor’s degree in economics from Oklahoma State University in 1972.

We believe that Mr. Watson’s skills and experience, particularly as an executive and entrepreneur in the energy industry, make him well qualified to serve as a member of our board of directors.

Ty Daul—Director Nominee. Mr. Daul has served as Chief Executive Officer and a member of the Board of Directors of Primergy Solar, a developer, owner and operator of both distributed and utility scale solar photovoltaic and energy storage projects across North America, since May 2020. Prior to Primergy, Mr. Daul served as Vice President of Canadian Solar’s energy project development business throughout North and South America from March 2017 to May 2020, and was President of Recurrent Energy Group, a wholly owned subsidiary of Canadian Solar that functions as the company’s U.S. project development arm. Prior to Canadian Solar, Mr. Daul served as Senior Vice President, Americas Power Plants of SunPower Corporation from May 2015 to March 2017. In addition, Mr. Daul served on the Board of 8point3 Energy Partners LP, the publicly traded “yieldco” formed by SunPower Corporation and First Solar, Inc., from June 2015 to March 2017. Prior to joining SunPower, he co-founded Element Power in 2009 and oversaw the company’s wind and solar businesses in the Americas for five years. With more than three decades of experience in the power generation industry, Mr. Daul has been involved in more than 11 gigawatts of operating wind, solar and battery energy storage projects representing well over $13 billion of total investment and is currently responsible for a 22 GW portfolio of solar and battery energy storage projects, with over 1.7 GW of solar and 1.5 GW hours of energy storage in under construction or in operations totaling over $2.2 billion of investment. Mr. Daul’s energy industry experience also includes seven years at Iberdrola Renewables Inc. (formerly PPM Energy Inc.), Entergy Corp. and Newport Generation Ventures, LLC. He is currently on the Board of Directors at Shoals Technologies Group, Inc. where he is on the Audit Committee; a member of the Board of Directors of the Solar Energy Industries Association; and on the Board of Directors of Infinigen Renewables, a Puerto Rico based clean energy IPP. Mr. Daul also served on the Wind Solar Alliance Board for more than seven years. He earned a B.S. in mechanical engineering from the University of Washington and an MBA from Texas A&M University.

We believe that Mr. Daul’s skills and experience, particularly his extensive experience serving in leadership roles in the energy and renewables industry, make him well qualified to serve as a member of our board of directors.

Valerie P. Chase—Director Nominee. Ms. Chase’s experience includes 19 years in the finance and accounting industry. She has broad experience across the finance function including technical accounting and SEC reporting, internal controls implementation and compliance, acquisitions and divestitures, cybersecurity and system implementations. From 2018 to 2021, Ms. Chase served as the Vice President, Chief Accounting Officer and Controller of Magnolia Oil & Gas Corporation. From 2010 to 2018, Ms. Chase served in roles of increasing responsibility with Apache Corporation (now APA Corporation), culminating in her role as the head of accounting policy and financial controls. Ms. Chase’s began her career with Ernst & Young LLP in 2005. From 2021 to 2024 Ms. Chase served on the board of HF Foods Group Inc. (NASDAQ: HFFG), serving as chair of both the Audit Committee and the Special Transaction Review Committee. Ms. Chase holds a Bachelor of Economics degree and a Master of Accounting degree from the University of Michigan in Ann Arbor and is a Certified Public Accountant in the State of Texas.

We believe Ms. Chase’s qualifications to sit on our board of directors include her experience in finance, accounting and corporate governance, as well as her expertise in accounting procedures, policies and financial controls.

Status as a Controlled Company

Because LandBridge Holdings will initially own 57,500,000 OpCo Units and 57,500,000 Class B shares, representing approximately 79.9% of our combined voting power following the completion of this offering, we expect to be a controlled company as of the completion of this offering under the Sarbanes-Oxley Act and the NYSE rules. A controlled company is not required to have a majority of independent directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the Sarbanes-Oxley Act and the rules of the NYSE that require us, subject to certain phase-in periods, to have an audit committee composed entirely of independent directors. Under these rules, we must have an audit committee that has one member that is independent by the listing date, a majority of members that are independent within 90 days of the effective date and all members that are independent within one year of the effective date. We expect to have three independent directors upon the closing of this offering.

If at any time we cease to be a controlled company, we intend to take all action necessary to comply with the Sarbanes-Oxley Act and the NYSE rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Composition of Our Board of Directors

Upon consummation of this offering, our Operating Agreement will provide that our board of directors shall consist of such number of directors as shall be determined from time to time by our board of directors but shall not consist of less than nine directors. At the closing of this offering, we will have a single class of directors, and directors will be subject to re-election on an annual basis at each annual meeting of shareholders. After the Trigger Event, our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event. Prior to the date that our Class A shares are first traded on the NYSE, we expect to have ten members on our board of directors.

Our Operating Agreement will not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares will not be able to elect any directors. LandBridge Holdings’ beneficial ownership of greater than 50% of our voting common shares immediately following this offering means LandBridge Holdings will be able to control matters requiring shareholder approval, which includes the election of directors. In addition, LandBridge Holdings maintains certain director designation rights. For more information, see “Certain Relationships and Related Party Transactions—Shareholder’s Agreement.”

Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Director Independence

Our board of directors intends to review the independence of our directors using the independence standards of each of the NYSE and the SEC. Currently, we anticipate that our board of directors will determine that each of Charles Watson, Ty Daul and Valerie P. Chase are within the meaning of the NYSE rules currently in effect and will be independent within the meaning of Rule 10A-3 of the Exchange Act.

Director Compensation

For a discussion of our director compensation arrangements, see “Executive Compensation—Director Compensation.”

Committees of the Board of Directors

Following the completion of this offering, we intend to have an audit committee of our board of directors. In addition, our board of directors may establish such other committees as it determines necessary or advisable from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below. We will rely on the exemptions and phase-in provisions of Rule 10A-3 of the Exchange Act and the NYSE transition rules applicable to companies completing an initial listing.

Audit Committee

We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by each of the Exchange Act and the NYSE rules, subject to certain transitional relief described below. We will establish an audit committee compliant with each of the SEC and the NYSE rules prior to the completion of this offering. We anticipate that following completion of this offering, our audit committee will consist of Charles Watson, Ty Daul and Valerie P. Chase who are independent under the applicable rules of each of the SEC and the NYSE. We expect that our board of directors will determine that Valerie P. Chase is an audit committee financial expert as defined by the SEC. We will rely on the phase-in rules of each of the SEC and the NYSE with respect to the independence of our audit committee.

The audit committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements and company policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of each of the SEC and the NYSE standards.

Conflicts Committee

In accordance with the terms of our Operating Agreement, our board of directors may from time to time refer specific matters that may involve conflicts of interest to a conflicts committee. The members of any such conflicts committee cannot be officers or employees of LandBridge Holdings or its affiliates, including Five Point or WaterBridge, and must meet the independence and experience standards established by each of the SEC and the NYSE to serve on an audit committee of a board of directors. In addition, the members of any such conflicts committee cannot own any interest in LandBridge Holdings or its affiliates, including Five Point or WaterBridge, or any interest in us or our subsidiaries other than shares or awards, if any, awarded under the LTIP.

Compensation Committee

Because we will be a “controlled company” within the meaning of the NYSE rules, we will not be required to, and do not currently expect to, have a compensation committee in the present or foreseeable future.

If and when we are no longer a “controlled company” within the meaning of each of the NYSE rules, we will be required to establish a compensation committee compliant with each of each of the SEC and NYSE rules. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the applicable rules of each of the SEC and the NYSE. This committee would establish salaries, incentives and other forms of compensation for officers and other employees. Any compensation committee would also administer our incentive compensation and benefit plans. Upon formation of any compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of each of the SEC and the NYSE.

Nominating and Corporate Governance Committee

Because we will be a “controlled company” within the meaning of the NYSE rules, we will not be required to, and do not currently expect to, have a nominating and corporate governance committee in the present or foreseeable future.

If and when we are no longer a “controlled company” within the meaning of the NYSE rules, we will be required to establish a nominating and corporate governance committee compliant with SEC and NYSE Rules. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the applicable rules of the SEC and the NYSE. This committee would identify, evaluate and recommend qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of any nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE.

Guidelines for Selecting Director Nominees

In evaluating director candidates we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of a committee of the board to fulfill its duties. In particular, we will assess candidates that:

•	have demonstrated notable or significant achievements in business, education or public service;

•

possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our shareholders.

We will consider a number of additional qualifications in evaluating a person’s candidacy for membership on the board of directors. We may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of the board’s members to obtain a broad and diverse mix of board members.

Corporate Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable, at a minimum, to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Corporate Governance Guidelines

Prior to the completion of this offering, our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to each individual who, during the last completed fiscal year, served in the role of our principal executive officer, and to our two most highly compensated executive officers. We experienced certain executive officer transitions following the 2023 calendar year. However, pursuant to SEC disclosure rules, the executive compensation disclosures within this section are required to cover the applicable executive officers providing services during the 2023 calendar year. With respect to the year ended December 31, 2023, our “Named Executive Officers” were as follows:

Name	Position with LandBridge Company LLC
Steven R. Jones(1)	Co-Chief Executive Officer
Jason Long(2)	Co-Chief Executive Officer and Chief Operating Officer
Michael Reitz(3)	Executive Vice President, Operations
Harrison Bolling	Executive Vice President, General Counsel

(1)	Mr. Jones ceased service as the Company’s Co-Chief Executive Officer effective January 2024.
(2)	Mr. Long served as our Co-Chief Executive Officer and Chief Operating Officer during 2023 and was appointed as the Company’s Chief Executive Officer effective January 2024.
(3)	Mr. Reitz ceased service as the Company’s Executive Vice President, Operations effective January 2024.

Shared Services Agreement

Pursuant to the Shared Services Agreement, the Manager provides us with its senior executive management team which includes each of our Named Executive Officers, as well as general, administrative, overhead and operating services to support our business and development activities. Such general and administrative services include, but are not limited to, legal services, information technology, accounting, financial and tax services and land administrative services. The fee that we pay under the Shared Services Agreement is intended to cover certain allocated compensation and benefits costs for the management team that provides services to us. Such allocations are made by the Manager among us and our affiliates in good faith based upon the time that is devoted by our management team to us and our affiliates party to the Shared Services Agreement, but there is not a specific allocation of value to any one person or any one item of compensation or benefits paid or provided to any specific person. We also do not participate in making decisions regarding the type or amount of compensation or benefits that are provided to the Named Executive Officers for those services.

2023 Summary Compensation Table

As described above, the Named Executive Officers are employed and compensated by the Manager. The Summary Compensation Table is intended to summarize the specific compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2022 and 2023 for services to us and our subsidiaries, but due to the structure of the Shared Services Agreement, we do not allocate a specific percentage or value to the individual elements of our Named Executive Officers’ compensation that would otherwise be shown within the Summary Compensation Table. However, NDB LLC has granted Management Incentive Units (“Incentive Units”) to the Named Executive Officers in certain years (including 2023), which were not covered by the Shared Services Agreement. For the Incentive Units granted to our Named Executive Officers in 2023, we have reflected such Incentive Units in the Summary Compensation Table as an option award grant. For the year ended December 31, 2023, we paid approximately $5 million for shared services and direct cost reimbursements pursuant to the Shared Services Agreement, but there are no allocable costs specific to the compensation of our Named Executive Officers other than with respect to the Incentive Units granted in 2023.

Name and Principal Position	Year	Option Awards ($)(1)		Total ($)
Steven R. Jones(2)
Co-Chief Executive Officer	2023		$667,691		$667,691
	2022	$	N/A	$	N/A
Jason Long
Co-Chief Executive Officer and Chief Operating Officer	2023		$888,523		$888,523
	2022	$	N/A	$	N/A
Michael Reitz(2)
Executive Vice President, Operations	2023		$678,083		$678,083
	2022	$	N/A	$	N/A
Harrison Bolling
Executive Vice President, General Counsel	2023		$519,604		$519,604
	2022	$	N/A	$	N/A

(1)

We believe that, despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock option awards, and accordingly should be classified as options under the definition thereof provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with an option-like feature. The amounts reflected for the 2023 year within this column show the grant date value of the Incentive Units, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, all amounts shown in this column exclude the effect of estimated forfeitures related to service-based vesting conditions. Additional detail regarding the Incentive Units is included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)	As of January 2024, each of Messrs. Jones and Reitz are no longer executive officers.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects information regarding outstanding share-based awards held by our Named Executive Officers as of December 31, 2023. NDB LLC has historically granted Incentive Units pursuant to an incentive unit program, the terms and conditions of which are contained in the limited liability company agreement of NDB LLC and further discussed below under “—Additional Narrative Disclosure Regarding Executive Compensation Matters.” Our Named Executive Officers were eligible to receive grants of Incentive Units under the incentive program and individual Incentive Unit award agreements, and received such outstanding awards in 2020 and 2023. The Incentive Units operate as profits interests awards, rather than capital interests, and have no voting rights.

		Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (3)	Option Exercise Price ($)	Option Expiration Date
Steven R. Jones	July 21, 2023	0	257	N/A	N/A
	June 9, 2020	650	0	N/A	N/A
Jason Long	July 21, 2023	0	342	N/A	N/A
	June 9, 2020	650	0	N/A	N/A
Michael Reitz	July 21, 2023	0	261	N/A	N/A
	June 9, 2020	500	0	N/A	N/A
Harrison Bolling	July 21, 2023	0	200	N/A	N/A
	June 9, 2020	375	0	N/A	N/A

(1)

We believe that, despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with an “option-like feature.” Each Incentive Unit is granted with a specific hurdle amount, or distribution threshold, and will only provide value to the holder based upon our growth above that hurdle amount. Because the Incentive Units are not traditional options, there is no exercise price or expiration date associated with the awards in the table above. A more detailed description of the Incentive Unit program is provided in the narrative below.

(2)	Incentive Units that are reflected as “exercisable” were vested as of December 31, 2023, although not yet settled.
(3)

Incentive Units reflected as “unexercisable” were still subject to time-based vesting conditions as of December 31, 2023. Each Incentive Unit vests in three equal annual installments commencing on the first three anniversaries of the date of grant, subject to the Named Executive Officer’s continued service.

Additional Narrative Disclosure Regarding Executive Compensation Matters

Incentive Unit Awards

Our Named Executive Officers received grants of Incentive Units in 2023 as well as in previous years. Incentive Unit awards are structured as profits interests awards, rather than capital interests, and they do not provide the holder with the rights of an equity holder (such as dividend or voting rights) of NDB LLC. Each Incentive Unit derives a potential value based upon a combination of a threshold value assigned to that award, and the total value of the incentive pool at the time of a distribution to equity holders of NDB LLC (generally triggered upon the occurrence of certain liquidity or other events with respect to NDB LLC).

The Incentive Units were granted subject to a three year service vesting schedule, which is partially met for the Named Executive Officers as shown in the table above. The vesting of an Incentive Unit award can be accelerated upon a change in control event for NDB LLC (as defined within the limited liability company agreement for that entity), but this offering will not result in a change in control for the granting entity. In the event that a Named Executive Officer is terminated by the Manager or the applicable affiliate that employs the Named Executive Officer (the “Employer”) without cause, or the Named Executive Officer terminates his or her employment with good reason, all unvested Incentive Units that would have vested during the following 12 months will be deemed to automatically vest. Upon a termination of a Named Executive Officer’s employment due to death or disability, the Named Executive Officer would receive accelerated vesting of the amount that is the greater of (a) unvested Incentive Units that would have vested during the following 12 months; or (b) the number of Incentive Units that equal 50% of the original Incentive Unit grant amount. In the event that a Named Executive Officer is terminated by an Employer for cause, all unvested Incentive Units are immediately forfeited, and one-third of any Incentive Unit that had become vested prior to that termination will also be forfeited without consideration. All unvested Incentive Units held by a Named Executive Officer upon a termination of employment without good reason, upon the Named Executive Officer’s bankruptcy, or upon the transfer of that Named Executive Officer’s awards by contract (including death, divorce, operation of law or otherwise) will be immediately forfeited.

In connection with LandBridge Holdings’ separation, the Incentive Unit awards will be replicated at LandBridge Holdings and the applicable WaterBridge entities to reflect the Corporate Reorganization. The Named Executive Officers will continue to hold such outstanding Incentive Unit awards following this offering, and such awards applicable to LandBridge Holdings will continue to operate under the terms and conditions of the LandBridge Holdings limited liability company agreement and the individual award agreements governing each grant, including vesting.

Long Term Incentive Plan (the “LTIP”)

In order to incentivize management members following the completion of this offering, we anticipate that our board of directors will adopt an LTIP for employees, consultants and directors. Our Named Executive Officers will be eligible to participate in this plan, which will become effective upon the consummation of this offering. We anticipate that the LTIP will provide for the grant of options, share appreciation rights, restricted shares, restricted share units, share awards, dividend equivalents, other share-based awards, cash awards, substitute awards and performance awards intended to align the interests of service providers (including the Named Executive Officers) with those of our shareholders. The description of the LTIP set forth below is a summary of the material anticipated features of the LTIP. This summary does not purport to be a complete description of all of the anticipated provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which will be filed as an exhibit to this registration statement.

LTIP Share Limits

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, a total of 3,600,000 of our Class A shares will initially be reserved for issuance pursuant to awards under the LTIP. On January 1 of each calendar year, the total number of Class A shares reserved and available for delivery with respect to awards under the LTIP will increase by a number of Class A shares equal to the lesser of (x) 5% of the total number of Class A shares and Class B shares outstanding as of December 31 of the immediately preceding calendar year; (y) the number of Class A shares required to bring the total shares available for issuance under the Plan to 5% of the total number of Class A shares and Class B shares outstanding as of December 31 of the immediately preceding calendar year; or (z) such smaller number of Class A shares as determined by our board of directors. The total number of shares reserved for issuance under the LTIP may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Code). Class A shares subject to an award that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares will again be available for delivery pursuant to other awards under the LTIP; however, shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to an award, will not be available for delivery pursuant to other awards under the LTIP. Substitute awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines will not reduce the number of Class A shares authorized for issuance under the LTIP, nor will Class A shares subject to substitute awards be added to the Class A shares available for issuance under the LTIP.

Additionally, the LTIP limits the value of awards (based on their grant-date fair value) granted to a non-employee director in respect of his or her service as a non-employee director to a maximum of $850,000 during each calendar year during which the LTIP is in effect, except that, for any calendar year in which a non-employee director first commences service on our board of directors or serves as lead director or chairman of our board of directors, additional awards may be granted under the LTIP in excess of such limit.

Administration

The LTIP will be administered by a committee of two or more directors designated our board of directors to administer the LTIP, such as our compensation committee, unless our board of directors elects to administer the LTIP (as applicable, the “administrator”). The administrator will have broad discretion to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the LTIP.

Eligibility

Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including members of our board of directors, are eligible to receive awards under the LTIP at the discretion of the administrator.

Stock Options

The administrator may grant incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A shares on the date on which the option is granted and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our shares, the exercise price of the stock option must be at least 110% of the fair market value of a share of our Class A shares on the date of grant and the option must not be exercisable more than five years from the date of grant.

Share Appreciation Rights (“SARs”)

A SAR is the right to receive an amount equal to the excess of the fair market value of our Class A shares on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of our Class A shares on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, Class A shares or a combination of cash and Class A shares, as determined by the administrator.

Restricted Shares

Restricted shares are a grant of our Class A shares subject to the restrictions on transferability and risk of forfeiture imposed by the administrator. In the discretion of the administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted share with respect to which the distribution was made.

Restricted Share Units

A restricted share unit is a right to receive cash, our Class A shares or a combination of cash and our Class A shares at the end of a specified period equal to the fair market value of our Class A shares on the date of vesting. Restricted share units may be subject to the restrictions, including a risk of forfeiture, imposed by the administrator.

Share Awards

A share award is a transfer of unrestricted Class A shares on terms and conditions determined by the administrator.

Dividend Equivalents

Dividend equivalents entitle an individual to receive cash, our Class A shares, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of our Class A shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted share or a share award). The administrator may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, including, if they are granted in tandem with another award, at the same time and subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue.

Other Share-Based Awards

Subject to limitations under applicable law and the terms of the LTIP, the administrator may grant other awards related to our Class A shares. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into our Class A shares, purchase rights for our Class A shares, awards with value and payment contingent upon our performance or any other factors designated by the administrator, and awards valued by reference to the book value of our Class A shares or the value of securities of, or the performance of, our affiliates.

Cash Awards

The LTIP will permit the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the LTIP.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under the LTIP or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our affiliates.

Performance Awards

Performance awards represent awards with respect to which a participant’s right to receive cash, our Class A shares, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award.

Recapitalization

In the event of any change in our capital structure or business or other corporate transaction or event that would be considered an equity restructuring, the administrator shall or may (as required by applicable accounting rules) equitably adjust the (i) aggregate number or kind of shares that may be delivered under the LTIP, (ii) the number or kind of shares or amount of cash subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, and (iv) the applicable share-based limitations with respect to awards provided in the LTIP, in each case to equitably reflect such event.

Change in Control

In the event of a change in control or other changes to us or our Class A shares, the administrator may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including canceling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), (iii) cancel awards that remain subject to a restricted period as of the date of the change in control or other event without payment or (iv) make any other adjustments to awards that the administrator deems appropriate to reflect the applicable transaction or event.

No Repricing

Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) in connection with adjustments to awards granted under the LTIP as a result of a transaction or recapitalization involving us, without the approval of our shareholders, the terms of outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.

Clawback

All awards granted under the LTIP are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine must, to the extent required by applicable law, or should apply to awards under the LTIP.

Amendment and Termination

The LTIP will automatically expire on the tenth anniversary of its effective date. The administrator may amend or terminate the LTIP at any time, subject to shareholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which our Class A shares are listed. The administrator may amend the terms of any outstanding award granted under the LTIP at any time so long as the amendment would not materially and adversely affect the rights of a participant under a previously granted award without the participant’s consent.

Anti-Hedging Policies

We expect to adopt a policy that will prohibit our employees, including all executive officers, and members of our board of directors from engaging in transactions that are considered to hedge or offset the financial impact of holding our Class A shares.

Director Compensation

We did not pay any compensation or grant any equity awards to any non-employee director during the 2023 calendar year. We expect to adopt a director compensation program for non-employee directors on a go-forward basis that will include a significant element of share-based compensation awards from the LTIP described above, in order to align the interests of our directors and our shareholders. However, we are currently in discussions regarding the design of the director compensation program that will become effective upon completion of this offering, and have not made any final decisions regarding the details of such a program.

Clawback Policy

We intend to timely adopt an incentive compensation clawback policy that complies with the listing standards of the NYSE.

Transaction Bonuses

Following this offering, we expect that our board of directors will authorize the Company to pay discretionary cash bonuses to certain of our officers and employees, including our Named Executive Officers, in respect of the successful completion of this offering in amounts to be determined by our board of directors.

CORPORATE REORGANIZATION

LandBridge was formed as a Delaware limited liability company by NDB LLC on September 27, 2023. LandBridge has elected to be treated as a corporation for U.S. federal income tax purposes. LandBridge has not conducted and will not conduct any material business operations prior to the completion of the Corporate Reorganization, other than certain activities related to this offering. DBR Land currently directly or indirectly owns all of the outstanding equity interests of the subsidiaries through which we will operate our business.

Following the Corporate Reorganization, LandBridge will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate financial results of OpCo and its subsidiaries. OpCo will own all of the outstanding membership interests in DBR Land and operate its assets through various subsidiaries.

In connection with the completion of this offering, the following transactions will occur in the following order:

•	LandBridge Holdings will be formed and will acquire NDB LLC’s interest in OpCo and LandBridge;

•	LandBridge Holdings will cause each of LandBridge and OpCo to amend and restate their respective operating agreements to facilitate this offering;

•

LandBridge will issue 14,500,000 Class A shares in this offering to the public, representing 100% of the economic rights in LandBridge, in exchange for the proceeds of this offering at a price of $20.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus);

•

LandBridge will contribute all of the net proceeds from this offering (including any net proceeds from the exercise of the underwriters’ option to purchase additional Class A shares) to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in this offering;

•	LandBridge Holdings will receive a number of Class B shares equal to the number of OpCo Units held by it immediately following this offering; and

•	OpCo will use the net proceeds (including any net proceeds from the exercise of the underwriters’ option to purchase additional Class A shares) from this offering as described in “Use of Proceeds.”

To the extent the underwriters’ option to purchase additional Class A shares is exercised in full or in part, LandBridge will contribute the net proceeds therefrom to OpCo in exchange for an additional number of OpCo Units equal to the number of Class A shares issued pursuant to the underwriters’ option. OpCo intends to use such proceeds as described in “Use of Proceeds.”

After giving effect to the Corporate Reorganization and this offering and assuming the underwriters’ option to purchase additional Class A shares is not exercised:

•	LandBridge Holdings will own all 57,500,000 of our Class B shares, representing 79.9% of our common shares;

•	investors in this offering will own all 14,500,000 of our Class A shares, representing 20.1% of our common shares;

•	LandBridge will own an approximate 20.1% interest in OpCo; and

•	LandBridge Holdings will own an approximate 79.9% interest in OpCo.

The diagrams under “Summary—Organizational Structure” depict a simplified version of our organization and ownership structure immediately before and after giving effect to this offering and the Corporate Reorganization.

For further details on our agreements with OpCo and its affiliates, please see “Certain Relationships and Related Party Transactions.”

Only our Class A shares will have economic rights and entitle holders thereof to participate in any dividends our board of directors may declare. Each holder of a Class A share will be entitled to one vote on all matters to be voted on by our shareholders generally. We have been authorized to list our Class A shares for trading on the NYSE under the symbol “LB.” Class B shares will not be entitled to participate in any dividends our board of directors may declare but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our Operating Agreement. We do not intend to list the Class B shares on any stock exchange. All of our Class B shares will initially be owned by LandBridge Holdings. For a description of the rights and privileges of shareholders under our Operating Agreement, including voting rights, please see “Our Operating Agreement.”

Following this offering, under the OpCo LLC Agreement, each holder of an OpCo Unit will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares. OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

Our acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units pursuant to an exercise of the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will be allocated to us. These adjustments would not have been available to us absent such acquisition or deemed acquisition of OpCo Units and, to the extent adjustments are allocable to assets of OpCo other than its interests in DBR REIT, are expected to produce tax deductions from depletion, depreciation and amortization that reduce the amount of cash tax that we would otherwise be required to pay in the future.

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Holding Company Structure

Our post-offering organizational structure will allow LandBridge Holdings to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we have elected to be taxed as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement, our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “Summary—Organizational Structure” and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares that will be issued and outstanding upon the consummation of this offering, the Corporate Reorganization and the related transactions and held by:

•	each person known to us to be beneficial owners of more than 5% of any class of our outstanding common shares;

•	each director, director nominee and named executive officer; and

•	all of our directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective more than 5% shareholders, directors, director nominees and named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o 5555 San Felipe Street, Suite 1200, Houston, Texas 77056. The following table does not reflect any of the Class A shares that more than 5% shareholders, directors and named executive officers may purchase in this offering through the directed share program described in “Underwriting—Directed Share Program.”

To the extent that the underwriters sell more than 14,500,000 Class A shares, the underwriters have the option to purchase up to an additional 2,175,000 Class A shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A shares. The table below does not reflect any shares to be issued pursuant to the LTIP.

The amounts and percentages of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the persons or entities listed below has, to our knowledge, sole voting and investment power with respect to all common shares beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering (No Exercise)						Shares Beneficially Owned After this Offering (Full Exercise)
			Class A Shares		Class B Shares(1)		Combined Voting Power(2)		Class A Shares		Class B Shares(1)		Combined Voting Power(2)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
5% Shareholders:
LandBridge Holdings(3)	N/A	100%	—	—	57,500,000	100%	57,500,000	79.9%	—	—	55,325,000	100%	55,325,000	76.8%

Directors and Named Executive Officers:

Jason Long	—	—	—	—	—	—		—	—	—	—	—	—	—
Scott L. McNeely	—	—	—	—	—	—		—	—	—	—	—	—	—
Harrison Bolling	—	—	—	—	—	—		—	—	—	—	—	—	—
Jason Williams	—	—	—	—	—	—		—	—	—	—	—	—	—
David N. Capobianco(3)	N/A	100%	—	—	57,500,000	100%	57,500,000	79.9%	—	—	55,325,000	100%	55,325,000	76.8%
Matthew K. Morrow	—	—	—	—	—	—		—	—	—	—	—	—	—
Kara Goodloe Harling	—	—	—	—	—	—		—	—	—	—	—	—	—

Name of Beneficial Owner	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering (No Exercise)						Shares Beneficially Owned After this Offering (Full Exercise)
			Class A Shares		Class B Shares(1)		Combined Voting Power(2)		Class A Shares		Class B Shares(1)		Combined Voting Power(2)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Michael S. Sulton	—	—	—	—	—	—		—	—	—	—	—	—	—
Frank Bayouth	—	—	—	—	—	—		—	—	—	—	—	—	—
Charles Watson	—	—	—	—	—	—		—	—	—	—	—	—	—
Ty Daul	—	—	—	—	—	—		—	—	—	—	—	—	—
Ben Moore	—	—	—	—	—	—		—	—	—	—	—	—	—
Valerie P. Chase	—	—	—	—	—	—		—	—	—	—	—	—	—
Directors and Executive Officers as a Group (13 Persons)	—	—	—	—	—	—		—	—	—	—	—	—	—

*	Less than 1%.
(1)

Subject to the terms of the OpCo LLC Agreement, OpCo Unitholders (other than us) will have the right to redeem all or a portion of their OpCo Units for Class A shares (or cash, at OpCo’s election) at a redemption ratio of one Class A share for each OpCo Unit redeemed. In connection with any such redemption of OpCo Units, a corresponding number of Class B shares will be cancelled. Please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.” Beneficial ownership of OpCo Units is not reflected as beneficial ownership of our Class A shares for which such OpCo Units may be redeemed.

(2)

Represents percentage of voting power of our Class A shares and Class B shares voting together as a single class. OpCo Unitholders will hold one Class B share for each OpCo Unit that they own. Each Class B share has no economic rights, but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, OpCo Unitholders collectively have a number of votes in us equal to the number of OpCo Units that they hold.

(3)

LandBridge Holdings, which directly holds all of our Class B shares, is controlled by a board of managers consisting of five members. Five Point Energy Fund II AIV-VII LP (“Fund II”) and Five Point Energy Fund III AIV-VIII LP (“Fund III”), who collectively own 97.4% of the capital interests of LandBridge Holdings, have the right to appoint a majority of the members of the board of managers of LandBridge Holdings. Five Point Energy GP II LP is the sole general partner of Fund II. Five Point Energy GP II LLC is the sole general partner of Five Point Energy GP II LP. Five Point Energy GP III LP is the sole general partner of Fund III. Five Point Energy GP III LLC is the sole general partner of Five Point Energy GP III LP. Each of Five Point Energy GP II LLC and Five Point Energy GP III LLC is controlled by David N. Capobianco as each respective entity’s sole member. Mr. Capobianco may exercise voting and dispositive power over the Class B shares held by LandBridge Holdings and may be deemed to be the beneficial owner thereof. Mr. Capobianco disclaims beneficial ownership of Class B shares in excess of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OpCo LLC Agreement

The OpCo LLC Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the OpCo LLC Agreement is qualified in its entirety by reference thereto.

Following this offering, under the OpCo LLC Agreement, each holder of an OpCo Unit will, subject to certain limitations, have a Redemption Right to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments, or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares. OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the Call Right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

Our acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units pursuant to an exercise of the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will be allocated to us. These adjustments would not have been available to us absent such acquisition or deemed acquisition of OpCo Units and, to the extent the adjustments are allocable to assets of OpCo other than its interest in DBR REIT, are expected to produce tax deductions from depletion, depreciation and amortization that reduce the amount of cash tax that we would otherwise be required to pay in the future.

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, our membership interest in OpCo will be correspondingly increased, the number of Class A shares outstanding will be increased, and the number of Class B shares will be decreased.

“Cash Election Amount” means, with respect to the Class A shares to be delivered to the redeeming OpCo Unitholder by OpCo pursuant to the Redemption Right or the Call Right, as applicable, (i) the amount of cash that would be received if the number of Class A shares to which the redeeming OpCo Unitholder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a Class A share on such redemption date, net of actual or deemed offering expenses or (ii) if the Class A shares no longer trade on a securities exchange or automated or electronic quotation system, an amount equal to the Fair Market Value (as defined in the OpCo LLC Agreement) of one Class A share that would be obtained in an in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell and without regard to the particular circumstances of the buyer or seller.

Under the OpCo LLC Agreement, subject to the obligation of OpCo to make tax distributions and to reimburse us for our corporate and other overhead expenses, we will have the right to determine when dividends will be paid to the OpCo Unitholders and the amount of any such dividends.

Following this offering, if we authorize dividends, such dividends will be paid to the OpCo Unitholders generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The OpCo Unitholders, including us, will be allocated their proportionate share of any taxable income or loss of OpCo pursuant to the OpCo LLC Agreement and will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of OpCo. Net profits and net losses of OpCo generally will be allocated to OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. The OpCo LLC Agreement will provide, to the extent cash is available and subject to the terms of any current or future debt or other arrangements, for pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow such holders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow us to satisfy our actual tax liabilities.

The OpCo LLC Agreement will provide that, except as otherwise determined by us or in connection with the exercise of the Call Right, at any time we issue a Class A share or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in OpCo, and OpCo shall issue to us one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time any Class A shares are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by us, upon the same terms and for the same price, as the Class A shares are redeemed, repurchased or otherwise acquired.

Under the OpCo LLC Agreement, the members have agreed that LandBridge Holdings, Five Point and WaterBridge, as well as their affiliates, will be permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with any client of ours.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with LandBridge Holdings (the “RRA”) pursuant to which we will agree to register under the federal securities laws the offer and resale of all Class A shares owned by or underlying the Class B shares and OpCo Units owned by LandBridge Holdings or certain of its affiliates or permitted transferees. These registration rights will be subject to certain conditions and limitations, including the right of the underwriters to limit the number of Class A shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain exceptions, if at any time we propose to register an offering of Class A shares or conduct an underwritten offering, regardless of whether for our own account, then we must notify the holders of Registrable Securities

(as defined in the RRA) or their permitted transferees of such proposal, to allow them to include a specified number of their Class A shares in that registration statement or underwritten offering, as applicable, including Class A shares issuable upon the exchange of the OpCo Units and the cancellation of a corresponding number of our Class B shares.

Any sales in the public market of our Class A shares registrable pursuant to the RRA could adversely affect prevailing market prices of our Class A shares. See “Risk Factors—Risks Related to this Offering and Our Class A Shares—The market price of our Class A shares could be adversely affected by sales of substantial amounts of our Class A shares in the public or private markets or the perception in the public markets that these sales may occur, including sales by LandBridge Holdings and its affiliates after the exercise of the Redemption Right.” We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Master Reorganization Agreement

General

In connection with the consummation of this offering, LandBridge Holdings and certain of its affiliates will enter into a master reorganization agreement (the “Master Reorganization Agreement”), that will govern the consummation of the Corporate Reorganization. Pursuant to the Master Reorganization Agreement, following the formation of LandBridge Holdings and its acquisition of NDB LLC’s interest in OpCo and LandBridge, (i) LandBridge Holdings will cause each of LandBridge and OpCo to amend and restate their respective operating agreements to contain the terms described in this prospectus, (iii) LandBridge will issue 14,500,000 Class A shares in this offering, representing 100% of the economic rights in LandBridge, in exchange for the proceeds of this offering, (iv) LandBridge will contribute all of the net proceeds from this offering (including any net proceeds from the exercise of the underwriter’s option to purchase additional Class A shares) to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in this offering, (v) LandBridge Holdings will receive a number of Class B shares equal to the number of OpCo Units held by it immediately following this offering and (vi) OpCo will use the net proceeds (including any net proceeds from the exercise of the underwriter’s option to purchase additional Class A shares) from this offering as described in “Use of Proceeds.”

After giving effect to the Corporate Reorganization and this offering and assuming the underwriters’ option to purchase additional Class A shares is not exercised, (i) LandBridge Holdings will own all of our Class B shares, representing 79.9% of our common shares, (ii) investors in this offering will own all 14,500,000 of our Class A shares, representing 20.1% of our common shares, (iii) LandBridge will own an approximate 20.1% interest in OpCo and (iv) LandBridge Holdings will own an approximate 79.9% interest in OpCo. For more information, see “Corporate Reorganization.”

Indemnification

We expect the Master Reorganization Agreement will provide that we will indemnify LandBridge Holdings and its affiliates, other than us and our subsidiaries, against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

•	the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following this offering;

•	the consummation of the transactions contemplated by the Master Reorganization Agreement;

•

all federal, state and local tax liabilities attributable to the ownership or the operation of OpCo and its subsidiaries prior to this offering, and any such tax liabilities that may result from the transactions contemplated by the Master Reorganization; and

•

the failure of OpCo or its subsidiaries to have on the closing date of this offering any consent, license, permit or approval necessary to allow such person to own or operate its respective assets and businesses, in substantially the same manner consistent with past practices.

In addition, we expect to indemnify LandBridge Holdings and its affiliates, not including the us and our subsidiaries, against losses, including liabilities under the Securities Act and the Exchange Act, relating to material misstatements in or material omissions from the registration statement of which this prospectus is a part and any other registration statement or report that we file, other than material misstatements or material omissions made in reliance on information relating to and furnished by LandBridge Holdings for use in the preparation of that registration statement or report, against which LandBridge Holdings will agree to indemnify us.

Shareholder’s Agreement

In connection with the closing of this offering, we expect to enter into the Shareholder’s Agreement with LandBridge Holdings. As discussed further below, the Shareholder’s Agreement will provide certain rights to LandBridge Holdings.

Our Shareholder’s Agreement will provide that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our common shares beneficially owned by each) so that no amendment is made to our Operating Agreement in effect as of the date of the Shareholder’s Agreement that would add restrictions to the transferability of our shares by LandBridge Holdings that are beyond those provided for in our Operating Agreement, the Shareholder’s Agreement or applicable securities laws, unless such amendment is approved by LandBridge Holdings.

The Shareholder’s Agreement will provide that, subject to compliance with applicable law and NYSE rules, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, LandBridge Holdings shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; and for so long as LandBridge Holdings and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, LandBridge Holdings shall be entitled to designate at least three directors, two directors and one director, respectively. So long as LandBridge Holdings is entitled to designate one or more nominees to the board and notifies the board of directors of its desire to remove, with or without cause, any director previously designated by it to the board, we are required to take all necessary action to cause such removal. Further, so long as LandBridge Holdings has the right to designate at least one director to our board of directors, it will also have the right to appoint a number of board observers, who will be entitled to attend all meetings of the board in a non-voting, observer capacity, equal to the number of directors LandBridge Holdings is entitled to appoint.

The Shareholder’s Agreement will terminate upon LandBridge Holdings and its affiliates party thereto ceasing to beneficially own at least 10% of our common shares.

Shared Services Agreement

We are party to the Shared Services Agreement with the Manager. Pursuant the Shared Services Agreement, the Manager provides us with our senior executive management team, as well as general, administrative and overhead services to support our business and development activities. The term of the Shared Services Agreement continues until terminated by mutual agreement. As consideration for the services rendered pursuant to the Shared Services Agreement, we reimburse all fees and expenses incurred by the Manager or its affiliates or agents on our behalf. We pay the Manager our proportionate share of its total costs as determined under the Shared Services Agreement. For each of the years ended December 31, 2023 and 2022, we paid approximately $5 million for shared services and direct cost reimbursements.

Equity Sponsor Services

In addition to the Shared Services Agreement, we reimburse Five Point for our usage of its geographic information services as well as legal services as necessary to support our operations. For the years ended December 31, 2023 and 2022, we paid Five Point $0.2 million and $0.1 million in reimbursements in connection with this arrangement.

Historical Transaction with Affiliates

In the normal course of business, we enter into transactions with related parties in which certain of our affiliates hold financial interests, which are described in more detail below.

Transactions with WaterBridge NDB

In the ordinary course of business, we have entered into produced water facilities agreements and a fresh water facilities agreement, together with related SUAs, including easements and rights-of-way, with WaterBridge pursuant to which we have granted certain rights to construct, operate and maintain produced water handling facilities and brackish water facilities on our land. One produced water facilities agreement has an initial term of approximately five years and automatic one-year renewals unless terminated by either party prior to renewal. The other produced water facilities agreement has an initial term of approximately ten years and automatic one-year renewals unless terminated by either party prior to renewal. The fresh water facilities agreement has an initial term of approximately fifteen years and automatic one-year renewals unless terminated by a party prior to renewal. SUAs generally have terms of 10 years, with the option for WaterBridge to renew for additional 10-year terms in return for additional renewal payments, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For the years ended December 31, 2023 and 2022, we received $9.3 million and $3.3 million, respectively, of total revenues in fees related to such agreements.

East Stateline Acquisition

On May 10, 2024, we acquired the East Stateline Ranch, consisting of approximately 103,000 surface acres and associated surface use contracts, from a private third-party seller for aggregate cash consideration of $360.0 million pursuant to the East Stateline Acquisition. In connection with the East Stateline Acquisition, we entered into a partial assignment and assumption agreement with WaterBridge, pursuant to which we assigned our rights to acquire certain produced water and brackish supply water assets to WaterBridge prior to the closing of the East Stateline Acquisition, and in exchange WaterBridge funded purchase consideration of $165.0 million at closing of the transaction. In accordance with the partial assignment, we also acquired the associated surface use contracts.

Transactions with WaterBridge Operating

In the ordinary course of business, we have entered into SUAs, including easements and right-of-way, with WaterBridge Operating pursuant to which we have granted certain rights to construct, operate and maintain water facilities on our land. Such SUAs typically have terms of 10 years, with the option for WaterBridge Operating to renew for additional 10-year terms in return for one-time renewal payments, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For each of the years ended December 31, 2023 and 2022, we received $1.1 million and less than $100,000 in fees related to such agreements, consisting primarily of surface damage payments.

Transactions with Desert Environmental

In the ordinary course of business, we have entered into SUAs with subsidiaries of Desert Environmental pursuant to which we have granted certain rights to construct, operate and maintain non-hazardous oilfield reclamation and solid waste facilities on our land. Such agreements have a minimum term of 10 years and include an industry standard fee schedule, with a provision for royalties based of a percentage of net revenue received by Desert Environmental non-hazardous oilfield reclamation activities. For the years ended December 31, 2023 and 2022, we received $1.1 million and less than $100,000, respectively, in fees related to such agreements, consisting primarily of surface damage payments and minimal royalties on non-hazardous oilfield reclamation activities.

In November 2022, we acquired approximately 650 acres of land in Reeves County, Texas from a subsidiary of Desert Environmental for $2.1 million.

Review, Approval or Ratification of Transactions with Related Persons

Prior to the closing of this offering, we have not adopted a formal policy for approval of Related Party Transactions, but intend to do so following the closing of this offering. For as long as we are a “smaller reporting company,” a “Related Party Transaction” is defined as any transaction, arrangement or relationship in which we or any of our current or future subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any Related Person had, has or will have a direct or indirect material interest. Once we no longer qualify as a “smaller reporting company,” a “Related Party Transaction” will be defined as a transaction, arrangement or relationship in which we or any of our current or future subsidiaries was, is or will be a participant and the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or a director nominee;

•	any person who is known by us to be the beneficial owner of more than 5% of our outstanding common shares; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common shares.

We anticipate that our board of directors will adopt a written related party transactions policy prior to the completion of this offering relating to approval of Related Party Transactions. Pursuant to this policy, we expect that, subject to certain exceptions, any such transactions, which, for the avoidance of doubt, will include transactions with LandBridge Holdings and its affiliates, including Five Point and WaterBridge, may, at the sole discretion of our board of directors in light of the circumstances, be reviewed and approved or ratified by our Audit Committee or Conflicts Committee pursuant to the procedures included in our Operating Agreement. Not all conflicted transactions are required to be presented to a conflicts committee, and our board of directors expects to adopt a separate conflicts of interest policy for routine matters that may arise on an ongoing basis. In addition, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of the Unrestricted Parties, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of our board of directors to us or our shareholders, if such resolution or course of action (i) is approved by a conflicts committee, which is composed entirely of independent directors, (ii) is approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) is determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) is determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In determining whether to approve or ratify a Related Party Transaction, we expect that the appropriate parties will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to us; and the availability of other sources for comparable assets, products or services. The terms of this policy will be reviewed annually by our board of directors, which may, in its sole discretion, choose to amend or replace this policy at any time.

Parents of the Smaller Reporting Company

For a discussion regarding our controlling shareholder immediately following this transaction, see “Corporate Reorganization.”

DESCRIPTION OF SHARES

Upon completion of this offering, 14,500,000 Class A shares will be issued and outstanding and 57,500,000 Class B shares will be issued and outstanding and no preferred shares will be issued and outstanding.

The following summary of Class A shares, Class B shares and preferred shares does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Operating Agreement and our certificate of formation, which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A shares

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of Class A shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of the Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the Class B shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class A shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class A shares are entitled to ratably receive, in proportion to the Class A shares held by them, dividends (payable in cash, shares or otherwise) when and if declared by our board of directors, from time to time in its discretion, out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred shares. To the extent OpCo makes distributions to us and the OpCo Unitholders, including LandBridge Holdings, we intend to pay dividends in respect of our Class A shares out of some or all of such dividends, if any, remaining after the payment of taxes and other expenses. However, because our board of directors may determine to pay or not pay dividends in respect of our Class A shares based on the factors described above, holders of our Class A shares may not necessarily receive dividends, even if OpCo makes such distributions to us.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A shares are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding preferred shares.

Other Matters. Class A shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no sinking fund provisions applicable to the Class A shares. All outstanding Class A shares, including the Class A shares offered in this offering, are fully paid and non-assessable.

Class B shares

Generally. In connection with the Corporate Reorganization and this offering, each OpCo Unitholder will receive one Class B share for each OpCo Unit that it holds. Accordingly, OpCo Unitholders will have a number of votes in us equal to the aggregate number of OpCo Units that they hold. Class B shares cannot be transferred except in connection with a permitted transfer of a corresponding number of OpCo Units and vice versa.

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of our Class B shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class B shares do not have any right to receive dividends, unless the dividend consists of our Class B shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable for Class B shares paid proportionally with respect to each outstanding Class B share and dividends consisting of Class A shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable or exchangeable for Class A shares on the same terms is simultaneously paid to the holders of Class A shares.

Liquidation Rights. Holders of our Class B shares do not have any right to receive any distribution upon our liquidation, dissolution or other winding up.

Other Matters. Class B shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B shares. All outstanding Class B shares, including the Class B shares issued in connection with the Corporate Reorganization, are fully paid and non-assessable.

Preferred Shares

Pursuant to our Operating Agreement, our board of directors by resolution may establish and issue from time to time one or more classes or series of preferred shares, with such number, powers, preferences, rights, qualifications, limitations, restrictions and designations, which may include distribution rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval, subject to any limitations prescribed by law. The rights with respect to a series of preferred shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to such preferred shares. Except as provided by law or in a preferred share designation, the holders of preferred shares will not be entitled to vote at or receive notice of any meeting of shareholders. The effect of issuing preferred shares may include, among other things, one or more of the following:

•	restricting any dividends in respect of our Class A shares;

•	diluting the voting power of our common shares, including our Class A shares, or providing that holders of preferred shares have the right to vote on matters as a separate class;

•	impairing the liquidation rights of our Class A shares; or

•	delaying or preventing a change of control of us.

In addition, if we issue preferred shares, OpCo will concurrently issue to us an equal number of preferred units, corresponding to the preferred shares issued by us, and such preferred units will have substantially the same rights to distributions and other economic rights as those of our preferred shares.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company will serve as the registrar and transfer agent for the Class A shares.

Transfer of common shares

Upon the transfer of a common share in accordance with our Operating Agreement, the transferee of the common share shall be admitted as a member with respect to the class of common shares transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically becomes bound by the terms and conditions of our Operating Agreement;

•	represents that the transferee has the capacity, power and authority to enter into our Operating Agreement; and

•

makes the consents, acknowledgements and waivers contained in our Operating Agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

We will cause any transfers to be recorded on our books and records from time to time (or shall cause the registrar and transfer agent to do so, as applicable).

Upon a shareholder’s election of a broker, dealer or other person to serve as nominee, agent or in some other representative capacity for such beneficial owner, we intend to treat such nominee holder as the absolute owner of the applicable common shares until we are notified of the revocation of such election. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder. Such treatment may limit the beneficial owner’s recourse against us with respect to matters taken by the nominee holder pursuant to such agreement. To the extent a shareholder nominates a broker, dealer or other person to act as nominee, agent or in some other representative capacity for such shareholder, such shareholder should coordinate with such representative to communicate its intention with respect to exercising its rights as a shareholder.

Common shares are securities and any transfers are subject to the laws governing the transfer of securities.

Until a common share has been transferred on our books, we and the transfer agent may treat the record holder of the common share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Registration Rights

For a description of registration rights with respect to our Class A shares, see the information under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Listing

We have been authorized to list our Class A shares on the NYSE under the symbol “LB.”

OUR OPERATING AGREEMENT

Organization and Duration

We were formed as a Delaware limited liability company on September 27, 2023 and will remain in existence until dissolved in accordance with our Operating Agreement.

Purpose

Under our Operating Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our common shares and such transfer being reflected on our transfer agent’s books and records, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our Operating Agreement.

Pursuant to our Operating Agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers and board of directors, as applicable, the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our Operating Agreement.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to call a meeting of our shareholders to consider and vote upon the proposed amendment or, prior to the Trigger Event, may seek written approval of the holders of the number of common shares required to approve the amendment. An amendment must be approved by (i) prior to the Trigger Event, the affirmative vote of the holders of a majority of our then-outstanding common shares and (ii) after the Trigger Event, the affirmative vote of the holders of at least 66 2/3% of our then-outstanding common shares.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of common shares so affected;

•	provide that we are not dissolved upon an election to dissolve our company by our board of directors that is approved by holders of a majority of outstanding common shares;

•	change the term of existence of our company; or

•

give any person the right to dissolve our company other than our board of directors’ right to dissolve our company with the approval of holders of a majority of the total combined voting power of our outstanding common shares.

No Shareholder Approval. Our board of directors may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;

•

the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•

a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state;

•	a change in our legal form from a limited liability company to a corporation;

•

an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board of directors or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our Operating Agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;

•

any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that sets forth the designations, rights, preferences, and duties of any class or series of shares; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of common shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Class A shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of common shares under the provisions of our Operating Agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our Operating Agreement or are otherwise contemplated by our Operating Agreement.

Termination and Dissolution

We will continue as a limited liability company until dissolved pursuant to our Operating Agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the holders of a majority of our outstanding common shares; (2) the entry of a decree of judicial dissolution of the Company; or (3) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Upon dissolution, our affairs will be wound up and our assets, including the proceeds from any liquidation thereof, will be applied and distributed in the following manner: (i) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of our liabilities, (ii) second, to establish cash reserves for contingent or unforeseen liabilities and (iii) third, to the members in proportion to the number of Class A shares owned by each of them, subject to any preferential rights held by preferred shareholders, if any.

Books and Reports

We are required to keep appropriate books and records of our business at our principal offices, which may be kept electronically. The books and records will be maintained for both tax and financial reporting, as well as general company purposes. For financial reporting and tax purposes, our fiscal year is the calendar year. Our Operating Agreement provides that our shareholders have the right, subject to certain restrictions stated therein, to obtain access to certain of our books and records, including our share ledger and list of shareholders, upon reasonable demand for any purpose reasonably related to such shareholder’s interest as a shareholder. We will use commercially reasonable efforts to furnish to shareholders an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

Anti-Takeover Effects of Delaware Law and Our Operating Agreement

The following is a summary of certain provisions of our Operating Agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt via proxy contest or otherwise, or the removal of our incumbent officers and directors, that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the Class A shares. These provisions may also have the effect of preventing changes in our management. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and the promotion of shareholder interests.

Issuance of Additional Interests

Our Operating Agreement authorizes us to issue an unlimited number of additional limited liability company interests of any type without the approval of our shareholders, subject to the rules of the NYSE. Any issuance of additional Class A shares or other limited liability company interests would result in a corresponding decrease in the proportionate ownership interests in us represented by, and could adversely affect the cash distributions related to and market price of, Class A shares then outstanding. These additional limited liability company interests may be utilized for a variety of corporate purposes, including future offerings to repay debt obligations, raise additional capital and fund corporate acquisitions. The existence of authorized but unissued limited liability company interests could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute-Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our Operating Agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless:

•	the transaction is approved by the board of directors before the date the interested shareholder attained that status;

•

upon consumption of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding shares that is not owned by the interested shareholder.

For purposes of Section 203 of the DGCL, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting shares.

Other Provisions of Our Operating Agreement

Our Operating Agreement provides that our board of directors shall consist of not less than nine directors, as the board of directors may from time to time determine. At the closing of this offering, we will have a single class of directors, and directors will be subject to re-election on an annual basis at each annual meeting of shareholders.

After the Trigger Event, our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors following the Trigger Event. The classified board provision could increase the likelihood that incumbent directors will retain their positions after the Trigger Event. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be viewed by our shareholders to be in their best interest.

Our Operating Agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares will not be able to elect any directors. LandBridge Holdings’ initial beneficial ownership of greater than 50% of our common shares means LandBridge Holdings will be able to control matters requiring shareholder approval, which includes the election of directors.

In addition, our Operating Agreement provides that after the Trigger Event, the affirmative vote of the holders of not less than two-thirds in voting power of all then-outstanding common shares entitled to vote generally in the election of our board of directors, voting together as a single class, shall be required to remove any director from office, and such removal may only be for “cause” (prior to such time, a director or the entire board of directors may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors).

After the Trigger Event, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by shareholders holding a majority of the then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class).

Pursuant to our Operating Agreement, preferred shares may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties thereof without limitation. See “Description of Shares—Preferred Shares.”

Consent Rights

Pursuant to our Operating Agreement, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, we have agreed not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of LandBridge Holdings:

•	increasing or decreasing the size of our board of directors, committees of our board of directors or boards and committees of our subsidiaries;

•	terminating our chief executive officer or removing the Chairman of our board of directors and/or hiring or appointing either of their successors;

•	agreeing to or entering into any transaction that would result in a change of control of the Company or enter into definitive agreements with respect to a change of control transaction;

•

incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt that exceeds our Adjusted EBITDA for the four quarter period immediately prior to the proposed date of the incurrence of such debt by 4.00 to 1.00.

•

authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of any kind (other than pursuant to any equity compensation plan approved by our board of directors or a committee of our board of directors or intra-company issuances among the Company and our subsidiaries);

•

making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing or any determination not to oppose such an action or proceeding commenced by a third party;

•

selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of 2% of our Consolidated Net Tangible Assets (as defined in the Operating Agreement) determined as of the end of the most recently completed fiscal quarter or year, as applicable, immediately, prior to the proposed date of the consummation of such transaction or such series of transactions; and

•	any amendment, modification or waiver of the consent rights described in the clauses above.

Additionally, for so long as LandBridge Holdings and certain affiliates beneficially own at least 10% of our outstanding common shares, we and our subsidiaries may not, without the approval of LandBridge Holdings, make any amendment, modification or waiver of our Operating Agreement or any other of our governing documents that materially and adversely affects LandBridge Holdings.

Ability of Our Shareholders to Act

Prior to the Trigger Event, special shareholder meetings may be called at the request of our shareholders holding a majority of the then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class. After the Trigger Event, our Operating Agreement will not permit our shareholders to call special shareholders meetings. Special meetings of shareholders may also be called by a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Prior to the Trigger Event, our Operating Agreement will allow our shareholders to act by written consent in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of our preferred shares with respect to such series. After the Trigger Event, our shareholders may not act by written consent and may only take action at a duly called annual or special meeting of our shareholders.

Our Operating Agreement establishes advance notice procedures with respect to shareholder proposals and nominations of persons for election to our board of directors, other than nominations made by or at the direction of our board of directors or any committee thereof. In addition to any other applicable requirements, our Operating Agreement provides that for business to be properly brought before an annual meeting by a shareholder, including proposals to nominate candidates for election as directors at a meeting of shareholders, such shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed to and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the date on which we first made publicly available (whether by mailing, by filing with the SEC or by posting on an internet website) our proxy materials for the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting of shareholders was held in the previous year, or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was made and (ii) in the case of a special meeting, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public disclosure of the date of the special meeting was made. Pursuant to our Operating Agreement, any shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of Rule 14a-19 of the Exchange Act at the time such shareholder complies with the earlier deadlines in the advance notice provisions of the Operating Agreement. For any nominations or any other business to be properly brought before an annual or special meeting by LandBridge Holdings or any other person that becomes party to, or bound by the provisions of, the Shareholder’s Agreement, such person must submit notice thereof not later than the later of the close of business on the 30th day prior to the date the we first file our preliminary or definitive proxy statement related to such meeting pursuant to the Exchange Act or the tenth day following the day on which public announcement is first made of the date of the special meeting, and we and such person shall cooperate reasonably and in good faith with respect to the inclusion of such matters to be considered at such meeting.

Duties of Officers and Directors

Our Operating Agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our Operating Agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of the Operating Agreement. Finally, our Operating Agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

However, there are certain provisions in our Operating Agreement that modify duties and obligations owed by our directors and officers from those required under the DGCL and provide for exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. In contrast, under the DGCL, a director or officer would be liable to us for (i) breach of the duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we must indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. In contrast, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our directors, officers, equity owners or their respective affiliates, including LandBridge Holdings, including Five Point and WaterBridge, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by a conflicts committee or other committee of our board of directors, as applicable, which is composed entirely of independent directors, (ii) approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In contrast, under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

Fourth, our Operating Agreement provides that, in our capacity as the managing member of OpCo, our board of directors may approve amendments to the OpCo LLC Agreement relating to the mechanics of a redemption of OpCo Units (together with the cancellation of a corresponding number of Class B shares) for Class A shares without any duty to us.

In addition, our Operating Agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Prior to the Trigger Event and beginning with our first annual meeting of shareholders following this offering, members of our board of directors will be elected by the holders of a majority of our issued and outstanding voting common shares entitled to vote generally thereon voting together as a single class. At the closing of this offering, our board of directors will initially consist of 10 directors, serving as a single class and subject to re-election on an annual basis at each annual meeting of shareholders. After the Trigger Event, our board will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, with the terms staggered so that the term of only one class of directors expires at each annual meeting; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event. After the Trigger Event, any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, subject to the rights of holders of a series of our preferred shares, if applicable.

Removal of Members of Our Board of Directors

Prior to the Trigger Event, a director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors. After the Trigger Event, the affirmative vote of the holders of not less than two-thirds in voting power of all our then-outstanding common shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office, and such removal may only be for “cause.” After the Trigger Event, any vacancy in the board of directors caused by any such removal may only be filled by the affirmative vote of a majority of directors then in office. Prior to the Trigger Event, vacancies may also be filled by shareholders holding a majority of our then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability.

Our subsidiaries will initially conduct business only in the states of Texas and New Mexico. We may decide to conduct business in other states, and maintenance of limited liability for us, as a member of our operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of shareholders for the obligations of a limited liability company have not been clearly established in certain jurisdictions. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our shareholders.

Forum Selection

Our Operating Agreement will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or agents to us or our shareholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware LLC Act or our Operating Agreement; or

•	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

Our Operating Agreement will also provide that, to the fullest extent permitted by applicable law, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our Operating Agreement will also provide that any person or entity purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of, and to have consented to, these exclusive forum provisions. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Operating Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations, cash flows and financial position.

Limitations on Liability and Indemnification of Directors and Officers

Our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We believe that these indemnification provisions, agreements and insurance are useful to attract and retain qualified directors and officers.

Corporate Opportunity

Under our Operating Agreement, to the extent permitted by law:

•

each Unrestricted Party has the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•

if any Unrestricted Party acquires knowledge of a potential business opportunity, transaction or other matter, they have no duty to offer or communicate such corporate opportunity to us, our shareholders or our affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•

in the event that any of our directors and officers who is also a director, officer or employee of LandBridge Holdings or any its affiliates, including Five Point and WaterBridge, acquire knowledge of such a corporate opportunity or is offered such a corporate opportunity, provided that this knowledge was not acquired using confidential information and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if LandBridge Holdings or any its affiliates, including Five Point and WaterBridge, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Our Operating Agreement will further provide that, at any time LandBridge Holdings beneficially owns less than 40% of our common shares, any amendment to or adoption of any provision inconsistent with our Operating Agreement’s provisions governing the renouncement of business opportunities must be approved by the affirmative vote of the holders of at least two-thirds of our then-outstanding common shares.

Shareholder’s Agreement

The foregoing is limited and subject to in all respects, the rights and obligations included in the Shareholder’s Agreement. For a discussion of the Shareholder’s Agreement, see “Certain Relationships and Related Party Transactions—Shareholder’s Agreement.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A shares. Future sales of our Class A shares in the public market, or the availability of such Class A shares for sale in the public market, could adversely affect the market price of our Class A shares prevailing from time to time. As described below, only a limited number of Class A shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of our Class A shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A shares at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Class A shares

Upon the closing of this offering, we will have outstanding an aggregate of 14,500,000 Class A shares. Of these Class A shares, all of the 14,500,000 Class A shares (or 16,675,000 Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full) to be sold in this offering, other than any Class A shares sold pursuant to the directed share program, which may be subject to the lock-up restrictions described under “Underwriting—Directed Share Program,” will be freely tradable without restriction or further registration under the Securities Act, unless the Class A shares are held or acquired by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All remaining Class A shares held by our existing shareholders will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were or will be issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

In addition, subject to certain limitations and exceptions, LandBridge Holdings will have the right, pursuant to the Redemption Right, to cause OpCo to acquire all or a portion of its OpCo Units for Class A shares (on a one-for-one basis with the cancellation of a corresponding number of Class B shares, subject to applicable conversion rate adjustments). Upon consummation of this offering, LandBridge Holdings will hold 57,500,000 OpCo Units, all of which (together with the cancellation of a corresponding number of Class B shares) will be redeemable for 57,500,000 Class A shares. See “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.” The Class A shares we issue upon such redemptions would be “restricted securities” as defined in Rule 144 described below. However, upon the closing of this offering, we intend to enter into a registration rights agreement with LandBridge Holdings that will require us to register under the Securities Act these Class A shares. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, our Class A shares (excluding the Class A shares to be sold in this offering) that will be available for sale in the public market are as follows:

•	no Class A shares will be eligible for sale on the date of this prospectus or prior to 180 days after the date of this prospectus; and

•

57,500,000 Class A shares will be eligible for sale upon the expiration of the lock-up agreements, 100% of which are Class A shares that may be issued in exchange for OpCo Units (together with the cancellation of a corresponding number Class B shares), beginning 180 days after the date of this prospectus when permitted under Rule 144 or Rule 701.

Lock-up Agreements

Subject to certain exceptions and under certain conditions, we, LandBridge Holdings, certain of its affiliates, and all of our executive officers and directors have agreed or will agree with the underwriters not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or transfer, without the prior written consent of Goldman Sachs & Co. LLC and Barclays Capital Inc., any Class A shares or securities convertible into or exercisable or exchangeable for Class A shares, including OpCo Units and Class B shares, for a period of 180 days after the date of this prospectus. Please see the section titled “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose Class A shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those Class A shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those Class A shares without regard to the provisions of Rule 144.

A person (or persons whose Class A shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of Class A shares that does not exceed the greater of one percent of the then outstanding Class A shares or the average weekly trading volume of our Class A shares reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchase or otherwise receive Class A shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to sell such Class A shares 90 days after the effective date of this offering once we become subject to the reporting requirements of the Exchange Act in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the Class A shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Shares Issued Under Employee Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register Class A shares issuable under our LTIP. The registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, Class A shares registered under such registration statement may be made available for sale in the open market following the effective date of such registration statement, unless such Class A shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described elsewhere in this prospectus.

Additional Interests

Our Operating Agreement provides that we may issue an unlimited number of limited liability company interests of any type at any time without a vote of the shareholders, subject to the rules of the

NYSE. Any issuance of additional Class A shares or other limited liability company interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions related to and market price of, Class A shares then outstanding. Please see “Our Operating Agreement—Anti-Takeover Effects of Delaware Law and Our Operating Agreement—Issuance of Additional Interests.”

Registration Rights

For a description of certain registration rights with respect to our Class A shares, see the information under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A shares by a non-U.S. holder (as defined herein), that holds our Class A shares as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Services (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•

qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund) or any other person that is subject to special rules or exemptions under the Foreign Investment in Real Property Tax Act;

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A shares under the constructive sale provisions of the Code;

•	persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE,

OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A shares that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

LandBridge Company LLC U.S. Federal Income Taxation

Although we were formed as a limited liability company, we have elected to be taxed as a corporation for U.S. federal income tax purposes. Thus, we are generally obligated to pay U.S. federal income tax on our worldwide net taxable income.

Dividends and Other Distributions

As described in the section entitled “Dividend Policy,” we expect to make dividends to our Class A shareholders in amounts determined from time to time by our board of directors. In the event we distribute cash or other property to our Class A shareholders, such dividends will constitute “dividends” for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such dividends exceed our current and accumulated earnings and profits, the dividends will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A shares (and will reduce such tax basis) and thereafter as capital gain from the sale or exchange of such Class A shares. See “—Gain on Disposition of Class A Shares.”

Subject to the withholding requirements under FATCA (as defined herein) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax (including backup withholding described below) if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Shares

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding on any gain realized upon the sale or other disposition of our Class A shares unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A shares constitute a United States real property interest in the event that we are or become a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the Class A shares and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, provided that our Class A shares are and continue to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the Class A shares, more than 5% of our Class A shares will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A shares at the regular graduated rates as a result of our status as a USRPHC. If our Class A shares were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of shares owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A shares in the manner generally applicable to United States persons, and a 15% withholding tax would apply to the gross proceeds from such disposition. NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FOREGOING RULES TO THEIR OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A shares and, subject to the U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of our common shares, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common shares paid after January 1, 2019, would have originally been subject to withholding under FATCA, U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A shares.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of our Class A shares by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A shares with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of such Class A shares is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•	whether in the future there may be no market in which to sell or otherwise dispose of the Class A shares;

•

whether the acquisition or holding of such Class A shares will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only such Class A shares or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our Class A shares by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, our Class A shares should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)-i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company” (as defined in the DOL regulations) i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)

there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our Class A shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of such Class A shares. Purchasers of our Class A shares have the exclusive responsibility for ensuring that their acquisition and holding of such Class A shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our Class A shares to a Plan is in no respect a representation by us or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING

The Company and Goldman Sachs & Co. LLC and Barclays Capital Inc., as the representatives of the underwriters named below, have entered into an underwriting agreement with respect to the Class A shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A shares indicated in the following table.

Underwriters	Number of Class A Shares
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Raymond James & Associates, Inc.
Piper Sandler & Co.
Janney Montgomery Scott LLC
Johnson Rice & Company L.L.C.
PEP Advisory LLC
TCBI Securities, Inc.
Roberts & Ryan, Inc.

Total	14,500,000

The underwriters are committed to purchase and pay for all of the Class A shares being offered, if any are purchased, other than the Class A shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have an option to buy up to an additional 2,175,000 Class A shares from the Company to cover sales by the underwriters of a greater number of Class A shares than the total number set forth in the table above. They may exercise that option for 30 days after the date of the underwriting agreement. If any Class A shares are purchased pursuant to this option, the underwriters will severally purchase Class A shares in approximately the same proportion as set forth in the table above.

The cornerstone investor has indicated an interest in purchasing up to an aggregate of $80 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,175,000 additional Class A shares.

Paid by the Company

	No Exercise	Full Exercise
Per Class A share	$	$
Total	$	$

Class A shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any Class A shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the public offering price. After the initial offering of the Class A shares, the underwriters may change the offering price and the other selling terms. The offering of the Class A shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In connection with this offering, the Company and its executive officers, directors, and LandBridge Holdings, and certain of its affiliates, have agreed with the underwriters not to, subject to certain exceptions, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or transfer any of their Class A shares or securities convertible into or exchangeable for Class A shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The representatives, in their sole discretion and subject to applicable requirements, may release the Class A shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the Class A shares and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release and the number of Class A shares or other securities for which the release is being requested.

Prior to the offering, there has been no public market for the Class A shares. The public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the public offering price of the Class A shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have been authorized to list the Class A shares on the NYSE under the symbol “LB.” In order to meet one of the requirements for listing the Class A shares on the NYSE, the underwriters will undertake to sell lots of 100 or more Class A shares to a minimum of 400 beneficial holders.

We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $7.5 million. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement. In addition, the underwriters have agreed to reimburse us for certain expenses that we have incurred in connection with the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage, financing and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary fees and expenses. In particular, affiliates of Goldman Sachs & Co. LLC, Barclays Capital Inc., Wells Fargo Securities, LLC and TCBI Securities, Inc. are lenders under our credit facility. In addition, Goldman Sachs & Co. LLC would act as placement agent in connection with a concurrent private placement and would receive a customary placement agent fee.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans and credit default swaps) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Short sales involve sales by the underwriters of Class A shares in excess of the number of Class A shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the short position is not greater than the number of Class A shares that they may purchase in their option to purchase additional Class A shares. In a naked short position, the short position is greater than the number of Class A shares in their option to purchase additional Class A shares. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A shares and/or purchasing Class A shares in the open market.

•

Syndicate covering transactions involve purchases of Class A shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A shares to close out the short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through the option to purchase additional Class A shares. If the underwriters sell more Class A shares than could be covered by the option to purchase additional Class A shares, a naked short position, the position can only be closed out by buying Class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the Class A shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of Class A shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A shares or preventing or retarding a decline in the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters and one or more of the underwriters participating in this offering may distribute prospectuses electronically.

Directed Share Program

At our request, the underwriters have reserved up to 10% of the Class A shares being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by Raymond James & Associates, Inc., an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved Class A shares, but any purchases they do make will reduce the number of Class A shares available to the general public. Any reserved Class A shares not so purchased will be offered by the underwriters to the general public on the same terms as the other Class A shares. Directors, officers and other employees that participate in the directed share program will be subject to a 180-day lock-up with respect to any Class A shares sold to them pursuant to that program. This lock-up will have similar restrictions and extension provision to the lock-up agreements described above. Any Class A shares sold in the directed share program to our directors or officers will be subject to the lock-up agreements described above. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of Class A shares reserved for the directed share program.

Other than the underwriting discounts described on the cover page of this prospectus, the underwriters will not be entitled to any commissions with respect to shares of the Class A shares sold pursuant to the directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Class A shares (have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Class A shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Class A shares shall require the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the Class A shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A shares in, from or otherwise involving the United Kingdom.

Canada

The Class A shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Class A shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the

Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The Class A shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of

Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the Class A shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Class A shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Class A shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Class A shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the Class A shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the Class A shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class A shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the Class A shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the Class A shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The Class A shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Brazil

The offer and sale of the Class A shares have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution no 160, dated July 13, 2022, as amended (“cvm resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The Class A shares only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a Non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. the trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of our Class A shares offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of DBR Land Holdings LLC as of and for the years ended December 31, 2023 and 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The balance sheet of LandBridge Company LLC as of December 31, 2023, included in this prospectus and registration statement, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheet is included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The financial statements of East Stateline Ranch as of and for the years ended December 31, 2023 and 2022, included in this prospectus, have been audited by Weaver and Tidwell, LLP, independent auditors, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

Estimates of our reserves and related future net revenues related to our properties as of December 31, 2023 and 2022 included herein and elsewhere in the registration statement of which this prospectus forms a part were based upon reserve reports prepared by our independent petroleum engineers, W.D. Von Gonten & Co. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

Information related to well locations as of April 30, 2024, included in this prospectus has been prepared by Netherland, Sewell & Associates, Inc. We have included this information in reliance on the authority of such firm as an expert in such matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our Class A shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Class A shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. A copy of the registration statement, of which this prospectus forms a part, and the exhibits and schedules thereto may be downloaded from the SEC’s website.

As a result of this offering, we will become subject to full information reporting requirements of the Exchange Act and will file with or furnish to the SEC periodic reports and other information. We intend to furnish our shareholders with annual reports containing our audited financial statements prepared in accordance with GAAP and certified by an independent public accounting firm. We also intend to furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, for the first three fiscal quarters of each fiscal year. Our website is located at www.landbridgeco.com. Following the completion of this offering, we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

GLOSSARY OF CERTAIN INDUSTRY TERMS

AMI. Area of mutual interests.

Bbl. One barrel of volume used for measuring oil.

BLM. Bureau of Land Management.

Boe. A barrel of oil equivalent, which is used to express crude oil, NGL and natural gas volumes on a comparable crude oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of natural gas to 1.0 Bbl of crude oil or NGL.

Bpd. Barrels per calendar day.

Brackish Water. Water with salinity levels between seawater and freshwater.

CAGR. Compound annual growth.

Caliche. A crust of coarse sediment or weathered soil in calcium carbonate. It forms when lime-rich groundwater rises to the surface by capillary action and evaporates into a crumbly-like powder, forming a tough, indurated sheet called calcrete.

Completion. Installation of permanent equipment for production of natural gas, NGLs or oil or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

Crude Oil. A mixture of hydrocarbons that exists in liquid phase in natural underground reservoirs and remains liquid at atmospheric pressure after passing through surface separating facilities.

DBR Solar. DBR Solar LLC, a Delaware limited liability company.

Delaware Basin. A geological depositional and structural basin in West Texas and southern New Mexico, which is a part of the Permian Basin.

Desert Environmental. Desert Environmental LLC, a Delaware limited liability company.

Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment or operating methods.

Development Well. A well drilled within the proved area of a crude oil, NGL or natural gas reservoir to the depth of a stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extracting proved crude oil, NGL or natural gas reserves.

E&P. Exploration and production.

E&P companies. Oil and natural gas exploration and production companies, including producers and/or operators.

EIA. Energy Information Administration, as independent agency withing the United States Department of Energy that develops, surveys, collects energy data and analyzes and models energy issues.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ESG. Environmental, social and governance.

Extension Well. A well drilled on the edge of an existing field that may extend the known area of such field.

Five Point. Five Point Energy LLC, a Delaware limited liability company.

GAAP. Accounting principles generally accepted in the United States of America.

GHG. Greenhouse gas.

GW. Gigawatt, or one billion watts of electric capacity.

Henry Hub. A natural gas pipeline located in Erath, Louisiana that serves as the official delivery location for futures contracts on the NYMEX. The settlement prices at the Henry Hub are used as benchmarks for the entire North American natural gas market.

LandBridge. LandBridge Company LLC, a Delaware limited liability company.

LandBridge Holdings. LandBridge Holdings LLC, a Delaware limited liability company.

MBbls. One thousand barrels of crude oil, condensate or NGLs.

MBbl/d. One MBbl per day.

Mboe. One thousand BOE.

Mboe/d. One thousand BOE per day.

Mcf. One thousand cubic feet of natural gas.

Mineral Interest. Real-property interests that grant ownership of oil and natural gas under a tract of land and the rights to explore for, develop, and produce oil and natural gas on that land or to lease those exploration and development rights to a third party.

MMBtu. One million British thermal units.

MMcf. One million cubic feet of natural gas.

NDB LLC. WaterBridge NDB LLC, a Delaware limited liability company.

Gross Mineral Acre. The total gross acres in which an owner owns a Mineral Interest or a royalty. For example, an owner who owns a 25%, or 1/4th, Royalty in 100 acres has 100 Gross Mineral Acres.

Net Revenue Interest. The net royalty, overriding royalty, production payment and net profits interests in a particular tract or oil and natural gas well.

Net Royalty Acre. Mineral ownership standardized to a 100% royalty based on the actual number of Gross Mineral Acres in which such owner has an interest. For example, an owner who has a 25%, or 1/4th, royalty in 100 Gross Mineral Acres would hypothetically own 25 Net Royalty Acres on an actual or a 100% basis (100 multiplied by 25%).

NGL. Natural gas liquid.

Northern Delaware Basin. Eddy County, New Mexico, Lea County, New Mexico and Loving County, Texas, collectively.

NSAI. Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm.

NYMEX. The New York Mercantile Exchange.

OpCo. DBR Land Holdings LLC, a Delaware limited liability company.

Operator. The individual or company responsible for the development and/or production of an oil or natural gas well.

Pecos Renewables. Pecos Renewables LLC, a Delaware limited liability company.

Permian Basin. A large sedimentary basin located in West Texas and southeastern New Mexico.

Plugging. The sealing off of fluids in the strata penetrated by an oil and natural gas well so that the fluids from one strata will not escape into another or to the surface. State regulations require generally plugging abandoned of wells.

PUD. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

Produced Water. Water that comes out of an oil and natural gas well with the crude oil during crude oil production.

Produced Water Handling Facilities. Facilities employed for the treatment, handling and disposal of salt water produced with oil and natural gas into an underground formation.

Proved Reserves. The estimated quantities of crude oil, natural gas, and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

Rod. A rod is a unit of measure of 16.5 feet that is measured in linear feet.

Royalty. An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof), but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Sand Mine. An area of land from which sand is being mined.

Sequestration. A technique for the permanent storage of carbon dioxide or other active compounds so they will not be released into the atmosphere.

Spot Market Price. The cash market price without reduction for expected quality, transportation and demand adjustments.

Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, from deepening existing wells to a different reservoir or where a relatively large expenditure is required to re-complete an existing well. While not using these same terms, all agencies generally recognize that new capital is required to bring undeveloped reserves to developed status.

Unproved Reserves. Reserves that are based on geoscience and/or engineering data similar to that used in estimates of proved reserves, but technical or other uncertainties preclude such reserves being classified as proved reserves. Unproved reserves may be further categorized as probable reserves and possible reserves.

WaterBridge. Collectively, WaterBridge NDB and WaterBridge Operating and their respective subsidiaries.

WaterBridge NDB. WaterBridge NDB Operating LLC, a Delaware limited liability company.

WaterBridge Operating. WaterBridge Operating LLC, a Delaware limited liability company.

Weighted Average Royalty Interest. An expression of our average royalty interest weighted on an acreage basis and calculated by summing the products of Gross Mineral Acres and royalty percentage, divided by the total net royalty acres.

Working Interests. The right granted to the lessee of a property to develop, produce and own natural gas, NGLs, oil or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

WTI. West Texas Intermediate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of LandBridge Company LLC

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheet of LandBridge Company LLC (the “Company”) as of December 31, 2023 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX

May 6, 2024

We have served as the Company’s auditor since 2023.

LandBridge Company LLC

Balance Sheet

(In dollars)

December 31, 2023
Assets:
Total assets	$—

Liabilities and member’s equity
Total liabilities	$—
Commitments and contingencies	—
Member’s equity:
Deemed non-cash parent contribution	$(1,000)
Member’s interest	1,000

Total member’s equity	—

Total liabilities and member’s equity	$—

LandBridge Company LLC

Notes to the Balance Sheet

December 31, 2023

1.	Organization

LandBridge Company LLC (the “Company,” “we,” “our” and “us”) was formed on September 27, 2023 as a Delaware limited liability company. WaterBridge NDB LLC (the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated September 27, 2023 (the “LLC Agreement”).

The Company was formed to serve as the issuer of an initial public offering of equity (“IPO”). Concurrent with the completion of the IPO, the Company will serve as the new parent holding company of DBR Land Holdings LLC, a Delaware limited liability company.

2.	Summary of Significant Accounting Policies

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate Statements of Operations, Changes in Member’s Equity and Cash Flows have not been presented because we did not have any business transactions or activities since inception as of September 27, 2023 through December 31, 2023, except for our initial capitalization. In this regard, we have determined that general and administrative costs associated with the formation and daily management of the Company are insignificant.

The Company has elected to be treated as a corporation for U.S. federal income tax purposes and is subject to U.S. federal and state income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. As of December 31, 2023, there are no income tax related balances reflected in our balance sheet.

All dollar amounts in the balance sheet and in the notes are stated in dollars unless otherwise indicated.

3.	Member’s Equity

As provided for in the LLC Agreement, the Sole Member holds 100% of the limited liability company interests of the Company. The Sole Member’s limited liability company interests are generally consistent with ordinary equity ownership interests. The Company was capitalized with a deemed non-cash contribution of $1,000 from the Sole Member on September 27, 2023.

Distributions (including liquidating distributions) are to be made to the Sole Member at a time to be determined by the board of managers. There are no restrictions on distributions. The Sole Member’s equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Sole Member. All revenues, costs and expenses of the Company are allocated to the Sole Member in accordance with the LLC Agreement.

4.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or other administrative proceedings. There are currently no such proceedings to which the Company is a party.

5.	Subsequent Events

No events have occurred subsequent to December 31, 2023 through May 6, 2024, which is the date the financial statement was available to be issued, that would require disclosure.

LandBridge Company LLC

Unaudited Balance Sheet

(In dollars)

March 31, 2024
Assets:
Total assets	$—

Liabilities and member’s equity
Total liabilities	$—
Commitments and contingencies	—
Member’s equity:
Deemed non-cash parent contribution	$(1,000)
Member’s interest	1,000

Total member’s equity	—

Total liabilities and member’s equity	$—

LandBridge Company LLC

Notes to Unaudited Balance Sheet

March 31, 2024

1.	Organization

LandBridge Company LLC (the “Company,” “we,” “our” and “us”) was formed on September 27, 2023 as a Delaware limited liability company. WaterBridge NDB LLC (the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated September 27, 2023 (the “LLC Agreement”).

The Company was formed to serve as the issuer of an initial public offering of equity (“IPO”). Concurrent with the completion of the IPO, the Company will serve as the new parent holding company of DBR Land Holdings LLC, a Delaware limited liability company.

2.	Summary of Significant Accounting Policies

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate Statements of Operations, Changes in Member’s Equity and Cash Flows have not been presented because we did not have any business transactions or activities since inception as of September 27, 2023 through March 31, 2024, except for our initial capitalization. In this regard, we have determined that general and administrative costs associated with the formation and daily management of the Company are insignificant.

The Company has elected to be treated as a corporation for U.S. federal income tax purposes and is subject to U.S. federal and state income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. As of March 31, 2024, there are no income tax related balances reflected in our balance sheet.

All dollar amounts in the balance sheet and in the notes are stated in dollars unless otherwise indicated.

3.	Member’s Equity

As provided for in the LLC Agreement, the Sole Member holds 100% of the limited liability company interests of the Company. The Sole Member’s limited liability company interests are generally consistent with ordinary equity ownership interests. The Company was capitalized with a deemed non-cash contribution of $1,000 from the Sole Member on September 27, 2023.

Distributions (including liquidating distributions) are to be made to the Sole Member at a time to be determined by the board of managers. There are no restrictions on distributions. The Sole Member’s equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Sole Member. All revenues, costs and expenses of the Company are allocated to the Sole Member in accordance with the LLC Agreement.

4.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or other administrative proceedings. There are currently no such proceedings to which the Company is a party.

5.	Subsequent Events

No events have occurred subsequent to March 31, 2024 through May 31, 2024, which is the date the financial statement was available to be issued, that would require disclosure.

LandBridge Company LLC

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

LandBridge Company LLC (the “Company”) was formed on September 27, 2023 by WaterBridge NDB LLC, and does not have historical financial operating results. For purposes of this prospectus, our accounting predecessor is DBR Land Holdings LLC, which was formed in September 2021.

The following unaudited pro forma condensed consolidated financial statements reflect the historical consolidated results of DBR Land Holdings LLC, on a pro forma basis to give effect to the following transactions (collectively, the “Transactions”), which are described in further detail below, as if they had occurred on March 31, 2024, for purposes of the unaudited pro forma balance sheet, and on January 1, 2023, for purposes of the unaudited pro forma statement of operations:

•	the contemplated transactions described under “Corporate Reorganization” elsewhere in this prospectus;

•

the initial public offering of Class A shares representing limited liability company interests (“Class A shares”) and the use of the net proceeds therefrom as described in “Use of Proceeds” (the “Offering”). The Company does not expect to retain any of the net proceeds from the sale of the Class A shares (based on an assumed initial offering price of $20.50, the midpoint of the range set forth on the cover of this prospectus), because it expects to use the resulting gross proceeds of $297.3 million, to pay (i) underwriting discounts of $18.6 million and estimated other offering costs of $7.5 million, (ii) repayment of outstanding debt of $100.0 million, and (iii) distribution to DBR Land Holdings, LLC of $171.2 million;

•	a provision for corporate income taxes at an effective rate of 5.6% for the year ended December 31, 2023, inclusive of all U.S. federal, state and local income taxes; and

•	the acquisition of the East Stateline Ranch assets (“East Stateline Acquisition”) described under “Acquisitions” elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet of the Company is based on the historical consolidated balance sheet of DBR Land Holdings LLC as of March 31, 2024 and includes pro forma adjustments to give effect to the described Transactions as if they had occurred on March 31, 2024.

The unaudited pro forma consolidated statements of operations of the Company are based on the audited historical consolidated statement of operations of DBR Land Holdings LLC for the year ended December 31, 2023, and the unaudited historical consolidated statement of operations of DBR Land Holdings LLC for the three months ended March 31, 2024 having been adjusted to give effect to the described Transactions as if they occurred on January 1, 2023.

The unaudited pro forma consolidated financial statements have been prepared on the basis that the Company will be taxed as a corporation under the Internal Revenue Code of 1986, as amended, and as a result, will become a tax-paying entity subject to U.S. federal and state income taxes, and should be read in conjunction with “Corporate Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the audited historical consolidated financial statements and related notes of DBR Land Holdings LLC and the unaudited interim condensed consolidated statement of operations of DBR Land Holdings LLC, each included elsewhere in this prospectus.

The pro forma data presented reflect events directly attributable to the described Transactions and certain assumptions the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described Transactions occurred on the dates indicated above or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

Accounting for the Acquisition

The acquisition purchase price allocation and related adjustments reflected in this unaudited pro forma consolidated financial information are preliminary and subject to revision based on final allocation of the fair value of the net assets after the date of this prospectus. See Note 1: Basis of Presentation below for more information.

The acquisition is subject to reclassification and transaction accounting adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purposes of providing unaudited pro forma consolidated financial information in accordance with SEC rules including Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.” Differences between these preliminary estimates and the final reclassification and transaction accounting adjustments may be material.

LandBridge Company LLC

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of March 31, 2024

	Historical DBR Land Holdings LLC	Historical East Stateline Ranch	Transaction Accounting Adjustments		Pro Forma	Corporate Reorganization and Offering				Pro Forma As Adjusted
Current assets:
Cash and cash equivalents	$8,892	$—	$(4,107	)(a)	$4,785	$		(a	)(b)(c)	$4,785
Accounts receivable, net	8,452	980	—		9,432		—			9,432
Related party receivable	1,347	131	—		1,478		—			1,478
Prepaid expenses and other current assets	685	—	—		685		—			685

Total current assets	19,376	1,111	(4,107)		16,380		—			16,380
Non-current assets:
Property, plant and equipment, net of accumulated depreciation	256,612	11,195	322,523	(b)	590,330		—			590,330
Intangible assets, net	28,611	—	—		28,611		—			28,611
Deferred tax assets, net	—	—	—		—		—			—
Other assets	5,758	—	393	(c)	6,151		(4,487)	(b	)	1,664

Total non-current assets	290,981	11,195	322,916		625,092		(4,487)			620,605

Total assets	$310,357	$12,306	$318,809		$641,472		$(4,487)			$636,985

Liabilities and members’ equity
Current liabilities:
Accounts payable	$545	$5	$—		$550		$—			$550
Related party payable	433	—	—		433		—			433
Accrued liabilities	4,343	—	329	(d)	4,672		(1,907)	(b	)	2,765
Current portion of long-term debt	20,245	—	15,000	(e)	35,245		—			35,245
Other current liabilities	1,218	—	—		1,218		—			1,218

Total current liabilities	26,784	5	15,329		42,118		(1,907)			40,211
Non-current Liabilities:
Long-term debt	118,452	—	241,781	(e)	360,233		(100,000)	(c	)	260,233
Other long-term liabilities	2,788	—	—		2,788		—			2,788

Total non-current liabilities	121,240	—	241,781		363,021		(100,000)			263,021

Total liabilities	148,024	5	257,110		405,139		(101,907)			303,232

Commitments and contingencies	—	—	—		—		—			—

Members’ equity:

Member’s equity	162,333	12,301	61,699	(f)	236,333		(236,333)	(d	)(b)	—
Class A members’ equity	—	—	—		—		67,214	(d	)	67,214
Class B member’s equity	—	—	—		—		—	(d	)	—

Total members’ equity	162,333	12,301	61,699		236,333		(169,119)			67,214

Non-controlling interest	—	—	—		—		266,539	(d	)(e)	266,539

Total liabilities and members’ equity	$310,357	$12,306	$318,809		$641,472		$(4,487)			$636,985

LandBridge Company LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations for

the three months ended March 31, 2024

	Historical DBR Land Holdings LLC	Historical East Stateline Ranch	Transaction Accounting Adjustments	Pro Forma Combined	Corporate Reorganization and Offering			Pro Forma LandBridge Company LLC
Revenues:
Oil and gas royalties	$4,185	$—	$—	$4,185	$—			$4,185
Resource sales	3,415	638	—	4,053	—			4,053
Resource sales - Related party	93	—	—	93	—			93
Easements and other surface-related revenues	4,754	2,624	—	7,378	—			7,378
Easements and other surface-related revenues - Related party	383	—	—	383	—			383
Surface use royalties	1,598	2,245	—	3,843	—			3,843
Surface use royalties - Related party	2,607	—	—	2,607	—			2,607
Resource royalties	1,979	388	—	2,367	—			2,367
Other	—	66	—	66	—			66

Total revenues	19,014	5,961	—	24,975	—			24,975
Resource sales-related expense	673	—	—	673	—			673
Other operating and maintenance expense	517	34	—	551	—			551
General and administrative expense	2,159	48	—	2,207	—			2,207
Depreciation, depletion, amortization and accretion	2,145	13	—	2,158	—			2,158

Operating income	13,520	5,866	—	19,386	—			19,386
Interest expense, net	2,884	—	5,900 (g)	8,784	(2,090)	(f	)	6,694
Other income	(241)	—	—	(241)	—			(241)

Income from operations before taxes	10,877	5,866	(5,900)	10,843	2,090			12,933
Income tax expense	101	—	—	101	620	(g	)	721

Net income	10,776	5,866	(5,900)	10,742	1,470			12,212
Less: net income attributable to non-controlling interest	—	—	—	—	(9,753)	(h	)	(9,753)

Net income attributable to LandBridge Company LLC	$10,776	$5,866	$(5,900)	$10,742	$(8,283)			$2,459

Net income per class A shares (i)
Basic and Diluted	—	—	—	—	—			$0.17

Weighted average class A shares outstanding (i)
Basic and Diluted	—	—	—	—	—			14,500,000

LandBridge Company LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations for

the Year Ended December 31, 2023

	Historical DBR Land Holdings LLC	Historical East Stateline Ranch	Transaction Accounting Adjustments	Pro Forma	Corporate Reorganization and Offering		Pro Forma As Adjusted
Revenues:
Oil and gas royalties	$20,743	$—	$—	$20,743	$—		$20,743
Resource sales	18,045	2,653	—	20,698	—		20,698
Resource sales - Related party	1,785	—	—	1,785	—		1,785
Easements and other surface-related revenues	8,395	7,773	—	16,168	—		16,168
Easements and other surface-related revenues - Related party	4,249	—	—	4,249	—		4,249
Surface use royalties	7,780	6,463	—	14,243	—		14,243
Surface use royalties - Related party	5,436	—	—	5,436	—		5,436
Resource royalties	6,432	3,116	—	9,548	—		9,548
Other	—	32	—	32	—		32

Total revenues	72,865	20,037	—	92,902	—		92,902
Resource sales-related expense	3,445	—	—	3,445	—		3,445
Other operating and maintenance expense	2,740	231	—	2,971	—		2,971
General and administrative expense	(12,091)	241	—	(11,850)			(11,850)
Depreciation, depletion, amortization and accretion	8,762	63	—	8,825	—		8,825

Operating income	70,009	19,502	—	89,511			89,511
Interest expense, net	7,016	—	31,220 (g)	38,236	(8,815	) (f)	29,421
Other income	(549)	—	—	(549)	—		(549)

Income from operations before taxes	63,542	19,502	(31,220)	51,824	8,815		60,639
Income tax expense	370	—	—	370	2,998	(g)	3,368

Net income	63,172	19,502	(31,220)	51,454	5,817		57,271

Less: net income (loss) attributable to non-controlling interest	—	—	—	—	(45,737	) (h)	(45,737)

Net income attributable to LandBridge Company LLC	$63,172	$19,502	$(31,220)	$51,454	$(39,920)		$(11,534)

Net income per class A shares (i)
Basic and Diluted	—	—	—	—	—		$0.80

Weighted average class A shares outstanding (i)
Basic and Diluted	—	—	—	—	—		14,500,000

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1: Basis of Presentation

The pro forma consolidated financial information has been prepared by the Company in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.” The historical financial information is derived from the financial statements of DBR Land Holdings LLC included elsewhere in this prospectus. For purposes of the unaudited pro forma balance sheet, it is assumed that the Transactions had taken place on March 31, 2024. For purposes of the unaudited pro forma statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023, it is assumed the Transactions had occurred on January 1, 2023.

The unaudited pro forma consolidated financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Topic (“ASC”) Topic 805, Business Combinations, with the Company as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical condensed consolidated financial statements of the Company and the historical condensed consolidated financial statements of the East Stateline Acquisition.

The transaction accounting adjustments represent Company management’s best estimates and are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances.

Our management has not identified any reclassification adjustments given all currently available information related to the East Stateline Acquisition, which would be necessary to conform the presentation of its financial statements or accounting policies to those of the Company.

Note 2: Purchase Price

We will account for the East Stateline Acquisition as an asset acquisition as it does not meet the definition of a business under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The assets will be recognized at the fair value of the consideration transferred to the seller, plus direct transaction costs in accordance with ASC 805-50-30-1. The purchase price is allocated to the assets and liabilities acquired based on their relative fair values according to ASC 805-50-30-3.

The determination of fair value used in the transaction adjustments presented herein are preliminary and based on management estimates of the fair value of the assets acquired and have been prepared to illustrate the estimated effect of the acquisition. The final determination of the purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual purchase price allocation of the East Stateline Acquisition may differ from the transaction accounting adjustments presented in these unaudited condensed pro forma statements. The Company has engaged a third-party valuation specialist to assist in the final determination of the purchase price allocation.

Note 3: Pro Forma Adjustments

The unaudited pro forma consolidated financial information has been prepared to reflect the application of required U.S. GAAP accounting to the East Stateline Acquisition and Offering transactions and has been prepared for informational purposes only.

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

Transaction Accounting Adjustments to Unaudited Pro Forma Consolidated Financial Information

The Company made the following adjustments and assumptions related to the East Stateline Acquisition in the preparation of the unaudited pro forma consolidated balance sheet:

(a)  Transaction accounting adjustments for cash represent a decrease of $4.1 million to reflect cash paid for the East Stateline Acquisition net of equity contributions and debt proceeds used to fund the acquisition. The transaction accounting adjustment for cash is summarized in the table below:

Proceeds from term loan	$260,000
Contribution from member	74,000
Less:
Acquisition purchase price(1)	(333,750)
Debt issuance costs	(3,612)
Acquisition costs	(745)

Net cash adjustment	$(4,107)

(1)	Does not include the $26.3 million deposit paid and recognized during the three months ended March 31, 2024.

(b)  Represents the fair value of property, plant and equipment acquired in the East Stateline Acquisition, which we have determined on a preliminary basis to be substantially all attributable to land, a non-depreciating asset,. The expected allocation to land, incremental to the acquiree’s historical property, plant and equipment balance, is $322.5 million, inclusive of $1.1 million of transaction expenses.

(c)  Reflects debt issuance costs associated with the increase in revolver commitments.

(d)  Reflects adjustment to record $0.3 million in estimated transaction fees related to the East Stateline Acquisition.

(e)  Reflects $260.0 million in proceeds from the term loan, net of $3.2 million of debt issuance costs.

(f)  Reflects $74.0 million contribution from member, net of the elimination of $12.3 million related to the acquiree’s historical equity value.

The Company made the following adjustments and assumptions related to the East Stateline Acquisition in the preparation of the unaudited pro forma consolidated statement of operations:

(g) For the three months ended March 31, 2024, reflects increased interest expense of $5.9 million, primarily related to an increase of $5.3 million related to the term loan proceeds, and $0.2 million debt issuance cost amortization related to the increase in commitments on the revolver and term loan. The Company obtained a variable interest rate of three-month SOFR plus spread of 3.850% for an interest rate of 9.174%. The effect of a 1/8 of a percent variance in the interest rate on net income attributable to the Company for the three months ended March 31, 2024 is less than $0.1 million. For the year ended December 31, 2023, reflects increased interest expense of $31.2 million, primarily related to an increase of $26.7 million related to the term loan proceeds, $3.7 million related to the revolver, and $0.8 million debt issuance cost amortization related to the increase in commitments on the revolver and

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

term loan. The Company obtained a variable interest rate of three-month SOFR plus spread of 3.850% for an interest rate of 9.156%. The effect of a 1/8 of a percent variance in the interest rate on net income attributable to the Company for the year ended December 31, 2023 is $0.5 million.

Corporate Reorganization and Offering Adjustments to Unaudited Pro Forma Consolidated Financial Information

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma consolidated balance sheet:

(a)  Reflects the following adjustments:

i. Net proceeds from the offering and use of proceeds as follows:

Gross proceeds from offering	$297,250
Less:
Underwriting discounts and commissions	18,578
Issuance expenses	4,920

Proceeds, net of underwriting and issuance expenses	273,752
Less:
Repayment of outstanding debt	100,000
Distribution to existing owners	173,752

Retained proceeds from the offering	$—

(b)  Represents the elimination of deferred offering costs from Other assets and Accrued liabilities, respectively, to reflect these costs being charged against the proceeds of this offering.

(c)  Represents a $100.0 million paydown of our credit facility, by and among DBR Land, certain of our subsidiaries, as guarantors, Texas Capital Bank, as administrative agent and letter of credit issuer, and the other lenders party thereto from time to time (as so amended, our “Credit Facility”) using the offering proceeds, consisting of $75.0 million of the term loan and $25.0 million of the revolver.

(d)  Represents an adjustment to members’ equity reflecting (i) $67.2 million for Class A shares outstanding following this offering and application of the net proceeds therefrom calculated as the 20.1% controlling interest in DBR Land Holdings LLC’s pro forma, as adjusted, member’s equity as of March 31, 2024 (see note (e) below) and (ii) a decrease of $266.5 million in members’ equity to allocate a portion of LandBridge Company LLC’s equity to the non-controlling interest (see Note (e) below).

(e)  Represents non-controlling interest due to consolidation of financial results of DBR Land Holdings LLC. As described in “Corporate Reorganization,” LandBridge Company LLC will become the sole member of DBR Land Holdings LLC. LandBridge Company LLC will initially have a minority economic interest in DBR Land Holdings LLC, but will have 100% of the voting power and control over the management of DBR Land Holdings LLC. As a result, we will consolidate the financial results of DBR Land Holdings LLC and will report a non-controlling interest on our consolidated balance sheet for the percentage of DBR Land Holdings LLC units not held by the Class A members. Upon completion of the contemplated transactions, the non-controlling interest is expected to own approximately 79.9% of DBR Land Holdings LLC.

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

Pro forma member’s equity as of March 31, 2024	$236,333
Gross proceeds from offering	297,250
Underwriting discounts and offering costs	(26,078)
Net distribution to existing LLC member	(173,752)

Pro forma, As Adjusted DBR Land Holdings LLC member’s equity as of March 31, 2024	$333,753

Estimated noncontrolling interest percentage of LandBridge Company LLC	79.9%

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma condensed consolidated statements of operations:

(f)  Reflects reduction in interest expense of $2.1 million for the three months ended March 31, 2024 and $8.8 million for the year ended December 31, 2023 associated with the Company’s historical interest expense associated with the Credit Facility reflecting the repayment of the debt with the use of proceeds from this offering.

(g)  Reflects estimated incremental income tax expense of $0.6 million for the three months ended March 31, 2024 and $3.0 million for the year ended December 31, 2023 associated with the Company’s historical results of operations assuming the Company’s earnings had been subject to federal income tax as a subchapter Corporation using a statutory tax rate of approximately 5.6% and based on the Company’s ownership of approximately 20.1% (23.2% if the underwriters’ option to purchase additional Class A shares is exercised in full) of DBR Land Holdings LLC following completion of the contemplated transactions. This rate is inclusive of U.S. federal and state income taxes.

(h)  Reflects the reduction in consolidated net income attributable to non-controlling interest for DBR Land Holdings LLC’s historical results of operations. Upon completion of the Corporate Reorganization, the non-controlling interest will be approximately 79.9% (76.8% if the underwriters’ option to purchase additional Class A shares is exercised in full).

(i)  On a pro forma basis, basic earnings per share and diluted earnings per share are the same as there were no anti-dilutive securities during the periods presented. Earnings per share on a pro forma basis is computed as follows:

	Three Months Ended, March 31, 2024	Year Ended December 31, 2023
Pro forma, as adjusted income before income taxes	$12,933	$60,639
Pro forma, as adjusted income tax expense	(721)	(3,368)
Pro forma, as adjusted net income attributable to members’ equity	12,212	57,271
Net income attributable to noncontrolling interests	(9,753)	(45,737)

Pro forma, as adjusted income available to Class A members	$2,459	$11,534

Weighted average number of Class A shares outstanding	14,500,000	14,500,000
Pro forma, as adjusted net income available to Class A members per share	$0.17	$0.80

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

Note 4: Management Adjustments

Management expects that, following the completion of the East Stateline Acquisition, the Company will recognize additional resource royalties and surface use royalties associated with new commercial agreements entered into concurrently with the East Stateline Acquisition. Contemporaneous with closing, the Company entered into new commercial royalty arrangements with WaterBridge associated with produced water and brackish supply water assets which WaterBridge acquired from the seller of the East Stateline Ranch. In the opinion of management, the management adjustments related to the new commercial arrangements are necessary to present a fair representation of the pro forma financial information presented and indicative of additional revenues expected after the East Stateline Acquisition. The management adjustments are based on historical actual volumes for these production activities for the pro forma statement of operations periods presented and agreed-upon rates per the commercial agreements. The management adjustments are not reflected in the Pro Forma Statement of Operations. Based on the historical volumes and contract rates the management adjustments of approximately $2.6 million and $9.4 million in additional revenues for the three months ended March 31, 2024 and for the year ended December 31, 2023, respectively, reflect the additional royalties that would have been recognized if these commercial agreements had been in place as of January 1, 2023. Pursuant to Rule 11-02(a)(7)(ii)(A) of Regulation S-X, this Note includes adjustments that depict additional revenues expected after the East Stateline Acquisition.

The below tables reflect the additional revenues as if the East Stateline Acquisition had occurred on January 1, 2023. The Company believes there exists a reasonable basis for the adjustments. The pro forma financial information reflects all management adjustments that are, in the opinion of management, necessary to present a fair representation of the pro forma financial information presented.

	For the Three Months Ended March 31, 2024
	Net income	Basic and diluted income per share	Weighted average shares
	(in thousands except share and per share amounts)
Pro Forma*	$12,212	$0.84	14,500,000
Management adjustments
Resource royalties	2,214
Surface use royalties	361

Total management adjustments	2,575

Tax effect	143

Pro forma net income after management adjustments	$14,644

Less: Pro forma net income attributable to noncontrolling interests	(11,695)

Pro forma net income attributable to LandBridge Company LLC	$2,949	$0.20	14,500,000

*	As shown in the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2024

LandBridge Company LLC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

	For the Year Ended December 31, 2023
	Net income	Basic and diluted income per share	Weighted average shares
	(in thousands except share and per share amounts)
Pro Forma*	$57,271	$3.95	14,500,000
Management adjustments
Resource royalties	8,510
Surface use royalties	880

Total management adjustments	9,390

Tax effect	522

Pro forma net income after management adjustments	$66,139

Less: Pro forma net income attributable to noncontrolling interests	(52,820)

Pro forma net income attributable to LandBridge Company LLC	$13,319	$0.92	14,500,000

*	As shown in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of DBR Land Holdings LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DBR Land Holdings LLC and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in the member’s equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX

May 6, 2024

We have served as the Company’s auditor since 2022.

DBR Land Holdings LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$37,823	$16,150
Restricted cash	—	9,201
Accounts receivable, net	12,383	10,903
Related party receivable	1,037	424
Prepaid expenses and other current assets	1,035	630

Total current assets	52,278	37,308
Non-current assets:
Property, plant and equipment, net	203,018	207,313
Intangible assets, net	28,642	30,878
Other assets	5,011	521

Total non-current assets	236,671	238,712

Total assets	$288,949	$276,020

Liabilities and member’s equity
Current liabilities:
Accounts payable	$200	$38
Related party payable	453	578
Accrued liabilities	4,945	2,841
Income taxes payable	385	212
Current portion of long-term debt	20,339	11,693
Unearned revenue	278	1,327
Other current liabilities	500	500

Total current liabilities	27,100	17,189
Non-current liabilities:
Long-term debt	108,343	45,917
Other long-term liabilities	2,759	2,955

Total non-current liabilities	111,102	48,872

Total liabilities	138,202	66,061

Commitments and contingencies (Note 12)

Member’s equity	150,747	209,959

Total liabilities and member’s equity	$288,949	$276,020

See accompanying notes to the consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues:
Oil and gas royalties	$20,743	$18,286
Resource sales	18,045	14,646
Resource sales - Related party (Note 11)	1,785	223
Easements and other surface-related revenues	8,395	7,992
Easements and other surface-related revenues - Related party (Note 11)	4,249	1,752
Surface use royalties	7,780	6,276
Surface use royalties - Related party (Note 11)	5,436	1,396
Resource royalties	6,432	1,206

Total revenues	72,865	51,777
Resource sales-related expense	3,445	3,840
Other operating and maintenance expense	2,740	2,648
General and administrative (income) expense	(12,091)	41,801
Depreciation, depletion, amortization and accretion	8,762	6,720

Operating income (loss)	70,009	(3,232)
Interest expense, net	7,016	3,108
Other income	(549)	(143)

Income (loss) from operations before taxes	63,542	(6,197)
Income tax expense	370	164

Net income (loss)	$63,172	$(6,361)

See accompanying notes to the consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(in thousands)

Total Member’s Equity
Balance at January 1, 2022	$169,944
Contribution from member	10,976
Distribution to member	(1,135)
Deemed non-cash capital contributions	36,535
Net loss	(6,361)

Balance at December 31, 2022	$209,959

Distribution to member	(105,165)
Deemed non-cash capital distributions	(17,219)
Net income	63,172

Balance at December 31, 2023	$150,747

See accompanying notes to the consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash flows from operating activities
Net Income (loss)	$63,172	$(6,361)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	8,762	6,720
Amortization of deferred financing fees	129	—
Amortization of debt issuance costs	259	—
Share-based compensation	(17,230)	36,360
Gain on disposal of assets	(239)	—
Bad debt expense	(7)	38
Changes in operating assets and liabilities:
Accounts receivable	(1,474)	(5,942)
Related party receivable	(613)	(401)
Prepaid expenses and other assets	43	440
Accounts payable	362	(1,584)
Related party payable	(109)	574
Unearned revenue	(989)	308
Accrued liabilities and other liabilities	803	(1,318)
Income taxes payable	173	(8,334)

Net cash provided by operating activities	53,042	20,500

Cash flows from investing activities
Acquisitions	—	(8,381)
Capital expenditures	(2,783)	(3,291)
Proceeds from disposal of assets	11	—

Net cash used in investing activities	(2,772)	(11,672)

Cash flows from financing activities
Contributions from member	—	10,976
Distributions to member	(105,165)	(1,135)
Proceeds from term loan	100,000	—
Proceeds from revolver	50,000	—
Repayments on revolver	(15,000)	—
Repayments on term loan	(62,417)	(6,500)
Other financing activities, net	(404)	(72)
Debt issuance costs	(3,106)	—
Deferred offering costs	(1,706)	—

Net cash (used in) provided by financing activities	(37,798)	3,269

Net (decrease) increase in cash and cash equivalents and restricted cash	12,472	12,097
Cash and cash equivalents and restricted cash - beginning of period	25,351	13,254

Cash and cash equivalents and restricted cash - end of period	$37,823	$25,351

See accompanying notes to the consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements

1.	Organization and Nature of Operations

DBR Land Holdings LLC (“Holdings” and, together with its subsidiaries, the “Company,” “we,” “our” and “us”) was formed in September 2021. WaterBridge NDB LLC (“WB NDB” or the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated September 20, 2021 (the “LLC Agreement”).

On October 15, 2021, the Company acquired 100% of the outstanding capital stock of Hanging H Ranch, Inc. Immediately following the acquisition, Hanging H Ranch, Inc. merged with one of its wholly-owned subsidiaries and the surviving entity was named Delaware Basin Ranches Inc. (“DBR Inc.”).

On January 1, 2022, DBR REIT LLC (“DBR REIT”), a wholly-owned subsidiary of the Company and the parent company of DBR Inc., elected to be taxed as a real estate investment trust (“REIT”) under federal income tax laws. DBR REIT qualifies as a REIT under the applicable requirements of the Internal Revenue Code of 1986, as amended (“IRC”). A REIT is a pass-through entity. There is no tax imposed at the REIT level as long as the REIT complies with the applicable tax rules and avails itself of the opportunity to reduce its taxable income through distributions. A REIT must comply with a number of organizational and operational requirements, including a requirement that it must pay at least 90% of its taxable income to shareholders.

In addition, under IRC regulations, a REIT’s beneficial ownership must be held by 100 or more persons after the first taxable year that an election to be taxed as a REIT is made. Therefore, pursuant to the regulations, DBR REIT issued preferred shares to 125 persons on January 1, 2023, resulting in net proceeds of $125,000. Each preferred share represents one-one hundred twenty fifth of a 12.0% preferred share. DBR REIT has the option to redeem the preferred shares in whole or in part for cash at a redemption price of 100% of the purchase price plus all accrued and unpaid distributions, plus a redemption premium per unit in an amount based on the date fixed for redemption as follows: $100, if such date is on or before December 31, 2024, and zero (i.e., no redemption premium), if such date is after December 31, 2024. The 12.0% preferred shares pay a 12.0% annual dividend and have a liquidation value of $1,000 per share. The preferred shares were issued at par value.

The Company owns surface acreage and oil and natural gas mineral interests in the Delaware Basin across Loving, Reeves and Pecos Counties in Texas and surface acreage in Eddy County in New Mexico.

The Company generates revenues primarily from use of its surface acreage, the sale of resources from its land and oil and natural gas royalties. The use of surface acreage generally includes easements or leases and various surface use royalties. Sale of resources generally includes sales of brackish water and other surface composite materials. Our assets consist mainly of fee surface acreage, oil and natural gas mineral interest, brackish water wells and ponds and related facilities.

The Company is headquartered in Houston, Texas.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our consolidated financial statements (the “Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All dollar amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein.

Basic and diluted net income per common unit holder is not presented since the ownership structure of the Company is not a common unit of ownership.

Comprehensive Income

Other comprehensive income refers to all components (income, expenses, gains and losses) of comprehensive income that are excluded from net income. As of December 31, 2023 and 2022, the Company did not have any components of other comprehensive income.

Segment Information

The Company operates in a single operating and reportable segment. Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting defines characteristics of operating segments as being components of an enterprise in which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision makers are the co-chief executive officers, who allocate resources and assess performance based upon financial information at the consolidated level.

Use of Estimates

The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The Company evaluates its estimates and related assumptions regularly, including those related to the fair value measurements of assets acquired and liabilities assumed in a business combination, the collectability of accounts receivable, the assessment of recoverability and useful lives of long-lived assets, including property, plant and equipment, intangible assets, and the valuation of share-based compensation. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from such estimates.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments consist primarily of accounts receivable and accounts payable. The carrying value of the Company’s accounts receivable and accounts payable approximate fair value due to their highly liquid nature or short-term maturity.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

The Company adjusts the carrying amount of certain non-financial assets, property, plant and equipment and definite-lived intangible assets, to fair value on a non-recurring basis when they are impaired.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Refer to Note 8 – Debt for additional information.

Recurring fair value measurements are performed for management incentive units, as disclosed in Note 10 – Share-Based Compensation.

During the years ended December 31, 2023 and 2022, there were no transfers between the fair value hierarchy levels.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured limits.

The Company’s restricted cash balance represents a funds held requirement with its lender equivalent to one year’s worth of principal and interest payments. Refer to Note 8 – Debt for additional information.

Accounts Receivable

The Company extends credit to customers and other parties in the normal course of business. Accounts receivable consists of trade receivables recorded at the invoiced amount, plus accrued revenue that is earned but not yet billed, less an estimated allowance for doubtful accounts. Account receivables are generally due within 45 days or less. An allowance for expected credit losses is determined based upon historical write-off experience, aging of accounts receivables, current macroeconomic industry conditions and customer collectability patterns. Accounts receivable are charged against the allowance when determined to be uncollectible. When the Company recovers amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.

As of December 31, 2023 and 2022, the Company had balances of immaterial amounts in allowance for doubtful accounts. There were immaterial amounts of write-offs and no recoveries during the years ended December 31, 2023 and 2022.

As of December 31, 2023, the Company had three customers that accounted for approximately 14%, 13%, and 10% of accounts receivable, respectively. As of December 31, 2022, the Company had two customers that accounted for approximately 35% and 12% of accounts receivable, respectively.

The Company accrues oil and gas royalties for amounts not received during the period but produced based on historical production volumes and current market prices. Produced water and other surface use royalties are also accrued for during the period based on historical trends or expected activity and contract prices. These accrued amounts are both included within accounts receivable, net on the consolidated balance sheets.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Property, Plant and Equipment

Property, plant, and equipment is stated at cost or, upon acquisition, at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Costs of abandoned projects are charged to operating expense upon abandonment. The cost of assets sold or disposed of, and the related accumulated depreciation are removed from the accounts in the period of sale or disposal, and the resulting gains or losses are recorded in earnings in the respective period. Refer to Note 5 – Property, Plant and Equipment.

Depreciation is computed using the straight-line method over the estimated useful lives for each asset group, as noted below:

Water wells, pipelines, facilities, ponds and related equipment	3 - 15 years
Buildings	30 years
Vehicles, equipment, furniture and other	3 - 5 years

The Company follows the successful efforts method of accounting for its oil and natural gas properties acquired. Under this method, costs to acquire mineral and royalty interests in oil and natural gas properties are capitalized when incurred. Acquisitions of oil and natural gas properties are recorded at their estimated fair value as of the acquisition date.

Proved properties

Costs of proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of-production method using total proved reserves.

Unproved properties

Costs of unproved oil and natural gas properties are not subject to depletion. These costs are transferred into costs subject to depletion on an ongoing basis as wells are completed and as proved reserves are established or confirmed.

Intangible Assets

Our intangible assets with definite useful lives include water rights and surface use agreements. The amounts are presented at the Company’s cost basis. Such intangible assets with definite lives are amortized on a straight-line basis and assume no residual value. Refer to Note 6 – Intangible Assets for further information on estimated useful lives for such definite-lived intangibles.

Debt Issuance Costs

Debt issuance costs represent costs associated with long-term financing and are amortized over the term of the related debt using the effective interest method. The Company’s debt issuance costs associated with the Company’s revolving credit facility are deferred and presented within prepaid expenses and other current assets, and other assets on the consolidated balance sheets. Refer to Note 8 – Debt for further information.

Deferred Offering Costs

Deferred offering costs consist of initial public offering (“IPO”) costs, related to underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

to the proposed offering. These costs will be offset against proceeds in the periods following the consummation of the proposed offering. As of December 31, 2023 and 2022 The Company had $3.7 million and zero of deferred offering costs recorded as non-current assets on the consolidated balance sheets.

Asset Acquisitions

We record asset acquisitions using the cost accumulation model. Under the cost accumulation model of accounting, the cost of the acquisition, including certain transaction costs, are allocated to the assets acquired using relative fair values.

Business Combinations

We record business combinations using the acquisition method of accounting. Under the acquisition method of accounting, identifiable assets acquired and liabilities assumed are recorded at the acquisition date fair value. The excess of the purchase price over the estimated fair value is recorded as goodwill. Changes in the estimated fair values of acquired assets and liabilities will be made, if determined within one year from the acquisition date, with an offsetting adjustment to the purchase price allocable to goodwill. Measurement period adjustments are reflected in the period in which they occur. Transaction costs associated with business combinations are expensed as incurred.

The fair value of separately identifiable intangible assets are estimated by applying an income approach. That measure is based on significant Level 3 inputs not observable in the market. Key assumptions developed based on the Company’s future projections and comparable market data include future cash flows, long-term growth rates and discount rates.

Impairment of Long-Lived Assets

Management reviews the Company’s long-lived assets, which primarily includes property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

Proved reserves

The Company evaluates its proved oil and natural gas properties for impairment when events or changes in circumstances indicate the related carrying value may not be recoverable. This evaluation is performed on a basin-wide basis. The Company assesses the valuation of its proved oil and natural gas properties for impairment by comparing the carrying value to estimated undiscounted future net cash flows using estimated production and prices at which the Company estimates the commodity will be sold. If the carrying value exceeds undiscounted future net cash flows, the measurement of impairment is based on estimated fair value utilizing a discounted future cash flows analysis. The impairment recorded is the amount by which the carrying value exceeds the fair value. In the impairment assessment, the Company estimates the fair value of

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

proved oil and natural gas properties using valuation techniques that convert future cash flows to a single undiscounted amount. Significant inputs and assumptions to the valuation of proved oil and natural gas properties include estimates of reserves, future production volumes, future operating and development costs, future commodity prices and a market-based weighted average cost of capital rate.

Unproved reserves

Unproved oil and natural gas properties are also evaluated periodically for impairment. Impairment is assessed when events and circumstances indicate the carrying value may not be recoverable, at which an impairment loss is recognized to the extent the carrying value exceeds the estimated recoverable value. Impairment assessment criteria includes, but is not limited to, commodity prices forecasts, macroeconomic conditions and current and future operator activity in the basin.

We did not recognize any impairment for the years ended December 31, 2023 and 2022.

Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Our management and employees currently participate in one equity-based incentive unit plan, managed by WB NDB, the direct parent of the Company. The management incentive units consist of time-based awards of profits interests in WB NDB (the “Incentive Units”), and the Amended and Restated Limited Liability Company Agreement of WB NDB (the “WB NDB LLC Agreement”) authorizes the issuance of 10,000 Incentive Units.

The Incentive Units represent a substantive class of equity of WB NDB and are accounted for under Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Features of the Incentive Units include the ability for WB NDB to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WB NDB classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at WB NDB as the entity responsible for satisfying the obligation. Share-based compensation income or expense pushed down to the Company is recognized as a deemed non-cash contribution to or distribution from member’s equity on the consolidated balance sheets. The share-based compensation income or expense is recognized consistent with WB NDB’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

The Incentive Units’ value is derived from a combination of its threshold value and the total value of the incentive pool. The value of the incentive pool is determined by taking the total value returned to WB NDB’s Series A unit holders and allocating such value between the Series A unit holders and the incentive pool based on a return-on-investment waterfall included in the WB NDB LLC Agreement. The total value returned constitutes any cash or property distributed by the Company or other WB NDB subsidiary to WB NDB Series A unit holders. The total incentive pool is determined by summing the discrete Incentive Unit burden of each Series A unit holder. Value allocation within the Incentive Unit pool is impacted by Incentive Unit threshold values but the aggregate value of the incentive pool is based solely on the return-on-investment waterfall. The Incentive Unit liability is only applicable to WB NDB Series A unit holders and subsequently any

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

future dilutive impact is limited to WB NDB’s indirect ownership of the Company. Any future equity investments made at the Company or other WB NDB subsidiaries are not subject to the dilution from the impact of the incentive unit pool.

Value within each Incentive Unit pool is allocated among Incentive Unit holders via a distribution waterfall. The units with the lowest threshold value within the pool will be allocated value first. Once the value of the units with the lowest threshold value reaches the next lowest threshold value, the lowest threshold value units will cease earning value. The next lowest threshold value Incentive Units then receive value until its value is equal to its own threshold value (the “Catch-Up Mechanics”). At this point, both the lowest and second lowest threshold value units have a value equal to the second lowest threshold value. Both groups of units continue to earn value until this value is equal to the third lowest threshold value, when the Catch-Up Mechanics are applied. When all Incentive Units have earned value up to the highest threshold value, all Incentive Units will earn value pro rata based on the total number of units issued thereafter.

At each reporting period, WB NDB’s Incentive Units is remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected distribution yield and the expected life of Incentive Unit vesting. The vested portion of WB NDB’s Incentive Unit liability is allocated pro rata to the Company, and other WB NDB operating subsidiaries, as share-based compensation income or expense on the consolidated statements of operations. The allocation is based on the Company’s share of the aggregate equity value derived in WB NDB’s business enterprise valuation.

The Company updates its assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, over the vesting period. For the years ended December 31, 2023 and 2022, the fair values of the Incentive Units were estimated using various assumptions as discussed in Note 10 – Share-Based Compensation. The fair value measurement is based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

The risk-free rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield is based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

Due to the Company not having sufficient historical volatility, the Company uses the historical volatilities of publicly traded companies that are similar to the Company in size, stage of life cycle and financial leverage. The Company will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use the Company’s own historical volatility. For criteria dependent upon a change in control, the Company will not recognize any incremental expense until the event occurs. Differences between actual results and such estimates could have a material effect on the Financial Statements.

Revenue Recognition

Oil and gas royalties

Oil and gas royalties are received in connection with oil and natural gas mineral interests owned by the Company. Oil and gas royalties are recognized as revenue as oil and gas are produced or

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

severed from the mineral lease. The oil and gas royalties we receive includes variable consideration that is dependent upon market prices for oil and gas, and producer specific location and contractual price differences. As a result, our oil and natural gas royalty revenues are typically constrained at the inception of the contract but will be resolved once volumes are produced and settled. Oil and gas royalty payments are typically received one to three months following the month of production. The Company accrues oil and gas royalties produced but not yet paid based on historical or estimated royalty interest production and current market prices, net of estimated location and contract pricing differentials. The difference between estimated and actual amounts received for oil and gas royalties are recorded in the period the payment is received. As of December 31, 2023 and 2022, the Company had $3.2 million and $4.8 million accrued in the oil and gas royalties line of the consolidated statements of operations, respectively.

Oil and gas royalties also includes mineral lease bonus revenues. The Company receives lease bonus revenue by leasing its mineral interests to exploration and production (“E&P”) companies. When we execute a mineral lease contract, it generally transfers the rights to any oil or gas discovered to the E&P company and grants us the right to a specified royalty interest payable on future production. Mineral lease bonuses are nonrefundable. Mineral lease bonus revenues are recognized when the agreement is executed as control is transferred and the Company has satisfied its performance obligation at that point in time.

Resource sales and royalties

Resource sales generally includes brackish water and other surface, composite material, such as caliche, that the Company sells to E&P companies and other customers. Resource sales revenue is generally recognized upon delivery of the brackish water or other surface material as the Company’s performance obligation has been deemed satisfied at that point in time. In certain instances, a third party other than a customer may be involved in a resource sale transaction, such as a revenue sharing agreement or brokered sale transaction. In these instances, the Company will either act as the principal or the agent in the transaction. If the Company is deemed to be acting as the principal, the revenues are reported on a gross basis in resource sales and corresponding costs reported as resource sales-related expense. If the Company is deemed to be acting as the agent, revenue is recorded net of the corresponding costs and included in the resource sales lines of the consolidated statements of operations.

The Company enters into resource royalty agreements that generate recurring resource royalty revenue. When we execute a resource royalty agreement, it generally transfers all rights to explore and produce a resource as specified in the agreement and grants us the right to a royalty on future production of that resource. Resource royalty agreements include, but are not limited to, sand, brackish water, and other resources that can be extracted from the Company’s surface estate. Resource royalty revenue includes variable consideration that is dependent upon production from those resources, which is typically constrained at the inception of the agreement but is resolved when volumes are produced and settled. Resource royalty payments are typically received one month following the month of production. The Company accrues resource royalties produced but not yet paid based on historical or estimated royalty production and contract prices. The difference between estimated and actual amounts received for royalties are recorded in the period the payment is received. As of December 31, 2023, the Company had $0.8 million accrued in resource sales and resource sales - related party, and $0.6 million accrued in resource royalties lines of the consolidated statements of operations, respectively. As of December 31, 2022, the Company had $0.3 million accrued in resource sales and resource sales - related party, and $0.5 million accrued in resource royalties lines of the consolidated statements of operations, respectively.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

In certain instances, resource royalty contracts provide for a bonus payment. These bonus payments are nonrefundable. Resource royalty bonus revenues are recognized when the agreement is executed as control is transferred and the Company has satisfied its performance obligation at that point in time.

Easements and other surface-related income

Easement and other surface use agreement contracts permit operators to install pipelines, roadways, electric lines, and other equipment on land owned by the Company. When the Company executes the contract, receives payment and the contract becomes effective, we make available the respective parcel of land to the grantee. Revenue is recognized upon the execution of the agreement at the effective date as the performance obligation has been satisfied and the customer has right of use. In the event of a renewal of an existing contract, the Company recognizes the revenue upon receipt of the renewal payment and the contract becomes effective. At that point, the Company has satisfied its performance obligation and control has been transferred to the grantee. As of December 31, 2023, the Company had $1.7 million accrued in easements and other surface-related revenues and easements and other surface-related revenues related - party lines of the consolidated statements of operations. As of December 31, 2022, the Company had no accrued amounts in easements and other surface-related revenues and easements and other surface-related revenues related - party lines of the consolidated statements of operations.

Leases of the Company’s surface acreage generally include, but are not limited to, facility and surfaces leases with typical terms of five to ten years, and in some instances include provisions for renewal, and generally require fixed monthly or annual payments. Advance lease payment, lease deposits and annual payments, if any, are recorded as unearned revenue and amortized over the life of the lease. For the twelve months ended December 31, 2023 and 2022, revenue from contracts with customers accounted for under ASC Topic 842, Leases (“ASC 842”) was $0.6 million and $1.0 million, respectively.

In certain instances, these contracts may include a provision for future royalties. Royalties associated with the use of surface acreage are in included in surface use royalties below.

Surface use royalties

The Company enters into surface use royalty agreements that generate recurring surface use royalty revenue. When we execute a surface use royalty agreement, it generally transfers all rights of use of the surface acreage as specified in the agreement and grants us the right to a royalty calculated on the basis of use, which can include, but are not limited to, gross revenues or volumetric use. Surface use royalty agreements, include but are not limited to, produced water handling and throughput, produced water skim oil, waste reclamation and landfills and other surface uses. Surface use royalty revenue includes variable consideration that is dependent upon volumetric use and is typically constrained at the inception of the agreement but is resolved when volumes are produced and settled. Surface use royalty payments are typically received one month following the month of production. The Company accrues surface use royalties produced but not yet paid based on historical or estimated basis of the royalty and contract prices. The difference between estimated and actual amounts received for royalties are recorded in the period the payment is received. As of December 31, 2023, the Company had $1.5 million accrued in surface use royalties and surface use royalties - related party lines of the consolidated statements of operations. As of December 31, 2022 the Company had $0.8 million accrued in surface use royalties and surface use royalties - related party lines of the consolidated statements of operations.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Contract Liabilities

Contract liabilities primarily relates to revenue sharing arrangements or other surface use agreements where the Company may receive payments from customers in advance of the related performance obligation being satisfied. Contract liabilities are recognized as earned over time or at a point in time based on the provisions set forth in the agreement. Current and non-current contract liabilities are presented in unearned revenue and other long-term liabilities on the consolidated balance sheets, respectively.

Income Taxes

The Company is a limited liability company, and therefore has elected to be treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are allocated to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

DBR REIT elected to be treated as a REIT under the IRC. As a REIT, DBR REIT will generally not be subject to corporate level federal income tax on taxable income distributed to shareholders. To be taxed as a REIT, the entity must meet a number of requirements including defined percentage tests concerning the amount of assets and revenues that came from, or are attributable to, real estate operations. As long as 90% of the taxable income of the REIT (without regard to capital gains or the dividends paid deduction) is distributed to the unit holders as dividends, the REIT will not be taxed on the portion of its income distributed as dividends unless there are ineligible transactions.

The Company is subject to Texas margin taxes. We estimate our state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense in the consolidated statement of operations. As of December 31, 2023 and 2022, we did not recognize any liabilities associated with the payment for interest and penalties. Refer to Note 7 – Income Taxes for additional information.

Concentrations of Risk

In the normal course of business, we maintain cash balances in excess of federally insured limits. The Company regularly monitors these institutions’ financial condition. We have not experienced any losses in our accounts and believe we are not exposed to any significant credit risk on cash or cash equivalents.

Significant Customers

In addition to the separately disclosed related parties, refer to Note 11 – Related Party Transactions, customers that individually comprised more than 10% of the Company’s consolidated revenues were as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Customer A	—	12%
Customer B	15%	12%
Customer C	14%	—
Customer D	13%	—
Customer E	13%	—

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Other Contingencies

The Company recognizes liabilities for other contingencies when there is exposure that indicates it is both probable and the amount of loss can be reasonably estimated. These types of liabilities may also arise from acquisition related transactions or other commercial agreements entered into from time to time by the Company. Refer to Note 12 – Commitments and Contingencies for additional information on specific contingent liabilities.

Recent Accounting Pronouncements

We adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), on January 1, 2023, which changed how we account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The adoption of this update did not have a material impact on our consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

We adopted ASU 2016-02, Leases (Topic 842), and subsequent amendments thereto on January 1, 2022, with no retrospective adjustments to prior periods. The adoption of the standard had no impact on our consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows. We have elected the practical expedients to (1) carryforward prior conclusions related to lease identification and classification for existing leases, (2) combine lease and non-lease components of an arrangement for all classes of leased assets, (3) omit short-term leases with a term of 12-months or less from recognition on the balance sheet and (4) carryforward our existing accounting for land easements not previously accounted for as leases.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. We plan to adopt this guidance and conform with the applicable disclosures retrospectively when it becomes mandatorily effective for our annual report for the year ending December 31, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This guidance further enhances income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. We plan to adopt this guidance and conform with the disclosure requirements when it becomes mandatorily effective for our annual report for the year ending December 31, 2025.

3.	Additional Financial Statement Information

Other Balance Sheet information is as follows:

	December 31, 2023	December 31, 2022
Accrued liabilities
Accrued professional fees	$2,521	$266
Accrued interest	1,547	251
Accrued operating and capital expenses	349	1,425
Accrued property taxes	300	263
Accrued payroll	228	636

Total accrued liabilities	$4,945	$2,841

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Supplemental Cash Flow information is as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Supplemental cash flow information:
Cash paid for income taxes	$213	$8,497
Cash paid for interest	$5,914	$3,202
Non-cash operating, investing and financing activities:
Deferred offering costs	$1,997	$—
Capital expenditures in accounts payable and accrued liabilities	$—	$899
Insurance financing	$350	$264
Asset financing	$251	$—

4.	Asset Acquisitions

During 2022, the Company acquired approximately 1,500 acres of land and buildings in Texas and New Mexico for total purchase consideration of $8.2 million, of which 654 acres was acquired from an affiliate company for total purchase consideration of $2.1 million.

5.	Property, Plant and Equipment

As of December 31, 2023 and 2022, property, plant and equipment, net consisted of the following:

	December 31, 2023	December 31, 2022
Oil and natural gas properties
Proved	$36,054	$35,647
Unproved	3,057	3,464

Total oil and natural gas properties	39,111	39,111
Land and land improvements	157,737	157,490
Water wells, pipelines, facilities, ponds and related equipment	15,132	13,258
Buildings, vehicles, equipment, furniture and other	2,594	2,002
Construction in progress	—	626

	214,574	212,487
Less: accumulated depreciation and depletion	(11,556)	(5,174)

Total property, plant and equipment, net	$203,018	$207,313

Depreciation and depletion expense was $6.4 million and $4.4 million for the years ended December 31, 2023 and 2022, respectively.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

6.	Intangible Assets

As of December 31, 2023 and 2022, intangible assets, net of accumulated amortization consisted of the following:

	December 31, 2023	December 31, 2022
Surface use agreements	$18,619	$18,619
Water rights	14,956	14,956

Subtotal	33,575	33,575
Less: accumulated amortization	(4,933)	(2,697)

Total intangible assets, net	$28,642	$30,878

	December 31, 2023	December 31, 2022
Accumulated amortization
Surface use agreements	$2,739	$1,498
Water rights	2,193	1,199

Total accumulated amortization	$4,933	$2,697

The Company recognized $2.2 million and $2.2 million in amortization expense for the years ended December 31, 2023 and 2022, respectively. The remaining weighted average amortization period for both surface use agreements and water rights was 12.8 years and 13.8 years as of December 31, 2023 and 2022, respectively.

Future amortization expense related to such intangibles for the next five years and thereafter as of December 31, 2023 is as follows:

Amortization Expense
2024	2,236
2025	2,236
2026	2,236
2027	2,236
2028	2,236
Thereafter	17,462

Total	$28,642

7.	Income Taxes

DBR REIT made an election to be taxed as a REIT, effective January 1, 2022. As a REIT, DBR REIT generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If DBR REIT fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service (“IRS”) grants DBR REIT relief under certain statutory provisions.

Due to the REIT election effective January 1, 2022, DBR REIT had no deferred tax assets and liabilities as of December 31, 2023 and 2022.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

As part of its election and to comply with REIT qualifications, during 2021 DBR REIT distributed mineral interests to its parent company which was treated as a sale for federal income tax purposes. The Company paid income tax associated with this distribution during the year ended December 31, 2022, of approximately $8.2 million.

During the year ended December 31, 2022, DBR REIT distributed land to its parent company. For federal income tax purposes, this transaction was treated as a sale of built-in-gain property and the Company recognized an immaterial income tax expense. As of December 31, 2022, this liability is included within income taxes payable on the consolidated balance sheet.

The Company is subject to Texas margin taxes. The Company estimates its state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors. The Company recorded $0.4 million and $0.2 million related to its Texas margin tax liability for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, this liability is included within income taxes payable on the consolidated balance sheets.

The Company has concluded there are no significant uncertain tax positions requiring recognition in its Financial Statements. Further, the Company has no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized as of December 31, 2023 and 2022.

The Company is not currently under examination by the IRS or any state or local taxing authority for any tax year.

The open tax years for the federal tax filings are 2020 through 2023. The open tax years for the state franchise tax filings are 2019 through 2023.

8.	Debt

As of December 31, 2023 and 2022, our debt consisted of the following:

	December 31, 2023	December 31, 2022
Term loan	$95,000	$—
Revolving credit facility	35,000	—
Ag loan	—	57,417
Other	494	193

Total debt	130,494	57,610

Current portion of long-term debt	(20,339)	(11,693)
Unamortized debt issuance costs	(1,812)	—

Total long-term debt	$108,343	$45,917

Credit Facilities

On July 3, 2023, the Company entered into (i) a four-year $100.0 million term loan (the “Term Loan”), and (ii) a four-year $50.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). At closing, the Term Loan was fully funded, and the Company borrowed $25.0 million on the Revolving Credit Facility. Proceeds from the Credit Facilities (net of $3.1 million in issuance fees to the lenders), were used to repay the $49.4 million outstanding balance under the Company’s Ag Loan, and to make a distribution of $72.9 million and will be used for future working capital needs. Upon the closing of the Credit

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Facilities, the Ag Loan was terminated. The Credit Facilities are each secured by a first-priority lien on substantially all assets of the Company and its subsidiaries. The Credit Facilities are also each guaranteed by the Company’s subsidiaries.

The Credit Facilities include certain affirmative and restrictive covenants common in such agreements that apply to the Company, including (i) a maximum leverage ratio as of the last day of each fiscal quarter no greater than 3.50: 1.00 for any period of four consecutive fiscal quarters ending prior to the consummation of a qualified IPO, and 4.00: 1.00 for any period of four consecutive fiscal quarters ending on or after the date of the closing of a qualified IPO (subject, in either case, to a 0.50: 1.00 leverage step-up for any “qualified acquisition” for the fiscal quarter in which such “qualified acquisition” occurs and the immediately following two fiscal quarters, subject to a cap of 0.50: 1.00 on such step-up regardless of the total number of “permitted acquisitions” and certain other limitations set forth therein), (ii) a minimum interest coverage ratio of at least 2.75 to 1.00 as of the last day of each fiscal quarter ending on or after the date of the closing of a qualified IPO, (iii) a minimum debt service coverage ratio of 1.25: 1.00, as of the last day of each fiscal quarter ending prior to the date on which a qualified IPO is consummated, and (iv) certain restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments. The Company was in compliance with these covenants as of December 31, 2023.

The estimated fair value of our Credit Facilities approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

Term Loan

The principal amount of the Term Loan accrues interest at either the Term Secured Overnight Financing Rate (“Term SOFR”) or the Base Rate, as elected by the Company. Term SOFR Loans bear interest at a rate per annum equal to Term SOFR for the applicable tenor plus 0.10% (“Adjusted Term SOFR”) plus the applicable margin, which such margin is determined by reference to the Company’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the U.S. Prime Rate, as published by the Wall Street Journal, (ii) the Federal Funds Rate plus 0.50%, and (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, in each case plus the applicable margin. Interest on all outstanding SOFR Loans shall be payable on the last day of each interest period. Interest on all outstanding Base Rate Loans shall be payable on the first day of each calendar quarter.

Debt issuance costs associated with the Term Loan consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method. The amortization of these costs totaled $0.3 million for the year ended December 31, 2023, which are included in interest expense, net in the consolidated statements of operations. Net debt issuance costs of $1.8 million associated with the Term Loan as of December 31, 2023, are reported as a direct deduction from the carrying amount of the related long-term debt.

For the year ended December 31, 2023, the Company incurred $4.2 million of interest expense related to the Term Loan and the related weighted average interest rate was 8.62%. The accrued interest payable related to the Term Loan was $1.2 million as of December 31, 2023.

Revolving Credit Facility

The Revolving Credit Facility provides for incremental borrowings up to the revolving commitment of $50.0 million at closing. It also includes an incremental revolving commitment that permits the

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Company to increase the aggregate amount of the Revolving Credit Facility, subject to the increasing lenders’ willingness to participate and other customary terms and conditions, by an amount not to exceed the sum of (i) $50.0 million plus (ii) the amount of any prior repayments of the Term Loan Facility (up to $50.0 million). The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $5.0 million.

Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, July 3, 2027, become due and payable on such date. At the Company’s election, principal amounts under the Revolving Credit Facility may be borrowed as SOFR Loans or Base Rate Loans. SOFR Loans bear interest at a rate per annum equal to Term SOFR for the applicable tenor plus 0.10% (“Adjusted Term SOFR”) plus the applicable margin, which such margin is determined by reference to the Company’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the U.S. Prime Rate, as published by the Wall Street Journal, (ii) the Federal Funds Rate plus 0.50%, and (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, in each case plus the applicable margin, which such margin is determined by reference to the Company’s leverage ratio. Interest on all outstanding SOFR Loans shall be payable on the last day of each interest period. Interest on all outstanding Base Rate Loans shall be payable on the first day of each calendar quarter. The Company also pays a commitment fee to each lender quarterly in arrears on the daily average unused amount of the commitment of such lender under the Revolving Credit Facility. Prior to the consummation of a qualified IPO, the commitment fee is 0.5% of the aggregate undrawn commitment amount under the Revolving Credit Facility, payable to each lender in accordance with such lender’s pro rata share of such undrawn commitment amount. After the consummation of a qualified IPO, the commitment fee is at a rate determined by reference to the leverage ratio of the Company on a consolidated basis, of the aggregate undrawn commitment amount under the Revolving Credit Facility, payable to each lender in accordance with such lender’s pro rata share of such undrawn commitment.

Debt issuance costs associated with the Company’s Revolving Credit Facility consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method. The amortization of these costs totaled $0.1 million for the year ended December 31, 2023, which are included in interest expense, net in the consolidated statements of operations. Short-term debt issuance costs of $0.3 million associated with the Revolving Credit Facility as of December 31, 2023, are deferred and presented in prepaid expenses and other current assets on the consolidated balance sheets. Long-term debt issuance costs of $0.6 million associated with the Revolving Credit Facility as of December 31, 2023, are deferred and presented in other assets on the consolidated balance sheets.

For the year ended December 31, 2023, the Company incurred $1.1 million of interest expense and commitment fees related to the Revolving Credit Facility and the related weighted average interest rate was 8.65%. The accrued interest payable related to the Revolving Credit Facility was $0.3 million as of December 31, 2023.

Ag Loan

On October 14, 2021, the Company entered into a seven-year $65.0 million credit agreement (the “Ag Loan”) with Capital Farm Credit, ACA, as agent for a federal land credit association (the “Lender”). The Ag Loan was secured by a perfected first-lien security interest in substantially all assets of DBR Inc. (as successor to Hanging H Ranch, Inc.) and its subsidiaries and DBR Desert LLC, the equity interest in DBR REIT LLC (f/k/a NDB Ranch Holdings LLC) held by DBR Land LLC

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

(f/k/a NDB Land LLC), and the equity interest in DBR Inc. held by DBR REIT LLC. The Ag Loan was also guaranteed by DBR REIT LLC, DBR Land LLC and DBR Desert LLC.

The Company was required to make scheduled monthly payments on the outstanding principal amount for the term of the Ag Loan at an annual interest rate of 5.25%, with all remaining outstanding amounts due and payable on the scheduled maturity date, October 1, 2028.

The Ag Loan included certain affirmative and restrictive covenants common in such agreements that apply to the Company and the guarantors, including a minimum fixed charge coverage ratio of 1.25:1.00 and a maximum debt to tangible net worth ratio of 0.45:1:00, in each case tested as of the end of each fiscal quarter. The Company was in compliance with these covenants as of December 31, 2022. Additionally, the Company was required to maintain a balance equal to one year’s worth of principal and interest payments in an account with Lender, or another financial institution reasonably acceptable to Lender. As of December 31, 2022, $9.2 million of restricted cash was held in an account at Lender in satisfaction of such requirement.

Beginning December 31, 2022, if as of the end of any fiscal year, the outstanding principal balance of the Ag Loan exceeded $40.0 million and the Company had excess cash flow as of the end of such fiscal year, the Company was required to make a principal reduction payment equal to the excess cash flow up to the maximum annual amount of $10.0 million. The Lender reduced such maximum annual amount to $5.0 million for the fiscal year ended December 31, 2022. Excess cash flow is defined as the amount of earnings before interest, depreciation and amortization (“EBITDA”) in excess of the amount of EBITDA required to maintain compliance with the fixed charge coverage ratio. Any amounts of excess cash flow was payable within five days of delivery of the annual financial statements, which are due 120 days after the end of each fiscal year, beginning December 31, 2022. For the fiscal year ended December 31, 2022, the Company included $5.0 million in current portion of long-term debt on the consolidated balance sheet pursuant to the terms described above.

The total amount outstanding on the Ag Loan was $57.4 million as of December 31, 2022. The accrued interest payable was $0.3 million as of December 31, 2022. The Ag Loan was terminated on July 3, 2023 in connection with the closing of the Credit Facilities.

For the years ended December 31, 2023 and 2022, the Company incurred $1.5 million and $3.2 million of interest expense related to the Ag Loan, respectively. The related weighted average interest rate was 5.25% for both years ended December 31, 2023 and 2022.

The fair value of the Ag Loan was estimated using quoted prices for similar liabilities in inactive markets, a Level 2 classification in the fair value hierarchy, and was based on the aggregate principal amount outstanding. As of December 31, 2022, the fair value of the Ag Loan was $40.5 million.

The following table summarizes the Company’s debt obligations as of December 31, 2023. Estimated future payments for the debt based on the amount outstanding are shown below:

	As of December 31,
	2024	2025	2026	2027	2028	Total
Term loan	$20,000	$20,000	$20,000	$35,000	$—	$95,000
Revolving credit facility	—	—	—	35,000	—	35,000
Other	339	84	71	—	—	494

Total debt	$20,339	$20,084	$20,071	$70,000	$—	$130,494

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9.	Member’s Equity

As provided for in the LLC Agreement, the Sole Member holds 100% of the limited liability company interests of the Company. The Sole Member’s limited liability company interests are generally consistent with ordinary equity ownership interests.

Distributions (including liquidating distributions) are to be made to the Sole Member at a time to be determined by the board of managers of WB NDB. There are no restrictions on distributions, provided the Company is in compliance with its financial covenants as set forth under the Credit Facilities. The Sole Member’s equity account will be adjusted for distributions paid to the member and additional capital contributions that are made by the Sole Member. All revenues, costs and expenses of the Company are allocated to the Sole Member in accordance with the LLC Agreement.

10.	Share-Based Compensation

The Company accounts for share-based compensation expense for Incentive Units granted in exchange for employee services. Our management and employees currently participate in one equity-based incentive plan, managed by WB NDB. The Incentive Units consist of time-based awards of profits interest in WB NDB, and the WB NDB LLC Agreement authorizes the issuance of 10,000 Incentive Units. As of December 31, 2023 and 2022, there were 9,992 and 5,378 Incentive Units issued and outstanding, respectively.

The Incentive Units represent a substantive class of equity of WB NDB and are accounted for under ASC 718. Features of the Incentive Units include the ability for WB NDB to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WB NDB classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at WB NDB as this entity is the party responsible for satisfying the obligation. Share-based compensation income or expense pushed down to the Company is recognized as a deemed non-cash contribution to or distribution from member’s equity in the consolidated balance sheets. The share-based compensation income or expense is recognized consistent with WB NDB’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

At each reporting period, WB NDB’s Incentive Unit liability is remeasured at fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected dividend yield and the expected life of Incentive Unit vesting. The vested portion of WB NDB’s Incentive Unit liability is allocated pro rata to the Company, and other WB NDB operating subsidiaries, as share-based compensation income or expense in the consolidated statements of operations. The allocation is based on the Company’s share of the aggregate equity value derived in WB NDB’s business enterprise valuation. Unvested Incentive Units are subject to accelerated vesting if there is a change in control (as defined in the award agreements). Unvested Incentive Units are also subject to accelerated vesting or forfeiture in certain circumstances as set forth in the award agreements and 1/3 of all vested Incentive Units are subject to forfeiture if an Incentive Unit holder is terminated for cause. Upon termination for any reason, WB NDB has the right to purchase all vested Incentive Units of the terminated Incentive Unit holder for a period of 180 days

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

at the fair market value on the date the Incentive Unit holder’s employment ended. Forfeitures are accounted for upon occurrence. Forfeitures do not return equity value to the Company, rather value is returned to the Incentive Unit pool and allocated among remaining Incentive Unit holders.

All Incentive Units are subject to time-based vesting, and vest to the participant over the course of the vesting period at the fair value of the vested grants at each reporting date.

The weighted average fair value of the Incentive Units is estimated using a Monte Carlo Simulation with the following inputs:

	December 31, 2023	December 31, 2022
Estimated equity value	$811,521	$782,958
Expected life (in years)	2.8	0.8
Risk-free interest rate	4.0%	4.6%
Dividend yield	0%	0%
Volatility	42.0%	28.0%
Marketability discount	24.0% - 26.0%	15.0%

The number of Incentive Units granted and forfeited during the years ended December 31, 2023 and 2022 is shown in the following table:

Outstanding at January 1, 2022	5,452
Granted	—
Forfeited	(74)

Outstanding at December 31, 2022	5,378

Granted	4,647
Forfeited	(33)

Outstanding at December 31, 2023	9,992

The grant date fair value of the Incentive Units granted attributable to the Company was $8.6 million as of December 31, 2023. The aggregate fair value of the Incentive Units attributable to the Company as of December 31, 2023 and 2022 was $35.9 million ($3,351 -$3,798 per unit) and $46.8 million ($8,707 per unit), respectively.

Changes in the allocated vested and unvested fair value of the Incentive Units for the years ended December 31, 2023 and 2022 were as follows:

Balance January 1, 2022	$7,161
Remeasurements	39,666

Balance December 31, 2022	$46,827

Remeasurements	(10,954)

Balance December 31, 2023	$35,873

The cumulative vested value of the Incentive Units allocated to the Company was $22.9 million and $40.1 million as of December 31, 2023 and 2022, respectively. The Company recognized income of $17.2 million and expense of $36.4 million in share-based compensation during the years ended December 31, 2023 and 2022, respectively, on the statements of operations. For the

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

year ended December 31, 2023 the remaining unrecognized compensation expense for the Incentive Units was $13.0 million and the weighted average remaining vesting period was approximately 2.5 years. For the year ended December 31, 2022 the remaining unrecognized compensation expense for the Incentive Units was $6.7 million and the weighted average remaining vesting period was approximately 0.5 years.

There were no departures resulting in accelerated vesting during 2023 or 2022.

Employee Benefit Plan

WaterBridge Management Company LLC, an affiliate of the Company, sponsors a defined contribution plan available to all eligible employees. Qualifying participants receive a matching contribution based on the amount participants contribute to the plan up to 7% of their qualifying compensation. Contributions of an immaterial amount were made during the years ended December 31, 2023 and 2022.

11.	Related Party Transactions

	Financial Statements Location	December 31, 2023	December 31, 2022
Revenues - Related Party
Affiliate access agreements	Easements and other surface-related revenues	$4,249	$1,752
Affiliate access agreements	Surface use royalties	5,436	1,396
Affiliate access agreements	Resource sales	1,785	223
Accounts Receivable - Related Party
Affiliate access agreements	Related party receivable	$1,037	$403
Shared services agreement	Related party receivable	—	21
Accounts Payable - Related Party
Shared services agreement	Related party payable	$453	$578

Shared Services Agreement

The Company has a services agreement with certain affiliates consisting of WB NDB, WaterBridge Holdings LLC and its subsidiaries, WaterBridge NDB Operating LLC and its subsidiaries, and Desert Environmental LLC and its subsidiaries, pursuant to which it receives common management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. The Company is required to reimburse all fees incurred by it that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the Company. For shared costs paid on behalf the Company, the costs are directly allocated to it based on its pro rata share of the expenses. For the years ended December 31, 2023 and 2022, the Company paid approximately $5 million and $5 million for the shared services and direct cost reimbursements, respectively.

Affiliate Facility Access Agreements

The Company is party to facility access and surface use agreements with certain affiliates. Under these agreements, the Company has granted the affiliates with certain rights to construct, operate

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

and maintain water and reclamation facilities in the ordinary course of business. These agreements include a standard fee schedule and provision for specified surface use activities. The agreements also include a provision for royalties related to certain specified activities.

Equity Sponsor Services Agreement

Five Point Energy LLC (“FPE”), an affiliate of Five Point Energy Fund I LP and Five Point Energy Fund II LP and controlling member, invoices the Company, and the Company reimburses FPE in cash, for expenses associated with the Company’s use of geographic information system (“GIS”) and certain legal services provided by FPE. The reimbursement includes allocated FPE personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPE’s total services for such period. For the years ended December 31, 2023 and 2022, the GIS and legal services reimbursement totaled $0.2 million and $0.1 million, respectively. As of December 31, 2023 and 2022, the Company had an immaterial amount due to these entities.

12.	Commitments and Contingencies

Subordination payments

In connection with the October 2021 business acquisition of Hanging H Ranch, Inc., the Company agreed to pay one of the sellers $5.0 million as additional consideration over the next ten years on each anniversary of closing, beginning with the first payment due on October 14, 2022, and in exchange for the additional consideration, such seller agreed to subordinate its rights under a grazing lease to the rights of the lender under the Ag Loan. In conjunction with the retirement of the Ag Loan, the sellers rights under the grazing lease are no longer subordinated. As of December 31, 2023, $0.5 million and $2.6 million was reflected within other current liabilities and other long-term liabilities, respectively, on the consolidated balance sheet. As of December 31, 2022, $0.5 million and $2.9 million was reflected within other current liabilities and other long-term liabilities, respectively, on the consolidated balance sheet. These amounts represent the present value of the total $5.0 million in additional consideration.

Litigation

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount. As a result of these uncertainties, any liabilities recorded are based on the best information available at the time. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. As of December 31, 2023 and 2022, the Company did not record any liabilities related to any legal matters.

13.	Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through May 6, 2024, the date the Financial Statements were available to be issued and determined there are no subsequent events to report outside of the below:

On February 1, 2024 the Company entered into a purchase agreement to acquire a ranch from a private third-party seller, consisting of approximately 103,000 fee surface acres in the Stateline

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

region of the Delaware Basin, together with associated surface use contracts and certain produced water and brackish water supply assets. The Company and its affiliate, WB NDB, intend to enter into a partial assignment and assumption agreement, pursuant to which the Company will assign its rights to acquire the produced water and brackish supply water assets to WB NDB prior to closing and the Company will fund $360 million upon closing to acquire the fee surface acreage and associated surface use contracts, inclusive of $26.3 million previously deposited by the Company in escrow which will be applied to the Company’s portion of the purchase price upon closing. The deposit is non-refundable as of the date of issuance of these financial statements subject to closing by the seller. The acquisition remains subject to customary closing conditions and is expected to close in the second quarter of 2024.

On February 22, 2024 the Company entered into a purchase agreement to acquire the Speed Ranch from a private third-party seller, consisting of approximately 34,000 fee surface acres in Lea County, New Mexico and Andrews County, Texas, for total consideration of $41.8 million, subject to certain closing adjustments. In accordance with the purchase agreement, the Company deposited approximately $2.1 million in escrow to be applied to the purchase price upon closing. The deposit is non-refundable as of the date of issuance of these financial statements subject to closing by the seller. The acquisition remains subject to customary closing conditions and is expected to close in the second quarter of 2024.

On March 18, 2024 the Company acquired approximately 11,000 acres of land from a private third-party seller in Lea County, New Mexico for total purchase consideration of $26.1 million. The Company funded the total purchase consideration with a $10.1 million draw on our existing revolving credit facility and $16.0 million of cash on hand.

14.	Supplemental Oil and Gas Information (Unaudited)

The Company’s oil and natural gas reserves are attributable solely to properties within the United States, specifically in the Permian Basin.

Capitalized Oil and Natural Gas Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depletion are as follows:

	December 31, 2023	December 31, 2022
	(in thousands)
Oil and natural gas interests:
Proved	$36,054	$35,647
Unproved	3,057	3,464

Total oil and natural gas interests	39,111	39,111
Accumulated depletion	(7,157)	(3,107)

Net oil and natural gas interests capitalized	$31,954	$36,004

Costs Incurred in Oil and Natural Gas Activities

The Company did not incur any oil and natural gas property acquisition, exploration or development activities during the years ended December 31, 2023 and 2022.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Results of Operations from Oil and Natural Gas Producing Activities

The following table sets forth the revenues and expenses related to the production and sale of oil and natural gas activities. It does not include any interest costs or general and administrative costs and therefore, is not necessarily indicative of the net operating results of the Company’s oil and natural gas activities.

	December 31, 2023	December 31, 2022
	(in thousands)
Oil and gas royalties	$20,743	$18,286
Severance and ad valorem taxes	(1,159)	(1,277)
Transportation, processing and other	(86)	(3)
Depletion	(4,050)	(2,692)

Results of operations from oil and gas producing activities	$15,448	$14,314

The reserves at December 31, 2023 and 2022 presented below were prepared by W.D. Von Gonten & Co, whose reports as of those dates are filed as exhibits to the registration statement of which these Financial Statements are a part. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, price changes and other factors. The reserves are located in the Delaware Basin across Loving, Reeves and Pecos Counties in Texas.

Guidelines indicated in FASB ASC Topic 932 Extractive Industries - Oil and Gas (“ASC 932”) have been followed for computing a standardized measure of future net cash flows and changes therein related to estimated proved reserves. Future cash inflows and future production costs are determined by applying prices and costs, including quality and basis differentials, to the period-end estimated quantities of oil and natural gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future production costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the Securities and Exchange Commission (“SEC”). These assumptions do not necessarily reflect management’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Analysis of Changes in Proved Reserves

The following table sets forth information regarding the Company’s net ownership interest in estimated quantities of proved developed and undeveloped oil and natural gas quantities and the changes therein for the period presented:

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net Proved Reserves as of January 1, 2022	1,482	4,463	297	2,523
Revisions of previous estimates (1)	(23)	(175)	(14)	(66)
Extensions, discoveries and other additions (2)	462	1,122	72	721
Production	(145)	(438)	(24)	(242)

Net Proved Reserves as of December 31, 2022	1,776	4,972	331	2,936

Revisions of previous estimates (1)	(80)	(11)	10	(71)
Extensions, discoveries and other additions (2)	225	967	71	457
Production	(225)	(693)	(68)	(409)

Net Proved Reserves as of December 31, 2023	1,696	5,235	344	2,913

Net Proved Developed Reserves
January 1, 2022	433	1,128	75	696
December 31, 2022	622	1,821	121	1,047
December 31, 2023	809	2,957	193	1,495
Net Proved Undeveloped Reserves
January 1, 2022	1,049	3,335	222	1,827
December 31, 2022	1,154	3,151	210	1,889
December 31, 2023	887	2,278	151	1,418

(1)	Revisions of previous estimates include technical revisions due to changes in commodity prices, historical and projected performance and other factors.
(2)

Extensions and other additions were from conversions of unproved reserves to proved developed reserves due to additional drilling activity. These extensions include 421 MBOE and zero MBOE that are additions to proved undeveloped reserves for 2022 and 2023, respectively.

Changes in proved reserves that occurred during the year ended December 31, 2022 were primarily due to:

•

negative revisions of previous estimates of approximately 66 Mboe. 102 MBoe decrease was due to reclassification of three gross well locations to non-proved due to modified operator development and 69 Mboe decrease due to changes in projected performance partially offset by 105 Mboe increase due to changes in commodity prices; and

•	well additions, extensions and discoveries of approximately 721 Mboe. 721 Mboe was added as proved over twenty-two gross well locations based on increased operator drilling activity.

DBR Land Holdings LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

Changes in proved reserves that occurred during the year ended December 31, 2023 were primarily due to:

•	negative revisions of approximately 71 Mboe. 97 Mboe decrease due to changes in commodity prices offset by 26 Mboe due to changes in projected well performance; and

•	well additions, extensions and discoveries of approximately 457 Mboe. 457 Mboe was added as proved over fourteen gross well locations based on increased operator drilling activity.

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month unweighted first-day-of-the-month commodity prices for the period presented. All prices are adjusted for quality, energy content and regional price differentials. Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to the year-end quantities of those reserves.

The following table sets forth the future net cash flows related to proved oil and gas reserves based on the standardized measure prescribed in ASC 932:

	December 31, 2023	December 31, 2022
	(in thousands)
Future cash inflows	$146,605	$197,411
Future production costs	(9,745)	(13,174)
Future income tax expense	(1,026)	(1,382)

Future net cash flows (undiscounted)	135,834	182,855
Annual discount 10% for estimated timing	(61,055)	(88,709)

Total	$74,779	$94,146

The primary sources of change in the standardized measure of discounted future net cash flows are as follows:

	December 31, 2023	December 31, 2022
	(in thousands)
Standardized measure, beginning of period	$94,146	$54,160
Sales, net of production costs	(19,498)	(17,006)
Net changes in prices and production costs related to future production	(20,475)	31,403
Extensions, discoveries and improved recovery, net of future production costs	15,419	19,627
Revisions of previous quantity estimates, net of related costs	(1,836)	(1,216)
Net change in income taxes	158	(745)
Accretion of discount	7,169	5,357
Changes in timing and other	(304)	2,566

Net (decrease) increase in standardized measures	(19,367)	39,986

Standardized measure, end of period	$74,779	$94,146

DBR Land Holdings LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$8,892	$37,823
Accounts receivable, net	8,452	12,383
Related party receivable	1,347	1,037
Prepaid expenses and other current assets	685	1,035

Total current assets	19,376	52,278
Non-current assets:
Property, plant and equipment, net	256,612	203,018
Intangible assets, net	28,611	28,642
Other assets	5,758	5,011

Total non-current assets	290,981	236,671

Total assets	$310,357	$288,949

Liabilities and member’s equity
Current liabilities:
Accounts payable	$545	$200
Related party payable	433	453
Accrued liabilities	4,343	4,945
Current portion of long-term debt	20,245	20,339
Other current liabilities	1,218	1,163

Total current liabilities	26,784	27,100
Non-current liabilities:
Long-term debt	118,452	108,343
Other long-term liabilities	2,788	2,759

Total non-current liabilities	121,240	111,102

Total liabilities	148,024	138,202
Commitments and contingencies (Note 9)
Member’s equity	162,333	150,747

Total liabilities and member’s equity	$310,357	$288,949

See accompanying notes to the unaudited condensed consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Revenues:
Oil and gas royalties	$4,185	$3,591
Resource sales	3,415	5,316
Resource sales - Related party (Note 8)	93	1,084
Easements and other surface-related revenues	4,754	1,472
Easements and other surface-related revenues - Related party (Note 8)	383	582
Surface use royalties	1,598	1,392
Surface use royalties - Related party (Note 8)	2,607	879
Resource royalties	1,979	1,570

Total revenues	19,014	15,886
Resource sales-related expense	673	1,080
Other operating and maintenance expense	517	504
General and administrative expense	2,159	12,418
Depreciation, depletion, amortization and accretion	2,145	1,725

Operating income	13,520	159
Interest expense, net	2,884	718
Other income	(241)	(15)

Income (loss) from operations before taxes	10,877	(544)
Income tax expense	101	103

Net income (loss)	$10,776	$(647)

See accompanying notes to the unaudited condensed consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Member’s Equity

(in thousands)

Total Member’s Equity
Balance at January 1, 2024	$150,747
Distribution to member	—
Deemed non-cash capital contributions	810
Net income	10,776

Balance at March 31, 2024	$162,333

Total Member’s Equity
Balance at January 1, 2023	$209,959
Distribution to member	(13,000)
Deemed non-cash capital contributions	11,235
Net loss	(647)

Balance at March 31, 2023	$207,547

See accompanying notes to the unaudited condensed consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash flows from operating activities
Net income (loss)	$10,776	$(647)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	2,145	1,725
Amortization of deferred financing fees	65	—
Amortization of debt issuance costs	129	—
Share-based compensation	810	11,235
Other	—	(22)
Changes in operating assets and liabilities:
Accounts receivable	3,931	1,140
Related party receivable	(310)	(1,394)
Prepaid expenses and other assets	323	68
Accounts payable	407	453
Related party payable	(20)	(187)
Other current liabilities	(1,041)	(466)

Net cash provided by operating activities	17,215	11,905

Cash flows from investing activities
Acquisitions	(55,072)	—
Capital expenditures	(89)	(1,620)
Proceeds from disposal of assets	—	11

Net cash used in investing activities	(55,161)	(1,609)

Cash flows from financing activities
Distributions to member	—	(13,000)
Proceeds from revolver	15,000	—
Repayments on term loan	(5,000)	(1,625)
Other financing activities, net	(115)	(6)
Deferred offering costs	(870)	—

Net cash provided by (used in) financing activities	9,015	(14,631)

Net decrease in cash and cash equivalents	(28,931)	(4,335)
Cash and cash equivalents and restricted cash - beginning of period	37,823	25,351

Cash and cash equivalents - end of period	$8,892	$21,016

See accompanying notes to the unaudited condensed consolidated financial statements

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	Organization and Nature of Operations

DBR Land Holdings LLC (“Holdings” and, together with its subsidiaries, the “Company,” “we,” “our” and “us”) was formed in September 2021. WaterBridge NDB LLC (“WB NDB” or the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated September 20, 2021 (the “LLC Agreement”).

On October 15, 2021, the Company acquired 100% of the outstanding capital stock of Hanging H Ranch, Inc. Immediately following the acquisition, Hanging H Ranch, Inc. merged with one of its wholly-owned subsidiaries and the surviving entity was named Delaware Basin Ranches Inc. (“DBR Inc.”).

On January 1, 2022, DBR REIT LLC (“DBR REIT”), a wholly-owned subsidiary of the Company and the parent company of DBR Inc., elected to be taxed as a real estate investment trust (“REIT”) under federal income tax laws. DBR REIT qualifies as a REIT under the applicable requirements of the Internal Revenue Code of 1986, as amended (“IRC”). A REIT is a pass-through entity. There is no tax imposed at the REIT level as long as the REIT complies with the applicable tax rules and avails itself of the opportunity to reduce its taxable income through distributions. A REIT must comply with a number of organizational and operational requirements, including a requirement that it must pay at least 90% of its taxable income to shareholders.

The Company owns surface acreage and oil and natural gas mineral interests in the Delaware Basin across Loving, Reeves and Pecos Counties in Texas and surface acreage in Eddy County in New Mexico.

The Company generates revenues primarily from use of its surface acreage, the sale of resources from its land and oil and natural gas royalties. The use of surface acreage generally includes easements or leases and various surface use royalties. Sale of resources generally includes sales of brackish water and other surface composite materials. Our assets consist mainly of fee surface acreage, oil and natural gas mineral interest, brackish water wells and ponds and related facilities.

The Company is headquartered in Houston, Texas.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements (the “Financial Statements”) of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with Rule 10-01 of Regulation S-X and reflects all adjustments, consisting of normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the financial results for the interim periods presented. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s annual audited financial statements and accompanying notes for the year ended December 31, 2023. All dollar amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

Results of operations for the three months ended March 31, 2024 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2024.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein.

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Basic and diluted net income per common unit holder is not presented since the ownership structure of the Company is not a common unit of ownership.

Use of Estimates

The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The Company evaluates its estimates and related assumptions regularly, including those related to the fair value measurements of assets acquired and liabilities assumed in a business combination, the collectability of accounts receivable, the assessment of recoverability and useful lives of long-lived assets, including property, plant and equipment, intangible assets, and the valuation of share-based compensation. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from such estimates.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments consist primarily of accounts receivable and accounts payable. The carrying value of the Company’s accounts receivable and accounts payable approximate fair value due to their highly liquid nature or short-term maturity.

The Company adjusts the carrying amount of certain non-financial assets, property, plant and equipment and definite-lived intangible assets, to fair value on a non-recurring basis when they are impaired.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Refer to Note 6 – Debt for additional information.

Recurring fair value measurements are performed for management incentive units, as disclosed in Note 7 – Share-Based Compensation.

During the three months ended March 31, 2024 and 2023, there were no transfers between the fair value hierarchy levels.

Intangible Assets

Our intangible assets with definite useful lives include water rights and surface use agreements. The amounts are presented at the Company’s cost basis. Such intangible assets with definite lives are amortized on a straight-line basis and assume no residual value.

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

On March 18, 2024, the Company acquired a surface use agreement as part of an asset acquisition to purchase land in Lea County, New Mexico. The purchase consideration attributable to the surface use agreement was approximately $0.5 million, which will be amortized over a term of 30 years. Refer to Note 3 - Asset Acquisitions for further information regarding the transaction.

Deferred Offering Costs

Deferred offering costs consist of initial public offering (“IPO”) costs, related to underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed offering. These costs will be offset against proceeds in the periods following the consummation of the proposed offering. As of March 31, 2024 and December 31, 2023, the Company had $4.5 million and $3.7 million of deferred offering costs included in other assets on the condensed consolidated balance sheets, respectively, of which $1.9 million and $2.0 million were accrued as of the periods presented.

Asset Acquisitions

We record asset acquisitions using the cost accumulation model. Under the cost accumulation model of accounting, the cost of the acquisition, including certain transaction costs, are allocated to the assets acquired using relative fair values.

Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Our management and employees currently participate in one equity-based incentive unit plan, managed by WB NDB, the direct parent of the Company. The management incentive units consist of time-based awards of profits interests in WB NDB (the “Incentive Units”), and the Amended and Restated Limited Liability Company Agreement of WB NDB (the “WB NDB LLC Agreement”) authorizes the issuance of 10,000 Incentive Units.

The Incentive Units represent a substantive class of equity of WB NDB and are accounted for under Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Features of the Incentive Units include the ability for WB NDB to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WB NDB classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at WB NDB as the entity responsible for satisfying the obligation. Share-based compensation income or expense pushed down to the Company is recognized as a deemed non-cash contribution to or distribution from member’s equity on the condensed consolidated balance sheets. The share-based compensation income or expense is recognized consistent with WB NDB’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

Value within each Incentive Unit pool is allocated among Incentive Unit holders via a distribution waterfall. The units with the lowest threshold value within the pool will be allocated value first. Once the value of the units with the lowest threshold value reaches the next lowest threshold value, the lowest threshold value units will cease earning value. The next lowest threshold value

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Incentive Units then receive value until its value is equal to its own threshold value (the “Catch-Up Mechanics”). At this point, both the lowest and second lowest threshold value units have a value equal to the second lowest threshold value. Both groups of units continue to earn value until this value is equal to the third lowest threshold value, when the Catch-Up Mechanics are applied. When all Incentive Units have earned value up to the highest threshold value, all Incentive Units will earn value pro rata based on the total number of units issued thereafter.

At each reporting period, WB NDB’s Incentive Units is remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected distribution yield and the expected life of Incentive Unit vesting. The vested portion of WB NDB’s Incentive Unit liability is allocated pro rata to the Company, and other WB NDB operating subsidiaries, as share-based compensation income or expense on the consolidated statements of operations. The allocation is based on the Company’s share of the aggregate equity value derived in WB NDB’s business enterprise valuation.

The Company updates its assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, over the vesting period. For the three months ended March 31, 2024 and 2023, the fair values of the Incentive Units were estimated using various assumptions as discussed in Note 7 – Share-Based Compensation. The fair value measurement is based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

The risk-free rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield is based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

Due to the Company not having sufficient historical volatility, the Company uses the historical volatilities of publicly traded companies that are similar to the Company in size, stage of life cycle and financial leverage. The Company will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use the Company’s own historical volatility. For criteria dependent upon a change in control, the Company will not recognize any incremental expense until the event occurs. Differences between actual results and such estimates could have a material effect on the Financial Statements.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. We plan to adopt this guidance and conform with the applicable disclosures retrospectively when it becomes mandatorily effective for our annual report for the year ending December 31, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This guidance further enhances income tax disclosures, primarily through standardization and disaggregation of

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

rate reconciliation categories and income taxes paid by jurisdiction. We plan to adopt this guidance and conform with the disclosure requirements when it becomes mandatorily effective for our annual report for the year ending December 31, 2025.

3.	Asset Acquisition

On March 18, 2024 the Company acquired approximately 11,000 acres of land in Lea County, New Mexico for total purchase consideration of $26.2 million, inclusive of $0.2 million in transaction costs.

4.	Property, Plant and Equipment

As of March 31, 2024 and December 31, 2023, property, plant and equipment, net of accumulated depreciation consisted of the following:

	March 31, 2024	December 31, 2023
Oil and natural gas properties
Proved	$36,054	$36,054
Unproved	3,057	3,057

Total oil and natural gas properties	39,111	39,111
Land and land improvements	183,449	157,737
Water wells, pipelines, facilities, ponds and related equipment	15,132	15,132
Buildings, vehicles, equipment, furniture and other	2,594	2,594
Acquisition deposits and related costs (Note 10)	29,388	—
Construction in progress	50	—

	269,724	214,574
Less: accumulated depreciation and depletion	(13,112)	(11,556)

Total property, plant and equipment, net	$256,612	$203,018

Depreciation and depletion expense was $1.6 million and $1.1 million for the three months ended March 31, 2024 and 2023, respectively.

5.	Income Taxes

DBR REIT made an election to be taxed as a REIT, effective January 1, 2022. As a REIT, DBR REIT generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If DBR REIT fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service (“IRS”) grants DBR REIT relief under certain statutory provisions.

The Company is subject to Texas margin taxes. The Company estimates its state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors.

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

The Company recorded $0.1 million and $0.4 million related to its Texas margin tax liability as of March 31, 2024 and December 31, 2023 respectively, and is included within other current liabilities on the condensed consolidated balance sheets.

6.	Debt

As of March 31, 2024 and December 31, 2023, our debt consisted of the following:

	March 31, 2024	December 31, 2023
Term loan	$90,000	$95,000
Revolving credit facility	50,000	35,000
Other	379	494

Total debt	140,379	130,494

Current portion of long-term debt	(20,245)	(20,339)
Unamortized debt issuance costs	(1,682)	(1,812)

Total long-term debt	$118,452	$108,343

Credit Facilities

On July 3, 2023, the Company entered into (i) a four-year $100.0 million term loan (the “Term Loan”), and (ii) a four-year $50.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). Upon the closing of the Credit Facilities, the Ag Loan was terminated.

The Credit Facilities include certain affirmative and restrictive covenants common in such agreements that apply to the Company. The Company was in compliance with these covenants as of March 31, 2024.

The estimated fair value of our Credit Facilities approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

The principal amount of the Term Loan and principal amounts borrowed under the Revolving Credit Facility accrue interest at either the Term Secured Overnight Financing Rate (“Term SOFR”) or the Base Rate, as elected by the Company. Interest on all outstanding SOFR Loans shall be payable on the last day of each interest period. Interest on all outstanding Base Rate Loans shall be payable on the first day of each calendar quarter.

Term Loan

Debt issuance costs associated with the Term Loan consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method. The amortization of these costs totaled $0.1 million for the three months ended March 31, 2024, which are included in interest expense, net in the condensed consolidated statements of operations. Net debt issuance costs of $1.7 million and $1.8 million associated with the Term Loan as of March 31, 2024 and December 31, 2023, respectively, are reported as a direct deduction from the carrying amount of the related long-term debt.

For the three months ended March 31, 2024, the Company incurred $1.9 million of interest expense related to the Term Loan and the related weighted average interest rate was 8.45%.

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

There was no related interest expense incurred as of March 31, 2023, as the Term Loan was entered into on July 3, 2023. The accrued interest payable related to the Term Loan was $0.5 million and $1.2 million as of March 31, 2024 and December 31, 2023, respectively.

Revolving Credit Facility

The Revolving Credit Facility provides for incremental borrowings up to the revolving commitment of $50.0 million at closing. It also includes an incremental revolving commitment that permits the Company to increase the aggregate amount of the Revolving Credit Facility, subject to the increasing lenders’ willingness to participate and other customary terms and conditions, by an amount not to exceed the sum of (i) $50.0 million plus (ii) the amount of any prior repayments of the Term Loan Facility (up to $50.0 million). The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $5.0 million.

Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, July 3, 2027, become due and payable on such date.

The Company also pays a commitment fee to each lender quarterly in arrears on the daily average unused amount of the commitment of such lender under the Revolving Credit Facility.

Debt issuance costs associated with the Company’s Revolving Credit Facility consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method. The amortization of these costs totaled $0.1 million for the three months ended March 31, 2024, which is included in interest expense, net in the condensed consolidated statements of operations. Short-term debt issuance costs of $0.3 million associated with the Revolving Credit Facility as of both March 31, 2024 and December 31, 2023, are deferred and presented in prepaid expenses and other current assets on the condensed consolidated balance sheets. Long-term debt issuance costs of $0.6 million associated with the Revolving Credit Facility as of both March 31, 2024 and December 31, 2023, are deferred and presented in other assets on the condensed consolidated balance sheets.

For the three months ended March 31, 2024, the Company incurred $0.8 million of interest expense and commitment fees related to the Revolving Credit Facility and the related weighted average interest rate was 8.59%. There was no related interest expense incurred as of March 31, 2023, as the Revolving Credit Facility was entered into on July 3, 2023. The accrued interest payable related to the Revolving Credit Facility was $0.3 million as of March 31, 2024 and December 31, 2023.

Ag Loan

On October 14, 2021, the Company entered into a seven-year $65.0 million credit agreement (the “Ag Loan”) with Capital Farm Credit, ACA, as agent for a federal land credit association (the “Lender”). The Ag Loan was secured by a perfected first-lien security interest in substantially all assets of DBR Inc. (as successor to Hanging H Ranch, Inc.) and its subsidiaries and DBR Desert LLC, the equity interest in DBR REIT LLC (f/k/a NDB Ranch Holdings LLC) held by DBR Land LLC (f/k/a NDB Land LLC), and the equity interest in DBR Inc. held by DBR REIT LLC. The Ag Loan was also guaranteed by DBR REIT LLC, DBR Land LLC and DBR Desert LLC.

The Ag Loan included certain affirmative and restrictive covenants common in such agreements that apply to the Company and the guarantors, including a minimum fixed charge coverage ratio of

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

1.25:1.00 and a maximum debt to tangible net worth ratio of 0.45:1:00, in each case tested as of the end of each fiscal quarter. The Company was required to make scheduled monthly payments on the outstanding principal amount for the term of the Ag Loan at an annual interest rate of 5.25%, with all remaining outstanding amounts due and payable on the scheduled maturity date, October 1, 2028.

The Ag Loan was terminated on July 3, 2023 in connection with the closing of the Credit Facilities.

For the three months ended March 31, 2023, the Company incurred $0.7 million of interest expense related to the Ag Loan. The related weighted average interest rate was 5.25% for the three months ended March 31, 2023.

7.  Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Our management and employees currently participate in one equity-based incentive unit plan, managed by WB NDB. The management incentive units consist of time-based awards of profits interest in WB NDB (the “Incentive Units”), and the Amended and Restated Limited Liability Company Agreement of WB NDB authorizes the issuance of 10,000 Incentive Units.

The weighted average fair value of the Incentive Units is estimated using a Monte Carlo Simulation with the following inputs:

	March 31, 2024	March 31, 2023
Estimated equity value	$805,656	$927,340
Expected life (in years)	2.7	0.8
Risk-free interest rate	4.4%	4.7%
Dividend yield	0%	0%
Volatility	40.4%	24.0%
Marketability discount	23.0% -25.0%	12.0%

The number of Incentive Units granted and forfeited for the three months ended March 31, 2024 and 2023 is shown in the following table:

	March 31, 2024	March 31, 2023
Outstanding at beginning of period	9,992	5,378
Granted	—	—
Forfeited	(54)	—

Outstanding at end of period	9,938	5,378

As of March 31, 2024 and 2023, the aggregate fair value of the WB NDB Incentive Units attributable to the Company was $35.0 million ($3,284 - $3,729 per unit) and $54.9 million ($10,198 per unit), respectively.

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Changes in the fair value of the affiliate incentive units for the three months ended March 31, 2024 and 2023 were as follows:

	March 31, 2024	March 31, 2023
Balance at beginning of period	$35,873	$46,827
Remeasurements	(858)	8,024

Balance at end of period	$35,015	$54,851

The cumulative vested value of the Incentive Units allocated to the Company was $23.7 million as of March 31, 2024. For the three months ended March 31, 2024 and 2023, the Company recognized expense of $0.8 million and $11.2 million in share-based compensation, respectively, on the statements of operations. As of March 31, 2024, the remaining unrecognized compensation expense for the Incentive Units was $11.3 million and the weighted average remaining vesting period was approximately 2.3 years.

There were no departures resulting in accelerated vesting during the three months ended March 31, 2024 or 2023.

8.	Related Party Transactions

	Financial Statements Location	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Revenues - Related Party
Affiliate access agreements	Easements and other surface-related revenues	$383	$582
Affiliate access agreements	Surface use royalties	2,607	879
Affiliate access agreements	Resource sales	93	1,084

		Three Months Ended March 31, 2024	Year Ended December 31, 2023
Accounts Receivable - Related Party
Affiliate access agreements	Related party receivable	$1,347	$1,037
Accounts Payable - Related Party
Shared services agreement	Related party payable	$433	$453

Shared Services Agreement

The Company has a services agreement with certain affiliates consisting of WB NDB, WaterBridge Holdings LLC and its subsidiaries, WaterBridge NDB Operating LLC and its subsidiaries, and Desert Environmental LLC and its subsidiaries, pursuant to which it receives common

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. The Company is required to reimburse all fees incurred by it that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the Company. For shared costs paid on behalf the Company, the costs are directly allocated to it based on its pro rata share of the expenses. For the three months ended March 31, 2024 and 2023, the Company paid approximately $1.0 million and $2.0 million for the shared services and direct cost reimbursements, respectively.

Affiliate Facility Access Agreements

The Company is party to facility access and surface use agreements with certain affiliates. Under these agreements, the Company has granted the affiliates with certain rights to construct, operate and maintain water and reclamation facilities in the ordinary course of business. These agreements include a standard fee schedule and provision for specified surface use activities. The agreements also include a provision for royalties related to certain specified activities.

Equity Sponsor Services Agreement

Five Point Energy LLC (“FPE”), an affiliate of Five Point Energy Fund I LP and Five Point Energy Fund II LP and controlling member, invoices the Company, and the Company reimburses FPE in cash, for expenses associated with the Company’s use of geographic information system (“GIS”) and certain legal services provided by FPE. The reimbursement includes allocated FPE personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPE’s total services for such period. For the three months ended March 31, 2024 and 2023, the GIS and legal services reimbursements were of immaterial amounts. As of March 31, 2024 and December 31, 2023, the Company had an immaterial amount due to these entities.

9.	Commitments and Contingencies

Subordination payments

In connection with the October 2021 business acquisition of Hanging H Ranch, Inc., the Company agreed to pay one of the sellers $5.0 million as additional consideration over the next ten years on each anniversary of closing, beginning with the first payment due on October 14, 2022, and in exchange for the additional consideration, such seller agreed to subordinate its rights under a grazing lease to the rights of the lender under the Ag Loan. In conjunction with the retirement of the Ag Loan, the sellers rights under the grazing lease are no longer subordinated. As of March 31, 2024 and December 31, 2023, $0.5 million was reflected within other current liabilities on the condensed consolidated balance sheets, respectively. As of March 31, 2024 and December 31, 2023, $2.6 million was reflected within other long-term liabilities on the condensed consolidated balance sheets, respectively. These amounts represent the present value of the total $5.0 million in additional consideration.

Litigation

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is

DBR Land Holdings LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

required to determine both probability and the estimated amount. As a result of these uncertainties, any liabilities recorded are based on the best information available at the time. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. As of March 31, 2024 and December 31, 2023, the Company did not record any liabilities related to any legal matters.

10.	Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through May 31, 2024, the date the Financial Statements were available to be issued and determined there are no subsequent events to report outside of the below:

On May 10, 2024, the Company acquired approximately 103,000 fee surface acres in the Loving and Winkler Counties, Texas, and Lea County, New Mexico, together with associated surface use contracts from a private third-party seller for total consideration of $360 million, subject to certain closing adjustments and inclusive of $26.3 million deposited by the Company in escrow and applied to the purchase price at closing. The Company funded the remaining acquisition cost of $334.3 million, inclusive of $0.5 million of closing fees, with $265.0 million of debt and $69.3 million of cash. WB NDB contributed cash to us to fund the cash portion of the closing settlement.

On May 10, 2024 the Company acquired approximately 34,000 fee surface acres in Lea County, New Mexico and Andrews County, Texas from the same private third-party seller, for total consideration of $41.8 million, subject to certain closing adjustments and inclusive of $2.1 million deposited by the Company in escrow and applied to the purchase price at closing. The Company funded the remaining acquisition cost of $39.8 million, inclusive of $0.1 million of closing fees, with cash. WB NDB contributed cash to us to fund the cash portion of the closing settlement.

On May 10, 2024 in order to fund a portion of the purchase price for of the acquisitions, the Company entered into a credit agreement amendment, which amended the Credit Facilities. Among other things, the credit agreement amendment increased the four-year term loan facility to $350 million and the four-year revolving credit facility to $75 million. Following our entry into the credit agreement amendment, the Company borrowed approximately $265.0 million on the term loan under the Credit Facilities to fund a portion of the purchase price of the acquisitions. Our credit facility is secured by a first-priority lien on substantially all assets and guaranteed the Company.

Weaver and Tidwell, L.L.P.

400 West Illinois Avenue, Suite 1550 | Midland, Texas 79701

Main: 432.683.5226

CPAs AND ADVISORS | WEAVER.COM

Independent Auditor’s Report

To the Owners of the

East Stateline Ranch

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of the Land, Improvements, and Surface rights business of D.K. Boyd Land and Cattle Co., (collectively, the “East Stateline Ranch”) which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in net investment, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of East Stateline Ranch as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of East Stateline Ranch and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Carve-out Financial Statements

As discussed in Note 1 to the financial statements, the Company’s business is derived from the financial statements and accounting records of the seller to reflect the financial position and results of operations of the East Stateline Ranch. The financial statements of the Company reflect the assets, liabilities and expenses directly attributable to the Company, as well as allocations deemed reasonable by management, to present the financial position, results of operations, and cash flows of the Company on a stand-alone basis and do not necessarily reflect the financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the years presented.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

The Owners of the

East Stateline Ranch

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about East Stateline Ranch’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date that the financial statements are available to be issued).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of East Stateline Ranch’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about East Stateline Ranch’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Weaver and Tidwell L.L.P.

WEAVER AND TIDWELL L.L.P.

Midland, Texas

May 28th, 2024

East Stateline Ranch

Balance Sheets

	As of December 31, 2023	As of December 31, 2022
	(in thousands)
Assets
Current assets:
Accounts receivable, net	$1,288	$490
Affiliate receivable	394	81

Total current assets	1,682	571
Plant, property, and equipment, net	842	903
Land	10,302	10,302

Total assets	$12,826	$11,776

Liabilities and Net Investment
Current liabilities:
Accounts payable and accrued liabilities	$7	$12

Total current liabilities	7	12
Commitment and contingencies (Note 5)
Net investment	12,819	11,764

Total liabilities and net investment	$12,826	$11,776

The accompanying notes are an integral part of these financial statements.

East Stateline Ranch

Statements of Operations

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(in thousands)
Revenues:
Surface use royalties	$9,504	$7,451
Easements and other surface related income	7,773	9,649
Resource sales	2,653	796
Other	107	—

Total revenues	20,037	17,896
Operating expenses:
Operating and maintenance	231	175
Depreciation	63	67
General and administrative	241	214

Total operating expenses	535	456

Operating income	19,502	17,440

Net income	$19,502	$17,440

The accompanying notes are an integral part of these financial statements.

East Stateline Ranch

Statements of Changes in Net Investment

Net Investment
(in thousands)
Balance – January 1, 2022	$11,502
Change in net investment	(17 178)
Net income	17,440

Balance – December 31, 2022	11,764
Change in net investment	(18 447)
Net income	19,502

Balance – December 31, 2023	$12,819

The accompanying notes are an integral part of these financial statements.

East Stateline Ranch

Statements of Cash Flows

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(in thousands)
Cash flows from operating activities:
Net income	$19,502	$17,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63	67
Changes in operating assets and liabilities:
Accounts receivable, net	(798)	8
Affiliate receivable	(313)	(30)
Accounts payable and accrued liabilities	(7)	(1)

Net cash provided by operating activities	18,447	17,484

Cash flows from investing activities:
Additions to plant, property, and equipment	—	(306)

Net cash used in investing activities	—	(306)

Cash flows from financing activities:
Change in net investment	(18,447)	(17,178)

Net cash used in financing activities	(18,447)	(17,178)

Net change in cash	—	—
Cash – Beginning of year	—	—

Cash – End of year	$—	$—

The accompanying notes are an integral part of these financial statements.

East Stateline Ranch

Notes to Financial Statements

Note 1. Organization

Description of the Company

In February 2024, DBR Land LLC, a Delaware limited liability company, entered into a purchase and sale contract to acquire certain tracts or parcels of land comprising approximately 103,000 acres of land located in Loving and Winkler Counties, Texas and Lea County, New Mexico (“Land”) along with assets located on the Land (collectively, the “East Stateline Ranch”) from an individual (“Seller’’) for an aggregate cash consideration of $360.0 million, before customary closing adjustments.

The East Stateline Ranch included certain ranch equipment, ranch permits, service contracts, buildings, structures, underground storage facilities, and surface agreements associated with and located on the Land.

The accompanying financial statements include the assets, liabilities, and revenues and expenses of the East Stateline Ranch.

Basis of Presentation of Financial Statements

The East Stateline Ranch financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP’’). The accompanying financial statements were prepared on a carve-out basis and were derived from the financial statements and accounting records of the Seller to reflect the financial position and results of operations of the East Stateline Ranch. The accompanying financial statements represent the financial information of a specific business segment of the Seller and exclude certain assets, liabilities, revenues, and expenses of the Seller’s other business segments. The historical costs and expenses reflected in the financial statements of the East Stateline Ranch include an allocation for certain shared general operating expenses such as repairs and maintenance, salaries, payroll taxes, and other miscellaneous general and administrative. These expenses have been allocated to the East Stateline Ranch financial statements pro-rata based upon revenues, which is considered to be a reasonable reflection of the historical utilization levels of these expenses. For further discussions on these allocations, refer to Note 6- Transactions with Affiliates.

East Stateline Ranch is dependent upon the Seller for all of its working capital as the Seller uses a centralized approach to cash management for its operations. Accordingly, none of the Seller’s cash at the centralized location have been allocated to the East Stateline Ranch’s financial statements. Net investment represents the Seller’s interest in the recorded net assets of the East Stateline Ranch. All significant transactions between the East Stateline Ranch and the Seller have been included in the accompanying financial statements. Transactions with the Seller are reflected in the accompanying Statement of Changes in Net Investment as “change in net investment” and in the accompanying Balance Sheets within “net investment.”

In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the East Stateline Ranch’s assets, liabilities, and net investment as of December 31, 2023 and 2022, and the reported amounts of revenues and expenses for the years ended December 31, 2023 and 2022.

Subsequent events have been evaluated through the issuance date of these financial statements. Any material subsequent events that occurred prior to such a date have been properly recognized or disclosed in the accompanying financial statements.

East Stateline Ranch

Notes to Financial Statements (Continued)

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying financial statements requires management to make estimates and assumptions to determine the reported amounts of assets, liabilities, revenue, and expenses, and in the disclosure of commitments and contingencies. Management has utilized a systematic and rational methodology to allocate certain shared general operating expenses in the accompanying statements of operations. These allocations involve estimates and assumptions regarding the proportionate utilization of shared resources by the East Stateline Ranch relative to the Seller’s historical whole operations. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Accounts Receivable

The East Stateline Ranch has accounts receivable representing amounts due from various counterparties for their surface use royalty and easement payments, and these amounts are generally unsecured. The East Stateline Ranch presents accounts receivable net of an allowance for credit losses to reflect the net amount expected to be collected. Outstanding receivables are reviewed regularly for possible nonpayment indicators, and allowances for credit losses are recorded based upon management’s estimate of collectability, current conditions, and supportable forecasts at each balance sheet date. To date, the East Stateline Ranch has not experienced any pattern of credit losses, and therefore, has no allowance as of December 31, 2023 and 2022. The East Stateline Ranch will continually monitor the creditworthiness of its counterparties by reviewing credit ratings, financial statements, and payment history, as appropriate.

Accounts receivable balance was $1.3 million as of December 31, 2023 and $0.5 million as of December 31, 2022 and 2021.

Fair Value Measurements

The carrying amounts of accounts receivable and accounts payable of the East Stateline Ranch approximate their fair value due to the short-term nature of these instruments. The fair value of accounts receivable and accounts payable is determined based on the present value of expected cash flows, discounted using the applicable market interest rates for similar instruments with similar terms and credit risks.

Plant, Property, and Equipment

The East Stateline Ranch properties are stated at cost and are depreciated using straight-line method over their estimated useful lives. Gains and losses on asset sales are reflected in the year of disposal. Repair and maintenance costs associated with plant, property, and equipment are expensed as incurred if the costs do not extend the useful life of the asset. If such costs extend the useful life of the asset, the costs are capitalized and depreciated over the appropriate remaining useful life. See Note 3- Plant, Property, and Equipment for more disclosure.

The East Stateline Ranch properties are assessed for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment is indicated if the carrying amount of a property exceeds the undiscounted future cash flows expected to result from the use and eventual disposition of the property. If an impairment is indicated, management records an impairment loss equal to the difference between the carrying value and the fair value of the property. As of December 31, 2023 and 2022, the East Stateline Ranch has not identified any indicators of impairment, and therefore, has no impairment on its plant, property, and equipment for the respective years.

East Stateline Ranch

Notes to Financial Statements (Continued)

Land

Land assets are stated at cost less accumulated impairment, if any. Capitalized costs include purchase price, professional fees, and any directly attributable costs to acquire and bring the land to its intended use. Land assets are not subject to depreciation, as they are considered to have an indefinite useful life. However, the East Stateline Ranch land assets are subject for impairment assessments should there be events or changes in circumstances indicating that the carrying amount may not be recoverable. Impairment losses, if any, are recognized in the statements of operations in the period in which it occurs. As of December 31, 2023 and 2022, there were no indicators of impairment present for the East Stateline Ranch land assets.

Revenue Recognition

The East Stateline Ranch recognizes revenues from easements and surface damages, surface use royalties and resource sales in the period that its performance obligations are satisfied. Performance obligations are satisfied when the customer obtains right to use the Land, when the customer obtains control of the product, it has no further obligations to perform related to the revenue, when the transaction price has been determined, and when collectability is reasonably assured.

The company enters into surface use royalty agreements that generate recurring surface use royalty revenue. When we execute a surface use royalty agreement, it generally transfers all rights of use of the surface acreage as specified in the agreement and grants us the right to a royalty calculated on the basis of use, which can include, but are not limited to, gross revenues or volumetric use. Surface use royalty agreements, include but are not limited to, produced water handling and throughput, produced water skim oil, brackish water use and other surface uses. Surface use royalty revenue includes variable consideration that is dependent upon volumetric use and is typically constrained at the inception of the agreement but is resolved when volumes are produced and settled. Surface use royalty payments are typically received one mouth following the month of production.

Easement and other surface use agreement contracts permit operators to install pipelines, roadways, electric lines, and other equipment on land owned by the company. When the company executes the contract, receives payment and the contract becomes effective, we make available the respective parcel of land to the grantee. Revenue is recognized upon the execution of the agreement at the effective date and consideration can be reasonably measured as the performance obligation has been satisfied and the customer has right of use. The transaction price for these performance obligations is determined based on the consideration expected to be received in exchange for granting right of use. In the event of a renewal of an existing contract, the Company recognizes the revenue upon receipt of the renewal payment and the contract becomes effective. At that point, the Company has satisfied its performance obligation and control has been transferred to the grantee.

Resource sales generally includes sales of caliche, that the company sells to upstream exploration and production (“E&P”) companies and other customers. Resource sales revenue is generally recognized upon transfer of material to the customer as the company’s performance obligation has been deemed satisfied at that point in time. The performance obligations associated with resource sales revenues are identified at the inception of the contract. These obligations involve the delivery of the resources to the customer in accordance with the terms of the resource sale agreement. The consideration received for these obligations is usually a fixed price per unit of resource measurement sold. Resource sales revenues are recognized at a point in time when control of the products is transferred to the customer. Control of the product is transferred upon receipt of the resources into the customers’ loading vehicles, at which point the customer obtains the ability to direct the use and obtain the benefits from the resources obtained.

East Stateline Ranch

Notes to Financial Statements (Continued)

Income Taxes

As the Seller is an individual, the East Stateline Ranch does not consolidate the tax position of the Seller within its financial statements. The East Stateline Ranch is not a taxpaying entity for purposes of federal and state income taxes, and accordingly, no income taxes have been recorded in the East Stateline Ranch financial statements.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) . ASU 2016-13 requires that a financial asset measured at amortized cost be presented at the net amount expected to be collected. ASU 2016-13 is intended to provide more timely decision-useful information about the expected credit losses on financial instruments. In November 2019, the FASB ASU 2019-19, “Codification Improvements to Topic 326: Financial Instruments – Credit Losses,” which makes amendments to clarity the scope of the guidance, including clarification that receivables arising from operating leases are not within its scope. The East Stateline Ranch adopted ASU 2016-13 as of January 1, 2023, and the adoption did not have a material impact on the East Stateline Ranch’s financial statements.

Note 3. Plant, Property, and Equipment

The following table reflects the aggregate capitalized costs of the East Stateline Ranch:

	December 31, 2023	December 31, 2022
	(in thousands)
Plant, property, and equipment:
Buildings and leasehold improvements	$891	$891
Ranch equipment	391	391

Total plant, property, and equipment	1,282	1,282
Less: Accumulated depreciation	(440)	(379)

Plant, property, and equipment, net	$842	$903

East Stateline Ranch

Notes to Financial Statements (Continued)

Note 4. Supplemental Disclosures to Financial Statements

Accounts payable and accrued liabilities consisted of the following at the dates indicated:

	December 31, 2023	December 31, 2022
	(in thousands)
Operating and maintenance expenses	$6	$11
General and administrative accruals	1	1

Accounts payable and accrued liabilities	$7	$12

Accounts Receivable

Components of accounts receivable include the following:

	December 31, 2023	December 31, 2022
	(in thousands)
Surface use royalties	$536	$461
Easement and other surface related income	672	5
Resource sales	80	24

Gross accounts receivable	1,288	490
Allowance for credit losses	—	—

Accounts receivable, net	$1,288	$490

Note 5. Commitments and Contingencies

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations of East Stateline Ranch. The East Stateline Ranch does not anticipate that it will be required in the near future to expend significant amounts for compliance with such federal, state, and local laws and regulations and therefore no amounts have been accrued for such purposes.

Litigation

From time to time, the East Stateline Ranch can be involved in various legal proceedings including, but not limited to, commercial disputes, property damage claims, personal injury claims, regulatory compliance matters, disputes with tax authorities and other matters. While the outcome of these legal matters cannot be predicted with certainty, in the event that these litigations occur, management does not expect them to have a material effect on the East Stateline Ranch’s financial condition, results of operations or cash flows.

Note 6. Transactions with Affiliates

The East Stateline Ranch has identified certain transactions related to produced water royalty revenues with the Seller during the periods covered by the accompanying financial statements. The aggregate produced water royalty revenues generated from these transactions amounted to $1.4 million and $0.7 million for the years ended December 31, 2023 and 2022, respectively, and are

East Stateline Ranch

Notes to Financial Statements (Continued)

included within “surface use royalties” on the accompanying statements of operations. Amounts due from the Seller were $0.4 million and $0.1 million as of December 31, 2023 and 2022, respectively, and are separately presented on the accompanying balance sheets.

Certain costs for general operating expenses incurred by the Seller that are directly linked to the operations of the East Stateline Ranch have been allocated to the East Stateline Ranch financial statements.

The following table presents the East Stateline Ranch allocated expenses from the Seller:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(in thousands)
Operating and maintenance expense	$236	$344
General and administrative	95	81
Salaries and wages	146	133

Total allocated operating expenses from the Seller	$477	$558

Note 7. Concentration of Credit Risk

The East Stateline Ranch is exposed to concentration of credit risk primarily related to its surface use royalty and surface damages revenues, which are derived from various surface use contracts with external counterparties for the use of the East Stateline Ranch land surfaces. For the year ended December 31, 2023, only two counterparties accounted for more than 10% of the East Stateline Ranch total revenue. For the year ended December 31, 2022, only one counterparty accounted for more than 10% of the East Stateline Ranch total revenue. The loss of any of these counterparties could materially and adversely affect revenues in the short term. However, management believes that the loss of any of these counterparties would not have a long-term material adverse effect on the East Stateline Ranch financial statements and results of operations because substantially all of the royalty and surface damages payments are derived from the oil and natural gas activities on the Land with well established presence and markets.

Note 8. Subsequent Events

In preparing the accompanying financial statements of the East Stateline Ranch, management has evaluated all subsequent events and transactions for potential recognition or disclosure through May 28, 2024, the date the financial statements of the East Stateline Ranch were available for issuance and concluded that no such material events have occurred.

The acquisition of the East Stateline Ranch by DBR Land closed on May 10, 2024, and remained subject to customary post-close adjustments and conditions.

There were no other subsequent events that required recognition or disclosure.

East Stateline Ranch

Unaudited Condensed Balance Sheets

	As of March 31, 2024	As of December 31, 2023
	(in thousands)
Assets
Current assets:
Accounts receivable, net	$980	$1,288
Affiliate receivable	131	394

Total current assets	1,111	1,682
Plant, property, and equipment, net	893	842
Land	10,302	10,302

Total assets	$12,306	$12,826

Liabilities and Net Investment
Current liabilities:
Accounts payable and accrued liabilities	$5	$7

Total current liabilities	5	7
Commitment and contingencies (Note 3)
Net investment	12,301	12,819

Total liabilities and net investment	$12,306	$12,826

The accompanying notes are an integral part of these unaudited condensed financial statements.

East Stateline Ranch

Unaudited Condensed Statements of Operations

	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
	(in thousands)
Revenues:
Surface use royalties	$2,633	$2,054
Easements and other surface related income	2,624	1,910
Resource sales	638	481
Other	66	—

Total revenues	5,961	4,445
Operating expenses:
Operating and maintenance	34	79
Depreciation	13	16
General and administrative	48	78

Total operating expenses	95	173

Operating income	5,866	4,272

Net income	$5,866	$4,272

The accompanying notes are an integral part of these unaudited condensed financial statements.

East Stateline Ranch

Unaudited Condensed Statements of Changes in Net Investment

Net Investment
(in thousands)
Balance – January 1, 2023	$11,764
Change in net investment	(4,256)
Net income	4,272

Balance – March 31, 2023	$11,780

Balance – January 1, 2024	$12,819
Change in net investment	(6,384)
Net income	5,866

Balance – March 31, 2024	$12,301

The accompanying notes are an integral part of these unaudited condensed financial statements.

East Stateline Ranch

Unaudited Condensed Statements of Cash Flows

	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
	(in thousands)
Cash flows from operating activities:
Net income	$5,866	$4,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13	16
Changes in operating assets and liabilities:
Accounts receivable, net	308	(53)
Affiliate receivable	262	17
Accounts payable and accrued liabilities	(2)	4

Net cash provided by operating activities	6,447	4,256

Cash flows from investing activities:
Additions to plant, property, and equipment	(63)	—

Net cash used in investing activities	(63)	—

Cash flows from financing activities:
Change in net investment	(6,384)	(4,256)

Net cash used in financing activities	(6,384)	(4,256)

Net change in cash	—	—
Cash – Beginning of period	—	—

Cash – End of period	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

East Stateline Ranch

Notes to Unaudited Condensed Financial Statements

Note 1. Organization

Description of the Company

In February 2024, DBR Land LLC (“DBR Land”), a Delaware limited liability company, entered into a purchase and sale contract to acquire certain tracts or parcels of land comprising approximately 103,000 acres of land located in Loving and Winkler Counties, Texas and Lea County, New Mexico (“Land”) along with assets located on the Land (collectively, the “East Stateline Ranch”) from an individual (“Seller”) for an aggregate cash consideration of $360.0 million before customary closing adjustments.

The East Stateline Ranch included certain ranch equipment, ranch permits, service contracts, buildings, structures, underground storage facilities, and surface agreements associated with and located on the Land.

The accompanying unaudited condensed financial statements include the assets, liabilities, and revenues and expenses of the East Stateline Ranch.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The East Stateline Ranch interim unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed financial statements were prepared on a carve-out basis and were derived from the financial statements and accounting records of the Seller to reflect the financial position and results of operations of the East Stateline Ranch. The accompanying unaudited condensed financial statements represent the financial information of a specific business segment of the Seller and exclude certain assets, liabilities, revenues, and expenses of the Seller’s other business segments. The historical costs and expenses reflected in the unaudited condensed financial statements of the East Stateline Ranch include an allocation for certain shared general operating expenses such as repairs and maintenance, salaries, payroll taxes, and other miscellaneous general and administrative. These expenses have been allocated to the East Stateline Ranch unaudited condensed financial statements pro-rata based upon revenues, which is considered to be a reasonable reflection of the historical utilization levels of these expenses. For further discussions on these allocations, refer to Note 4 – Transactions with Affiliates.

East Stateline Ranch is dependent upon the Seller for all of its working capital as the Seller uses a centralized approach to cash management for its operations. Accordingly, none of the Seller’s cash at the centralized location have been allocated to the East Stateline Ranch’s unaudited condensed financial statements. Net investment represents the Seller’s interest in the recorded net assets of the East Stateline Ranch. All significant transactions between the East Stateline Ranch and the Seller have been included in the accompanying unaudited condensed financial statements. Transactions with the Seller are reflected in the accompanying Unaudited Statement of Changes in Net Investment as “change in net investment” and in the accompanying Unaudited Condensed Balance Sheets within “net investment.”

In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the East Stateline Ranch’s assets, liabilities, and net investment as of March 31, 2024 and December 31 2023, and the reported amounts of revenues and expenses for the three months ended

East Stateline Ranch

Notes to Unaudited Condensed Financial Statements (Continued)

March 31, 2024 and 2023. The results for condensed periods are not necessarily indicative of annual results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited condensed financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2023.

Revenue Recognition

The East Stateline Ranch recognizes revenues from easements and surfaces damages, surface use royalties and resource sales in the period that its performance obligations are satisfied. Performance obligations are satisfied when the customer obtains right to use the Land, when the customer obtains control of the product, it has no further obligations to perform related to the revenue, when the transaction price has been determined, and when collectability is reasonably assured.

The company enters into surface use royalty agreements that generate recurring surface use royalty revenue. When we execute a surface use royalty agreement, it generally transfers all rights of use of the surface acreage as specified in the agreement and grants us the right to a royalty calculated on the basis of use, which can include, but are not limited to, gross revenues or volumetric use. Surface use royalty agreements, include but are not limited to, produced water handling and throughput, produced water skim oil, brackish water use and other surface uses. Surface use royalty revenue includes variable consideration that is dependent upon volumetric use and is typically constrained at the inception of the agreement but is resolved when volumes are produced and settled. Surface use royalty payments are typically received one month following the month of production.

Easement and other surface use agreement contracts permit operators to install pipelines, roadways, electric lines, and other equipment on land owned by the company. When the company executes the contract, receives payment and the contract becomes effective, we make available the respective parcel of land to the grantee. Revenue is recognized upon the execution of the agreement at the effective date and consideration can be reasonably measured as the performance obligation has been satisfied and the customer has right of use. The transaction price for these performance obligations is determined based on the consideration expected to be received in exchange for granting right of use. In the event of a renewal of an existing contract, the Company recognizes the revenue upon receipt of the renewal payment and the contract becomes effective. At that point, the Company has satisfied its performance obligation and control has been transferred to the grantee.

Resource sales generally includes sales of caliche, that the company sells to upstream exploration and production (“E&P”) companies and other customers. Resource sales revenue is generally recognized upon transfer of material to the customer as the company’s performance obligation has been deemed satisfied at that point in time. The performance obligations associated with resource sales revenues are identified at the inception of the contract. These obligations involve the delivery of the resources to the customer in accordance with the terms of the resource sale agreement. The consideration received for these obligations is usually a fixed price per unit of resource measurement sold. Resource sales revenues are recognized at a point in time when control of the products is transferred to the customer. Control of the product is transferred upon receipt of the resources into the customers’ loading vehicles, at which point the customer obtains the ability to direct the use and obtain the benefits from the resources obtained.

East Stateline Ranch

Notes to Unaudited Condensed Financial Statements (Continued)

Accounts Receivable

The East Stateline Ranch has accounts receivable representing amounts due from various counterparties for their surface use royalty and easement payments, and these amounts are generally unsecured. The East Stateline Ranch presents accounts receivable net of an allowance for credit losses to reflect the net amount expected to be collected. Outstanding receivables are reviewed regularly for possible nonpayment indicators, and allowances for credit losses are recorded based upon management’s estimate of collectability, current conditions, and supportable forecasts at each balance sheet date. To date, the East Stateline Ranch has not experienced any pattern of credit losses, and therefore, has no allowance as of March 31, 2024 and December 31, 2023. The East Stateline Ranch will continually monitor the creditworthiness of its counterparties by reviewing credit ratings, financial statements, and payment history, as appropriate.

Components of accounts receivable include the following:

	March 31, 2024	December 31, 2023
	(in thousands)
Surface use royalties	$583	$536
Easement and other surface related income	397	672
Resource sales	—	80

Gross accounts receivable	980	1,288
Allowance for credit losses	—	—

Accounts receivable, net	$980	$1,288

Accounts Payable

Accounts payable and accrued liabilities consisted of the following at the dates indicated:

	March 31, 2024	December 31, 2023
	(in thousands)
Operating and maintenance expenses	$2	$6
General and administrative accruals	3	1

Accounts payable and accrued liabilities	$5	$7

Plant, Property, and Equipment

The East Stateline Ranch properties are stated at cost and are depreciated using straight-line method over their estimated useful lives. Gains and losses on asset sales are reflected in the year of disposal. Repair and maintenance costs associated with plant, property, and equipment are expensed as incurred if the costs do not extend the useful life of the asset. If such costs extend the useful life of the asset, the costs are capitalized and depreciated over the appropriate remaining useful life.

The East Stateline Ranch properties are assessed for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment is indicated if the carrying amount of a property exceeds the undiscounted future cash flows expected to result from the use and eventual disposition of the property. If an impairment is indicated, management records an impairment loss equal to the difference between the carrying value and the fair value of the

East Stateline Ranch

Notes to Unaudited Condensed Financial Statements (Continued)

property. As of March 31, 2024 and 2023, the East Stateline Ranch has not identified any indicators of impairment, and therefore, has no impairment on its plant, property, and equipment for the respective years.

The following table reflects the aggregate capitalized costs of the East Stateline Ranch:

	March 31, 2024	December 31, 2023
	(in thousands)
Plant, property, and equipment:
Buildings and leasehold improvements	$955	$891
Ranch equipment	391	391

Total plant, property, and equipment	1,346	1,282
Less: Accumulated depreciation	(453)	(440)

Plant, property, and equipment, net	$893	$842

Note 3. Commitments and Contingencies

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations of East Stateline Ranch. The East Stateline Ranch does not anticipate that it will be required in the near future to expend significant amounts for compliance with such federal, state, and local laws and regulations and therefore no amounts have been accrued for such purposes.

Litigation

From time to time, the East Stateline Ranch can be involved in various legal proceedings including, but not limited to, commercial disputes, property damage claims, personal injury claims, regulatory compliance matters, disputes with tax authorities and other matters. While the outcome of these legal matters cannot be predicted with certainty, in the event that these litigations occur, management does not expect them to have a material effect on the East Stateline Ranch’s financial condition, results of operations or cash flows.

Note 4. Transactions with Affiliates

The East Stateline Ranch has identified certain transactions related to produced water royalty revenues with the Seller during the periods covered by the accompanying unaudited condensed financial statements. The aggregate produced water royalty revenues generated from these transactions amounted to $0.7 million and $0.2 million for the three months ended March 31, 2024 and 2023, respectively, and are included within “surface use royalties” on the accompanying statements of operations. Amounts due from the Seller were $0.1 million and $0.4 million as of March 31, 2024 and December 31, 2023, respectively, and are separately presented on the accompanying Unaudited Condensed Balance Sheets.

Certain costs for general operating expenses incurred by the Seller that are directly linked to the operations of the East Stateline Ranch have been allocated to the East Stateline Ranch unaudited condensed financial statements.

East Stateline Ranch

Notes to Unaudited Condensed Financial Statements (Continued)

The following table presents the East Stateline Ranch allocated expenses from the Seller:

	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
	(in thousands)
Operating and maintenance expense	$102	$76
General and administrative	9	42
Salaries and wages	37	36

Total allocated operating expenses from the Seller	$148	$154

Note 5. Concentration of Credit Risk

The East Stateline Ranch is exposed to concentration of credit risk primarily related to its surface use royalty and surface damages revenues, which are derived from various surface use contracts with external counterparties for the use of the East Stateline Ranch land surfaces. For the three months ended March 31, 2024 and 2023, only 3 counterparties accounted for more than 10% of the East Stateline Ranch total revenue, respectively. The loss of any of these counterparties could materially and adversely affect revenues in the short term. However, management believes that the loss of any of these counterparties would not have a long-term material adverse effect on the East Stateline Ranch unaudited condensed financial statements and results of operations because substantially all of the royalty and surface damages payments are derived from the oil and natural gas activities on the Land with well established presence and markets.

Note 6. Subsequent Events

In preparing the accompanying unaudited condensed financial statements of the East Stateline Ranch, management has evaluated all subsequent events and transactions for potential recognition or disclosure through May 28, 2024, the date the unaudited condensed financial statements of the East Stateline Ranch were available for issuance.

The acquisition of the East Stateline Ranch by DBR Land closed on May 10, 2024, and remained subject to customary post-close adjustments and conditions.

There were no other subsequent events that required recognition or disclosure.

14,500,000 Class A Shares

Representing Limited Liability Company Interests

LandBridge Company LLC

PRELIMINARY PROSPECTUS

    , 2024

Goldman Sachs & Co. LLC

Barclays

Wells Fargo Securities

Citigroup

Piper Sandler

Raymond James

Janney Montgomery Scott

Johnson Rice & Company

Pickering Energy Partners

Texas Capital Securities

Roberts & Ryan

Until     , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts) expected to be incurred by us in connection with the issuance and distribution of the Class A shares offered and registered hereby. With the exception of the SEC registration fee, FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$54,147
FINRA filing fee	55,528
NYSE listing fee	340,000
Accounting fees and expenses	2,400,000
Legal fees and expenses	3,650,000
Printing and engraving expenses	810,000
Transfer agent and registrar fees	20,000
Miscellaneous	170,325

Total	$7,500,000

Item 14.	Indemnification of Directors and Officers.

Our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities, that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We intend to purchase and customary maintain insurance covering our officers and directors against various liabilities asserted, including certain liabilities arising under the Securities Act and the Exchange Act, and expenses incurred in connection with their activities and capacity as our officers and directors or any of our direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of our Class A shares offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of our officers and directors against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

On September 27, 2023 in connection with the formation of LandBridge Company LLC, we issued a 100.0% limited liability company interest in us to NDB LLC. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. These shares will be cancelled or redeemed in connection with our reorganization. There have been no other sales of unregistered securities within the past three years.

In connection with the formation transactions described herein and pursuant to the terms of the Corporate Reorganization that will be completed prior to the closing of this offering, we will issue 57,500,000 Class B shares, representing an aggregate 79.9% non-economic limited liability company interest in us to LandBridge Holdings. Such issuance will not involve any underwriters, underwriting discounts or commissions or a public offering, and such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

If we consummate a concurrent private placement as described in the prospectus to which this registration statement relates, we would rely on the “private placement” exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) thereof and Regulation D promulgated thereunder, and accordingly, the Class A shares issued to an investor in a concurrent private placement would not be registered under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

**1.1	Form of Underwriting Agreement.

**3.1	Certificate of Formation of LandBridge Company LLC.

**3.2	Limited Liability Company Agreement of LandBridge Company LLC.

**3.3	Form of Amended and Restated Limited Liability Company Agreement of LandBridge Company LLC.

**4.1	Form of Registration Rights Agreement.

**5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

**10.1†	Form of LandBridge Company LLC Long Term Incentive Plan.

**10.2	Form of DBR Land Holdings LLC Amended and Restated Limited Liability Company Agreement.

**10.3†	Form of Indemnification Agreement.

**10.4	Form of Shareholder’s Agreement.

**10.5	Form of Master Reorganization Agreement.

**10.6	Amended and Restated Services Agreement, dated effective February 27, 2019, by and among WaterBridge Resources LLC, WaterBridge Management Company LLC, WaterBridge Co-invest LLC, WaterBridge Holdings LLC, each of the entities listed on Schedule I thereto, each of the entities listed on Schedule II thereto and each of the entities listed on Schedule III thereto.

Exhibit Number	Description

**10.7

Credit Agreement, dated as of July 3, 2023, by and between DBR Land LLC, as borrower, the guarantors from time to time party thereto, Texas Capital Bank, as administrative agent and letter of credit issuer, and the lenders from time to time party thereto.

**10.8	First Amendment to Credit Agreement, dated as of May 10, 2024, by and between DBR Land LLC, as borrower, the guarantors listed therein, Texas Capital Bank, as administrative agent and letter of credit issuer, and the lenders party thereto.

**10.9##	Water Facility and Access Agreement, by and between DBR Land LLC and WaterBridge Stateline LLC, dated as of October 15, 2021.

**10.10##	Produced Water Facilities and Access Agreement, by and between DBR Land LLC, Delaware Basin Ranches Inc., WaterBridge Stateline LLC and Texas Pacific Resources LLC, dated as of March 8, 2022.

**10.11##	Produced Water Facilities and Access Agreement (East Ranch), by and between DBR Land LLC and WaterBridge Stateline LLC, dated as of May 10, 2024.

**10.12##	Fresh Water Facilities and Access Agreement (East Ranch), by and between DBR Land LLC and WaterBridge Stateline LLC, dated as of May 10, 2024.

**21.1	List of subsidiaries of LandBridge Company LLC.

**23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm to DBR Land Holdings LLC.

**23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm to LandBridge Company LLC.

**23.3	Consent of Weaver and Tidwell, L.L.P., independent auditors to East Stateline Ranch.

**23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

**23.5	Consent of Netherland, Sewell & Associates, Inc.

**23.6	Consent of W.D. Von Gonten & Company.

**24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

**99.1	Report of W.D. Von Gonten & Company, independent reserve engineer, as of December 31, 2022.

**99.2	Report of W.D. Von Gonten & Company, independent reserve engineer, as of December 31, 2023.

**99.3	Consent of David N. Capobianco.

**99.4	Consent of Matthew K. Morrow.

**99.5	Consent of Kara Goodloe Harling.

**99.6	Consent of Michael S. Sulton.

**99.7	Consent of Frank Bayouth.

**99.8	Consent of Jason Long.

**99.9	Consent of Charles Watson.

**99.10	Consent of Ty Daul.

Exhibit Number	Description

**99.11	Consent of Ben Moore.

**99.12	Consent of Valerie P. Chase.

**107	Calculation of Filing Fee Table.

**	Previously filed.
†	Management contract or compensatory plan or arrangement.
##	Certain confidential information contained in this agreement has been omitted because it is both (i) not material and (ii) the type of information that the Company treats as private or confidential.

(b)	Financial Statement Schedules

See the index to the financial statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17.	Undertakings.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 26, 2024.

LandBridge Company LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated below on June 26, 2024.

Name	Title

/s/ Jason Long Jason Long	Chief Executive Officer (Principal Executive Officer); Director of WaterBridge NDB LLC, as Sole Member of LandBridge Company LLC

/s/ Scott L. McNeely Scott L. McNeely	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Jason Williams	Executive Vice President and Chief Administrative Officer (Principal Accounting Officer)

* David Capobianco	Director of WaterBridge NDB LLC, as Sole Member of LandBridge Company LLC

* Matthew Morrow	Director of WaterBridge NDB LLC, as Sole Member of LandBridge Company LLC

* Frank Bayouth	Director of WaterBridge NDB LLC, as Sole Member of LandBridge Company LLC

* Steven R. Jones	Director of WaterBridge NDB LLC, as Sole Member of LandBridge Company LLC

*By: /s/ Scott L. McNeely Name: Scott L. McNeely Title: Attorney-in-fact